    As filed with the Securities and Exchange Commission on November 26, 1996

                                                      Registration No. 333-15321

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                      FIRST COMMUNITY FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

          WASHINGTON                          6711                     91-1277503
(State or other jurisdiction of    (Primary standard industrial        (IRS employer
 incorporation or organization)     classification code number)   identification number)

 721 COLLEGE AVENUE, P.O. BOX 3800, LACEY, WASHINGTON 98509-3800 (360) 459-1100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   -----------

                                 KEN F. PARSONS
                             Chief Executive Officer
                      First Community Financial Group, Inc.
                        721 College Avenue, P.O. Box 3800
                          Lacey, Washington 98509-3800
                                 (360) 459-1100
 (Names, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------

                          Copies of communications to:
MARK C. LEWINGTON, Esq.                 WILLIAM P. JOHNSON, Esq.
CHRISTI MUONEKE, Esq.                   Rothgerber, Appel, Powers & Johnson LLP
Graham & Dunn P.C.                      1200 - 17th Street, Suite 3000
1420 Fifth Avenue, 33rd Floor           Denver, Colorado 80202-5839
Seattle, Washington 98101-2390
                                   -----------



   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO PUBLIC:

        The date of mailing of the enclosed Prospectus/Proxy Statement to shareholders of Prairie Security Bank.


                                   -----------

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                   -----------



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                      FIRST COMMUNITY FINANCIAL GROUP, INC.

                              CROSS-REFERENCE SHEET
             (SHOWING LOCATION OF INFORMATION REQUIRED BY FORM S-4)

S-4 Item                                                Prospectus Heading
--------                                                ------------------
A.  INFORMATION ABOUT THE TRANSACTION

1.   Forepart of Registration Statement and             Cover Page; Cross Reference Sheet; Outside Front
     Outside Front Cover Page of Prospectus.            Cover Page of Prospectus/Proxy Statement

2.   Inside Front and Outside Back Cover Pages of       Available Information; Table of Contents
     Prospectus

3.   Risk Factors; Ratio of Earnings to Fixed           Summary; Stock Price and Dividend Information;
     Charges; and Other Information                     Selected  Historical and Unaudited Pro Forma Financial
                                                        Data; Equivalent Per Common Share Data

4.   Terms of the Transaction                           Summary; Equivalent Per Common Share Data; Special
                                                        Meeting of PSB Shareholders; Background of and
                                                        Reasons for the Merger; The Merger; Unaudited
                                                        Condensed Pro Forma Combined Financial Statements;
                                                        Comparison of Certain Shareholder Rights

5.   Pro Forma Financial Information                    Selected Historical and Unaudited Pro Forma Financial
                                                        Data; Equivalent Per Common Share Data; Unaudited
                                                        Condensed Pro Forma Combined Financial Statement

6.   Material Contracts with the Company Being          Summary; The Merger
     Acquired

7.   Additional Information Required for                Not Applicable
     Reoffering by Persons and Parties Deemed to
     be Underwriters

8.   Interests of Named Experts and Counsel             Background of and Reasons for the Merger; Certain
                                                        Legal Matters; Experts

9.   Disclosure of SEC Position on Indemnification      Not Applicable
     for Securities Act Liabilities

     B.  INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3 Registrants        Not Applicable

11.  Incorporation of Certain Information               Not Applicable

12.  Information with Respect to S-2 or S-3             Not Applicable
     Registrants

13.  Incorporation of Certain Information by            Not Applicable
     Reference

14.  Information with Respect to Registrants Other      Summary; Stock Price and Dividend Information;
     Than S-3 or S-2 Registrants                        Selected Historical and Unaudited Pro Forma Financial
                                                        Data; Equivalent Per Common Share Data; Background of
                                                        and Reasons for the Merger; The Merger; Unaudited
                                                        Condensed Pro Forma Combined Financial Statement;
                                                        Information Concerning FCFG; FCFG and Subsidiaries
                                                        Consolidated Average Balances/Interest Income and
                                                        Expense Rates; FCFG Management's Discussion and
                                                        Analysis of Financial Condition and Results of
                                                        Operations; Management of FCFG; Bank Supervision and
                                                        Regulation; Description of FCFG Common Stock;

                                                        Comparison of Certain Shareholder Rights; FCFG
                                                        Financial Statements

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3 Companies          Not Applicable

16.  Information with Respect to S-3 or S-2             Not Applicable
     Companies

17.  Information with Respect to Companies Other        Summary; Stock Price and Dividend Information;
     Than S-3 or S-2 Companies                          Selected Historical and Unaudited Pro Forma Financial
                                                        Data; Equivalent Per Common Share Data; Background of
                                                        and Reasons for the Merger; The Merger; Unaudited
                                                        Condensed Pro Forma Combined Financial Statement;
                                                        Information Concerning PSB; PSB Management's
                                                        Discussion and Analysis of Financial Condition and
                                                        Results of Operations; Management of PSB; Bank
                                                        Supervision and Regulation; Comparison of Certain
                                                        Shareholder Rights; PSB Financial Statements

D. VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or
     Authorizations are to be Solicited                 Summary; Special Meeting of PSB Shareholders;
                                                        Background of and Reasons for the Merger; The Merger;
                                                        Information Concerning PSB; Description of FCFG Common
                                                        Stock; Comparison of Certain Shareholder Rights 1


19.  Information if Proxies, Consents or                Not Applicable
     Authorizations are Not to be Solicited
     or in an Exchange Offer

                       [Prairie Security Bank Letterhead]

                                ___________, 1996

Dear Fellow Shareholder:

         You are cordially invited to attend a special meeting ("Special Meeting") of Shareholders of Prairie Security Bank, a Washington state-chartered bank ("PSB"). The Special Meeting will be held on Wednesday, January 8, 1997, at 6:00 p.m. local time, at the Yelm High School Auditorium, 1315 Yelm Avenue West, Yelm, Washington.

         The attached Notice of Special Meeting and Prospectus/Proxy Statement describe the formal business to be transacted at the Special Meeting. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Plan and Agreement of Reorganization and Merger ("Merger Agreement"), dated as of September 11, 1996, and as amended and restated on October 18, 1996, between PSB, First Community Financial Group, Inc. ("FCFG"), a Washington corporation and bank holding company, and First Community Bank (the "Bank"), a Washington state-chartered bank and wholly-owned subsidiary of FCFG. The Merger Agreement provides for the merger ("Merger") of PSB with and into the Bank, with the Bank as the surviving corporation. As a result of the Merger, PSB's shareholders would become shareholders of FCFG, and the Bank would remain a wholly-owned subsidiary of FCFG.

         The Merger is subject to various conditions which, with other terms of the Merger, are contained in the Merger Agreement and described in the attached Proxy Statement, which also serves as a Prospectus of FCFG for its common stock ("FCFG Common Stock") to be issued in the Merger. If the Merger is completed, each PSB shareholder will receive for each share of PSB Common Stock ("PSB Common Stock") owned, (i) shares of FCFG Common Stock based on an exchange formula detailed in the Prospectus/Proxy Statement, (ii) cash, or (iii) a combination of FCFG Common Stock and cash. The complete text of the Merger Agreement appears as Appendix A to the Prospectus/Proxy Statement.

         THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF PSB AND ITS SHAREHOLDERS, AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER PROPOSAL.

         Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of PSB Common Stock. We urge you to review the attached Prospectus/Proxy Statement and to consider your vote carefully. If you have any questions regarding this material in advance of the Special Meeting, please call Sharon Scholl, PSB's Executive Administrator, at (360) 458-2265.

         IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, REGARDLESS OF THE SIZE OF YOUR HOLDINGS, AND WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON OR NOT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX ON THE PROXY, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED IN VOTING ON THIS VERY IMPORTANT MATTER, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY (IF YOU WISH), REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE SPECIAL MEETING.

         On behalf of your Board of Directors, we recommend that you vote FOR approval of the Merger Agreement.

                                Very truly yours,

         Lawrence J. Schorno                      Michael D. Edwards
         Chairman of the Board                    President and
                                                  Chief Executive Officer

         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM

                              PRAIRIE SECURITY BANK
                              608 YELM AVENUE EAST
                                  P.O. BOX 5060
                             YELM, WASHINGTON 98597

      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 8, 1997


TO THE SHAREHOLDERS OF PRAIRIE SECURITY BANK:

         NOTICE IS HEREBY GIVEN that pursuant to call of its directors, a Special Meeting ("Special Meeting") of Shareholders of Prairie Security Bank ("PSB), a Washington state-chartered bank, will be held on Wednesday, January 8, 1997, at 6:00 p.m. local time, at the Yelm High School Auditorium, 1315 Yelm Avenue West, Yelm, Washington. The Special Meeting is for the following purposes:

         1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Plan and Agreement of Reorganization and Merger ("Merger Agreement"), dated as of September 11, 1996, and as amended and restated on October 18, 1996, between PSB, First Community Financial Group, Inc. ("FCFG"), a Washington corporation and bank holding company, and First Community Bank (the "Bank"), a Washington state-chartered bank and wholly-owned subsidiary of FCFG, under the terms of which PSB will merge with and into the Bank, as more fully described in the accompanying Prospectus/Proxy Statement. The Merger Agreement is attached as Appendix A to the Prospectus/Proxy Statement.

         2. OTHER MATTERS. To act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

         Only holders of record of the PSB Common Stock, $1.00 par value per share, at 5:00 p.m. on __________, 1996 (the Record Date for the Special Meeting), are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of two-thirds or more of the outstanding shares of PSB Common Stock is required for approval of the Merger Agreement. On the Record Date, there were ________ shares of PSB Common Stock outstanding.

         PSB shareholders desiring to do so may dissent from the Merger and obtain payment for their shares in accordance with the provisions of the Washington statute, RCW 30.49.090, a copy of which is included in the Prospectus/Proxy Statement. See "THE MERGER -- Dissenters' Rights of Appraisal" and Appendix B.

         All shareholders are cordially invited to attend the Special Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of PSB Common Stock. Shareholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to PSB's Secretary at or prior to the Special Meeting, or by appearing and voting at the Special Meeting in person. Attendance at the Special Meeting will not of itself revoke a previously submitted proxy.

                                        By Order of the Board of Directors,

                                        Judith C. Nettleton, Corporate Secretary
Yelm, Washington
December ___, 1996

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF PSB COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM.

                    PROXY STATEMENT OF PRAIRIE SECURITY BANK
          SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 8, 1997

               PROSPECTUS OF FIRST COMMUNITY FINANCIAL GROUP, INC.
                     SHARES OF COMMON STOCK, $2.50 PAR VALUE

         This Prospectus/Proxy Statement is being furnished to holders of shares of common stock, $1.00 par value per share ("PSB Common Stock"), of Prairie Security Bank ("PSB"), a Washington state-chartered bank, in connection with the solicitation of proxies by PSB's Board of Directors (the "PSB Board") for use at the Special Meeting of PSB shareholders to be held at the Yelm High School Auditorium, 1315 Yelm Avenue West, Yelm, Washington, on January 8, 1997, at 6:00 p.m. local time, and at any adjournments or postponements thereof. At the Special Meeting, PSB shareholders will vote upon a proposal to approve the merger (the "Merger") of PSB with and into First Community Bank (the "Bank"), a Washington state-chartered bank and a wholly-owned subsidiary of First Community Financial Group, Inc. ("FCFG"), a Washington bank holding company ("FCFG"), on the terms described in the Plan and Agreement of Merger dated as of September 11, 1996, as amended on October 18, 1996, (the "Merger Agreement") among PSB, FCFG and the Bank. The Merger Agreement is hereby incorporated in this Prospectus/Proxy Statement by reference.

         This Prospectus/Proxy Statement also constitutes the Prospectus of FCFG filed as part of a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Securities Act"), relating to the shares of common stock, $2.50 par value per share ("FCFG Common Stock"), of FCFG to be issued in the Merger. At such time as the Merger becomes effective, all outstanding shares of PSB Common Stock will be converted into the right to receive (i) shares of FCFG Common Stock, (ii) cash, or (iii) a combination of shares of FCFG Common Stock and cash. PSB shareholders who reside outside the State of Washington, or holders of fewer than 200 shares of PSB common stock, will have their shares of PSB Common Stock converted into the right to receive cash only. No fractional shares of FCFG Common Stock will be issued, and all PSB shareholders who, as a result of the Merger, would be entitled to receive fractional shares of FCFG Common Stock will receive cash in lieu of such fractional shares. Using the September 30, 1996 per share Book Values for FCFG and PSB Common Stock of $12.23 and $23.92, respectively, PSB shareholders would receive approximately 1.996 shares of FCFG Common Stock for each share of PSB Common Stock that is exchanged for FCFG Common Stock, and cash for the remainder. THIS EXCHANGE RATIO IS NOT FIXED AND THE FINAL EXCHANGE RATIO MAY BE DIFFERENT. See "THE MERGER -- Basic Terms of Merger." For a description of certain significant considerations in connection with the Merger and the related transactions described in this Prospectus/Proxy Statement, see "THE MERGER -- Conditions to the Merger; Additional Conditions; Interests of Certain Persons in the Merger."

         All information contained in this Prospectus/Proxy Statement relating to FCFG has been furnished by FCFG, and PSB is relying upon the accuracy of that information. All information contained in this Prospectus/Proxy Statement relating to PSB has been furnished by PSB, and FCFG is relying upon the accuracy of that information.

         This Prospectus/Proxy Statement and the accompanying proxy cards are first being mailed to shareholders of PSB on or about December ____, 1996.

THE SHARES OF FCFG COMMON STOCK ISSUABLE IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

  THE SHARES OF FCFG COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED
      OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/
                     PROXY STATEMENT. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.


       The date of this Prospectus/Proxy Statement is December ____, 1996.

                              AVAILABLE INFORMATION

         FCFG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"). In accordance with the Exchange Act, FCFG files reports, proxy statements, and other information with the SEC. PSB is not subject to the information and reporting requirements of the Exchange Act. Under the rules and regulations of the SEC, the solicitation of PSB shareholders to approve the Merger constitutes an offering of the FCFG Common Stock to be issued in conjunction with the Merger. FCFG has filed with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act covering the FCFG Common Stock to be issued in connection with the Merger. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information filed with the SEC by FCFG under the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of the Registration Statement and related documents may be obtained through the Commission's Internet address at http://www.sec.gov. As permitted by the rules and regulations of the SEC, this Prospectus/Proxy Statement omits certain information, exhibits, and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information.

         This Prospectus/Proxy Statement constitutes part of the Registration Statement (File No. 333-15321) filed by FCFG with the SEC under the Securities Act. This Prospectus/Proxy Statement omits certain information contained in the Registration Statement in accordance with the rules and regulations of the SEC. Reference is made hereby to the Registration Statement and related exhibits for further information with respect to FCFG and the FCFG Common Stock. Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference.




         All information contained in this Prospectus/Proxy Statement relating to FCFG has been furnished by FCFG, and PSB is relying upon the accuracy of that information. All information contained in this Prospectus/Proxy Statement relating to PSB has been furnished by PSB, and FCFG is relying upon the accuracy of that information.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER FCFG OR PSB. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION.

         NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF PSB OR FCFG AND ITS SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----

GLOSSARY OF CERTAIN KEY TERMS.......................................................vi

SUMMARY ............. .............................................................. 1

         Introduction............................................................... 1
         Parties to the Merger...................................................... 1
         Special PSB Shareholder Meeting............................................ 2
         The Merger; Exchange Value................................................. 2
         Effective Date of the Merger............................................... 3
         Board Determinations....................................................... 3
         Reasons for the Merger; Recommendation of the PSB Board.................... 3
         Opinion of Financial Advisor............................................... 3
         Conditions; Regulatory Approvals........................................... 4
         Amendment or Termination of the Merger Agreement........................... 4
         Directors and Officers of FCFG and the Bank................................ 4
         Interests of Certain Persons in the Merger................................. 5
         Conduct Pending Consummation of the Merger................................. 5
         Federal Income Tax Treatment of the Merger................................. 5
         Accounting Treatment of the Merger......................................... 5
         Dissenters' Rights of Appraisal............................................ 6
         Election Procedure and Exchange of Stock Certificates...................... 6
         Comparison of Certain Shareholder Rights................................... 6
         Absence of Active Trading Market........................................... 7

STOCK PRICE AND DIVIDEND INFORMATION................................................ 7

         FCFG....................................................................... 7
         PSB........................................................................ 8

SELECTED HISTORICAL PRO FORMA FINANCIAL DATA (Unaudited)............................ 9

         FCFG....................................................................... 9
         PSB........................................................................10
         Pro forma FCFG and PSB Combined Alternative Nos. 1a, 1b, 2a & 2b ..........10

EQUIVALENT PER COMMON SHARE DATA (Unaudited)........................................11

SPECIAL MEETING OF PSB SHAREHOLDERS.................................................12

         Date, Time, Place and Purpose..............................................12
         Shares Outstanding and Entitled to Vote; Record Date.......................12
         Vote Required..............................................................13
         Voting, Solicitation and Revocation of Proxies.............................13

BACKGROUND OF AND REASONS FOR THE MERGER............................................13

         Background of the Merger...................................................13
         Reasons for the Merger - General...........................................14

         Reasons for the Merger - PSB..............................................15
         Reasons for the Merger - FCFG.............................................16
         Opinion of Financial Advisor .............................................16
         Recommendation of the PSB Board...........................................21

THE MERGER.........................................................................21

         General...................................................................21
         Basic Terms of the Merger.................................................21
         Cash for Certain Shareholders.............................................22
         Election Procedure and Adjustment.........................................23
         Exchange of Stock Certificates............................................24
         Mechanics of the Merger...................................................24
         Conduct Pending Consummation of the Merger................................24
         Conditions to the Merger..................................................25
         Amendment or Termination of Merger Agreement..............................26
         Certain Federal Income Tax Matters........................................26
         Accounting Treatment of the Merger........................................27
         Dissenters' Rights of Appraisal...........................................27
         Resales of Stock Received in the Merger by PSB Affiliates.................28
         No Solicitation...........................................................28
         Board of Directors and Management After the Merger........................28
         Employee Benefit Plans....................................................29
         Interests of Certain Persons in the Merger................................29

INFORMATION CONCERNING FCFG........................................................31

         Business..................................................................31
         Proposed Transactions.....................................................32
         Competition...............................................................33
         Facilities................................................................33
         Employees.................................................................34
         Legal Proceedings.........................................................34

FCFG MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS..........................................................34

         Nine Months Ended September 30, 1996......................................34
              Financial Condition..................................................34
              Results of Operations................................................36
         Year Ended December 31, 1995..............................................37
              Financial Condition..................................................37
              Results of Operations................................................40
         Consolidated Average Balances/Interest Income and Expense Rates...........41
         Investment Portfolio......................................................42
         Loan Portfolio............................................................43
         Summary of Credit Loss Experience.........................................45
         Deposits..................................................................46

MANAGEMENT OF FCFG..................................................................48

         Directors and Executive Officers...........................................48
         Board Committees...........................................................49
         Director Compensation......................................................49
         Securities Ownership of Certain Beneficial Owners and Management ..........50
         Executive Compensation.....................................................51
         Employment Agreements......................................................52
         Employee Supplemental Income Plan..........................................52
         Employee Stock Option and Restricted Stock Award Plan......................53
         Employee Stock Ownership Plan..............................................53
         Certain Transactions and Relationships.....................................54

INFORMATION CONCERNING PSB..........................................................54

         Business...................................................................54
         Competition................................................................54
         Facilities.................................................................55
         Employees..................................................................55
         Legal Proceedings..........................................................55

PSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS...........................................................55

         Financial Condition........................................................55
         Results of Operations......................................................57
              Nine Months Ended September 30, 1996..................................57
              Year Ended December 31, 1995..........................................57
         Loan Portfolio.............................................................58
         Summary of Credit Loss Experience..........................................59

MANAGEMENT OF PSB...................................................................60

         Directors and Executive Officers...........................................60
         Board Committees...........................................................62
         Director Compensation......................................................62
         Security Ownership of Certain Beneficial Owners and Management.............62
         Executive Compensation.....................................................63
         Executive Supplemental Income Plan.........................................64
         Employee Stock Ownership Plan with 401(k) Provisions.......................64
         Incentive Stock Option Plan and Nonstatutory Stock Option Plan.............65
         Certain Transactions and Relationships.....................................65

UNAUDITED CONDENSED PRO FORMA FCFG AND PSB
COMBINED FINANCIAL STATEMENTS.......................................................66

         Pro Forma Combined Balance Sheet -- Alternative No. 1a.....................67
         Pro Forma Combined Statements of Income (9/30/96) -- Alternative No. 1a ...68
         Pro Forma Combined Statements of Income (12/31/95) -- Alternative No. 1a ..69
         Pro Forma Combined Balance Sheet -- Alternative No. 1b.....................70
         Pro Forma Combined Statements of Income (9/30/96) -- Alternative No. 1b ...71

         Pro Forma Combined Statements of Income (12/31/95)-- Alternative No. 1b ........72
         Pro Forma Combined Balance Sheet -- Alternative No. 2a..........................73
         Pro Forma Combined Statements of Income (9/30/96) -- Alternative No. 2a ........74
         Pro Forma Combined Statements of Income (12/31/95) -- Alternative No. 2a .......75
         Pro Forma Combined Balance Sheet -- Alternative No. 2b..........................76
         Pro Forma Combined Statements of Income (9/30/96) -- Alternative No. 2b ........77
         Pro Forma Combined Statements of Income (12/31/95)-- Alternative No. 2b ........78
         Notes to Unaudited Condensed Pro Forma Combined Financial Statements ...........79

PRO FORMA ANALYSIS OF PROJECTED AGGREGATED PURCHASE
ACCOUNTING ADJUSTMENTS...................................................................81

BANK SUPERVISION AND REGULATION..........................................................82

         FCFG............................................................................82
              General....................................................................82
              Holding Company Structure..................................................82
              Control Transactions.......................................................83
         The Bank and PSB................................................................83
              General....................................................................83
              Regulation of State Banks..................................................84
              Regulation of Management...................................................84
              Control of Financial Institutions..........................................84
              Recent Federal Legislation.................................................84
              Capital Adequacy Requirement...............................................86
              FDIC Insurance.............................................................87

DESCRIPTION OF FCFG COMMON STOCK.........................................................88

         Voting Rights...................................................................88
         Dividends.......................................................................89
         Liquidation.....................................................................89
         Other Characteristics...........................................................89

COMPARISON OF CERTAIN SHAREHOLDER RIGHTS.................................................89

         General.........................................................................90
         Common Stock....................................................................90
         Preferred Stock.................................................................90
         Dividend Rights.................................................................90
         Voting Rights...................................................................91
         Preemptive Rights...............................................................91
         Liquidation Rights..............................................................91
         Assessments.....................................................................91
         Stock Repurchases...............................................................91
         Amendment of Articles and Bylaws................................................91
         Special Meetings; Actions Without a Meeting.....................................92
         Board of Directors..............................................................93

         Indemnification and Limitation of Liability....................................  93
         Sales of Assets, Merger and Share Exchanges; Voting............................  94
         Dissenters' Rights.............................................................  94
         Potential "Anti-Takeover" Provisions...........................................  94

CERTAIN LEGAL MATTERS...................................................................  96

EXPERTS.................................................................................  96

OTHER MATTERS...........................................................................  96

INDEX TO THE FINANCIAL STATEMENTS ...................................................... F-1

APPENDIX A - Amended and Restated Merger Agreement...................................... A-1

APPENDIX B - Rights of Dissenting Shareholder - Appraisal - Amount Due as Debt ......... B-1

APPENDIX C - Opinion of Financial Advisor............................................... C-1

                          GLOSSARY OF CERTAIN KEY TERMS


BANK.................................   First Community Bank, a wholly-owned subsidiary of FCFG.

BANK BOARD...........................   The Board of Directors of First Community Bank.

BHCA.................................   The Bank Holding Company Act of 1956, as amended.

BOARD................................   Board of Directors.

BOOK VALUE...........................   Common stock, surplus and retained earnings.

CLOSING..............................   The closing of the Merger transaction contemplated in the Merger
                                        Agreement.

CODE.................................   The Internal Revenue Code of 1986, as amended.

COMBINED BANK .......................   First Community Bank as it exists after the Merger.

DIRECTOR.............................   The Director of the Department of Financial Institutions of the State of
                                        Washington.

DISSENTING SHARES....................   Those shares of PSB Common Stock with respect to which PSB shareholders have perfected their dissenters' rights under Washington law.

EFFECTIVE DATE.......................   The date on which Closing of the Merger will occur.

EXCHANGE ACT.........................   The Securities Exchange Act of 1934, as amended, and related rules and regulations.

EXCHANGE AGENT.......................   The individual designated by the parties to handle the exchange of PSB
                                        Common Stock for FCFG Common Stock or cash (in the case of holders who elect to receive cash in the Merger, or who would otherwise be entitled to a fractional share of FCFG Common Stock).

FCFG.................................   First Community Financial Group, Inc.

FCFG BOARD...........................   The Board of Directors of FCFG.

FCFG COMMON STOCK....................   The Common Stock of FCFG, $2.50 par value per share.

KSOP.................................   FCFG's Employee Stock Ownership Plan

FDIC.................................   The Federal Deposit Insurance Corporation.

FRB..................................   The Board of Governors of the Federal Reserve System.

GAAP.................................   Generally accepted accounting principles, consistently applied.

GRAHAM & DUNN .......................   Graham & Dunn P.C., legal counsel for FCFG.

HOEFER & ARNETT......................   Hoefer & Arnett, Incorporated, financial advisors for PSB and FCFG.

KNIGHT, VALE & GREGORY...............   Knight, Vale & Gregory, Inc., P.S., accountants for FCFG and PSB.

MERGER...............................   The merger of PSB with and into the Bank in accordance with the
                                        Merger Agreement.

MERGER AGREEMENT.....................   The Plan and Agreement of Merger, dated as of September 11, 1996, between FCFG, the Bank and PSB, as amended and restated as of
                                        October 18, 1996.

NCB..................................   Northwest Community Bank

PAR VALUE............................   Par value, as used with reference to the FCFG Common Stock and PSB
                                        Common Stock is a value assigned for corporate law purposes only, and has no relation to the market value of such stock.

PROSPECTUS/PROXY STATEMENT...........   This Prospectus/Proxy Statement, filed with the SEC by FCFG as part of the Registration Statement, together with any amendments and supplements.

PSB..................................   Prairie Security Bank.

PSB BOARD............................   The Board of Directors of PSB.

PSB COMMON STOCK.....................   The Common Stock of PSB, $1.00 par value per share.

PSB ESOP.............................   PSB's Employee Stock Ownership Plan.

RCW..................................   The revised Code of Washington.

RECORD DATE..........................   ________________, 1996, the record date for the special PSB
                                        Shareholder meeting held to consider the Merger.

REGISTRATION STATEMENT...............   The Registration Statement on Form S-4, of which this Prospectus/Proxy
                                        Statement forms a part, filed with the SEC under the Securities Act, for the purpose of registering the shares of FCFG Common Stock to be issued in the Merger.

REGULATORY APPROVALS.................   The required regulatory approvals of the transaction by the FDIC.

ROTHGERBER, APPEL....................   Rothgerber, Appel, Powers & Johnson, LLP, legal counsel for PSB.

SEC..................................   The U.S. Securities and Exchange Commission.

SECURITIES ACT.......................   The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SPECIAL MEETING......................   The special meeting of the shareholders of PSB to be held on January 8,
                                        1997, for the purpose of considering the Merger Agreement and any other purpose.

TERMINATION DATE.....................   April 30, 1997, the date after which each party has the right to terminate the Merger Agreement, if the Closing has not occurred by that date.

TOTAL AVAILABLE CASH.................   The total aggregate cash to be paid by FCFG to the PSB shareholders, as determined by the FCFG Board under the Merger Agreement.

WBCA.................................   Washington Business Corporation Act, contained at Title 23B of the
                                        RCW.

                                     SUMMARY

         The following material summarizes certain information contained elsewhere in this Prospectus/Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement (including the appendices hereto). Capitalized terms used in this Prospectus/Proxy Statement, unless the context otherwise requires, have the meanings in the Glossary of Key Terms. Additional terms used principally in particular sections of this Prospectus/Proxy Statement are defined in the sections where they are used.

INTRODUCTION

         FCFG, the Bank and PSB propose to merge PSB and the Bank under the terms of the Merger Agreement, which has been adopted by the respective Boards of FCFG and PSB. The PSB Board has unanimously recommended that the shareholders of PSB vote to approve the plan of merger contained in the Merger Agreement. Subject to approval by the shareholders of PSB, receipt of required regulatory approvals and satisfaction of certain other conditions, PSB will be merged with and into the Bank. As a result, PSB shareholders will become shareholders of FCFG, the Bank will remain a wholly-owned subsidiary of FCFG, and PSB will cease to exist as a separate entity. PSB shareholders will receive a combination of FCFG Common Stock and cash in exchange for their shares of PSB Common Stock. See "THE MERGER -- Basic Terms of the Merger."

PARTIES TO THE MERGER

         FCFG. FCFG is a Washington bank holding company incorporated in 1983 and headquartered in Lacey, Washington. FCFG has one banking subsidiary, First Community Bank (the "Bank"), a Washington state-chartered full service bank formed in 1979. FCFG also owns all the outstanding shares of two non-bank subsidiaries -- (i) Premises, Inc., a Washington corporation formed for the purpose of acquiring and holding properties used by FCFG's banking subsidiaries, and (ii) Information Management Systems, Inc., a Washington corporation formed in 1993 to provide data processing services to FCFG and its subsidiaries. FCFG proposes to combine Premises, Inc. with the Bank prior to completion of the Merger. The Bank maintains a mortgage production office and ten branches located in Lacey, Olympia, Tumwater, Yelm, Tacoma, Fircrest, Centralia, Elma and Hoquiam, Washington. The Bank also owns all the outstanding shares of FCB Financial Services, Inc., a full-service brokerage firm.

         As of September 30, 1996, the Bank had deposits of approximately $154 million and assets of approximately $177 million. The Bank's deposits are insured by the FDIC. FCFG's executive offices are located at 721 College Street SE, Lacey, Washington 98503, and its telephone number is (360) 459-1100. See "INFORMATION CONCERNING FCFG."

         PSB. PSB is a Washington state-chartered commercial bank incorporated in 1987. PSB's headquarters are located in Yelm, Washington. PSB conducts business through a mortgage production office and three branch locations, in Yelm, Olympia and Eatonville, Washington.

         As of September 30, 1996, PSB had deposits of approximately $42 million and assets of approximately $50 million. PSB's deposits are insured by the FDIC. PSB's executive offices are located at 608 Yelm Avenue East, Yelm, Washington 98597, and its telephone number is (360) 458-2265. See "INFORMATION CONCERNING PSB."

         FCFG and PSB had no previous affiliation with one another prior to the Merger negotiations. Certain principals of PSB may also be shareholders of FCFG, but none, either individually or in the aggregate, own five percent or more of FCFG Common Stock. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Background of the Merger."

SPECIAL PSB SHAREHOLDER MEETING

         A special meeting of PSB shareholders ("Special Meeting") will be held Yelm High School Auditorium, 1315 Yelm Avenue West, Yelm Washington, on January 8, 1997, at 6:00 p.m. local time. The purpose of the Special Meeting is to vote to approve the Merger Agreement providing for the merger of PSB with and into the Bank in exchange for FCFG Common Stock and cash. Only shares of PSB Common Stock outstanding as of _______, 1996, the record date for the Special Meeting ("Record Date"), are entitled to vote at the Special Meeting. On the Record Date, there were _______ shares of PSB Common Stock outstanding. The affirmative vote of two-thirds (2/3) of the shares of PSB Common Stock outstanding on the Record Date is required to approve the Merger Agreement. As of the Record Date, PSB's directors and executive officers and their affiliates were entitled to vote ______ shares at the Special Meeting, which represent approximately ____ percent of the total number of outstanding shares on such date. See "SPECIAL MEETING OF PSB SHAREHOLDERS."

THE MERGER; EXCHANGE VALUE

         Pursuant to the Merger Agreement, PSB will be merged with and into the Bank on the Effective Date, with the Bank as the surviving corporation. Upon consummation of the Merger, each holder of shares of PSB Common Stock (other than dissenting shares) will be entitled to receive, in exchange for each share of PSB Common Stock held of record by such shareholder on the Effective Date, either cash, shares of FCFG Common Stock or a combination of cash and stock. The consideration to be received for each share of PSB Common Stock ("PSB Exchange Value") will be either (i) cash equal to 200 percent of the per-share Book Value of PSB Common Stock determined on the Pricing Date (i.e., the last day of the calendar month immediately preceding the Effective Date) or (ii) shares of FCFG Common Stock equal to 200 percent of the per-share Book Value of PSB Common Stock as of the Pricing Date divided by 196 percent of the per-share Book Value of FCFG Common Stock as of the Pricing Date. See "THE MERGER -- Basic Terms of the Merger."

         The aggregate cash to be paid for all of the outstanding shares of PSB Common Stock, including cash to be paid for dissenting shares, will be limited to a percentage of the total value of the PSB Common Stock to be exchanged in the Merger, such percentage to be between 20 percent and 45 percent. The actual percentage of cash consideration will be set by the FCFG Board before closing ("Total Available Cash"). Certain shareholders -- including shareholders who are not Washington residents, shareholders holding less than 200 shares of PSB Common Stock, and all shareholders to the extent they are entitled to receive fractional shares -- may be required to receive cash for their PSB Common Stock. All other PSB shareholders will be given an opportunity to elect to receive stock, cash or a combination of stock and cash, but such election will be subject to the Total Available Cash limitation. See "THE MERGER -- Cash for Certain Shares."

         For information on how PSB shareholders must make their elections for stock and/or cash consideration and the procedure for exchanging PSB stock certificates, see "THE MERGER -- Election Procedures and Adjustments; and Exchange of Stock Certificates."

EFFECTIVE DATE OF THE MERGER

         The Merger is presently expected to be consummated during the first quarter of 1997, although the timing is subject to satisfaction of several conditions. Specifically, the Merger will be consummated after approval of the Merger Agreement by the shareholders of PSB, receipt of regulatory approvals and satisfaction or waiver of all of the conditions set forth in the Merger Agreement. The consummation of the Merger is referred to in this Prospectus/Proxy Statement as the "Closing" and the date on which the Closing occurs is referred to as the "Effective Date." The Merger Agreement provides that if the Merger has not been consummated by April 30, 1997, then at any time after such date, the Board of either FCFG or PSB may vote to abandon the Merger. See "THE MERGER -- Basic Terms of the Merger."

BOARD DETERMINATIONS

         The PSB Board has unanimously approved the Merger. The FCFG Board has approved the Merger by a majority vote. One member of the FCFG Board voted against the Merger Agreement on the basis that he believes FCFG and the Bank should focus on profitability rather than growth. The remaining seven members of the FCFG Board voted in favor of the Merger on the basis that the existing expansion opportunities may not be available in the future and that the Bank should pursue the growth opportunities while they are available. See "BACKGROUND OF AND REASONS FOR THE MERGER."

REASONS FOR THE MERGER; RECOMMENDATION OF THE PSB BOARD

         The PSB Board has unanimously determined that the Merger and the Merger Agreement are in the best interest of PSB and its shareholders. In making this determination, the PSB Board considered a variety of factors, including the expansion opportunities and economies of scale available to the Combined Bank, the enhanced shareholder value represented by the premium being paid by FCFG for the PSB Common Stock, the continuity of management and the shared community banking cultures of the two banks and the substantially greater resources and enhanced employee opportunities of the Combined Bank. The PSB Board has also obtained an opinion as to the fairness of the terms of the Merger to PSB and its shareholders from Hoefer & Arnett, investment bankers experienced in banking matters. THE PSB BOARD HAS UNANIMOUSLY RECOMMENDED THAT ITS SHAREHOLDERS APPROVE THE MERGER AGREEMENT. See "BACKGROUND OF AND REASONS FOR THE MERGER; Reasons for the Merger - PSB; Opinion of Financial Advisor."

OPINION OF FINANCIAL ADVISOR

         Hoefer & Arnett, PSB's and FCFG's financial advisor, has delivered a written opinion to the PSB Board, dated October 14, 1996, to the effect that the Merger is fair, from a financial perspective, to PSB and its shareholders. A copy of Hoefer & Arnett's opinion setting forth the limits of its review, assumptions made, other matters considered and procedures followed, is attached to this Prospectus/Proxy Statement as Appendix C and should be read in its entirety by PSB shareholders. Hoefer & Arnett has delivered a similar opinion to the FCFG Board. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of Financial Advisor."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is conditioned upon (i) approval of the Merger Agreement by the holders of at least two-thirds of the outstanding shares of PSB Common Stock; (ii) receipt of all necessary approvals of the Merger by governmental regulatory agencies, including the FDIC and the Director; (iii) the effectiveness with the SEC of this Registration Statement; (iv) receipt by each party of a favorable tax opinion from Knight, Vale & Gregory; (v) the continuing accuracy of the representations and warranties of each party; (vi) the performance of specified obligations by each party; and (vii) certain other conditions. FCFG will file with the FDIC and Director applications for approval of the Merger. The tax opinion from Knight, Vale & Gregory to PSB and FCFG as required by the Merger Agreement has been received and is filed as an exhibit to this Registration Statement. Both PSB and FCFG have satisfied, or are in the process of satisfying, all obligations under the Merger Agreement and neither PSB nor FCFG is aware of any violation of or noncompliance with any condition or representation under the Merger Agreement. See "THE MERGER -- Conditions to the Merger" and "BANK SUPERVISION AND REGULATION."

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be amended or supplemented at any time prior to the Effective Date, whether before or after its adoption by the PSB shareholders, upon written approval by both the FCFG and PSB Boards. The Merger Agreement has been amended once since it was initially executed. Amendment No.1, dated October 18, 1996, was adopted by both the FCFG and PSB Boards, and is incorporated into the amended and restated Merger Agreement attached as Appendix A to this Prospectus/Proxy Statement. Subject to applicable law, any further amendment of, or supplement to, the Merger Agreement may be made without further approval of the PSB shareholders. The Merger Agreement may be terminated, and the Merger abandoned prior to the Effective Date, whether before or after its adoption by PSB's shareholders, (i) by the respective majority votes of the FCFG and PSB Boards, or (ii) by either the FCFG or the PSB Board under certain specified circumstances, including a failure to consummate the Merger by April 30, 1997. See "THE MERGER -- Amendment and Termination of Merger Agreement."

DIRECTORS AND OFFICERS OF FCFG AND THE BANK

         Upon consummation of the Merger, the FCFG Board will consist of all of the directors of FCFG immediately before the Effective Date with the addition of Michael D. Edwards. The Bank Board will consist of all the directors of the Bank immediately before the Effective Date, with the addition of Mr. Edwards, Lawrence J. Schorno and Thomas P. Gorman, each of whom are currently directors of PSB. The executive officers of FCFG and the Bank immediately prior to the Effective Date will remain unchanged following consummation of the Merger, except that Mr. Edwards, who is also currently the President and Chief Executive Officer of PSB, will be appointed President of the Combined Bank. In addition, certain executive officers of PSB will be appointed to positions at Combined Bank substantially similar to the positions they currently hold at PSB. See "THE MERGER -- Directors and Officers; and Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of PSB's management and the PSB Board may be deemed to have interests in the Merger in addition to their interests as shareholders of PSB generally, as a result of provisions in the Merger Agreement relating to indemnification, employment agreements, and appointments to the FCFG and Bank Boards.

         Upon consummation of the Merger, Mr. Edwards will be appointed President of the Combined Bank for a term of five years. He will receive an annual compensation of $120,000 subject to a minimum ten percent increase on September 1, 1997 and annual increases thereafter commensurate with raises granted to other executive officers. In addition, Mr. Edwards will be granted certain stock options and will be eligible for additional incentive stock options and participate in the Bank's incentive bonus program. Executive Supplemental Income Agreements in effect between PSB and each of Mr. Edwards, Roger A. Johansen, D. James Arthur, and Colleen Dorian will remain in effect after the Merger. See "THE MERGER -- Directors and Officers; and Interests of Certain Persons in the Merger."

         FCFG has entered into an agreement with certain holders of shares of FCFG Common Stock (including certain directors of FCFG and the Bank) pursuant to which FCFG will purchase the shares of such FCFG shareholders, conditioned upon the Closing of the Merger. See "INFORMATION ABOUT FCFG -- Proposed Transactions."

CONDUCT PENDING CONSUMMATION OF THE MERGER

         PSB shareholders will retain their equity interest in PSB until the Effective Date. The Merger Agreement provides that until the consummation of the Merger and unless FCFG otherwise consents in writing, PSB will operate only in the ordinary and usual course of business, and in addition will refrain from engaging in certain specified activities. See "THE MERGER -- Conduct Pending Consummation of the Merger."

FEDERAL INCOME TAX TREATMENT OF THE MERGER

         Consummation of the Merger is conditioned upon receipt by FCFG, and delivery to PSB, of opinions from Knight, Vale & Gregory to the effect that (i) the Merger will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"),
(ii) FCFG, the Bank and PSB will each be a party to the reorganization pursuant to Section 368(b) of the Code, (iii) pursuant to the provisions of Section 354(a)(1) of the Code, no gain or loss will be recognized with respect to each shareholder of PSB who exchanges his or her shares of PSB Common Stock solely for shares of FCFG Common Stock, and (iv) the payment of cash to a shareholder of PSB in lieu of fractional shares of FCFG Common Stock will be treated as received in exchange for said fractional shares, subject to the limitations of
Section 302 of the Code. See "THE MERGER -- Certain Federal Income Tax Matters."

ACCOUNTING TREATMENT OF THE MERGER

         It is expected that the Merger will be treated as a purchase for accounting and financial reporting purposes.

DISSENTERS' RIGHTS OF APPRAISAL

         Holders of PSB Common Stock have the right to dissent from the Merger to obtain payment of the appraised value of their shares in accordance with applicable provisions of Washington state banking law. To exercise these rights, a PSB shareholder must (i) vote against the Merger; (ii) make written demand for the exercise of dissenters' rights within thirty (30) days after the Effective Date; and (iii) surrender his or her stock certificates representing shares of the PSB Common Stock. See "THE MERGER -- Dissenters' Rights of Appraisal" and Appendix B.

ELECTION PROCEDURE AND EXCHANGE OF STOCK CERTIFICATES

         Accompanying this Prospectus/Proxy Statement, holders of shares of PSB Common Stock should receive an election form relating to their exchange of PSB Common Stock in connection with the Merger. PSB shareholders will need to submit their elections to receive cash, shares of FCFG Common Stock or a combination of cash and stock, on or before five business days after the Special Meeting of PSB Shareholders at which the Merger Agreement is considered. The individual elections will be subject to adjustment to achieve the proper cash-to-stock ratio for the overall consideration to be exchanged for the outstanding shares of PSB Common Stock. See "THE MERGER -- Election Procedure and Adjustments."

         As of the Effective Date of the Merger, each stock certificate that prior to the Effective Date represented shares of PSB Common Stock will evidence only the right to receive cash and/or shares of FCFG Common Stock payable in accordance with the terms of the Merger Agreement. After the Merger is effective, PSB shareholders will receive written instructions for the procedure for exchanging their stock certificates. PSB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES AT THIS TIME.

COMPARISON OF CERTAIN SHAREHOLDER RIGHTS

         PSB's shareholders who receive FCFG Common Stock shares in the Merger in exchange for their shares of PSB Common Stock shares will be governed, with respect to their rights as shareholders, by FCFG's Articles of Incorporation and Bylaws, and Washington State corporation law (contained in Title 23B of the Revised Code of Washington). Presently, the rights of PSB's shareholders are determined under PSB's Articles of Incorporation and Bylaws, and Washington State banking law (contained in Title 30 of the Revised Code of Washington).

         Both FCFG and PSB have provisions in their charter that could make more difficult the acquisition of either party by means of a tender offer, a proxy contest, merger or otherwise. Washington law applicable to FCFG includes a "fair price" statute and also requires the prior approval of a majority of a target corporation's board of directors for certain acquisitions. Washington State banking law, to which PSB is subject, has no similar provisions. For a discussion of certain material differences in the rights of shareholders of FCFG and PSB, and an explanation of certain possible anti-takeover effects of certain provisions in FCFG's Articles of Incorporation and Bylaws, see "COMPARISON OF SHAREHOLDER RIGHTS."

ABSENCE OF ACTIVE TRADING MARKET

         Neither the PSB Common Stock nor the FCFG Common Stock is actively traded or listed on any national exchange and thus, the FCFG Common Stock to be received by the shareholders of PSB upon consummation of the Merger will have restricted liquidity. The FCFG Common Stock is registered as a class with the SEC under the Exchange Act. Accordingly, FCFG is required to file certain periodic and annual reports with the SEC and make information about FCFG available to its shareholders and the public. The PSB Common Stock is not registered with the SEC under the Exchange Act.


                      STOCK PRICE AND DIVIDEND INFORMATION

FIRST COMMUNITY FINANCIAL GROUP

         No broker makes a market in the FCFG Common Stock and trading has not been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. The FCFG Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. Due to the limited information available, the following price information may not accurately reflect the actual market value of FCFG's shares. The following data includes trades between individual investors and new issues of stock, as reported to the Bank as transfer agent, and does not reflect dealer mark-ups or mark-downs. This data does not include the exercise of stock options.

----------------------------------------------------------------------------------------
                           NUMBER OF SHARES     FCFG COMMON STOCK PRICES       CASH
     PERIOD              REPORTED AS TRADED*          LOW      HIGH       DIVIDENDS PAID
     ------              -------------------          ---      ----       --------------

     1993                      41,000               $11.92    $15.49             N/A
     1994                      254,501               15.75     18.55             N/A
     1995                      25,938                17.60     21.00             N/A
     1996  (through 9/30)      138,096               19.96     22.00             N/A
----------------------------------------------------------------------------------------

         (*) Does not include stock dividend transactions, or shares traded as a result of the merger of Bank with NCB in 1995.

         No cash dividends have been declared to date in 1996, nor were any declared in 1995, 1994, or 1993. In 1992, the FCFG Board adopted a policy to declare a stock dividend each year over the next five years while FCFG is in a pattern of growth. The amount of the dividend to be paid will be determined by the FCFG Board and will depend on the growth experienced by FCFG and the profits generated. Stock dividends of 3 percent, 10 percent, 5 percent and 3 percent were issued on March 31, 1993, January 1, 1994, February 28, 1995, and March 20, 1996, respectively. Washington law limits the ability of the Bank to pay dividends to FCFG. Under these restrictions, a bank may not declare or pay any dividend in an amount greater than its retained earnings without approval of the Director. All of the retained earnings of the Bank are available for the payment of dividends to FCFG under these restrictions, subject to applicable federal capital regulations.

PRAIRIE SECURITY BANK

         No broker makes a market in the PSB Common Stock, and the trades that have occurred cannot be characterized as amounting to an established public trading market. The PSB Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. Due to the limited information available, the following price information may not accurately reflect the actual market value of PSB's shares. The following data includes trades between individual investors and new issues of stock, as reported to PSB as its own transfer agent, and does not reflect dealer mark-ups or mark-downs. This data does not include the exercise of stock options.


---------------------------------------------------------------------------------------------
                               NUMBER OF SHARES      PSB COMMON STOCK PRICES        CASH
     PERIOD                   REPORTED AS TRADED        LOW        HIGH        DIVIDENDS PAID
     ------                   ------------------        ---        ----        --------------
     1993                          60,348*            $25.00      $50.00           N/A
     1994                           6,439              33.00       45.00           N/A
     1995                           2,068              47.50       50.00           N/A
     1996 (through 9/30)            4,861              39.75       50.00       $1 per share**
---------------------------------------------------------------------------------------------

         (*) The trade of $50.00 occurred prior to July, 1993 when PSB paid a stock dividend of 20 percent on its common shares, followed by a two-for-one stock split. In September 1993, PSB sold 60,000 newly-issued shares at $25.00 per share in a limited offering.
         (**)     The total cash dividend amount was $196,316.

                  SELECTED HISTORICAL PRO FORMA FINANCIAL DATA
                                   (UNAUDITED)

         The following table sets forth selected financial data for FCFG and PSB and selected pro forma condensed financial data. The selected pro forma condensed financial data gives effect to the Merger on a purchase basis for the periods specified below, under alternative scenarios that vary the amount of cash consideration paid to PSB Shareholders and whether or not the targeted FCFG Common Stock purchase takes place. See "INFORMATION CONCERNING FCFG -- Proposed Transactions" and "THE MERGER -- Basic Terms of the Merger."

         The four alternatives covered in the selected pro forma financial data are as follows:

         Alternative No. 1a:        The consideration paid to PSB shareholders
                                    consists of 45% cash and 55% stock and the targeted stock purchase does not occur.

         Alternative No. 1b:        The consideration paid to PSB shareholders
                                    consists of 45% cash and 55% stock and the targeted stock purchase occurs at the beginning of the period presented.

         Alternative No. 2a:        The consideration paid to PSB shareholders
                                    consists of 20% cash and 80% stock and the targeted stock purchase does not occur.

         Alternative No. 2b:        The consideration paid to PSB shareholders
                                    consists of 20% cash and 80% stock and the targeted stock purchase occurs at the beginning of the period presented.

The pro forma condensed financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon the consummation of the Merger. The data have been derived in part from, and should be read in conjunction with, the financial statements and notes thereto and other financial information with respect to FCFG and PSB set forth elsewhere in this Prospectus/Proxy Statement, and such data are qualified in their entirety by reference thereto. All adjustments that the respective managements of FCFG and PSB believe to be necessary for a fair presentation of the data for the nine months periods have been included. The data for the nine month periods are not necessarily indicative of the data for the entire year.

                                         NINE MONTHS ENDED
DOLLARS IN THOUSANDS                        SEPTEMBER 30              YEARS ENDED DECEMBER 31
                                        1996           1995         1995        1994         1993
---------------------------------------------------------------------------------------------------
FIRST COMMUNITY FINANCIAL GROUP
-------------------------------
EARNINGS SUMMARY:
  Net interest income                 $  7,238       $  7,193     $  9,646   $  9,381      $  7,734
  Net income                             1,448          1,039          920      1,797         2,113

AVERAGE BALANCE SHEET DATA:
  Total loans                          131,043        118,755      122,237    105,431        85,672
  Total assets                         171,008        171,058      173,167    153,614       128,178
  Total deposits                       150,116        121,623      150,923    131,765       113,022
  Shareholders' equity                  19,736         18,970       19,540     16,344        11,764
---------------------------------------------------------------------------------------------------
                                          NINE MONTHS ENDED

DOLLARS IN THOUSANDS                  SEPTEMBER 30              YEARS ENDED DECEMBER 31
                                    1996        1995        1995          1994         1993

--------------------------------------------------------------------------------------------
PRAIRIE SECURITY BANK
---------------------
EARNINGS SUMMARY:
  Net interest income              1,926        1,746        2,289        2,465        2,133
  Net income                         332          105          255          251          370

AVERAGE BALANCE SHEET DATA:
   Total loans                    37,455       30,117       30,600       24,713       21,278
   Total assets                   48,371       42,155       42,812       36,364       28,240
   Total deposits                 39,970       36,014       36,167       31,259       23,966
   Shareholders' equity            4,635        4,020        4,157        4,260        2,765
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
PRO FORMA FCFG AND PSB COMBINED  -- ALTERNATIVE  NO. 1A
-------------------------------------------------------
EARNINGS SUMMARY:
  Net interest income              9,154        8,929       11,921       11,832        9,853
  Net income                       1,540          903          855        1,728        2,163
AVERAGE BALANCE SHEET DATA:
  Total loans                    168,590      148,964      152,929      130,236      107,042
  Total assets                   220,002      213,836      216,602      190,601      157,041
  Total deposits                 190,137      157,688      187,141      163,075      137,039
  Shareholders' equity            24,861       23,480       24,187       21,094       15,019
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
PRO FORMA FCFG AND PSB COMBINED  -- ALTERNATIVE NO. 1B
------------------------------------------------------
EARNINGS SUMMARY:
  Net interest income              9,154        8,929       11,921       11,832        9,853
  Net income                       1,540          903          855        1,728        2,163

AVERAGE BALANCE SHEET DATA:
  Total loans                    168,590      148,964      152,929      130,236      107,042
  Total assets                   217,747      211,581      214,347      188,346      154,786
  Total deposits                 190,137      157,688      187,141      163,075      137,039
  Shareholders' equity            21,479       20,098       20,805       17,712       11,637
--------------------------------------------------------------------------------------------

                                                              NINE MONTHS ENDED
DOLLARS IN THOUSANDS                                             SEPTEMBER 30                 YEARS ENDED DECEMBER 31
                                                              1996          1995          1995          1994          1993
---------------------------------------------------------------------------------------------------------------------------
PRO FORMA FCFG AND PSB COMBINED -- ALTERNATIVE NO. 2A
-----------------------------------------------------
EARNINGS SUMMARY:
  Net interest income                                         9,154         8,929        11,921        11,832         9,853
  Net income                                                  1,540           903           855         1,728         2,163

AVERAGE BALANCE SHEET DATA:
  Total loans                                               168,590       148,964       152,929       130,236       107,042
  Total assets                                              222,350       216,184       218,950       192,949       159,389
  Total deposits                                            190,137       157,688       187,141       163,075       137,039
  Shareholders' equity                                       27,209        25,828        26,535        23,442        17,367
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
PRO FORMA FCFG AND PSB COMBINED -- ALTERNATIVE NO. 2B
-----------------------------------------------------
EARNINGS SUMMARY:
  Net interest income                                         9,154         8,929        11,921        11,832         9,853
  Net income                                                  1,540           903           855         1,728         2,163

AVERAGE BALANCE SHEET DATA:
  Total loans                                               168,590       148,964       152,929       130,236       107,042
  Total assets                                              220,095       213,929       216,695       190,694       157,134
  Total deposits                                            190,137       157,688       187,141       163,075       137,039
  Shareholders' equity                                       23,827        22,446        23,153        20,060        13,985
---------------------------------------------------------------------------------------------------------------------------

                        EQUIVALENT PER COMMON SHARE DATA
                                   (UNAUDITED)

The following two tables present selected per common share data for (i) FCFG,
(ii) pro forma combined FCFG and PSB, (iii) PSB, and (iv) equivalent per share of PSB after giving effect to the Merger on the purchase method of accounting. The pro forma combined data are not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon the consummation of the Merger. The comparative data are based on the historical and pro forma combined financial statements appearing elsewhere in this Prospectus/Proxy Statement and should be read in conjunction with those financial statements and the related notes.


--------------------------------------------------------------------------------
                        HISTORICAL PER COMMON SHARE DATA

                                          Nine Months Ended       Year Ended
                                          September 30, 1996   December 31, 1995
                                          --------------------------------------
FCFG(1)
----
Net Income(2)                             $    0.80                $    0.51
Cash  Dividends                                 N/A                      N/A
Book value (as of end of period)(3)       $   12.03                $   11.37
PSB
---
Net Income(2)                             $    1.48                $    1.14
Cash Dividends                            $    1.00                      N/A
Book value (as of end of period)(3)       $   23.81                $   23.22
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
      PRO FORMA PER COMMON SHARE DATA AFTER GIVING EFFECT TO THE MERGER (4)

                                                       Nine Months Ended                                      Year Ended
                                                       September 30, 1996                                  December 31, 1995
                                                           Alternative                                        Alternative
------------------------------------------------------------------------------------------------------------------------------------
                                            1a          1b           2a           2b          1a         1b         2a        2b
------------------------------------------------------------------------------------------------------------------------------------
FCFG
------------------------------------------------------------------------------------------------------------------------------------
Net Income(2):  FCFG & PSB, Combined        $ 0.75      $ 0.79       $ 0.71       $ 0.75      $ 0.42     $ 0.44     $ 0.40    $ 0.42
------------------------------------------------------------------------------------------------------------------------------------
Book value(3):  FCFG & PSB, Combined        $13.38      $12.94       $13.89       $13.51      $12.71     $12.23     $13.23    $12.80
------------------------------------------------------------------------------------------------------------------------------------
PSB
------------------------------------------------------------------------------------------------------------------------------------
Net Income(2):  FCFG & PSB, Combined        $ 1.50      $ 1.58       $ 1.42       $ 1.50      $ 0.84     $ 0.88     $ 0.80    $ 0.84
------------------------------------------------------------------------------------------------------------------------------------
Book value(3):  FCFG & PSB, Combined        $26.76      $25.88       $27.78       $27.02     $25.42      $24.46     $26.46    $25.60
------------------------------------------------------------------------------------------------------------------------------------

(1) On March 20, 1996 FCFG declared a five percent stock dividend. Accordingly, the number of shares outstanding at December 31, 1995, and the average shares outstanding for the year then ended have been restated to give effect to the 80,226 shares issued.

(2) Net income per share is calculated by dividing total historical and pro forma net income for the nine month period ended September 30, and for the year ended December 31, by the historical and pro forma weighted average number of shares of common stock and common stock equivalents outstanding for the period indicated.

(3) Book value per share is calculated according to GAAP by dividing the total historical and pro forma equity as of the date indicated by the historical and pro forma number of shares outstanding as of the same date.

(4) Pro forma information is based on the PSB and FCFG Exchange Values being applied against book values, to determine the exchange ratio for that portion of PSB Common Stock that is exchanged for FCFG Common Stock under each scenario.


                       SPECIAL MEETING OF PSB SHAREHOLDERS

DATE, TIME, PLACE AND PURPOSE

         The PSB Special Meeting will be held on Wednesday, January 8, 1997, at 6:00 p.m. local time at the Yelm High School Auditorium, 1315 Yelm Avenue West, Yelm, Washington. The purposes of the Special Meeting are as follows: (i) to consider and vote upon approval of the Merger Agreement, and (ii) to act upon other matters, if any, that may properly come before the Special Meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

         The PSB Board has fixed _________, 1996 as the Record Date for determining the holders of shares of PSB Common Stock entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were ________ shares of PSB Common Stock issued and outstanding held by approximately ___ holders of record. Holders of record of PSB Common Stock on the Record Date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "Dissenters' Rights of Appraisal" and Appendix B.

VOTE REQUIRED

         The affirmative vote of two-thirds of all shares of PSB Common Stock outstanding on the Record Date is required to approve the Merger Agreement. PSB shareholders are entitled to one vote for each share of PSB Common Stock held. The presence of a majority of the outstanding shares of PSB Common Stock in person or by proxy is necessary to constitute a quorum of shareholders for the Special Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of PSB Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

         As of the Record Date, directors and executive officers of PSB, owned and were entitled to vote _____ shares at the Special Meeting, representing approximately ______ percent of the outstanding shares of PSB Common Stock. See "INFORMATION CONCERNING PSB -- Security Ownership of Certain Beneficial Owners and Management." Each director of PSB has agreed to vote all shares of PSB Common Stock held or controlled by him or her (a total of ______ shares, or approximately ______ percent of the shares outstanding), in favor of approval of the Merger.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

         If the enclosed proxy is duly executed and received in time for the Special Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE MERGER AGREEMENT AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING, unless otherwise directed by the proxy. Any proxy given by a shareholder may be revoked before its exercise by written notice to the Secretary of PSB at the address for PSB given above, or by a subsequently dated proxy, or in open meeting before the shareholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. Shareholders are entitled to one vote for each share of PSB Common Stock held on the Record Date.

         The proxy for the Special Meeting is being solicited on behalf of the PSB Board. PSB will bear the cost of solicitation of proxies from its shareholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of PSB may solicit proxies personally. PSB is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

         FCFG is headquartered in the City of Lacey, Thurston County, close to the Washington State capitol city of Olympia. Thurston County has enjoyed strong growth in recent years and FCFG's strategy has been to seek continued growth both within Thurston County and in adjoining markets. In addition to de novo branching, FCFG management's strategy has also been to pursue attractive alliance opportunities such as the proposed transaction with PSB. In March 1993, FCFG acquired Citizens First Bank, in adjoining Grays Harbor County, and in 1994, FCFG completed a successful offering of FCFG Common Stock, which contributed over $3 million in additional capital to help finance these expansion plans. In 1995, FCFG acquired Northwest Community Bank, in adjoining Pierce County, and in early 1996, FCFG opened a branch in neighboring Lewis County. During this period, FCFG has continued to invest significantly in management, technology, and other resources to support its expansion.

         PSB is a state banking corporation headquartered in Yelm, Thurston County, approximately 13 miles from the Washington State capitol city of Olympia. PSB engages in general banking business, and has expanded its business largely through de novo branching. It opened its Olympia and Eatonville branches in 1993 and 1994, respectively. Although it actively competes with a multitude of national and state banks, mutual savings banks, savings and loans, finance companies, credit unions, and other financial institutions, PSB faces significant obstacles to developing the technological and service capacities needed to aggressively grow in a highly competitive market.

         FCFG approached PSB concerning a possible business combination. From February 1996 through August 1996, informal discussions were held between executive officers of FCFG, the Bank and PSB on the basic terms of a prospective acquisition in order to determine whether a merger would be beneficial for both parties. During these discussions, FCFG and the Bank expressed their interest in retaining PSB's President and CEO, Michael D. Edwards, as the Bank's President following a merger. Thus, coincidentally with the discussions concerning a possible merger, FCFG and the Bank pursued discussions with Mr. Edwards concerning his possible employment as President of the Bank, contingent upon the consummation of a merger between the Bank and PSB.

         The PSB Board carefully considered the nature, value and prospects for future appreciation and liquidity of the shares of FCFG Common Stock to be received by PSB shareholders in the proposed Merger. For the reasons set forth hereafter, the PSB Board determined that the proposed transaction was in the best interest of PSB's shareholders and provides an ongoing opportunity for appreciation of the FCFG Common Stock following the Merger, as well as the potential for increased liquidity through a substantially larger shareholder base. See "Reasons for the Merger -- PSB."

         Based on these and other relevant considerations, the Merger Agreement was approved by the PSB Board on September 10, 1996, approved by the FCFG and Bank Boards on September 11, 1996, and executed by the parties on September 11, 1996. The Merger Agreement was subsequently amended and restated on October 18, 1996, as described further below under "Reasons for the Merger -- PSB" and "Reasons for the Merger -- FCFG."

REASONS FOR THE MERGER -- GENERAL

         Both FCFG and PSB share a community-directed banking philosophy and strategy which emphasizes responsiveness to local markets and the delivery of personalized services through a community-oriented bank. FCFG and PSB believe that the Merger will enable the Combined Bank to provide enhanced services to customers and to compete more effectively in the present banking environment, which is dominated by larger institutions. It is expected that the parties' complementary market areas, product mixes, and areas of expertise will provide significant opportunities for growth, revenue enhancement, and increased quality of customer services. Moreover, the parties believe that their different asset mixes, and industry focuses may enhance the diversification of the Combined Bank, increasing its overall stability.

         The Merger is also expected to provide benefits to the parties through increased efficiencies and other cost savings, particularly in the area of information systems, financial services, and mortgage processing. As a result of the Merger a broader array of products and services will be provided to customers of PSB.

REASONS FOR THE MERGER -- PSB

         At a special meeting held on September 10, 1996, the PSB Board unanimously determined that the Merger and the Merger Agreement are in the best interest of PSB and its shareholders, and recommended the Merger Agreement be submitted to the shareholders of PSB for approval. In reaching its determination, the PSB Board relied mainly on the informed business judgment of its members and an appraisal of the relative worths of the Common Stock of PSB and FCFG from Hoefer & Arnett, a consulting and financial advisory firm experienced in bank appraisals. That appraisal indicated that the per share fair market value for the PSB Common Stock was 200 percent of Book Value, which is the price being paid by FCFG in the Merger. Other considerations material to the PSB Board's decision were as follows:

         a) The difficulty and expense of growing as an independent, community-based financial institution in the present competitive climate. Were PSB to stay independent, substantial investment in data processing facilities, branches and personnel would be necessary to support an expansion strategy. FCFG has invested in significant infrastructure improvements, including computer and associated technologies and customer product delivery systems, that will be available to support expansion of the Combined Bank's services.

         b) The economies of scale available to the Combined Bank from branch consolidations, combined human resources, streamlined management and the discontinued outsourcing of certain internal bank functions, including data processing, and customer services, such as investment services.

         c) The enhancement to shareholder value represented by the premium paid by FCFG, in cash and FCFG Common Stock, to PSB shareholders. Although neither PSB nor FCFG stock is actively traded, PSB shareholders receiving FCFG Common Stock in the Merger will own stock in a company whose stock is more widely held and will be registered under federal securities laws, and that will be preparing, filing and distributing periodic reports to shareholders and with the SEC under federal securities laws.

         d) The continuity of management and management philosophies in the Combined Bank, including the continued participation of certain directors of PSB on the Board of the Bank. Both the Bank and PSB have similar community banking cultures and lending philosophies, including a commitment to customer service in their respective core communities, and similar sales and marketing strategies. These synergies will be enhanced by the relative strength of PSB in such areas as mortgage lending, which will be offered throughout the Combined Bank's service area.

         e) The substantially greater resources of the Combined Bank and FCFG and the advantages associated with ownership of the Combined Bank through a bank holding company such as FCFG, including the ability to offer larger loans to customers due to higher legal lending limits.

         f) The ability of the Combined Bank to provide enhanced technology and additional training programs to employees, allowing them to better meet customer needs while providing increased career opportunities and greater job satisfaction.

         The PSB Board has obtained a written opinion from Hoefer & Arnett as to the fairness to PSB and its shareholders, from a financial point of view, of the terms of the proposed Merger of PSB with and into the Bank. See "Opinion of Financial Advisor."

         On October 18, 1996, the PSB Board considered and unanimously adopted Amendment No. 1 to the Merger Agreement pursuant to which it was agreed that the Total Available Cash payable by FCFG as cash consideration to PSB shareholders under the Merger Agreement would be not less than 20 percent nor greater than 45 percent of the total consideration paid by FCFG for PSB Common Stock in the Merger. The amendment has been incorporated into the amended and restated Merger Agreement attached as Appendix A to this Prospectus/Proxy Statement.

REASONS FOR THE MERGER -- FCFG

         At a meeting held on September 11, 1996, the FCFG Board determined to proceed with the Merger and authorized execution of the Merger Agreement. One member of the FCFG Board voted against the Merger Agreement on the basis that he believes that FCFG and the Bank should focus on immediate profitability enhancement rather than growth through merger. The remaining seven (7) members of FCFG's Board voted in favor of the Merger based on their belief that acquisition opportunities such as that presented by the proposed Merger may not be available in the future.

         The FCFG Board determined that the Merger would advance FCFG's strategic plan by combining the Bank with a financially sound institution with a complementary business strategy, thereby creating a stronger institution with greater size, flexibility, efficiency, capital strength, and profitability. The FCFG Board believes that the Merger will allow FCFG to more effectively compete in the rapidly changing marketplace for banking, mortgage banking, financial services and to take advantage of opportunities for growth and diversification.

         On October 17, 1996, the FCFG Board considered and adopted Amendment No. 1 to Merger Agreement pursuant to which it was agreed that the Total Available Cash payable by FCFG as cash consideration to PSB shareholders under the Merger Agreement would be not less than 20 percent nor less than 45 percent of the total consideration paid by FCFG for PSB Common Stock in the Merger. The amendment has been incorporated into the amended and restated Merger Agreement attached as Appendix A to this Prospectus/Proxy Statement.

OPINION OF FINANCIAL ADVISOR

         The respective Boards of PSB and the Bank retained Hoefer & Arnett, Incorporated to render a written opinion (the "Fairness Opinion") as financial analysts as to the fairness, from a financial point of view, to the Boards and shareholders of PSB and FCFG of the terms of the proposed Merger of PSB with and into the Bank, as defined in the Merger Agreement. No limitations were imposed by the Boards of either PSB or FCFG upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering the Fairness Opinion.

         A copy of the Fairness Opinion of Hoefer & Arnett, dated October 14, 1996, which was delivered to the PSB Board and which sets forth certain assumptions made, matters considered and limits on the review undertaken by Hoefer & Arnett, is attached as Appendix C to this Prospectus/Proxy Statement. PSB shareholders are urged to read the Fairness Opinion in its entirety. The following summary of the procedures and analysis performed, and assumptions used by Hoefer & Arnett is qualified in its entirety by reference to the text of such Fairness Opinion. The Fairness Opinion is directed to the PSB Board and is directed only to the financial terms of the transaction and does not constitute a recommendation to any PSB shareholder as to how such shareholder should vote at the Shareholder's Meeting.

         In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) Annual Reports to Shareholders of PSB and FCFG for the years ended December 31, 1994 and December 31, 1995; (iii) Quarterly FDIC Call reports for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996; (iv) certain other publicly available information concerning other banks and holding companies, the trading markets for their securities, and the nature and terms of certain other merger transactions believed to be relevant to this inquiry. Hoefer & Arnett has held discussions with senior management of PSB, FCFG and the Bank concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

         Hoefer & Arnett reviewed with senior management of PSB earnings projections for 1996 through 2000 for PSB as a stand-alone entity, assuming the Merger does not occur, prepared by PSB. Hoefer & Arnett reviewed with senior management of FCFG and the Bank earnings projections for 1996 through 2000 as a stand-alone entity, assuming the Merger does not occur, as well as projected operating cost savings expected to be achieved in each such years resulting from the Merger. Such projections were prepared by the Bank's senior management. Certain pro forma financial projections for the years 1996 through 2000 for the combined entity were derived by Hoefer & Arnett based partially upon the projections discussed above, as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings derived by Hoefer & Arnett partially based upon the projections discussed above to be realizable in the Merger.

         In conducting its review and arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management of PSB, FCFG and the Bank as to the reasonableness of the financial and operating forecasts, projections and possible operating cost savings (and the assumptions and bases therefore) provided to it, and Hoefer & Arnett assumed that such forecasts, projections and possible operating cost savings reflect the best currently available estimates and judgments of the applicable management. Hoefer & Arnett also assumed without independent verification, that the aggregate allowances for loan losses for PSB and the Bank are adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the properties of PSB or the Bank, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer & Arnett assumed that the Merger will have the tax accounting and legal effects described in the Merger Agreement and relied, as to legal matters, exclusively on counsel to PSB, FCFG and the Bank, as to the accuracy of the disclosures set forth in the Merger Agreement. Hoefer & Arnett's opinion is limited to the fairness, from a financial point of view, to the holders of shares of PSB Common Stock of the terms of the proposed Merger of PSB with and into the Bank and does not address PSB's underlying business decision to proceed with the Merger.

         As more fully discussed below, Hoefer & Arnett considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of PSB and the Bank, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for PSB, FCFG and the Bank; (ii) the assets and liabilities of PSB and the Bank, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies.

         Hoefer & Arnett also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Fairness Opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its opinion and the information made available to it through that date.

         In connection with rendering its Fairness Opinion to the Boards of PSB and FCFG, Hoefer & Arnett performed certain financial analyses, which are summarized below. Hoefer & Arnett believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of PSB, FCFG and the Bank. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

         The financial forecasts and projections of PSB and the Bank prepared by Hoefer & Arnett were based on projections provided by the respective companies as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions. All such information was reviewed with the respective management of PSB, FCFG and the Bank. Neither PSB nor the Bank publicly discloses internal management financial forecasts and projections of the type provided to Hoefer & Arnett in connection with its review of the proposed Merger and such forecasts and projections were not prepared with a view towards public disclosure. The forecasts, projections, and possible operating cost savings prepared by Hoefer & Arnett were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

         Set forth below is a brief summary of the analysis performed by Hoefer & Arnett in reaching the Fairness Opinion. Hoefer & Arnett assumed for purposes of its opinion that the Merger will be accounted for as a purchase transaction under generally accepted accounting principles. Hoefer & Arnett used an exchange ratio of two shares of FCFG Common Stock for each share of PSB Common Stock.

         Exchange Ratio Determination Analysis. In order to determine a fair and equitable exchange ratio, Hoefer & Arnett utilized the net asset value, market value and investment value approaches, as explained below.

         Net asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given to the net asset value method of valuation.

         Market value is defined as the price, established on an "arm's length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets of comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues, adjusted for lack of marketability or liquidity. Based on the low end of the trading range of PSB's and FCFG's Common Stock, Hoefer & Arnett calculated an exchange of 2 to 1.

         The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting than the net asset value and equal or possible greater weighting than the investment value. In analyzing the fair market value of both PSB and FCFG, Hoefer & Arnett has considered the market approach and has evaluated price to equity and price to earnings multiples of banking organizations that were sold during the first half of 1996. This data was obtained from SNL Securities, L.P.

         Hoefer & Arnett calculated an "Adjusted Book Value" exchange ratio, based on PSB's and FCFG's June 30, 1996 equity, of 1.96 to 1. Hoefer & Arnett calculated an "Adjusted Earnings Value" exchange ratio, based on PSB's and FCFG's estimated 1996 earnings, of 2.36 to 1. The financial performance characteristics of the banking organizations sold in the first half of 1996 vary, sometimes substantially from those of PSB and FCFG. When the variance is significant for relevant performance factors, adjustment of the exchange ratio computed using price multiples is appropriate when comparing them to the fair market value conclusion. These "Adjusted Book Value" and "Adjusted Earnings Value" approaches were also utilized in supporting the fairness of the cash price to be offered for shares of PSB Common Stock as provided for in the Merger Agreement.

         Hoefer & Arnett analyzed the value of the aggregate consideration to be received in the transactions that were announced in the first half of 1996 in relationship to the stated Book Value and earnings as compared to the value of the aggregate consideration to be received by holders of shares of PSB Common Stock. However, Hoefer & Arnett has considered the proposed transaction as a true bank merger, versus an acquisition or sale.

         Investment value is sometimes referred to as the income value or earnings value. The investment value is frequently defined as an estimate of the present value of future benefits. Another popular investment value method is to determine the level of current annual benefits and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Using a net present value discount rate of 12 percent, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the exchange ratio based on the net present value of future earnings equaled 2.36 to 1.

         In order to analyze the reasonableness of the fair market value, the return on investment was calculated to determine the return that would accrue to a potential buyer at the fair market value. The return on investment equaled
10.35 percent for PSB and 10.21 percent for FCFG. Additionally, the fair market value to assets was calculated and compared to the average purchase price to assets for banking organizations sold in the first half of 1996. Based on the proposed exchange ratio of 2 to 1, the price to assets equaled 19.22 percent for PSB and 23.30 percent for FCFG. Lastly, Hoefer & Arnett calculated the net present value to fair market value, as it has been recognized that there is a relationship between the net present value of a community banking organization and the fair market value of a majority block of the banking organization's stock. The ratios of net present value to fair market value, based on the proposed exchange ratio of 2 to 1, equaled 89.63 percent for PSB and 75.84 percent for FCFG. The return on investment and net present value approaches were also utilized in supporting the fairness of the cash price to be offered for shares of PSB Common Stock as provided for in the Merger Agreement.

         When these investment value methods are combined and the values determined using the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, a fair exchange ratio of two-to-one is derived.

         Pro Forma Merger and Contribution Analysis. Based upon input from senior management of PSB and the Bank, as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions, and all financial and other factors it deemed appropriate under the circumstances, Hoefer & Arnett prepared financial projections for PSB and FCFG on a stand-alone basis. The projections and possible operating cost savings prepared by Hoefer & Arnett were based on numerous variables and assumptions which are inherently uncertain, and accordingly, actual results could vary from those set forth in such projections.

         FCFG is projected to generate a return on average assets of 1.16 percent in 1996 and 1.40 percent in the years 1997 through 2000. FCFG's assets are projected to increase by 6.62 percent in 1996, 12.00 percent in 1997, 11.00 percent in 1998 and 10.00 percent in 1999 and 2000. PSB is projected to generate a return on average assets of 1.22 percent in 1996, 1.25 percent in 1997 and
1.30 percent in 1998 through 2000. PSB's assets are project to increase by 17.56 percent in 1996, 15.00 percent in 1997, 14.00 percent in 1998, 13.00 percent in 1999 and 12.00 percent in 2000.

         Pro forma financial projections for the combined entity were derived by Hoefer & Arnett based upon the projections discussed above and included Merger-related savings of $250,000 in 1997 and $750,000 in 1998 through 2000, on a pre-tax basis. Such estimates were based partially upon discussions with senior management of the Bank and Hoefer & Arnett's own assessment of the cost savings realizable in the Merger. Hoefer & Arnett analyzed the Book Value and earnings per share impact of the proposed transaction on PSB and FCFG shareholders over the next five years. At an exchange ratio of two shares of FCFG Common Stock for each share of PSB Common stock, PSB shareholders are projected to experience equity per share appreciation ranging from 13.36 percent to 16.53 percent in the years 1996 through 2000. On an earnings per share basis, PSB shareholders are projected to incur dilution of 7.05 percent in 1996, appreciation ranging from 1.61 percent to 4.64 percent in 1997 through 1999 and dilution of 0.21 percent in 2000.

         Based upon and subject to the foregoing, Hoefer & Arnett is of the opinion as financial advisors that, as of the date hereof, the terms of proposed Merger of PSB with and into the Bank are fair, from a financial point of view, to the holders of shares of PSB Common Stock.

         For its services as an independent financial analyst for the Merger, including the rendering of its opinion referred to above, the parties to the Merger Agreement have agreed to pay Hoefer & Arnett aggregate fees of $19,000.

RECOMMENDATION OF THE PSB BOARD

         THE PSB BOARD UNANIMOUSLY RECOMMENDS THAT THE PSB SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.


                                   THE MERGER

GENERAL

         The following description of certain aspects of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All PSB shareholders are urged to read the Merger Agreement carefully. PSB shareholders are being asked to approve the Merger that is to be consummated in accordance with the terms of the Merger Agreement.

BASIC TERMS OF THE MERGER

         Terms. Under the terms of the Merger Agreement, PSB will be merged with and into the Bank. Upon consummation of the Merger, the outstanding shares of PSB Common Stock, other than dissenting shares, will be converted into the right to receive cash and/or shares of FCFG Common Stock. The holders of the outstanding shares of PSB Common Stock will be entitled to receive, in the aggregate, (i) cash equal to a percentage of the PSB Exchange Value to be determined by the FCFG Board on or before Closing, but not to be less than 20 percent or to exceed 45 percent ("Total Available Cash"), and (ii) shares of FCFG Common Stock having an aggregate Exchange Value equal the remaining percentage of the PSB Exchange Value. Each holder of the outstanding shares of PSB Common Stock will have an opportunity to elect to receive cash and/or shares, but such elections will be subject to adjustment as specified in the Merger Agreement to limit cash to the Total Available Cash.

         Exchange Values. The shares of PSB Common Stock will be exchanged according to the respective Exchange Values of PSB's and FCFG's Common Stock. Based on analysis by the financial advisors Hoefer & Arnett, the Exchange Value of FCFG Common Stock will be 196 percent of its Book Value and the Exchange Value of PSB Common Stock will be 200 percent of its Book Value. The number of shares of FCFG Common Stock that can be received for each share of PSB Common Stock will be the number obtained by taking 200 percent of the per-share Book Value of PSB Common Stock as of the Pricing Date (i.e., the last day of the calendar month immediately preceding the Effective Date), and dividing such number by 196 percent of the per-share Book Value of FCFG Common Stock as of the Pricing Date.

         Example: Suppose that the electing shareholder has 1,000 shares of PSB Common Stock and that the per-share Book Values are $23.00 for PSB Common Stock and $11.80 for FCFG Common Stock. The shareholder elects to exchange PSB shares for 45% cash and 55% stock. Under the exchange mechanism, the shareholder will receive $20,700 for 450 PSB shares, calculated as follows: 450 x (200% x $23.00) = $20,700. The shareholder will receive 1,093 FCFG shares (ignoring fractional shares) for the remaining 550 PSB shares, calculated as follows: 550 x (200% x $23.00) / (196% x

         $11.80) = 1,093 shares. The cash to be received may be limited by the Total Available Cash.

         PSB's and FCFG's management will each determine the Book Value of their respective companies on the Pricing Date. If either PSB or FCFG experiences a net loss between the Pricing Date and the Effective Date, resulting in a reduction in the Book Value of that company, then the exchange values will be recalculated to take into account the reduced Book Value. The Merger Agreement provides that the minimum per-share Book Value for FCFG Common Stock will be $11.38 and for PSB Common Stock will be $22.60. If either company's Book Value drops below the minimum, then the other company will have the option to terminate the Merger Agreement.

         As of September 30, 1996, the per-share Book Value of PSB Common Stock was $23.92 and FCFG Common Stock was $12.23.

         The Book Values used to determine the Exchange Values of PSB and FCFG Common Stock are likely to differ from the Book Values at the time of Closing due to fluctuations that may occur between the Pricing Date and the Effective Date. However, neither PSB nor FCFG has plans which would change its per-share Book Value prior to the final determination except for normal earnings, and neither PSB nor FCFG anticipates material fluctuations to earnings up to the date of final determination.

         Closing and Effective Date. The Merger will be effective upon Closing. The date on which the Closing takes place will be the Effective Date. Unless the parties agree otherwise, the Closing will occur five business days after the fulfillment or waiver of each condition, and the granting of each approval (and the expiration of any required waiting period), set forth in or required by the Merger Agreement. In no event, however, will the Closing occur before January 22, 1997, or if the Closing is to occur after January, in no event will the Closing occur before the fifth business day of the month. The purpose of restrictions in the last sentence is to allow adequate time for year-end (for a January closing) and month-end financial information to be compiled. If the Closing does not occur prior to April 30, 1997, either PSB or FCFG may terminate the Merger Agreement. See "THE MERGER -- Conditions to the Merger."

CASH FOR CERTAIN SHAREHOLDERS

         Certain shareholders of PSB Common Stock will be required to receive cash in exchange for their shares of PSB Common Stock, subject to the Total Available Cash limitation on aggregate cash consideration ("Mandatory Cash Recipients"). Mandatory Cash Recipients will be (i) holders of dissenting shares, (ii) holders of PSB Common Stock who would be entitled to receive fractional shares of FCFG Common Stock (to the extent of such fractional shares), (iii) holders of PSB Common Stock whose principal residence (or principal office, in the case of a corporation, partnership, trust or other business organization) is not within the State of Washington as of the Record Date; and (iv) holders of fewer than 200 shares of PSB Common Stock. FCFG will not issue stock certificates to Mandatory Cash Recipients, unless they are required to receive shares of FCFG Common Stock because of the ceiling on aggregate cash consideration.

         Dissenting Shares. Holders of dissenting shares of PSB Common Stock will be subject to the rules summarized below. See "THE MERGER -- Dissenters Rights."

         Fractional Shares. Each PSB shareholder will receive, in lieu of any fractional shares of FCFG Common Stock, payment in cash for such fractional shares in an amount equal to the product determined by multiplying such fractional shares by 1.96 times the per-share Book Value of FCFG Common Stock as of the Pricing Date. Each such PSB shareholder will have no other rights with respect to such fractional shares.

         Certain Shareholders. Each PSB shareholder owning fewer than 200 shares of PSB Common Stock and each PSB shareholder who is not a Washington resident will receive payment in cash for their shares, in an amount equal to the product determined by multiplying the number of PSB shares held by such shareholder by 200 percent of the per-share Book Value of PSB Common Stock. For example, a PSB shareholder owning 100 shares of PSB Common Stock would receive the dollar equivalent of 100 times 200 percent of the per-share Book Value of PSB Common Stock. For these purposes, a Washington resident refers to an individual whose principal residence is within the State of Washington and any corporation, partnership, trust or other form of business organization whose principal office is within the State of Washington, in each case determined as of the Record Date.

ELECTION PROCEDURE AND ADJUSTMENTS

         Election Procedure. PSB shareholders eligible to elect to receive cash or FCFG common stock in exchange for their shares of PSB Common Stock will need to make their election on or before five business days after the PSB shareholder meeting at which the Merger Agreement is considered. Eligible shareholders are those shareholders of record of PSB Common Stock as of the Effective Date other than Mandatory Cash Recipients.

         Each shareholder will be required to make his or her election in writing on an election form, a copy of which has been provided with this Prospectus/Proxy Statement. Any shareholder who does not receive an election form may obtain one from PSB by contacting Sharon Scholl at (360) 458-2265. The form must be hand delivered or mailed (and postmarked) to FCFG at its main office on or before five business days after the PSB shareholder meeting at which the Merger Agreement is considered. Any shareholder who fails to make a timely election will be deemed to have made an election to receive cash, subject to adjustment as described below.

         An election may be revoked or changed by substituting the submitted election with another properly executed election form before the deadline for making the election. Otherwise, elections will be irrevocable unless changed in writing with the consent of the Boards of PSB and FCFG.

         Adjustments to Achieve Proper Cash-to-Stock Ratio. The consideration to be paid in the aggregate to shareholders of PSB Common Stock will be subject to an overall ratio of cash to shares of FCFG Common Stock, such ratio to be determined by the FCFG Board at its discretion before Closing. In no event, however, will the cash amount be less than 20 percent or exceed 45 percent of the aggregate PSB Exchange Value. The total amount of cash to be paid (the Total Available Cash) will be calculated by taking the percentage set by the FCFG Board times the per-share PSB Exchange Value times the total number of shares of PSB Common Stock issued and outstanding as of the Effective Date (e.g., 45% x 200% x per-share Book Value x outstanding PSB shares = Total Available Cash). The Total Available Cash will include cash amounts due to Mandatory Cash Recipients.

         If the Total Available Cash is less than the amount due to Mandatory Cash Recipients, then the cash will be allocated first to the dissenting shares, second to the fractional shares, third to shares held by holders who are not Washington residents, and fourth to shares held by holders who own fewer than 200 shares of PSB Common Stock.

         After allocating cash to Mandatory Cash Recipients, if the remaining Total Available Cash is less than the amount due to shareholders who elect (or are deemed to have elected) to receive cash, then the following adjustments will be made. PSB shareholders who failed to make a timely election will be deemed to have elected to receive only FCFG Common Stock for their PSB Common Stock. The cash payable to those PSB shareholders who made timely elections will be reduced pro rata, based on the number of shares of PSB Common Stock for which they elected to receive cash. PSB shares for which the shareholder elected to, but will not, receive cash will be exchanged for shares of FCFG Common Stock.

         After allocating cash to Mandatory Cash Recipients, if the remaining Total Available Cash exceeds the amount due to shareholders who elect (or are deemed to have elected) to receive cash, then the following adjustments will be made. The cash payable to those PSB shareholders who made timely elections will be increased pro rata, based on the number of shares of PSB Common Stock for which they elected to receive cash. The number of shares of FCFG Common Stock received by these PSB shareholders will be reduced commensurately.

EXCHANGE OF STOCK CERTIFICATES

         As of the Effective Date, each certificate that, prior to the Effective Date, represented shares of PSB Common Stock will evidence only the right to receive cash and/or the number of shares of FCFG Common Stock payable in accordance with the terms of the Merger Agreement. Upon valid surrender to PSB of certificates that, prior to the Effective Date, represented shares of PSB Common Stock, together with a duly executed transmittal form and any other required documents, the holder surrendering such certificates will be entitled to receive cash and certificates representing the shares of FCFG Common Stock to which he or she is entitled, in accordance with the terms of the Merger Agreement. No holder of certificates that, prior to the Effective Date, represented PSB Common Stock will be entitled to receive any payments or securities in exchange for those shares until valid surrender of the holder's certificates is made. After the Merger is consummated, PSB shareholders will receive written instructions on the procedure for turning in their stock certificate and the required letter of transmittal. PSB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES AT THIS TIME.

         In the case of lost, stolen or destroyed stock certificates, the shareholder will need to provide satisfactory evidence of ownership of the PSB Common Stock along with proper indemnification before any FCFG stock certificates will be issued.

         All FCFG Common Stock issued pursuant to the Merger Agreement will be deemed issued as of the Effective Date. No distributions or dividends paid upon shares of FCFG Common Stock after the consummation of the Merger will be paid to holders of PSB Common Stock who are entitled under the Merger Agreement to receive FCFG Common Stock until such holders have surrendered the certificates formerly representing shares of PSB Common Stock, at which time any accumulated dividends and distributions since the Effective Date, without interest, will be paid.

MECHANICS OF THE MERGER

         PSB will be merged with and into the Bank. At that time, all business, assets and liabilities formerly carried on or owned by PSB will be transferred to and vested in the Bank. PSB will cease to have a corporate existence separate from the Bank.

CONDUCT PENDING CONSUMMATION OF THE MERGER

         PSB's shareholders will retain their equity interest in PSB until the Effective Date. The Merger Agreement provides that, until the consummation of the Merger and unless FCFG otherwise consents in writing, PSB will conduct its business only in the ordinary and usual course and will use all reasonable efforts to preserve intact its present business organization, keep available the services of its present management and employees, and preserve the goodwill of all parties with whom it has business dealings. The Merger Agreement also provides that, unless FCFG otherwise consents in writing, PSB will refrain from engaging in certain activities during the period prior to consummation of the Merger (such as, effecting any recapitalization, declaring or paying dividends, disposing of assets or making material commitments, acquiring real property without conducting an environmental evaluation, and entering into transactions or incurring any expenses that are not in the ordinary course of business).

CONDITIONS TO THE MERGER

         Consummation of the Merger is subject to various conditions. No assurance can be provided as to whether such conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the Merger will be completed. In the event that conditions to the Merger remain unsatisfied and the Merger has not been effected on or before April 30, 1997, the Merger Agreement may be terminated by either party to the Merger Agreement.

         Shareholder Vote and Regulatory Approval. The Merger will occur only if the transaction is approved by the affirmative vote of holders of at least two-thirds (2/3) of the shares of PSB Common Stock. In addition, the respective obligations of PSB and FCFG to consummate the Merger are subject to the condition that the transactions contemplated by the Merger Agreement shall have been approved by all governmental agencies having jurisdiction with respect to such transactions. The Merger requires the prior approval of the Director of the Washington State Department of Financial Institutions ("Director") and the FDIC. Applications are pending with the Director and the FDIC to obtain the required approvals in connection with the Merger.

         Joint Conditions. The obligations of all parties to the Merger Agreement to proceed with the Merger are subject also to other conditions, including the following: (i) the effectiveness with the SEC of the registration of FCFG Common Stock to be issued in connection with the Merger; (ii) no action or proceeding having been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Merger contemplated by the Merger Agreement; (iii) the continuing accuracy in all material respects of the representations and warranties of each party; (iv) receipt by each party of all necessary corporate and shareholder regulatory approvals of the Merger; and (v) receipt of an opinion from Knight, Vale & Gregory to the effect that consummation of the Merger as proposed in the Merger Agreement will not result in a taxable event for either PSB or FCFG, and certain other tax matters described below. See "THE MERGER -- Certain Federal Income Tax Matters."

         Conditions to FCFG Obligations. The obligations of FCFG to proceed with the Merger and the transactions contemplated by the Merger Agreement are also subject to various other conditions, including (among other conditions) the following: (i) PSB's performance and satisfaction in all material respects of all terms, covenants and conditions required by the Merger Agreement to be performed and satisfied by PSB; (ii) PSB's capital being not less than $4,500,000 on the Effective Date; (iii) PSB's allowance for possible loan and lease losses being adequate to absorb PSB's anticipated loan and lease losses and in any case being not less than $400,000 or an amount determined by Knight, Vale & Gregory by applying FCFG's standard reserve factors to each of PSB's loans; (iv) the non-occurrence of any material adverse effect with respect to PSB; (v) execution of certain director and key employee agreements; (vi) PSB's termination of certain employee benefit arrangements; and (vii) delivery to FCFG of various certificates and opinions of counsel.

         Conditions to PSB Obligations. The obligations of PSB to proceed with the Merger and the transactions contemplated by the Merger Agreement are also subject to various other conditions, including (among other conditions) the following: (i) FCFG's performance and satisfaction in all material respects of all covenants and conditions required by the Merger Agreement to be performed and satisfied by either or both of them; (ii) the non-occurrence of any material adverse effect with respect to FCFG; and (iii) delivery to PSB of various certificates.

         Either PSB or FCFG may waive any condition to their respective obligations to complete the Merger, except those that are required by law (such as receipt of regulatory and shareholder approval).

AMENDMENT AND TERMINATION OF MERGER AGREEMENT

         The Merger Agreement may be amended or supplemented at any time by written agreement of FCFG and PSB (with the authorization of their respective Boards), whether before or after the Special Meeting. To the extent permitted under applicable law, any such amendment or supplement may be made without further approval of PSB's shareholders. As of October 18, 1996, both the PSB and FCFG Boards adopted Amendment No.1 to the Merger Agreement, which amendment provided that the Total Available Cash would be between twenty and forty-five percent of the total consideration to be paid for PSB Common Stock, with the actual percentage to be set by the FCFG Board prior to Closing. This Amendment No.1 has been incorporated into the amended and restated Merger Agreement, attached to this Prospectus/Proxy Statement as Appendix A.

         If the Merger has not been consummated by April 30, 1997, then at any time thereafter, any party may terminate the Merger Agreement, unless the Merger Agreement has been extended by mutual consent. The Merger Agreement may also be terminated at any time prior to the Closing, whether before or after approval by PSB shareholders, by mutual consent of the parties to the Merger Agreement.

         If the Merger Agreement is terminated for any reason other than the fault of any party, then each of the parties will pay its own out-of-pocket costs incurred in connection with the transaction and there will be no other liability to any other party. In the event that the Merger Agreement is terminated unilaterally due to the fault of one party, the party at fault will be liable to the other unaffiliated party or parties to this Agreement for an amount equal to $400,000. The term "fault" is defined in the Merger Agreement to mean (i) in the case of PSB, any agreement by PSB to merge or consolidate with, or sell, substantially all of its assets to, any entity other than FCFG or the Bank, and (ii) for all parties, any intentional acts or omissions by, or lack of good faith efforts of, any party that result in the failure to perform or fulfill any covenant, representation or warranty in this Agreement. Good faith unilateral termination of the Merger Agreement under a termination provision of the Merger Agreement will not constitute "fault."

CERTAIN FEDERAL INCOME TAX MATTERS

         The Merger is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(1)(D) of the Code for Federal income tax purposes. PSB and FCFG has received an opinion from Knight, Vale & Gregory that the Merger will constitute a tax-free reorganization for Federal tax purposes. Such opinion does not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion is based upon facts and assumptions and representations and assurances made by PSB and FCFG.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF PSB COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS, SUCH

AS FOREIGN HOLDERS OR HOLDERS WHOSE STOCK MAY HAVE BEEN ACQUIRED AS COMPENSATION. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE OF WHICH ARE DESCRIBED BELOW. SHAREHOLDERS ARE URGED TO CONSULT THEIR ADVISORS TO DETERMINE THE SPECIFIC PERSONAL TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

         The Knight, Vale & Gregory opinion states that:

         1. The merger of PSB with and into the Bank will constitute a tax-free reorganization.

         2. Under Section 354(a)(1) of the Code, no gain or loss will be recognized by holders of the PSB Common Stock who exchange such shares solely for FCFG Common Stock pursuant to the Merger.

         3. The payment of cash to a PSB shareholder in lieu of fractional shares will be treated as received in exchange for said fractional shares, subject to the limitations of Section 302 of the Code. Any gain or loss recognized as a result of the receipt of such cash for fractional shares will be a capital gain or loss equal to the difference between the cash received and the shareholder's basis in such fractional shares, provided that the PSB Common Stock surrendered was a capital asset in the hands of the shareholder at the time of surrender.

         4. The tax basis of the FCFG Common Stock received in the Merger by each PSB shareholder receiving solely FCFG Common Stock will equal the tax basis of such PSB shareholder's shares of PSB Common Stock exchanged in the Merger (less any basis allocated to fractional shares for which cash is received).

         5. The holding period for shares of FCFG Common Stock received in the Merger by each PSB shareholder receiving solely FCFG Common Stock will include the holding period for the shares of PSB Common Stock exchanged in the Merger.

         6. The tax basis and holding period in the assets and liabilities acquired by the Bank from PSB as a result of the Merger will be the same as the tax basis and holding period of said assets and liabilities to PSB immediately prior to the Merger.

         7. PSB, FCFG and the Bank each will not recognize gain or loss as a result of the Merger.

ACCOUNTING TREATMENT OF MERGER

         It is expected that the Merger will be treated as a purchase for accounting and financial reporting purposes.

DISSENTERS' RIGHTS OF APPRAISAL

         Pursuant to the provisions of RCW 30.49.090, a shareholder of PSB may, under certain circumstances, exercise "dissenter's rights." To exercise these rights, an PSB shareholder must (1) vote against the Merger, (2) make written demand for the exercise of dissenters' rights within 30 days after the Effective Date of the Merger, and (3) surrender his or her stock certificates representing shares of the PSB Common Stock. Upon such exercise, the dissenting shareholder is entitled to receive the fair value of such shares in cash, less the shareholder's pro rata share of one-half of the appraisal cost for determining such value. Fair value would be determined by three appraisers, one of whom would be selected by the owners of two-thirds of the dissenting shares, a second would be selected by the Board of the Combined Bank, and the third would be selected by the two appraisers so chosen.

         The dissenting shareholders will bear the cost of their appraisal and one-half the cost of a third appraisal. The Combined Bank will bear the cost of its appraisal and one-half the cost of the third appraisal. The value of the shares will be established by agreement of any two of the three appraisers. The sole right of each dissenting shareholder will be to receive payment of the appraised value of the surrendered shares.

         The failure of a shareholder of PSB to comply strictly with the statutory requirements will result in a loss of dissenter's rights. A copy of the relevant statutory provisions is attached for your reference as Appendix B. PSB shareholders should refer to this Appendix for a complete statement concerning dissenters' rights and the foregoing summary of such rights is qualified in its entirety by reference to such Appendix. PSB SHAREHOLDERS WILL NOT BE SENT A SEPARATE NOTICE OF THE EFFECTIVE DATE OF THE MERGER. All correspondence concerning the exercise of dissenter's rights should be addressed and mailed to Ken Parsons at the head office of FCFG.

RESALE OF STOCK RECEIVED IN THE MERGER BY PSB AFFILIATES

         The FCFG Common Stock to be issued in the Merger will be transferable free of restrictions under the Securities Act, except for shares received by persons, including directors and executive officers of PSB, who may be deemed to be "affiliates" of PSB, as that term is used in (i) paragraphs (c) and (d) of Rule 145 under the Securities Act and/or (ii) Accounting Series Releases 130 and 135, as amended, of the SEC. Affiliates may not sell their shares of FCFG Common Stock acquired pursuant to the Merger, except (a) pursuant to an effective registration statement under the Securities Act covering those shares, (b) in compliance with Rule 145, or (c) in the opinion of counsel reasonably satisfactory to FCFG, pursuant to other applicable exemptions from the registration requirements of the Securities Act. This Prospectus/Proxy Statement does not cover any resales of the FCFG Common Stock received by affiliates of PSB.

NO SOLICITATION

         PSB has agreed in the Merger Agreement that, except as required by fiduciary duties under applicable law, neither PSB nor any of its officers or directors will (i) solicit, encourage, entertain or facilitate any other proposals or inquiries for an acquisition of the shares or assets of PSB, (ii) enter into discussions concerning any such acquisition, or (iii) furnish any information not routinely made available to the public relating to PSB's business or organization to any person that is not affiliated with PSB.

BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER

         Effective upon Closing, Michael D. Edwards will be appointed as president of the Bank. Mr. Edwards is currently the president and chief executive officer of PSB. Mr. Edwards has entered into an Employment Agreement with the Bank. See "THE MERGER -- Interests of Certain Persons in the Merger." All other persons who are officers of the Bank immediately before the Merger will remain officers immediately after the Merger. In addition, certain persons who are officers of PSB immediately before the Merger will be retained by the Bank in substantially the same position held by such persons at PSB and will be paid salaries that are generally comparable to the salaries received by employees in comparable positions. Such persons will be retained for at least one year following the Closing date unless such persons are terminated, with or without cause, by Mr. Edwards, or by the Bank if either Mr. Edwards terminates his employment with the Bank without good reason or his employment is terminated by the Bank for cause.

         As of the Closing, the Bank Board will consist of all persons who are directors of the Bank immediately before the Merger plus three of PSB's current directors: Mr. Edwards, Lawrence J. Schorno and Thomas P. Gorman. Each of the directors will serve on the Bank Board until the 1997 annual meeting of the Bank's shareholder or until successors have been elected and qualified. As of Closing, Mr. Edwards will also be appointed to the FCFG Board. As a condition to FCFG's and the Bank's obligations under the Merger Agreement, Messrs. Edwards, Schorno and Gorman will each enter into a Director Noncompetition Agreement with FCFG, the Bank and PSB. The Director Noncompetition Agreement prohibits these directors from competing with FCFG, the Bank or any of their affiliates within Pierce, Lewis and Thurston Counties of Washington for a period of three years after Closing.

EMPLOYEE BENEFIT PLANS

         The Merger Agreement confirms FCFG's intention to allow PSB employees who continue as employees of the Bank after the Merger to participate in certain FCFG and Bank employee benefit plans. In connection with such participation, PSB employees who continue as Bank employees will receive credit for prior service with PSB for purpose of determining eligibility and vesting. The benefits provided to PSB employees who continue as Bank employees will be, in the aggregate, no less favorable to such employees than the benefits being provided to FCFG employees. PSB's employee benefit plans will be terminated before Closing, as a condition of FCFG's obligations under the Merger Agreement; the employee interests in those plans will be transferred or merged into the Bank's employee benefit plans at Closing.

         At Closing, PSB's Employee Stock Ownership Plan ("PSB ESOP") will be merged into FCFG's Employee Stock Ownership Plan ("KSOP"), unless prior to Closing the participants of the PSB ESOP elect to terminate the PSB ESOP. Also at Closing, all options issued and outstanding to PSB employees pursuant to PSB's Incentive Stock Option and Nonstatutory Stock Option Plan shall terminate, except that any such options held by an individual who will be an officer or director of the Bank immediately after Closing will be entitled to receive, in exchange for his or her such options, options pursuant to FCFG's Employee Stock Option and Restricted Stock Award Plan, in a number equivalent to that number of FCFG Common Stock shares to which such individual would have been entitled under the Merger Agreement if the individual had exercised such PSB options immediately prior to Closing and elected to receive FCFG Common Stock in connection with the Merger. Options in FCFG Common Stock received by PSB officers or directors who will be FCFG officers or directors immediately after Closing will have the same expiration dates as the PSB options for which the FCFG options were exchanged. All other employee benefit arrangements (whether in written form or not) maintained by PSB solely for the benefit of its executive employees will terminate at Closing, except for Executive Supplemental Income Agreements with each of Mr. Edwards, Roger A. Johansen, D. James Arthur and Colleen Dorian.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Effective upon Closing, Michael D. Edwards will be appointed president of the Combined Bank for a term of five years. Mr. Edwards and the Bank have signed an Employment Agreement, as a condition to FCFG's and the Bank's obligations under the Merger Agreement. Mr. Edwards will receive a salary of $120,000 per annum, subject to a minimum ten percent increase on September 1, 1997 and annual increases thereafter commensurate with raises granted to other executive officers. In addition to his salary, Mr. Edwards will be granted options to purchase shares of FCFG Common Stock, at the market price as of the Effective Date. He will receive options for 20,000 shares of FCFG Common Stock, which will vest over five years with the first 4,000 shares vested after twelve full months of employment, and an additional 4,000 shares to vest each full year thereafter. The Employment Agreement also provides that Mr. Edwards will receive options of up to 5,000 shares of FCFG common stock, dependent on the Combined Bank's year-end return on assets, during each of the next four fiscal years. The shares will vest over the four years according to the schedule set forth in the Employment Agreement.

         Executive Supplemental Income Agreements in effect between PSB and each of Messrs. Edwards, Johansen, Arthur, and Ms. Dorian will remain in effect after the Merger.

         FCFG has entered into an agreement with certain holders of shares of FCFG Common Stock (including certain directors of FCFG and the Bank) pursuant to which FCFG will purchase the shares of such FCFG shareholders, conditioned upon the Closing of the Merger. See "INFORMATION ABOUT FCFG -- Proposed Transactions."

                           INFORMATION CONCERNING FCFG

BUSINESS

         First Community Bank ("FCFG"), a Washington bank holding company, was incorporated in November 1983 as First Community Bancorp, Inc. FCFG changed its name to the present name in July 1992. In 1984, pursuant to a plan of reorganization, FCFG acquired all of the stock of First Community Bank (the "Bank"), a state banking corporation chartered under Washington law in 1979.

         On March 1, 1993, FCFG acquired Citizens First Bank ("CFB"), a state banking corporation chartered under Washington law in 1978. On December 8, 1995, CFB's banking charter was merged into the Bank. The accompanying financial information was prepared following the pooling-of-interests method of accounting, and reflects the combined financial position and operating results of the Bank and CFB for all periods presented.

         On November 29, 1995, FCFG acquired Northwest Community Bank ("NCB"), a state banking corporation chartered under Washington law in 1991, and merged NCB into the Bank. The accompanying financial information was prepared following the pooling-of-interests method of accounting, and reflects the combined financial position and operating results of the Bank and NCB for all periods presented.

         FCFG owns all outstanding shares of Premises, Inc., a non-bank corporation formed for the purpose of acquiring and holding properties used by FCFG's banking subsidiaries. During 1993, FCFG started Information Management Systems, Inc., a non-bank corporation formed to provide data processing services to FCFG and its subsidiaries. FCFG proposes to combine Premises, Inc. with the Bank before the end of 1996. See "INFORMATION CONCERNING FCFG -- Proposed Transactions."

         The principal offices of FCFG, the Bank, Premises, Inc. and Information Management Systems, Inc. are located in Lacey, Washington.

         FCFG's primary functions are strategic planning for FCFG and its subsidiaries, capital planning and financing, overall financial management, marketing support for subsidiaries, management of all facility related matters, and implementation and coordination of employee benefits. FCFG also provides analysis of business opportunities including additional bank services, financial analysis and trends, analysis of potential acquisitions, and general delivery systems support such as data processing, telecommunications, etc. to its subsidiaries.

         The Bank engages in general banking business through ten branches and a mortgage production office in Thurston, Grays Harbor, Lewis and Pierce counties. The Bank's banking business includes the acceptance of demand, time and savings deposits and the making of loans. The Bank provides a full range of consumer banking services including: savings accounts, checking accounts, installment and commercial lending, safety deposit facilities, time deposits, Visa and other consumer and business related financial services, including the sale of non-deposit investment products.

         The Bank presently maintains branches in Lacey, Olympia, Tumwater, Yelm, Tacoma, Fircrest, Centralia, Elma and Hoquiam, Washington. The Bank has been continuously located in its Lacey branch since inception. The Olympia branch was opened in 1981. In 1987, the Bank opened a mortgage banking office offering a broad range of home and construction financing. In 1990 the Bank opened new branches in Tumwater and Yelm. In 1993, the Bank acquired branches in Elma and Hoquiam through its merger with CFB. During 1994, the Bank opened a new branch located in downtown Olympia. In 1995, the Bank acquired branches in Fircrest and Tacoma through the acquisition of NCB. In 1996, the Bank opened a branch in Centralia thus entering the Lewis County market.

         As a state bank, the Bank's ability to extend its existing branch banking systems is subject to approval by the Director and by the FDIC. The branching laws of the State of Washington allow banks to branch anywhere in the State, and in other states with Director approval.

PROPOSED TRANSACTIONS

         The FCFG Board has determined that it is in the best interests of FCFG to cause FCFG to acquire the shares of FCFG Common Stock owned by certain shareholders (the "Selling Shareholders"). The Selling Shareholders own FCFG Common Stock as a result of the stock-for-stock merger of NCB with and into the Bank in late 1995 ("NCB Merger"). Two of the Selling Shareholders (Michael A. Price and William E. Hartman, Jr.) were previously directors of NCB and have served as directors of the Bank since the NCB Merger. Additionally, Mr. Price has served as a director of FCFG since the NCB Merger.

         Since the NCB Merger, relations between FCFG and the Bank, on the one hand, and the Selling Shareholders involved in management of those two entities, on the other hand, have become strained, primarily as a result of differing philosophies regarding the current conduct and future development of the businesses of FCFG and the Bank. Management of FCFG believes that the situation may have been exacerbated by certain disputes, since resolved, which occurred subsequent to the NCB Merger. The FCFG Board believes that the existence of disaffected shareholders, and in the cases of Messrs. Price and Hartman, of disaffected directors of FCFG and/or the Bank, is having and would continue to have a negative effect on the efficient business operations of FCFG and the Bank. Additionally the FCFG Board believes that the acquisition of the Selling Shareholders' shares and the concurrent resignations of those Selling Shareholders involved in management will allow the Bank to better assimilate and utilize the people and assets, now part of the Bank, which constituted NCB prior to the NCB Merger.

         The Selling Shareholders recently approached FCFG, indicating a desire to sell the shares of FCFG Common Stock owned by them. For the reasons set forth above, FCFG determined that such repurchase would be in FCFG's best interests. FCFG is in the process of entering into a Stock Purchase and Sale Agreement (the "Stock Purchase Agreement") pursuant to which FCFG or its assigns will acquire a total of 178,233 shares of FCFG Common Stock owned by the Selling Shareholders, for $20.50 per share in cash. Shares of FCFG Common Stock have recently traded at $22.00 per share. The aggregate purchase price for the FCFG Common Stock owned by the Selling Shareholders is $3,653,777. The purchase of the shares is conditioned upon the consummation of the Merger contemplated in this Prospectus/Proxy Statement.

        FCFG will also acquire certain options to buy FCFG Common Stock ("Selling Shareholder Options") owned by Kevin M. Byrne and Robert J. Coleman, both previously executive officers of NCB. The Selling Shareholder Options (or the underlying shares of FCFG Common Stock, if such options are exercised prior to the purchase by FCFG) will be acquired, by FCFG or its assigns, prior to January 31, 1998, with the timing of the purchase otherwise in the discretion of FCFG. The purchase price for the Selling Shareholder Options was determined by using a price of $22.00 per share, less the exercise prices applicable to the Selling Shareholder Options. If the Selling Shareholder Options have been exercised in whole or in part prior to the purchase by FCFG, the purchase price will be $22.00. The aggregate purchase price for the Selling Shareholder Options will be $1,132,940, if none of the options have been exercised prior to their purchase by FCFG. The purchase of the Selling Shareholder Options or the underlying shares, as the case may be, is conditioned upon the consummation of the Merger.

         FCFG intends to fund all or a significant portion of the purchase price for the Selling Shareholders' shares of FCFG Common Stock and for the Selling Shareholder Options by means of a dividend to be declared and paid to it by the Bank, as well as the repayment by the Bank of an advance previously made to it by FCFG to fund improvements to the Bank's Lacey offices. In addition, FCFG's KSOP might participate in the stock purchase for up to $1 million, but no determination has yet been made by the trustees of the KSOP. See "UNAUDITED CONDENSED PRO FORMA FCFG AND PSB COMBINED FINANCIAL STATEMENTS."

         The Stock Purchase Agreement also provides that Messrs. Price and Hartman will resign, effective immediately, from their respective positions as directors of FCFG and/or the Bank, but further provides that they will be reappointed if the contemplated purchase and sale does not occur prior to March 15, 1997.

         FCFG also plans to dissolve its nonbank subsidiary Premises, Inc. ("Premises") and consolidate its operations with those of the Bank. FCFG formed Premises on November 1, 1989, as a vehicle for efficiently managing the various premises of FCFG's bank subsidiaries. At that time, FCFG was pursuing a corporate strategy potentially involving multiple bank subsidiaries, and Premises was formed as part of that corporate strategy. FCFG's management has since determined that it is in FCFG's best interests to depart from this corporate strategy and consolidate its banking operations into a single banking subsidiary, the Bank, rather than operate several independent bank subsidiaries. For this reason, FCFG no longer requires a separate premises-holding corporation, and management believes Premises should be liquidated. The proposed liquidation of Premises would occur in two steps: (i) FCFG will contribute the capital stock of Premises to the Bank, and (ii) following the capital contribution, Premises will dissolve and transfer all of its assets and liabilities to the Bank. FCFG's management believes this liquidation would further FCFG's goal of consolidating operations and reducing corporate expenses in order to increase efficiency and better serve its customer base.

COMPETITION

         The financial services industry is highly competitive. The Bank competes actively with national and state banks, mutual savings banks, savings and loans, finance companies, credit unions, brokerage houses and other financial institutions operating in the service area. Many of these financial institutions have merged or are in process of merging and many are larger in size than the Bank.

FACILITIES

         The Bank owns the property and building on which the Olympia East, Elma and Hoquiam branches are situated. Premises, Inc. owns property and buildings of the Lacey, Yelm, downtown Olympia, Fircrest and Centralia branches. The Tumwater branch is operated out of a building owned by Premises, Inc. which is situated on leased property. Premises, Inc. also purchased the building which may be the site of a possible Aberdeen branch. FCFG's administrative offices are located in the Lacey branch and the mortgage center is located in the downtown Olympia branch. The Bank operates one other retail branch in South Tacoma in a leased facility.

         The Lacey branch is a two-story building with a drive-up facility, which has approximately 18,000 square feet and is fully utilized. This facility was recently renovated and expanded. The Olympia East branch is a 3,000 square foot, one-story structure with a drive-up facility. The Tumwater branch is a single-story structure constructed in 1991 and has a drive-up facility. The Yelm branch is a single-story building with a driveup facility. The Elma branch, formerly the CFB principal branch, is a two-story structure with a drive-up facility. The Hoquiam, Centralia, Fircrest and South Tacoma branches are retail branches with drive-up facilities.

EMPLOYEES

         FCFG and its subsidiaries employ a total of 138 employees, consisting of 100 full time and 38 part time employees as of September 30, 1996. Such employees are not represented by a union organization or other collective bargaining group, and FCFG's management considers its relations with the employees to be very good.

LEGAL PROCEEDINGS

         From time to time in the ordinary course of business, FCFG or its subsidiaries may be involved in litigation. At the present time, neither FCFG nor any of its subsidiaries are involved in any material litigation proceeding.


                  FCFG MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

FINANCIAL CONDITION

         Overview. FCFG's consolidated total assets at September 30, 1996 of $176,631,000 represent a 3.4 percent decrease over December 31, 1995 assets of $182,897,000. This is the result of a 4.4 percent decline in deposits totaling $7,129,000 during the year. During the first two quarters of 1996, deposits declined as a result of two factors. The Bank typically experiences a deposit increase at year-end which runs off during January and February. Additionally, much of the deposit base gained in the acquisition of Northwest Community Bank in November 1995 consisted of high cost time deposits from customers who had no other relationship with the bank. Management has elected to not renew certain of these high rate time deposits. This caused deposits to decline to a low of $145 million at June 30, 1996. By September 30, 1996, deposits have risen to $154 million, regaining approximately $9 million since June.

         Loan demand in FCFG's market area was moderate during the period. Total loans, including loans held for sale, increased 3.5 percent, or $4,401,000 during the period, over the December 31, 1995 balance of $127,632,000. The ratio of loans to deposits increased from 79.16 percent at December 31, 1995 to 85.68 percent by the end of the second quarter as the Bank experienced a growth in loans and a decline in deposits. The balances of cash and due from banks, interest bearing deposits in banks, Federal funds sold and investment securities decreased $11,547,000 from $44,161,000 to fund the loan growth and deposit decline.

         The allowance for possible credit losses reflects management's current estimate of the amount required to absorb losses on existing loans and commitments to extend credit. Determination of the appropriate level of the allowance is based on an analysis of various factors including historical loss experience based on volumes and types of loans; volumes and trends in delinquencies and non-accrual loans; trends in portfolio volume; results of internal and independent external credit reviews; and anticipated economic conditions. An analysis of the adequacy of the allowance is subject to quarterly review by the Board of Directors. Based on this analysis, management considers the allowance for possible credit losses to be adequate.

         The allowance for possible credit losses increased $26,000 during the first three quarters to $1,402,000 at September 30, 1996 over the December 31, 1995 balance of $1,376,000. This increase consisted of provisions totaling $221,000, which were net of charge offs of $195,000. The allowance for possible credit losses represents a ratio of 1.06 percent and 1.08 percent of total loans at September 30, 1996 and December 31, 1995, respectively. Non-accrual loans decreased from $1,427,000 at December 31, 1995 to $387,000 at September 30, 1996. These loans represent loans that are well secured, and on which material losses are not presently expected.

         Liquidity and Rate Sensitivity. FCFG's assets and liabilities are managed to maximize long-term shareholder returns by optimizing net interest income within the constraints of maintaining high credit quality, conservative interest rate risk disciplines and prudent levels of liquidity. The Asset/Liability Committee meets regularly to monitor the composition of the balance sheet, to assess current and projected interest rate trends, and to formulate strategies consistent with established objectives for liquidity, interest rate risk and capital adequacy.

         Liquidity management involves the ability to meet cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Liquidity is generated from both internal and external sources. Internal sources are those assets that can be converted to cash with little or no risk of loss. These include overnight investments in federal funds sold and investment securities, particularly those of shorter maturity, and are the principal source of asset liquidity. At September 30, 1996, cash, Federal funds sold and securities available for sale totaled $28,051,000. External sources refer to the ability to attract new liabilities and capital. They include increasing savings and demand deposits, federal funds purchased, and the issuance of capital and debt securities. At September 30, 1996, federal funds borrowing lines of credit totaled $2,000,000 and were unused during the first quarter of 1996. The Bank also has preestablished borrowing lines available with the Federal Home Loan Bank of approximately $9,300,000. This credit facility has remained unused during 1996.

         Management believes the Bank's liquidity position at September 30, 1996, was adequate to meet its short term funding requirements.

         Interest rate sensitivity is closely related to liquidity, as each is directly affected by the maturity of assets and liabilities. FCFG's net interest margin is affected by changes in the level of market interest rates. Management's objectives are to monitor and control interest rate risk and ensure predictable and consistent growth in net interest income.

         Management considers any asset or liability which matures, or is subject to repricing within one year to be interest sensitive, although continual monitoring is performed for other time intervals as well. The difference between interest sensitive assets and liabilities for a defined period of time is known as the interest sensitivity "gap", and may be either positive or negative. If positive, more assets reprice before liabilities. If negative, the reverse is true. Gap analysis provides a general measure of interest rate risk but does not address complexities such as prepayment risk, interest rate floors and ceilings imposed on financial instruments, interest rate dynamics and customers' response to interest rate changes. Currently the Banks' interest sensitivity gap is negative within one year. Assuming that general market interest rate changes affected the repricing of assets and liabilities in equal magnitudes, this indicates that the effects of rising interest rates on FCFG would be a decrease in the net interest margin, whereas falling interest rates would cause a corresponding increase in the margin.

         Capital. Capital serves two basic purposes. First, it provides a reserve for unforeseen operating losses, and second, it provides a foundation for future growth. Consolidated capital of FCFG increased $1,174,000 during the first three quarters of 1996, primarily through retained earnings.

         There are regulatory constraints placed upon capital adequacy, and it is necessary to maintain an appropriate ratio between capital and assets. Regulations require banks and holding companies to maintain a minimum "leverage" ratio (primary capital ratio) of total assets. For the most highly rated holding companies this ratio must be at least 3 percent, and for others it must be 4 to 5 percent. At September 30, 1996, FCFG's leverage ratio was 11.57 percent, compared to 10.54 percent at year-end 1995. In addition, holding companies are required to meet minimum risk-based capital guidelines under which risk percentages are assigned to various categories of assets and off-balance-sheet items to calculate a risk-adjusted capital ratio. Tier I capital generally consists of common stockholders' equity, less goodwill, while Tier II capital includes the allowance for possible loan losses, subject to 1.25 percent limitation of risk-adjusted assets. The rules require Tier II capital of 4 percent of risk-adjusted assets and total capital (combined Tier I and Tier II) of 8 percent. At September 30, 1996, the Tier I capital ratio was 14.70 percent and total capital was 15.32 percent.

RESULTS OF OPERATIONS

         General. Net income is largely dependent upon the difference between the interest received on earning assets and the interest paid on interest bearing liabilities and is defined as net interest income. Net income is also affected by the provision for loan losses, other non-interest income and other non-interest expense.

         Net income for the three months ended September 30, 1996 was $450,000, compared to $375,000 for the three months ended September 30, 1995. This 20 percent increase is due to a $171,000 reduction in non-interest expense, and a $10,000 decrease in income tax expense. This was partially offset by a $5,000 decrease in net interest income, an increase in the provision for possible credit losses of $44,000 and a $57,000 decline in non-interest income.

         Net Income for the nine months ended September 30, 1996 increased 39 percent to $1,448,000 over the September 30, 1995 earnings of $1,039,000. This was the result of a $45,000 increase in net interest income, a $278,000 increase in the level of non-interest income, and a $247,000 decrease in non-interest expense. These were only partially offset by an increase in the provision for possible credit losses of $109,000 and an increase in income tax expense of $52,000.

         Net Interest Income. Net interest income for the nine months ended September 30, 1996 increased $45,000 over the comparable period in 1995. The net interest margin decreased slightly, moving 5 basis points from 6.37 percent to
6.32 percent.

         Interest income for the nine months ended September 30, 1996 increased $202,000 over the nine months ended September 30, 1995. Of this increase, approximately $156,000 is attributed to an increase in the average volume of earning assets, and approximately $46,000 is the result of a 4 basis point increase in the aggregate yield on earning assets.

         Total interest expense for the nine months ended September 30, 1996 increased over the comparable period of the prior year by $157,000. Of this increase, approximately $86,000 was due to an increase in the average volume of interest bearing liabilities, and $71,000 was due to a 7 basis point increase in the aggregate cost of funds. Time deposits as a percent of total deposits increased from 47 percent at September 30, 1995 to 52 percent at September 30, 1996.

         Non-Interest Income. Total non-interest income for the quarter ended September 30, 1996 decreased 12.6 percent or $57,000 from the comparable quarter of 1995. Of this amount, $69,000 is due to a decrease in other income, which is partially offset by a $16,000 increase in service charges on deposit accounts.

         For the nine months ended September 30, 1996, non-interest income increased $278,000 over the nine months ended September 30, 1995. Of this increase, $77,000 is attributable to an increase in service charge income, $160,000 is due to increased mortgage loan origination fees, and $41,000 is the result of an increase in other non-interest income.

         Non-interest Expense. Total non-interest expense for the quarter ended September 30, 1996 decreased $171,000, or 7.5 percent over the third quarter of 1995. Of this net decrease in the level of non-interest expense, $243,000 represents a decrease in the level of salaries and employee benefits, as staffing efficiencies are realized from the acquisition of Northwest Community Bank which occurred in the fourth quarter of 1995. Occupancy and equipment increased $9,000 as the result of two new branches that were opened after the second quarter of 1995, and other expense increased $63,000.

         Non-interest expense for the nine months ended September 30, 1996 decreased $247,000 or 3.7 percent over the nine months ended September 30, 1995. Salaries and benefits were down $423,000 or 10.9 percent from the comparable period of 1995 due to staffing efficiencies realized from the acquisition of Northwest Community Bank in the fourth quarter of 1995. Occupancy and equipment increased $100,000 as the result of two new branches that were opened after the second quarter of 1995, and other expense increased $76,000.

                          YEAR ENDED DECEMBER 31, 1995

FINANCIAL CONDITION

         Overview. In 1995 FCFG saw another year of consistent growth as consolidated total assets grew 12.8 percent to $182,897,000. This increase is due to the effect of a 13.9 percent increase in deposits totaling nearly $20 million. Continued growth is expected in the coming year as further market penetration is achieved through the existing branch banking network, as well as further geographic expansion.

         Loan demand in FCFG's market area slowed somewhat in 1995 as loans grew only 8 percent or $9.5 million during 1995, compared to a 24 percent growth rate during 1994.

         The aggregate maximum amount the Bank may lend to a single customer increased from approximately $1.5 million at year-end 1994 to $3 million at year-end 1995 primarily as the result of the acquisition of Northwest Community Bank ("NCB") in November 1995. This gives the Bank the ability to serve a broader spectrum of customers, specifically those with larger credit needs. The average loan to deposit ratio was 81 percent in 1995, compared with 80 percent in 1994.

         The bulk of the increase in total assets for 1995 was invested in investment securities, federal funds sold and interest bearing deposits with banks which produce significantly lesser yields than loans. This increased investment securities, federal funds sold and interest bearing deposits in other banks to 18.58 percent of total earning assets at December 31, 1995, up from
13.54 percent at December 31, 1994. Loans decreased from 86.46 percent at December 31, 1994 to 81.41 percent of earning assets at December 31, 1995.

         Premises and equipment increased $2,330,000 in 1995, net of depreciation. This primarily represents the remodeling costs of FCFG's Lacey branch facility. The building was remodeled and expanded during the year to upgrade the banking facility as well as to provide facilities for FCFG's headquarters and data processing operations. Additionally, branch facilities were acquired in Centralia and Aberdeen, Washington during 1995. The branch in Centralia was opened in March 1996. The potential Aberdeen branch is currently under evaluation. FCFG also purchased the branch building in Yelm that had previously been leased by the Bank.

         Total deposits increased 13.91 percent during 1995, representing a
16.23 percent increase in non-interest bearing demand accounts, a 7.83 percent increase in savings and NOW accounts and a 19.62 percent increase in time deposit accounts.

         The allowance for possible credit losses reflects management's current estimate of the amount required to absorb losses on existing loans and commitments to extend credit, as well as an additional amount to provide a supplementary margin of safety. Determination of the appropriate level of the allowance is based on an analysis of various factors including historical loss experience based on volumes and types of loans; volumes and trends in delinquencies and non-accrual loans; trends in portfolio volume; results of internal and independent external credit reviews; and anticipated economic conditions. The loss factors used in the analysis represent amounts substantially in excess of the Bank's actual loss experience, and are used to provide an additional margin of safety. An analysis of the adequacy of the allowance is subject to quarterly review by the FCFG Board. Based on this analysis, management considers the allowance for possible credit losses to be adequate.

         The allowance for possible credit losses increased $126,000 during 1995 to $1,376,000 at December 31, 1995 over the December 31, 1994 balance of $1,250,000. The allowance for possible credit losses represents a ratio of 1.09 percent and 1.07 percent of total loans at December 31, 1995 and 1994, respectively. The recorded investment in impaired loans at December 31, 1995 totaled $1,427,000. Non-accrual loans totaled $741,000 at December 31, 1994. Loans over 90 days past due still accruing interest increased from $255,000 at December 31, 1994 to $401,000 at December 31, 1995. These increases generally represent loans that are well secured, and on which material losses are not expected.

         Liquidity and Rate Sensitivity. FCFG's assets and liabilities are managed to maximize long-term shareholder returns by optimizing net interest income within the constraints of maintaining high credit quality, conservative interest rate risk disciplines and prudent levels of liquidity. The Asset and Liability Committee meets regularly to monitor the composition of the balance sheet, to assess current and projected interest rate trends, and to formulate strategies consistent with established objectives for liquidity, interest rate risk and capital adequacy.

         Liquidity management involves the ability to meet cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Liquidity is generated from both internal and external sources. Internal sources are those assets that can be converted to cash with little or no risk of loss. These include overnight investments in federal funds sold and investment securities, particularly those of shorter maturity, and are the principal source of asset liquidity. At December 31, 1995, cash, Federal funds sold and investment securities maturing within one year totaled $34,369,000. External sources refer to the ability to attract new liabilities and capital. They include increasing deposits, federal funds purchased, and the issuance of capital and debt securities. At December 31, 1995, federal funds borrowing lines of credit totaled $2,000,000 and were not materially used during 1995. The Bank also has pre-established borrowing lines available with the Federal Home Loan Bank of Seattle of up to 5 percent of total assets (approximately $9 million at December 31, 1995).

         Management believes the Bank's liquidity position at December 31, 1995, was adequate to meet its short term funding requirements.

         Interest rate sensitivity is closely related to liquidity, as each is directly affected by the maturity of assets and liabilities. FCFG's net interest margin is affected by changes in the level of market interest rates and the mix of rate sensitive assets and liabilities. Management's objectives are to monitor and control interest rate risk and ensure predictable and consistent growth in net interest income.

         Management considers any asset or liability which matures, or is subject to repricing within one year to be interest sensitive, although continual monitoring is performed for other time intervals as well. The difference between interest sensitive assets and liabilities for a defined period of time is known as the interest sensitivity "gap", and may be either positive or negative. If positive, more assets reprice before liabilities. If negative, the reverse is true. Gap analysis provides a general measure of interest rate risk but does not address complexities such as prepayment risk, interest rate floors and ceilings imposed on financial instruments, interest rate dynamics and customers' response to interest rate changes. Currently the Bank's interest sensitive gap is negative within one year. Assuming that general market interest rate changes affected the repricing of assets and liabilities in equal magnitudes, this indicates that the effects of rising interest rates on FCFG would be a decrease in the net interest margin, whereas falling interest rates would cause a corresponding increase in the margin.

         Capital Expenditures. During 1995, FCFG remodeled and expanded its Lacey branch facility, which was the original branch of the Bank. The original building contained 6,000 square feet and was used as a branch bank. The expanded building is approximately 18,000 square feet, and in addition to upgrading and expanding the banking facility, now accommodates FCFG's headquarters, including loan processing, operations and data processing. Previously, these administrative departments occupied leased space. The cost of the project was approximately $1,725,000.

         Additionally, FCFG acquired two branch banking facilities located in Centralia and Aberdeen, Washington for a total of $530,000. The Bank opened a branch in the Centralia facility in March 1996, and the Aberdeen facility is anticipated to open later in the year. FCFG also purchased the facility used by the bank as a branch in Yelm. The building, which had previously been leased, was purchased for $325,000.

         A new branch was opened in South Tacoma during 1995 in leased facilities. Total expenditures during the year for leasehold improvements, furniture and equipment amounted to $290,000.

         Capital. Capital serves two basic purposes. First, it provides a reserve for unforeseen operating losses, and second, it provides a foundation for future growth. Consolidated capital of FCFG increased 6.97 percent or $1,254,000 during 1995 primarily through retained earnings of $920,000 and newly issued common stock through the exercise of stock options totaling $261,000.

         There are regulatory constraints placed upon capital adequacy, and it is necessary to maintain an appropriate ratio between capital and assets. Regulations require banks and holding companies to maintain a minimum "leverage" ratio (primary capital ratio) of total assets. For the most highly rated holding companies this ratio must be at least 3 percent, and for others it must be 4 to 5 percent. At year end 1995, FCFG's leverage ratio was 10.98 percent, compared to 11.77 percent at year end 1994. In addition, holding companies are required to meet minimum risk-based capital guidelines under which risk percentages are assigned to various categories of assets and off-balance-sheet items to calculate a risk-adjusted capital ratio. Tier I capital generally consists of common stockholders' equity, less certain intangible assets, while Tier II capital includes the allowance for possible loan losses, subject to 1.25 percent limitation of risk-adjusted assets. The rules require Tier II capital of 4 percent of risk-adjusted assets and total capital (combined Tier I and Tier
II) of 8 percent. The Tier I capital ratio decreased from 15.06 percent at December 31, 1994, to 14.42 percent at December 31, 1995. Total capital decreased from 16.10 percent at December 31, 1994, to 15.46 percent at December 31, 1995.

RESULTS OF OPERATIONS

         General. Net income is largely dependent upon the difference between the interest received on earning assets and the interest paid on interest bearing liabilities, defined as net interest income. Net income is also affected by the provision for possible credit losses, other non-interest income and other non-interest expense.

         Net income for 1995 was $920,000 compared to $1,797,000 for 1994. This decrease is due primarily to costs associated with the acquisition of NCB.

         Net Interest Income. Net interest income in 1995 increased 2.8 percent, or $265,000 over 1994. Interest income increased by $2,060,000 over 1994 to $15,231,000. This increase was due almost entirely to an increase in the volume of interest earning assets, as the yield on earning assets remained constant from 1994 to 1995. Interest expense increased $1,795,000 to $5,585,000. Of this increase, approximately $795,000 results from an increase in the volume of deposits, while the remaining $1 million is the result of a 100 basis point rise in the cost of funds. This was due to a general increase in the level of competition for funding in the financial services markets.

         This caused the net interest margin to narrow by approximately 75 basis points to 6.09 percent

         Non-Interest Income. Total non-interest income decreased 14.41 percent or $290,000 from 1994. The decrease is primarily due to a $221,000 decline in the volume of mortgage loan origination fee income. 1994 and 1995 were years of steadily increasing home mortgage interest rates following a period in 1992 and 1993 of historically low rates. During this period of low rates a record number of homeowners refinanced their mortgages to take advantage of the low rates. This refinancing activity effectively stopped as rates began to climb in 1994. Coupled with this rate increase was a slowing of home sales as fewer first time home buyers could afford to purchase at the higher rates. Late in the 4th quarter of 1995 mortgage rates began to ease, which has stimulated mortgage loan origination volume. With the current and anticipated interest rate environment, coupled with an expanded sales force and a larger branch network, mortgage volume is expected to increase substantially in 1996.

         Non-Interest Expense. Non-interest expense increased $1,117,000 over 1994 to a total of $9,889,000. Salary expense contributed $791,000 to this increase, with the balance coming from other expense. Prior to FCFG's acquisition of NCB, NCB incurred costs of approximately $875,000 representing satisfaction of its obligations to senior management. Additionally, other merger related costs were incurred totaling approximately $300,000.

         Excluding the costs associated with the acquisition of NCB, FCFG's non-interest expense decreased by $58,000, and the ratio non-interest expense to total assets declined from 5.41 percent in 1994 to 4.76 percent in 1995.

CONSOLIDATED AVERAGE BALANCES/INTEREST INCOME AND EXPENSE RATES

The following table sets forth the average balance sheets of FCFG for the past two years along with an analysis of net interest earnings for each major category of interest earning assets and interest bearing liabilities, the average yield or rate paid in each category, and net yield on earning assets.

--------------------------------------------------------------------------------------------------------------------
                                                                  1995                             1994
                                                                  ----                             ----

                                                   Average      Interest   Average    Average    Interest    Average
(Dollars in Thousands)                             Balance       Income     Rates     Balance     Income      Rates
                                                               (Expense)                         (Expense)
--------------------------------------------------------------------------------------------------------------------

ASSETS
    Earning Assets:
       Loans (1)                                  $122,237      $13,404     10.97%   $105,431      $11,696    11.09%
       Federal funds sold and interest              17,178          969      5.64%     16,083          696     4.33%
       bearing deposits in banks
       Investment securities                        15,991          858      5.37%     15,981          779     4.87%
    Total earning assets and interest income:      155,406       15,231      9.80%    137,495       13,171     9.58%
                                                  --------      -------     -----    --------      -------    -----
    Other assets:
       Cash and due from banks                       8,126                              6,841
       Bank premises and equipment                   6,998                              5,233
       Other assets                                  3,936                              5,199
       Allowance for possible credit losses        (1,299)                            (1,154)
    TOTAL ASSETS                                  $173,167                           $153,614
                                                  --------                           --------
LIABILITY AND STOCKHOLDERS' EQUITY
    Interest bearing liabilities:
       Deposits:
          Savings, NOW and Money Market
          Deposits                                $ 62,828      (2,000)      3.18%   $ 61,514      (1,745)     2.84%
          Time deposits                             60,007      (3,459)      5.76%     45,849      (1,957)     4.27%
                                                  --------      -------              --------      -------
    Total interest bearing deposits:              $122,835      (5,459)      4.44%   $107,363      (3,702)     3.45%
    Other borrowing:                                 1,430        (126)      8.81%      2,133         (88)     4.13%
                                                  --------      -------              --------      -------
    Total interest bearing liabilities and
    interest expense                               124,265      (5,585)      4.49%    109,496      (3,790)     3.46%
                                                  --------      -------              --------      -------
    Non-interest bearing deposits                   28,088                             24,402
    Other liabilities                                1,274                              3,375
    Stockholders' equity                            19,540                             16,344
    TOTAL LIABILITIES, STOCKHOLDERS' EQUITY
    AND NET INTEREST INCOME                       $173,167      $ 9,646              $153,014      $ 9,381
                                                  --------      -------              --------      -------
    Net interest income as a percentage of
    average earning assets:
       Interest Income                                                       9.80%                             9.58%
       Interest Expense                                                      3.59%                             2.76%
    Net Interest Income                                                      6.21%                             6.82%
                                                                            -----                             -----
---------------------------------------------------------------------------------------------------------------------

(1) For purposes of these computations, non-accrual loans are included in the average loan balance outstanding. Loan fees and late charges of $1,527,000 and $1,529,000 are included in interest income in 1995 and 1994.

INVESTMENT PORTFOLIO

         Analysis of Investment Securities at Year-End. Debt and equity securities have been classified according to management's intent. The carrying amount of securities and the approximate fair values at December 31 were as follows (dollars in thousands):

------------------------------------------------------------------------------------------------------------
                                                                       GROSS          GROSS        ESTIMATED
                                                      AMORTIZED      UNREALIZED     UNREALIZED        FAIR
                                                        COST           GAINS         LOSSES          VALUE
------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES

SEPTEMBER 30, 1996
      Equity securities                                $ 2,219          $ --         $   --         $ 2,219
      U.S. Government and agency securities              3,405            --             48           3,357
      Mortgage backed securities                           969            --             54             915
      State and municipal securities                       324             6             --             330
                                                       $ 6,917          $  6         $ (102)        $ 6,821

DECEMBER 31, 1995
      Equity securities                                $ 1,821          $ --         $   --         $ 1,821
      U.S. Government and agency securities              3,753             4             18           3,739
      Corporate securities                                 297             1             --             298
      Mortgage backed securities                         1,012            --             58             954
      State and municipal securities                       324             7             --             331
                                                       $ 7,207          $ 12         $   76         $ 7,143

DECEMBER 31, 1994
      Equity securities                                $   603            --         $   --         $   603
      U.S. Government and agency securities              2,950            --            147           2,803
      Corporate securities                                 454            --              5             449
      Other securities                                     761            --             --             761
                                                       $ 4,768            --         $  152         $ 4,616
-----------------------------------------------------------------------------------------------------------

HELD-TO-MATURITY SECURITIES

SEPTEMBER 30, 1996
      U.S. Government and agency securities            $ 1,753          $ --         $    1         $ 1,752
      Corporate securities                                 805            --             --             805
      State and municipal securities                     2,005            22             --           2,027
                                                       $ 4,563          $ 22         $    1         $ 4,584

DECEMBER 31, 1995
      U.S. Government and agency securities            $ 4,214          $  6         $   --         $ 4,220
      Corporate securities                                 822            21             --             843
      State and municipal securities                     2,226            56             --           2,282
                                                       $ 7,262          $ 83         $   --         $ 7,345

DECEMBER 31, 1994
      U.S. Government and agency securities            $ 7,089          $  1         $  208         $ 6,882
      Corporate securities                               1,237            --             49           1,188
      State and municipal securities                     2,853            36             19           2,870
                                                       $10,940          $ 37         $  276         $11,179
-----------------------------------------------------------------------------------------------------------

         Maturity Distribution of Investment Securities. The scheduled maturities of held-to-maturity and available-for-sale debt securities at December 31, 1995 were as follows (dollars in thousands):

------------------------------------------------------------------------------- --------------------------------------------
                                                  HELD-TO-MATURITY SECURITIES              AVAILABLE-FOR-SALE SECURITIES

                                                          Estimated      Weighted                    Estimated      Weighted
                                            Amortized        Fair         Average      Amortized        Fair         Average
                                              Cost           Value         Yield          Cost          Value         Yield

Due in one year or less                       $2,877        $2,904         5.13%         $1,759        $1,736         4.72%

Due after one year through five years          3,711         3,753         5.45%          3,627         3,586         5.61%

Due after five years through ten years           279           293         5.57%             --            --           --

Due after ten years                              395           395         6.15%             --            --           --

                                              $7,262        $7,345                       $5,386        $5,322
------------------------------------------------------------------------------- --------------------------------------------

         Mortgage backed securities are allocated based on their anticipated principal repayment.

LOAN PORTFOLIO

         Types of Loans. The composition of loans at December 31 was (dollars in thousands):

       ------------------------------------------------------------------------------
                                     1995         % OF          1994         % OF
                                   PORTFOLIO    PORTFOLIO     PORTFOLIO     PORTFOLIO
       Commercial                   $ 28,259       22.40%     $ 30,743       26.35%
       Real estate construction       15,701       12.45%       15,119       12.96%
       Real estate mortgage           75,128       59.55%       63,474       54.40%
       Consumer                        7,066        5.60%        7,336        6.29%

                                    $126,154      100.00%     $116,672      100.00%
       ------------------------------------------------------------------------------

         Loan Maturities & Sensitivities To Changes In Interest Rates. The following table shows the maturity analysis of commercial and real estate construction loans outstanding as of December 31, 1995. Also provided are the amounts of all loans due after one year classified according to the sensitivity to changes in interest rates (dollars in thousands):

---------------------------------------------------------------------------------------------------------------
                                                                      AFTER ONE
                                                        WITHIN       BUT WITHIN           AFTER
                                                       ONE YEAR      FIVE YEARS        FIVE YEARS        TOTAL

    Commercial                                         $12,713         $14,577           $   969        $28,259
    Real Estate Construction                            14,758             943                --         15,701
    TOTAL                                              $27,471         $15,520           $   969        $43,960

    Total loans maturing after one year with:
    Predetermined interest rates (fixed)                               $49,690           $10,378
    Floating or adjustable interest rates (variable)                    16,934             3,032
    TOTAL                                                              $66,624           $13,410
---------------------------------------------------------------------------------------------------------------


         Risk Elements. Non-accrual and past due loans were as follows at September 30, 1996 and the end of the years ended December 31, (dollars in thousands):

         ---------------------------------------------------------------------
                                        SEPTEMBER 30, 1996     1995       1994

           Non-accrual loans                 $  387           $1,427      $741
           Accruing loans past due
                90 days or more               2,156              401       255
         ---------------------------------------------------------------------

         Interest income on non-accrual loans that would have been recorded in the year ended December 31, 1995 and 1994 had those loans performed in accordance with their original terms, was $146,000 and $145,000, respectively. Interest income collected on such loans and included in income was not material.

         At December 31, 1995 there were no commitments to lend additional funds to borrowers whose loans were classified as non-accrual. FCFG is not aware of any loans continuing to accrue interest at December 31, 1995 that represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

         Loan Administration. FCFG's lending officers have the ability to grant loans to customers up to preestablished individual lending limits. Loans in excess of these limits, but less than a preestablished in-house limit must be approved by a committee consisting of senior lending officers, including the President and Credit Administrator. Loans in excess of the in-house limit must be approved by the Board of Directors' Loan Committee.

         The Senior Vice President/Credit Administrator monitors the loan portfolio with respect to pricing, composition and quality. Collection of problem credits is performed under the direction of the Senior Vice President/Special Credits Officer, who monitors and reports to other members of senior management and the Directors Loan Committee.

         The Bank has adopted comprehensive lending policies that provide detailed underwriting guidelines, as well as procedures for the identification and monitoring of potential problem loans. The Directors' Loan Committee meets regularly and reviews various reports pertaining to the performance, quality and composition of the loan portfolio, as well as detailed credit information regarding new loans extended during the period. The Committee in turn provides regular reports on the loan portfolio to the FCFG Board.

         The reviews, examinations and actions described above are in addition to the regular examination procedures of FCFG's Internal Audit/Compliance department and the periodic examination by federal and state regulatory agencies, as well as FCFG's outside accounting firm. Based on evaluations of this information and other conditions, management reviews the adequacy of the allowance for possible credit losses quarterly. The allowance is maintained at a level deemed sufficient to meet potential losses.

         Non-Performing Loans. Loans are placed in a non-accrual status when, in the opinion of management, the collection of additional interest is doubtful, or when the loan becomes ninety (90) or more days past due in principal or interest unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed and charged against interest income. Income on non-accrual loans is then recognized only to the extent cash is received. Accruals are resumed only when the loan is brought current, and when, in the opinion of management, the borrower has demonstrated the ability to resume payments of principal and interest. If management determines that ultimate collectability of principal is in doubt, cash receipts on non-accrual loans are applied to reduce the principal balance.

SUMMARY OF CREDIT LOSS EXPERIENCE

         Analysis. Transactions in the allowance for possible credit losses for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994 are as follows (dollars in thousands):

-------------------------------------------------------------------------------------------------------
                                                          NINE MONTHS ENDED      YEAR ENDED DECEMBER 31
                                                         SEPTEMBER 30, 1996       1995           1994

Balance at beginning of period                                  $1,376            $1,250        $1,149

Provision charged to non-interest expense                          221               236           224

Losses charged to allowance
      Commercial                                                    30               138            62
      Real Estate Mortgage                                         100                12            13
      Real Estate Construction                                      --                --            --
      Consumer                                                      73                26            68
                                                                  (203)             (176)         (143)

Recoveries credited to allowance                                     8                66            20
NET CHARGE-OFFS                                                   (195)             (110)         (123)

BALANCE AT END OF PERIOD                                        $1,402            $1,376        $1,250

Ratio of net charge-offs to Average Loans Outstanding              .15%              .09%          .12%
------------------------------------------------------------------------------------------------------

The amount charged to operations and the related balance in the allowance for possible credit losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including but not limited to loan volume, growth and composition of the loan portfolio, past loan loss experience, general economic conditions and management's estimate of future potential losses.

         Allocation of Allowance for Possible Credit Losses. It is the policy of First Community Financial Group and its subsidiaries to charge-off any loan or portion of a loan that is deemed uncollectible in the ordinary course of business. The entire allowance for possible credit losses is available to absorb such charge-offs. FCFG has history to draw from regarding loan losses and therefore allocates its allowance for possible credit losses primarily on the basis of historical occurrence. Based on certain characteristics of the portfolio, losses can be anticipated for major loan categories. In the following table, the allowance for possible credit losses at December 31, 1995 and 1994 has been allocated among major loan categories based on a number of factors including quality, volume, economic outlook and other business considerations (dollars in thousands):

---------------------------------------------------------------------------------------------
                                             1995                             1994
                                                   % OF TOTAL                      % OF TOTAL
                                    ALLOWANCE       ALLOWANCE         ALLOWANCE     ALLOWANCE

      Commercial Loans               $  295            21.4%           $  380         30.4%
      Real Estate Loans                 953            69.3%              744         59.5%
      Consumer Loans                    128             9.3%              126         10.1%

      TOTAL ALLOWANCE                $1,376           100.0%           $1,250        100.0%
---------------------------------------------------------------------------------------------

         Historical net charge-offs are not necessarily accurate predictors of future losses since net charge-offs vary from period to period due to economic conditions and other factors that cannot be accurately measured. Thus, an evaluation based on historical loss experience of individual loan categories will prove valuable in the future but will be only one of many factors considered by management in evaluating the adequacy of the overall allocation and in determining the amount of the provision for possible credit losses. At December 31, 1995, the total of the allocation for possible credit losses was, in management's opinion, adequate to provide for future losses.

DEPOSITS

         Average Interest and Non Interest Bearing Deposit Balances

---------------------------------------------------------------------------------
                                                1995                    1994
                                         AMOUNT       RATE        AMOUNT     RATE

      Demand Deposits                   $ 28,088                $ 24,402
      Interest bearing demand             39,697     3.22%        33,292     2.91%
      Savings Accounts                    23,131     3.13%        28,222     2.75%
      Other time deposits                 60,007     5.76%        45,849     4.27%

      TOTAL                             $150,923                $131,765
---------------------------------------------------------------------------------

         Certificates of deposit at December 31, 1995 are scheduled to mature as follows (dollars in thousands):

---------------------------------------------------------------------------------------------------------------------
                                                UNDER                $100,000
                                              $100,000               AND OVER                  TOTAL
      0-90 days                                $ 8,740                $ 5,797                $14,537
      91-180 days                                9,536                  1,886                 11,422
      181-365 days                              17,816                  5,664                 23,480
      Over 1 year                               10,802                  1,851                 12,653
                                               $46,894                $15,198                $62,092
---------------------------------------------------------------------------------------------------------------------

         Return on Equity and Assets. The following table sets forth consolidated operating and capital ratios for the years ended December 31:

---------------------------------------------------------------------------------------------------------------------
                                                                       1995                  1994
      Return on average assets                                         .53%                 1.17%
      Return on average equity                                        4.71%                10.99%
      Cash dividend payout ratio                                      0.00%                 0.00%
      Average equity to average asset ratio                          11.28%                10.74%
---------------------------------------------------------------------------------------------------------------------

         Short Term Borrowings. During the years ended December 31, 1995 and 1994, FCFG incurred no material short-term borrowings.

         Summary of Interest Earned and Interest Paid. The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates:

---------------------------------------------------------------------------------------------------------------------
                                                       1995 COMPARED TO 1994              1994 COMPARED TO 1993
                                                    INCREASE (DECREASE) DUE TO         INCREASE (DECREASE) DUE TO
                                                    VOLUME      RATE       NET         VOLUME      RATE       NET
Interest earned on:
Loans                                                $1,841    ($ 133)    $1,708        $2,149     ($ 72)   $2,077
Federal funds sold and deposits in banks                 50       223        273           (95)      344       249
Investment securities                                   - -        79         79             1       (13)      (12)

TOTAL INTEREST INCOME                                 1,891       169      2,060         2,055       259     2,314

Interest paid on:

Savings, NOW and MMA                                     38       217        255           322        10       332
Time deposits                                           704       798      1,502           256        79       335
Other borrowings                                        (16)       54         38           - -       - -       - -

TOTAL INTEREST EXPENSE                                  726     1,069      1,795           578        89       667

NET INTEREST INCOME                                  $1,165    ($ 900)    $  265        $1,477      $170    $1,647
---------------------------------------------------------------------------------------------------------------------

         The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                               MANAGEMENT OF FCFG

DIRECTORS AND EXECUTIVE OFFICERS

         The following table lists the name and certain information, as of September 30, 1996, regarding the directors of FCFG, and executive officers of FCFG and the Bank.

-------------------------- ------ -------------------------------- -------------------- ------------------ ----------
                                                                                            Tenure as         FCFG
                                                                                           Director of        Term
          Name              Age        Principal Occupation         Position(s) Held          FCFG           Expires
-------------------------- ------ -------------------------------- -------------------- ------------------ ----------
Arneson, James F.           36    Executive Vice President and     FCFG-Treasurer              N/A            N/A
                                  Chief Financial Officer, FCFG    Bank-Treasurer
-------------------------- ------ -------------------------------- -------------------- ------------------ ----------
DeTray, Paul F.             63    President, DeTray's Quality      FCFG-Director              1979           1999
                                  Homes                            Bank-Director
-------------------------- ------ -------------------------------- -------------------- ------------------ ----------
Durney, John D.             48    V.P./Co-Owner, Durney Agency,    FCFG-Director              1993           1999
                                  Inc.                             Bank-Director
-------------------------- ------ -------------------------------- -------------------- ------------------ ----------
Huber, John D.              52    Executive Vice President,        Bank-Director               N/A            N/A
                                  Grays Harbor Region, Bank
-------------------------- ------ -------------------------------- -------------------- ------------------ ----------
Martin, Patrick             58    President, Patrick's             FCFG-Director              1981           1997
                                  Decorating Center                Bank-Director
-------------------------- ------ -------------------------------- -------------------- ------------------ ----------
Murphy, Michael             54    Deputy State Auditor, State      FCFG-Director              1993           1999
                                  Auditor's Office                 Bank-Director
-------------------------- ------ -------------------------------- -------------------- ------------------ ----------
Panowicz, A. Richard        52    President, Archives NW           FCFG-Director              1992           1998
                                                                   Bank-Director
-------------------------- ------ -------------------------------- -------------------- ------------------ ----------
Parsons, Ken F.             51    President and CEO, FCFG          FCFG-Vice                  1979           1997
                                                                   Chairman
                                                                   Bank-Chairman &
                                                                   Acting President
-------------------------- ------ -------------------------------- -------------------- ------------------ ----------
Price, Michael              51    President, T&W Financial         FCFG-Director              1996           1998
                                  Corporation                      Bank-Director
-------------------------- ------ -------------------------------- -------------------- ------------------ ----------
Wilcox, Kenneth             67    Retired Pharmacist               FCFG-Director              1979           1998
                                                                   Bank-Director
-------------------------- ------ -------------------------------- -------------------- ------------------ ----------

BOARD COMMITTEES

         The FCFG Board meets on a bi-monthly basis. There were five meetings of the FCFG Board through September 30, 1996. All directors attended more than 75 percent of such meetings and of all committee meetings of which they were members.

         The FCFG Board and the Bank have established certain standing committees, including an Executive Committee and an Audit Committee. There is presently no standing Nominating Committee.

         Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the FCFG Board on all matters that may arise between regular board meetings upon which the FCFG Board would be authorized to act. In 1996, members of the committee were Messrs. DeTray (Chairman), Martin, Panowicz and Parsons. There were five (5) meetings of the Executive Committee during 1996 through September 30th.

         Audit Committee. The Audit Committee's function is to meet with management, the internal auditors and the independent auditors to review and evaluate FCFG's audited financial statements, internal accounting controls, regulatory examinations and compliance with laws, regulations and corporate policy. In 1996, members of the committee were Messrs. Panowicz (Chairman), Durney, Hartman, Murphy, and Wilcox. There were three (3) meetings of the Audit Committee during 1996 through September 30th.

DIRECTOR COMPENSATION

         Director and Committee Fees. FCFG has an established program for director compensation in which each director of FCFG receives an annual retainer fee of $2,400, a Board meeting attendance fee of $350 per Board meeting, and a committee meeting attendance fee of $175 per meeting. Directors of the Bank Board also receive an annual retainer of $2,400 a Board meeting attendance fee of $350 per Board meeting, and a committee meeting attendance fee of $175 per meeting.

         Deferred Compensation Agreements. In 1992, FCFG entered into deferred compensation agreements with four (4) directors of the Bank. The agreements allow each director, at his option, to defer regular monthly Board fees until retirement or termination of the Agreement.

         Performance Based Fees. A performance based fee schedule plan was implemented in 1992 whereby, in addition to the base fees, director receive fee adjustments based on FCFG's annual performance as measured by return on assets. During the fiscal year 1995, there were no performance based fees for Directors.

         Director Stock Option Plan. Shareholders approved a Non-Employee Directors' Stock Option Plan at the annual shareholders meeting of April 19, 1989. They authorized stock options covering a total of 10,000 shares of FCFG's Common Stock to nonemployee directors as inducement to acquire a further proprietary interest in FCFG. Options for a total of 8,000 shares were issued in 1989 under this Plan and the remaining options for 2,000 shares were issued in February 1992. Options were granted at an exercise price equal to the then fair market value of the underlying shares of common stock.

         On May 13, 1992, the shareholders approved the 1992 Stock Option Plan for Non-employee Directors which authorized options for a total of 64,000 shares of FCFG's Common Stock. Options for 64,000 shares were then granted at the then fair market value of the underlying shares of common stock.

         On April 19, 1994, the shareholders approved the 1994 Stock Option Plan for Non-employee Directors ("1994 Plan") which authorized options for a total of 73,500 shares of FCFG's Common Stock to non-employee directors. The 1994 Plan supplements the previously approved 1989 and 1992 Stock Option Plans. The exercise price of the options granted under this Plan must be not less than the greater of the Book Value or market value at the time of grant, and options have a term of not more than ten years from the date of grant. In August 1994, options covering a total of 33,600 shares were issued with an exercise price equal to the then fair market value of the underlying shares. Options for 43,989 shares remain unissued under this plan at December 31, 1995.

         Options under the above Plans covering a total of 75,728 shares remain outstanding at December 31, 1995, of which 38,980 were exercisable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information concerning beneficial owners of FCFG Common Stock as of September 30, 1996, by (i) the only persons known to FCFG to have beneficial ownership of more than five percent of its outstanding Common Stock; (ii) each of the names directors and executive officers of FCFG; and (iii) directors and certain executive officers of FCFG and/or the Bank as a group.

      ------------------------------------------- ------------------------------------ -----------------------------
        Name and Address and Relationship with             Number of Shares                  Percent of Class
                       FCFG(*)                            Beneficially Owned                Beneficially Owned
      ------------------------------------------- ------------------------------------ -----------------------------
      E. Paul DeTray                                          108,746 (1)                          6.37
      Director
      ------------------------------------------- ------------------------------------ -----------------------------
      Ken F. Parsons                                          131,047 (2)                          7.57
      Director
      ------------------------------------------- ------------------------------------ -----------------------------
      John D. Durney                                           7,491 (3)                           (**)
      Director
      ------------------------------------------- ------------------------------------ -----------------------------
      Patrick L. Martin                                       37,545 (4)                           2.20
      Director
      ------------------------------------------- ------------------------------------ -----------------------------
      Michael N. Murphy                                       12,955 (5)                           (**)
      Director
      ------------------------------------------- ------------------------------------ -----------------------------
      A. Richard Panowicz                                     64,837 (6)                           3.80
      Director
      ------------------------------------------- ------------------------------------ -----------------------------
      Michael A. Price                                        93,150 (7)                           5.49
      Director
      ------------------------------------------- ------------------------------------ -----------------------------
      Kenneth M. Wilcox                                       48,775 (8)                           2.86
      Director
      ------------------------------------------- ------------------------------------ -----------------------------
      FCFG Employee Stock Ownership Plan                      265,037 (9)                         15.62
      ("KSOP")
      ------------------------------------------- ------------------------------------ -----------------------------
      Directors and Officers as a group                      508,454 (10)                         29.97
      ------------------------------------------- ------------------------------------ -----------------------------

       * The address for all individuals is the same address as FCFG. ** Indicates ownership of less than 1%.

     1. Includes 45,335 shares held jointly with spouse; 15,789 shares held by DeTray's Quality Homes; 7,150 held by a the DeTray Family Partnership; 23,320 unallocated shares held by the KSOP, considered beneficially owned by Mr. DeTray as Trustee for the KSOP; and 10,617 shares which could be acquired within 60 days by the exercise of stock options.

     2. Includes 50,424 shares held jointly with spouse; 13,740 and 1,429 held in IRA accounts for the benefit of Mr. Parsons; 633 shares representing Mr. Parsons ownership in an investment partnership; 868 shares held in an IRA for the benefit of Mrs. Parsons; 5,301 shares held in the KSOP for the benefit of Mr. Parsons; 23,320 unallocated shares held by the KSOP, considered beneficially owned by Mr. Parsons as trustee for the KSOP; and 35,332 shares which could be acquired within 60 days by the exercise of stock options.

     3. Includes 1,631 shares held in IRA accounts for the benefit of Mr. Durney; 1,312 shares owned by spouse; 110 shares held in an IRA for the benefit of Mrs. Durney; 220 shares owned by minor children; and 2,116 shares which could be acquired within 60 days by the exercise of stock options.

     4. Includes 13,752 shares held jointly with wife; 2,685 shares held in an IRA account for the Benefit of Mr. Martin; 310 shares hold in IRA account for the benefit of Mr. Martin's wife; 10,617 shares which could be acquired within 60 days by the exercise of stock options.

     5. Includes 2,116 shares which could be acquired within 60 days by the exercise of stock options.

     6. Includes 16,045 shares hold jointly with wife; 11,560 shares held in an IRA account for the benefit of Mr. Panowicz; 23,320 unallocated shares held by the KSOP of which Mr. Panowicz is a trustee; and 10,617 shares which could be acquired within 60 days by the exercise of stock options.

     7.    Includes 1,110 shares owned by minor children.

     8. Includes 2,683 shares held in an IRA account for the benefit of Mr. Wilcox; and 10,617 shares which could be acquired within 60 days by the exercise of stock options.

     9. In addition to the 23,230 unallocated shares held by the KSOP, includes 85,426, 107,727, 41,517 and 7,237 beneficially owned by Messrs. DeTray, Parsons and Panowicz as well as another trustee, respectively, solely as trustees of the KSOP, over which the KSOP disclaims beneficial ownership.

     10. Includes 23,320 unallocated shares held by the KSOP which are considered beneficially owned by Messrs. DeTray, Parsons and Panowicz, as well as another trustee of the KSOP. Also includes 99,141 shares owned by directors and management which could be acquired within 60 days by the exercise of stock options.

EXECUTIVE COMPENSATION

         The following table sets forth a summary of certain information concerning the compensation paid by FCFG and/or the Bank for services rendered in all capacities during the last two fiscal years to its President and Chief Executive Officer, the only executive officer who earned compensation during the last fiscal year of $100,000 or higher.

---------------------------- -------- ------------------------------------- -------------------------- ----------------------
                                              Annual Compensation            Long Term Compensation
                                      ------------ ----------- ------------ -------------- -----------
                                                                 Other
                                                                 Annual     Awards         Payouts
                                                                            -------------- -----------
         Name and            Year     Salary (1)     Bonus       Compen-    Options        LTIP        All Other
    Principal Position                                         sation (2)   Shares (3)     Payouts     Compensation  (4)
---------------------------- -------- ------------ ----------- ------------ -------------- ----------- ----------------------
Ken F. Parsons               1995        $108,933     $26,000      0              0           0            $8,844
  FCFG--President, Vice      1994          99,865      23,816      0         28,000           0             9,756
  Chairman & CEO
  Bank, Premises & IMS--
  Chairman & CEO
---------------------------- -------- ------------ ----------- ------------ -------------- ----------- ----------------------

(1) Includes salary and fees received as a director for participation in FCFG Board and committee meetings. Does not include deferred salary and director fees totaling $4,525 for the year 1995 and $11,308 for the year 1994.

(2) The named executive did not receive any perquisites or other personal benefits in an aggregate amount equal to or exceeding the lesser of (i) $50,000 or (ii) 10 percent of the executive's total annual salary and bonus for the year.

(3) Consists of awards granted pursuant to FCFG's Employee Stock Option and Restricted Stock Award Plan.

(4) Includes amounts paid by FCFG pursuant to FCFG's Profit Sharing Plan and matching contributions under FCFG's 401(k) Plan.

         No stock options were granted to the named executive officer during 1995. The following table sets forth certain information concerning exercises of stock options pursuant to the FCFG stock option plans by the named executive officer during the year ended December 31, 1995, and stock options held at year end.

------------------------------------------------------------------------------------------------------------------------
                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------
-------------------- ------------- ------------ ------------------------------------ -----------------------------------
                     Shares Acquired
                     on Exercise
       Name                           Value       Number of Unexercised Options         Value of Unexercised Options
                                    Realized                at Year End                         at Year End (1)
                                                --------------- -------------------- ----------------- -----------------
                                                 Exercisable       Unexercisable       Exercisable      Unexercisable
-------------------- ------------- ------------ --------------- -------------------- ----------------- -----------------
Ken F. Parsons            --           --           25,866            33,037             $238,224          $203,150
-------------------- ------------- ------------ --------------- -------------------- ----------------- -----------------

(1) On December 31, 1995, the estimated market price of the Common Stock was $20.00. For purposes of the foregoing table, stock options with an estimated price less than that amount are considered to be "in the money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

EMPLOYMENT AGREEMENTS

         FCFG entered into an employment agreement on September 1, 1996 with Mr. Parsons, President, Chief Executive Officer and Director of FCFG, and Chief Executive Officer and Chairman of the Bank. The agreement has an eight-year term, subject to renewal. FCFG may terminate the agreement at any time for cause without incurring any post-termination obligation to Mr. Parsons, or without cause with severance benefits of between thirty-six months' and seventy-two months' salary continuation. If Mr. Parsons terminates his employment for any reason within twelve months of a change in majority control of FCFG, then the agreement provides the same severance benefits. Mr. Parsons is generally prohibited from competing with FCFG in its market area for at least twelve months following termination for any reason. The non-compete period is increased to thirty-six months following termination by FCFG without cause or by Mr. Parsons with good reason. The agreement provides that upon retirement, Mr. Parsons will receive a continuing service consulting fee based upon annual cash compensation and years of serving FCFG.

         Under a stock option agreement, Mr. Parsons will receive options for 8,000 shares of FCFG Common Stock for each of five years, with an exercise price of the market value as of the grant date of such options. He will also receive options for up to 15,000 shares of FCFG Common Stock for each of four years if the Bank achieves certain performance goals.

EMPLOYEE SUPPLEMENTAL INCOME PLAN

         In 1992, FCFG adopted an Executive Supplemental Income Plan ("ESIP") covering a senior group of management personnel. The post-retirement benefit provided by the ESIP is designed to supplement a participating officer's retirement benefits from social security, in order to provide the officer with a certain percentage of final average income at retirement age. Additionally, the ESIP provides a pre-retirement death benefit. These benefits are funded by life insurance policies owned by FCFG covering the participants.

         The ESIP entitles Mr. Parsons to 15 annual payments of $125,000 upon his retirement, or pre-retirement death benefits consisting of a payment of $180,000 in the first year following his death, annual payments of $135,000 in years 2 through 5, and $90,000 annually in years 6 through 15.

EMPLOYEE STOCK OPTION AND RESTRICTED STOCK AWARD PLAN

         The shareholders approved an Employee Stock Option and Restricted Stock Award Plan ("FCFG Plan") at a regular annual meeting of shareholders held on April 19, 1989. The purpose of the FCFG Plan is to provide additional incentives to selected eligible key officers of FCFG and its subsidiaries in order to (i) attract and retain the best available personnel for positions of responsibility with FCFG and its subscribers, (ii) promote the success of the business activities of FCFG, and (iii) increase shareholder value. The incentives are in the form of options to purchase shares of FCFG Common Stock and/or restricted stock awards. FCFG has the first right of refusal to purchase any shares issued under the FCFG Plan prior to being sold on the open market. As of December 31, 1995, options covering 233,785 shares were outstanding under the Plan, of which 126,172 were exercisable. Options for 120,884 shares remain unissued in the Plan.

         Under the terms of the FCFG Plan, the exercise price of option shares will be fair market value of the shares on the date the option is granted. All options are incentive stock options under Section 422 of the Code, and are exercisable over a ten (10) year period from the date of the grant.

EMPLOYEE STOCK OWNERSHIP PLAN

         FCFG provides retirement benefits to eligible employees through an Employee Stock Ownership Plan that includes Code Section 401(k) provisions (the "KSOP"). The KSOP was adopted as a 401(k) plan in 1987, and restated in 1992 to add employee stock ownership plan provisions. Eligible employees may elect to contribute to the KSOP up to 12 percent of their compensation (subject to Internal Revenue Service limitations), and these contributions are matched by FCFG at a rate of 50 percent of up to 6 percent of an employee's contribution. The FCFG Board may make additional contributions to the KSOP, based on performance of FCFG.

         All funds in the KSOP are held in trust. The KSOP is administered by a Board of Trustees that consists of Messrs. Arneson, DeTray, Panowicz and Parsons. Employer contributions to the KSOP are generally invested in shares of FCFG's Common Stock, although the Trustees have the discretion to invest in such other prudent investments as deemed appropriate. Participants may direct the investment of his or her Salary Reduction Account into any combination of (i) FCFG Common Stock, (ii) mutual funds, or (iii) money market investments.

         Upon retirement or termination of employment, a participant is entitled to receive all Employer Basic Contributions, Employee Salary Reductions and Rollover Contributions. The participant will also be eligible to withdraw Employer Optional and Matching Contributions contributed by FCFG from profits, subject to a vesting schedule. A participant becomes fully vested in five years, with vesting of 20 percent each year after the first year of participation.

         Contributions to the KSOP for the years ended December 31 were $165,114 in 1995 and $164,000 in 1994.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

         During 1995, many directors and executive officers of FCFG and the Bank and their associates were also customers of the Bank. It is anticipated that directors, executive officers, and their associates will continue to be customers of the Bank in the future. The Bank has had, and expects to have in the future, banking transactions in the ordinary course of their business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and which do not involve more than the normal risk of collectability or present other unfavorable features.

         In April, 1993, Mr. Kenneth Wilcox, a director of FCFG and the Bank, loaned $450,000 to IMS, a wholly-owned subsidiary of FCFG, for the purpose of acquiring data processing equipment to be used by IMS in its business. The term of the loan is five years, and interest is paid at a rate of .75 percent over prime rate (9.5 percent at December 31, 1995). Management of FCFG believes that the terms of the loan are at least as favorable as those that would have been received from an unaffiliated party. As of September 30, 1996, the principal outstanding under this obligation was $230,963.

                           INFORMATION CONCERNING PSB

BUSINESS

         PSB is a Washington state-chartered commercial banking corporation incorporated on July 8, 1987. PSB was founded in May, 1988 through the acquisition of substantially all of the assets and liabilities of the Yelm branch of Central Evergreen Federal Savings & Loan Association.

         PSB engages in a general commercial banking business through branches in Yelm, Olympia and Eatonville, Washington, serving the greater Thurston County area and eastern Pierce County. PSB provides a full range of consumer banking services, including savings accounts, checking accounts, safe deposit facilities, time deposits, VISA(TM) debit cards and other consumer and related financial services including the sale of non-deposit investment products through a third party vendor. PSB lends to consumers via installment loans and mortgage creation and to the commercial market via real estate and construction loans and general business lines of credit. As of September 30, 1996, PSB had approximately $42.1 million in deposits, $37.7 million in loans and total assets of $50.1 million.

         PSB has one subsidiary, PSB Capital, Inc., which is not currently engaged in any active business and does not own any property.

COMPETITION

         PSB competes principally with other commercial banks, mutual savings banks, savings and loan associations, finance companies, credit unions, brokerage firms and other financial institutions in its service area with respect to the scope and type of services it offers, the interest rates it pays for deposits and the pricing of loans, among other areas. PSB's community banking philosophy allows it to compete based on its flexibility in offering loan products to its local customers based on their particular needs. PSB also competes in the residential real estate financing market through its access to the national secondary market for mortgage originations through the Independent Bankers Association of America Mortgage Corporation and its secondary market outlet.

         Commercial banking in Washington and in PSB's service area is highly competitive, and many of PSB's competitors have substantially greater resources, better deposit gathering capabilities through more locations, and substantially greater lending limits due to their greater size. These competitors also have the ability to offer more product and service lines, such as investments and trust services, and to conduct wider-ranging advertising campaigns. They may also allocate their investment assets to geographic regions in which they face greater loan demand and can obtain higher yields.

         PSB's competitive strategy is based on its determination to be a community-based lender within its service area of Thurston County. Management believes that its community involvement, understanding of the region and localized focus and decision-making allow it the flexibility to compete in the local market.

FACILITIES

         PSB's main branch and corporate offices are located in Yelm, Washington, in a 6,000 square foot building owned and substantially occupied by PSB. PSB operates its branch in Olympia in leased space, with a night drop and ATM, and the Eatonville branch out of premises for which PSB owns the building and leases the land. PSB conducts its real estate lending and mortgage origination operations out of leased space located in an office complex adjacent to the main branch.

EMPLOYEES

         As of September 30, 1996, PSB had approximately 39 full-time and 8 part-time employees. Such employees are not represented by a union organization or other collective bargaining group, and PSB's management considers its relations with the employees to be very good.

LEGAL PROCEEDINGS

         PSB is not a party to any pending legal proceedings, other than ordinary routine litigation incidental to its business, before any court, administrative agency or other tribunal, nor is management aware of any such proceedings either pending or threatened against PSB which would have a material effect on its business or financial condition if determined adversely to it.

                   PSB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

         Overview. Total assets of $50.1 million at September 30, 1996 represent a 10.6 percent increase over total assets at December 31, 1995. That represents an annualized growth rate of 14.3 percent. Loans also increased $6.2 million, or approximately 28.6 percent, during the first nine months of 1996, representing an annualized growth rate of 38 percent. Total loans increased 25.5 percent in 1995. The ratio of loans to deposits was 95.7 percent at September 30, 1996 compared to 82.8 percent at December 31, 1995.

         The allowance for credit losses represents management's current estimate of amounts required to absorb losses on existing loans. The $408,000 allowance for credit losses at September 30, 1996 included a provision to the allowance of $56,000 during the nine months then ended. The allowance represents approximately 1.1 percent of total loans at September 30, 1996 and December 31, 1995.

Determination of the appropriate allowance level is based on, among other things, an analysis of various factors including historical loss experience based on volumes and types of loans, volumes and trends in delinquencies and impaired loans, trends in portfolio volume, results of internal and independent external credit reviews, and anticipated economic conditions in PSB's economic area. Based on this analysis, management considers the allowance for possible credit losses to be adequate.

         Liquidity and Rate Sensitivity. PSB's assets and liabilities are managed to maximize long-term shareholder returns by optimizing net interest income within the constraints of maintaining high credit quality, conservative interest rate risk disciplines and prudent levels of liquidity. Liquidity management involves the ability to meet cash-flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Liquidity is generated from both internal and external sources. Internal sources are those assets that can be converted to cash with little or no risk of loss. These include overnight investments in federal funds sold and certain investment securities, particularly those of shorter maturity, and are the principal source of asset liquidity. At September 30, 1996, cash and due from banks, interest-bearing deposits with banks, federal funds sold and "Available for Sale" investment securities, together approximated $4.5 million. External sources refer to the ability to attract new liabilities and capital. They include increasing savings and demand deposits, federal funds purchased, and the issuance of capital and debt securities. PSB has $2 million of unsecured federal funds credit lines with other banks. PSB also has access to a Federal Home Loan Bank credit line of approximately $5 million on a secured basis. These lines were used extensively during 1996 to meet heavy demand for short-term loans generated primarily through PSB's Mortgage Department. PSB management believes the liquidity position at September 30, 1996 is adequate to meet its short-term funding requirements.

         Interest rate sensitivity is closely related to liquidity, as each is directly affected by the maturity of assets and liabilities. Net interest income is affected by changes in the level of interest rates. PSB management's objectives are to monitor and control interest rate risk and ensure predictable and consistent growth in net interest income. PSB management considers any asset or liability which matures, or is subject to repricing within one year, to be interest sensitive, although continual monitoring is performed for other time intervals as well. The difference between interest sensitive assets and liabilities for a defined period of time is known as the interest sensitivity "gap," and may be either positive or negative. If positive, more assets reprice before liabilities. If negative, the reverse is true. Gap analysis provides a general measure of interest rate risk, but does not address complexities such as prepayment risk, interest rate floors and ceilings imposed on financial instruments, interest rate dynamics and customers' response to interest rate changes. PSB management's objective is to sustain a relatively "neutral" gap position. At September 30, 1996, PSB had $6.6 million (or 13 percent of total assets) more in liabilities than assets repricing during the next year. However, because PSB's deposit rates tend to change less than loan and investment rates, PSB's interest income will change more than cost of funds when rates change. Its net interest margin should therefore increase somewhat when rates increase and shrink somewhat when rates fall. The current estimate is a $67,000 change to the net interest margin for the one percent change in the Fed Funds rate.

         This modest interest rate risk is created by the concentration of variable rate and short term commercial loans -- one of PSB's major business lines.

         Capital. The primary capital-to-asset leverage ratio was approximately
9.2 percent at September 30, 1996 as compared to 10.2 percent and 10.9 percent at December 31, 1995 and 1994, respectively. In 1989, the banking regulators adopted risk-based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the credit risk of the asset. Risk-adjusted capital-to-asset ratios were 8.8 percent at September 30, 1996 and

9.5 percent and 10.4 percent at December 31, 1995 and 1994, respectively, all of which substantially exceeded regulatory guidelines.

RESULTS OF OPERATIONS

         Nine Months Ended September 30, 1996. Interest income for the nine months ended September 30, 1996 increased approximately $370,000, or 13.3 percent, over the comparable prior year period. The increase was due primarily to an increase in average loans to approximately $35.0 million as compared to $30.6 million in the prior year period. Most of the increase was due to growth in commercial real estate lending, particularly in the Olympia branch.

         Interest expense for the nine months ended September 30, 1996 increased approximately $190,000, or 18.4 percent, over the comparable prior year period. The increase was due to an increase in PSB's cost of funds, as average rates paid on deposits increased to 5.0 percent during the 1996 period as compared to
4.8 percent for the 1995 period, as well as a $3.6 million increase in the average balance of certificates of deposit. This trend in interest expense was mitigated somewhat by the rollover of previously higher-yielding time deposits into lower-yielding time deposits, and the repayment of $1.0 million in Fed Funds borrowings.

         Net interest income for the nine months ended September 30, 1996 increased approximately $180,000 over the comparative prior year period. The net interest spread decreased to an annualized rate of approximately 5.3 percent for the 1996 period as compared to approximately 5.7 percent for the 1995 period.

         Non-interest income for the nine months ended September 30, 1996 increased approximately $311,000, or 34.4 percent, compared to the corresponding prior year period, due primarily to an increase in brokered loan fees and an increase in fee income on sales of annuities. Non-interest income as a percent of average total assets increased to 3.3 percent in 1996 compared to 2.9 percent in 1995.

         Non-interest expense for the nine months ended September 30, 1996 increased by $136,000, or 5.5 percent, compared to the corresponding prior year period. As a percent of average total assets, non-interest expense approximated
7.2 percent for 1996 compared to 7.8 percent for the 1995 period.

         As a result of the above, income before income taxes for the nine months ended September 30, 1996 increased by $344,000, or 251 percent, as compared to the corresponding prior year period.

         Year Ended December 31, 1995. Interest income for the year ended December 31, 1995 increased approximately $920,000, representing a 32.9 percent increase over the prior year. The increase was due primarily to increases in average loans to $30.6 million, as compared to $24.7 million for the prior year, and an increase in the average yield on loans to 10.6 percent as compared to 9.6 percent.

         Interest expense for the year ended December 31, 1995 increased approximately $581,000, or 68.8 percent over the prior year. The increase was due to increases in average deposits to $30.7 million in 1995, as compared to $25.9 million in 1994, as well as an increase in the average cost of funds for those deposits to 4.2 percent during 1995 as compared to 3.2 percent in 1994.

         Net interest income for the year ended December 31, 1995 increased approximately $339,000 compared to the prior year, an increase of approximately
17.4 percent. The net interest spread for 1995 was relatively constant compared to 1994. 5.7 percent in 1995 versus 5.6 percent in 1994.

         Non-interest income for the year ended December 31, 1995 increased approximately $393,000, or 35.8 percent, over the prior year, due primarily to an increase in mortgage origination fees.

         Non-interest expenses for the year ended December 31, 1995 increased approximately $691,000 compared to the prior year, or 26.6 percent, due primarily to increased personnel and other costs associated with PSB's continued growth. Non-interest expense, as a percent of average total assets, increased slightly to 7.5 percent in 1995 as compared to 7.2 percent in 1994.

         As a result of the above, income before income taxes for the year ended December 31, 1995 increased $26,000 as compared to the prior year.

LOAN PORTFOLIO

         Types of Loans. The composition of loans at December 31, 1995 was as follows (dollars in thousands).

------------------------------------------------------------------------------
                                                              % OF
                                        PORTFOLIO           PORTFOLIO
     Commercial                           $ 3,812             12.13%
     Real estate:
           Construction                    11,138             35.46
           Commercial                       8,030             25.56
           Residential                      7,615             24.24
     Consumer                                 819              2.61
                                          $31,414            100.00%
------------------------------------------------------------------------------

         Loan Maturities and Repricing. The following table shows the maturity and repricing analysis for loans outstanding as of December 31, 1995 (dollars in thousands):

-----------------------------------------------------------------------------------------
                                             FIXED          FLOATING
                                             RATE             RATE           TOTAL
     0-90 days                              $ 4,645          $11,026         $15,671
     91-365 days                              3,500               20           3,520
     1 year or more                           8,911            2,668          11,579
                                            $17,056          $13,714          30,770
     Loans on which the accrual
     of interest has been discontinued                                           646
                                                                             $31,416
-----------------------------------------------------------------------------------------

         Risk elements. The following table states as of December 31, 1995 non-accrual and past due loans (dollars in thousands):

                    ------------------------------------------ -------------
                      Non-accrual loans                         $646
                      Loans 90 days or more past
                         due still accruing interest             148
                    ------------------------------------------ -------------

         Non-Performing Loans. Accrual of interest on impaired loans is discontinued when reasonable doubt exists as to the collectibility of the loan or the unpaid interest or when payment of principal and interest is contractually ninety (90) days past due, unless the loan is well secured and in the process of collection. Upon such discontinuance, the loan is placed on non-accrual status and any accrued but unpaid interest is charged against current income, unless the loan and accrued interest balances are adequately collateralized and in the process of collection. Interest income is subsequently recognized only to the extent cash payments are received. Accrual of interest is resumed only when the borrower demonstrates an ability to make scheduled payments of both principal and interest.

         At December 31, 1995, there were no commitments to lend additional funds to borrowers whose loans were classified as impaired. PSB is not aware of any loans that continue to accrue interest at December 31, 1995 that management reasonably expects will have a materially negative impact on future operating results.

SUMMARY OF CREDIT LOSS EXPERIENCE

         Analysis of the Allowance for Credit Losses. The following is an analysis of the activity in the allowance for possible credit losses for the year ended December 31, 1995 (dollars in thousands):

             ---------------------------------------------------------------------------------
                  Balance at beginning of year                                      $263
                  Provision for possible credit losses                                90
                  Balance at end of year                                            $353
                  Allowance for possible loan losses to total loans                1.12%
                  Impaired loans to total loans                                    2.06%
                  Allowance for possible loan losses to impaired loans            54.64%
             ---------------------------------------------------------------------------------

         PSB maintains the allowance for possible credit losses at a level sufficient to provide for estimated credit losses based on evaluating known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

         Allocation of the Allowance for Credit Losses. The following is a breakdown of the allowance for credit losses for the year ended December 31, 1995 (dollars in thousands):

            ------------------------------------------------------------------------------------
                                                                              % OF TOTAL
                                                              AMOUNT           ALLOWANCE
                 Impaired loans                                $   5             1.42%
                 Classified loans                                161            45.61%
                 Non-classified loans:
                       Commercial                                 24             6.80%
                       Real estate                               157            44.47%
                       Consumer                                    6             1.70%
                 Total allowance                               $ 353           100.00%
            ------------------------------------------------------------------------------------

         Management has adopted a credit classification process whereby loans are categorized into risk categories. Classified loans referred to above encompasses all individual loans which have been identified as having higher risk than the non-classified loans. Factors that affect classifying a loan as higher risk are based on conditions that may affect the ability of the borrower to service the debt, such as current financial information, historical payment experience, and current economic or market conditions. The relative percentage of the allowance allocated to specific loan types is based on management's judgment and are not materially different from prior periods. At December 31, 1995, the total of the allocation of the possible credit losses was, in management's opinion, adequate to provide for future losses.

                                MANAGEMENT OF PSB

DIRECTORS AND EXECUTIVE OFFICERS

         The name and age of the directors and executive officers of PSB, and their positions with PSB and the Subsidiary Banks, if any, are set forth in the following table:

     ------------------------------------------- ---------- ------------------------------------ --------------------
                                                                                                       Term of
            Name                                    Age              Position with PSB              Directorship
     ------------------------------------------- ---------- ------------------------------------ --------------------
     Michael D. Edwards (1)(2)(3)                   52      President and Director                      1998
     ------------------------------------------- ---------- ------------------------------------ --------------------
     Roger A. Johansen                              46      Vice President/Sr. Credit                    N/A
                                                            Administrator
     ------------------------------------------- ---------- ------------------------------------ --------------------
     D. James Arthur                                56      Vice President                               N/A
     ------------------------------------------- ---------- ------------------------------------ --------------------
     Lawrence J. Schorno (1)(3)(4)(5)               53      Chairman and Director                       1998
     ------------------------------------------- ---------- ------------------------------------ --------------------
     Judith C. Nettleton (2)(3)(4)(5)(6)            52      Secretary and Director                      1997
     ------------------------------------------- ---------- ------------------------------------ --------------------
     Neil Amondson (3)                              42      Director                                    1997
     ------------------------------------------- ---------- ------------------------------------ --------------------
     Lyman Fleetwood (6)                            69      Director                                    1997
     ------------------------------------------- ---------- ------------------------------------ --------------------
     Thomas P. Gorman (1)(2)(3)(4)(5)(6)            51      Director                                    1999
     ------------------------------------------- ---------- ------------------------------------ --------------------
     Dan Longmire                                   52      Director                                    1997
     ------------------------------------------- ---------- ------------------------------------ --------------------
     Donald Miller (1)(3)(5)                        71      Director                                    1998
     ------------------------------------------- ---------- ------------------------------------ --------------------
     Dr. Glen Nutter (2)(3)                         64      Director                                    1999
     ------------------------------------------- ---------- ------------------------------------ --------------------
     Terrance Van Eaton (3)(6)                      52      Director                                    1997
     ------------------------------------------- ---------- ------------------------------------ --------------------

         (1)      Member of Loan Committee
         (2)      Member of Investment-Asset/Liability Committee
         (3)      Member of Marketing and CRA Committee
         (4)      Member of Executive Committee
         (5)      Member of Personnel and Benefits Committee
         (6)      Member of Audit Committee

         The following is a description of the business experience of each of the above for at least the last five years:

         Michael D. Edwards has been the President and a director of PSB since its founding in 1988. Mr. Edwards has been in the banking industry for 28 years, from 1992 to 1994 serving by appointment of Chairman Greenspan to the Consumer Advisory Council of the Federal Reserve Board. From 1977 to

1983, Mr. Edwards was Supervisor of Banking for the State of Washington, the state's chief banking regulator.

         Roger A. Johansen is a Vice President and the Senior Credit Administrator for PSB, and has over 16 years experience in the banking industry. Prior to joining PSB in that capacity in 1993, Mr. Johansen was a Vice President and Commercial Loan Officer with Key Bank of Washington in Lacey, Washington.

         D. James Arthur is a Vice President of PSB in charge of its mortgage lending operations, and has over 20 years experience in the mortgage banking industry. Prior to joining PSB in 1994, Mr. Arthur was an independent mortgage broker.

         Lawrence J. Schorno was a founding director of PSB and is the Chairman of the Board of Directors. Mr. Schorno is the President of Schorno Agri-Business, a livestock export company, and Schorno Auction Co., a livestock auctioneer. Mr. Schorno also serves on the Board of Trustees of the Washington State University Foundation.

         Judith C. Nettleton was a founding director and is currently Corporate Secretary of PSB. Ms. Nettleton, now retired, was formerly co-owner and operator of Western Sales and Imports, and was previously an operations officer for First Interstate Bank in Tacoma, Washington.

         Neil Amondson has been a director of PSB since 1989. Mr. Amondson is currently a self-employed heavy equipment salesman and consultant. Prior to that, Mr. Amondson was a Washington State Senator.

         Lyman Fleetwood was an organizing director of PSB and is retired from the practice of dentistry in Yelm. Mr. Fleetwood is a real estate owner and developer.

         Thomas P. Gorman has been a director of PSB since 1989. Mr. Gorman is President of the Yelm Telephone Company, and was previously a Commander (Ret.) in the United States Navy Reserve. Mr. Gorman is also the Chairman of the Yelm Planning Commission and a past President of the Yelm Chamber of Commerce.

         Dan Longmire was an organizing director of PSB and was previously owner and operator of Yelm Realty, a real estate brokerage concern. Mr. Longmire is currently a computer programmer and consultant.

         Donald Miller was an organizing director of PSB and is the retired owner of the Nisqually Valley News. Mr. Miller is a member of the Yelm City Council and the Intercity Transit Authority.

         Dr. Glen Nutter was an organizing director of PSB, and is the retired Superintendent of Schools for the Yelm School District in which capacity he served for 18 years. Dr. Nutter is currently on a one-year teaching assignment in Africa.

         Terrance Van Eaton has been a director of PSB since 1994, and is the owner of Van Eaton Chevrolet in Eatonville. Mr. Van Eaton is a member of the founding family of Eatonville.

BOARD COMMITTEES

         The PSB Board maintains an Executive Committee, an Audit Committee, a Personnel and Benefits Committee, a Marketing and CRA Committee, an Investment-Asset/Liability Committee and a Loan Committee. The Executive Committee is authorized to exercise the authority of the PSB Board in all matters except amendments to the Articles of Incorporation and/or consideration and approval of a merger, consolidation or sale of all or substantially all of the assets of PSB. The Audit Committee reviews and oversees internal auditing procedures, internal financial and accounting controls, external and internal audits and management responses to audits and recommendations of auditors. The Personnel and Benefits Committee reviews and recommends compensation levels and benefits. The Marketing and CRA Committee oversees the bank's marketing efforts within the community and compliance with the Community Reinvestment Act requirements. The Investment-Asset/Liability Committee reviews and controls overall risk levels with respect to the assets and investments of PSB. The Loan Committee reviews all loans over a pre-set amount that have been recommended by management.

DIRECTOR COMPENSATION

         Directors accrue $100 per month in directors' fees which are cumulated and paid annually into the Directors' Deferred Income Plan, which is administered by Banking Consultants of America.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the PSB Common Stock as of October 1, 1996, by (i) each person known by PSB to own beneficially more than five percent of PSB's Common Stock,
(ii) each of PSB's directors, (iii) the executive officer named in the Summary Compensation Table, and (iv) all directors and the executive officer of PSB as a group. Each such holder has sole voting and investment power with respect to the shares beneficially owned, except where indicated.

---------------------------------------------------------------- ------------------------- --------------------------
                      Name and Address of                            Number of Shares
                      Beneficial Owner(*)                           Beneficially Owned        Percentage Owned(1)
---------------------------------------------------------------- ------------------------- --------------------------
Michael D. Edwards(2)                                                     8,387                      4.19
---------------------------------------------------------------- ------------------------- --------------------------
Neil Amondson(3)                                                          4,454                      2.26
---------------------------------------------------------------- ------------------------- --------------------------
Lyman Fleetwood(4)                                                        1,574                      (**)
---------------------------------------------------------------- ------------------------- --------------------------
Thomas Gorman(5)                                                          3,312                      1.68
---------------------------------------------------------------- ------------------------- --------------------------
Dan Longmire(6)                                                           3,132                      1.59
---------------------------------------------------------------- ------------------------- --------------------------
Donald Miller(7)                                                          3,034                      1.54
---------------------------------------------------------------- ------------------------- --------------------------
Terrance Van Eaton(8)                                                     1,000                      (**)
---------------------------------------------------------------- ------------------------- --------------------------
Lawrence J. Schorno(9)                                                    5,848                      2.97
---------------------------------------------------------------- ------------------------- --------------------------
Dr. Glen Nutter(10)                                                       2,282                      1.16
---------------------------------------------------------------- ------------------------- --------------------------
Judith C. Nettleton(11)                                                   3,427                      1.74
---------------------------------------------------------------- ------------------------- --------------------------
Directors and Officer as a group (ten persons)                            31,242                     15.29
---------------------------------------------------------------- ------------------------- --------------------------

   *     The address for all individuals is the same address as PSB.
   **    Indicates ownership of less than 1%.

1. Shares not outstanding but which are subject to options exercisable by the named person within 60 days are deemed to be outstanding for computing the percentage of outstanding shares owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

2. Includes: (i) 2,434 shares as trustee, with Messrs. Gorman and Schorno, of the PSB ESOP; (ii) 3,836 shares which may be acquired within 60 days through exercise of stock options, and (iii) 180 shares held of record by Cede & Co. as trustee.

3. Includes: (i) 4,000 shares owned jointly and/or pursuant to a durable power of attorney with members of Mr. Amondson's immediate family; and
         (ii) 454 shares which may be acquired within 60 days through exercise of stock options.

4. Includes: (i) 300 shares held of record by Mr. Fleetwood's spouse for which beneficial ownership is disclaimed; and (ii) 454 shares which may be acquired within 60 days through exercise of stock options.

5. Includes: (i) 264 shares held jointly with spouse; (ii) 2,434 shares as trustee, with Messrs. Edwards and Schorno, of the PSB ESOP; (iii) 454 shares which may be acquired within 60 days through exercise of stock options; and (iv) 160 shares held of record by Cede & Co. as trustee for Mr. Gorman's spouse, for which beneficial ownership is disclosed.

6. Includes 454 shares which may be acquired within 60 days through exercise of stock options.

7. Includes: (i) 2,580 shares held jointly with spouse; and (ii) 454 shares which may be acquired within 60 days through exercise of stock options.

8.       Owned jointly with spouse.

9. Includes: (i) 2,960 shares held jointly with spouse; (ii) 2,434 shares as trustee, with Messrs. Edwards and Gorman, of the PSB ESOP; and (iii) 454 shares which may be acquired within 60 days through exercise of stock options.

10. Includes: (i ) 448 shares held of record by Dr. Nutter's spouse, for which beneficial ownership is disclaimed; and (ii) 454 shares which may be acquired within 60 days through exercise of stock options.

11. Includes: (i) 2,618 shares held jointly with spouse; (ii) 355 shares held of record by Cede & Co., as trustee; and (iii) 454 shares which may be acquired within 60 days through exercise of stock options.

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning compensation paid by PSB during the 1995 fiscal year to its Chief Executive Officer.

------------------------- ------- ------------------------------------- ------------------------ ---------------------
                                          Annual Compensation           Long Term Compensation
                                  ------------- --------- ------------- ----------- ------------

                                                             Other      Awards      Payouts
                                                             Annual     ----------- ------------
   Name and Principal     Year     Salary (1)    Bonus      Compen-     Options     LTIP         All Other
        Position                                           sation (2)   Shares      Payouts      Compensation  (3)
------------------------- ------- ------------- --------- ------------- ----------- ------------ ---------------------
 Michael D. Edwards,       1995     $91,336       ---        $2,000        N/A          ---          $8,479
 President and C.E.O.
------------------------- ------- ------------- --------- ------------- ----------- ------------ ---------------------

(1) Includes salary and fees received as a director for participation in PSB Board and Committee meetings.

(2) Mr. Edwards did not receive any perquisites or other personal benefits in an aggregate amount equal to or exceeding the lesser of (i) $50,000 or (ii) 10 percent of his total annual salary and bonus for the year.

(3) Includes (i) discretionary and matching contributions paid by PSB under the PSB ESOP in the amount of $2,130 and (ii) $6,349 accrued in Mr. Edwards' name under the Executive Supplemental Income Plan.

         Options Granted in Last Fiscal Year. No stock options were granted during the 1995 fiscal year to the Chief Executive Officer.

         Aggregate Option Exercises and Fiscal Year-End Value Table. No options to acquire PSB Common Stock were exercised by the Chief Executive Officer during fiscal year 1995. The following table sets forth the number of shares that may be acquired in the future under currently exercisable and unexercisable stock options held by the Chief Executive Officer as of December 31, 1995, and includes the value of any such options that are "in-the-money" options, that is, that have an exercise price that is less than the currently estimated fair market value of the underlying shares.

------------------------------------------------------------------------------------------------------------------------
                       AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------
                          Shares
                       Acquired on              Number of Unexercised Options      Value of Unexercised Options at
                         Exercise      Value             at Year End                         Year End (1)
         Name                        Realized
                                                ------------------------------------------------------------------------
                                                Exercisable(1)  Unexercisable     Exercisable(1)       Unexercisable
------------------------------------------------------------------------------------------------------------------------
Michael D. Edwards         N/A           N/A        3,836           7,684            $127,853             $256,108
------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to the Merger Agreement, Mr. Edwards has agreed to refrain from exercising such options before consummation of the Merger. As a result of the Merger, these options will be converted to options to acquire that number of shares of FCFG Common Stock as Mr. Edwards would have been entitled to receive if he had exercised his options to acquire PSB Common Stock immediately prior to the Closing and elected to receive FCFG Common Stock in connection with the Merger.

(2) On December 31, 1995, the estimated market price of the Common Stock was $50.00. For purposes of the foregoing, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

EXECUTIVE SUPPLEMENTAL INCOME PLAN

         PSB maintains an Executive Supplemental Income Plan pursuant to which PSB annually credits an amount set at the sole discretion of the PSB Board to a Deferred Compensation Account in the participating executive's name. The plan pays death and retirement benefits out of such Deferred Compensation Account on certain terms and conditions, including a vesting schedule according to continued service by the executive to PSB. PSB has entered into Executive Supplemental Income Agreements under the plan with Messrs. Edwards, Johansen and Arthur and Ms. Colleen Dorian, which will remain in effect after the Merger.

EMPLOYEE STOCK OWNERSHIP PLAN WITH 401(K) PROVISIONS

         PSB maintains an Employee Stock Ownership Plan (the "PSB ESOP") which includes certain section 401(k) salary reduction and matching contribution provisions. Under the PSB ESOP, employees may make deferred salary contributions of up to 15 percent of their gross salary, 25 percent of which is matched by PSB up to a maximum of 4 percent of the employee' s salary, subject to certain dollar amount restrictions. In addition, PSB may make annual discretionary contributions to the PSB ESOP.

INCENTIVE STOCK OPTION PLAN AND NONSTATUTORY STOCK OPTION PLAN

         PSB maintains an Incentive Stock Option Plan and Nonstatutory Stock Option Plan (the "Option Plan") which was adopted by the PSB Board on November 3, 1992 and approved by shareholders on May 12, 1994. The Purpose of the Option Plan is to strengthen the bank's ability to attract and retain officers, key employees and directors by offering such persons the opportunity to acquire PSB Common Stock thereby giving such persons a personal and proprietary interest in PSB's continued growth and success. Under the Option Plan, tax-qualified options are granted to eligible employees and non tax-qualified options are granted to directors by the Stock Option Plan Committee of the PSB Board. Each option granted has an exercise price of not less than fair market value for the underlying shares at the time such option is granted.

         As of September 30, 1996, there were options granted to acquire 51,672 shares of PSB Common Stock under the Option Plan, of which 14,500 were exercisable. It is anticipated that options to acquire up to 8,166 shares of PSB Common Stock at a price of $16.67 per share may be exercised in connection with the Merger prior to the Effective Date.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

         Certain of the officers and directors of PSB and their immediate families and/or affiliated companies are also customers and depositors of PSB. It is anticipated that such persons and/or companies will continue to be customers of PSB and the Combined Bank after the Merger. It is the policy of PSB to submit all loan applications submitted to the bank by such officers, directors and/or their affiliates to the full PSB Board for its approval. All customer and deposit transactions, including loans, between PSB and its officers, directors or their affiliates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not affiliated with the bank, and in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

                          UNAUDITED CONDENSED PRO FORMA
                    FCFG AND PSB COMBINED FINANCIAL STATEMENT

         The following unaudited condensed pro forma combined financial statements give effect to the Merger of FCFG and PSB on a purchase accounting basis. The unaudited pro forma combined balance sheet is presented on the basis that the merger took place on the balance sheet date. The unaudited condensed pro forma combined statements of income are presented on the basis that the Merger was consummated as of the beginning of the first period presented.

         These unaudited condensed pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes thereto for FCFG and PSB included in this Prospectus/Proxy Statement and the information is qualified in its entirety by reference to more detailed financial information and consolidated financial statements presented elsewhere in this Prospectus/Proxy Statement.

         The unaudited condensed pro forma statements of income are not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of the first period presented and should not be construed as representative of future results.

         As more fully described in Notes to Unaudited Condensed Pro Forma Combined Financial Statements, these financial statements present pro forma effects of the Merger, assuming that the percentage of the total consideration that consists of cash is either at the minimum of 20 percent or at the maximum of 45 percent. For that portion of PSB Common Stock that is treated as exchanged for FCFG Common Stock, rather than cash, the pro forma per share data is based on an exchange ratio calculated by applying the FCFG and PSB Exchange Values applied against the relevant Book Values. Additionally, the pro forma effects of the targeted stock purchase are shown under the minimum and maximum scenarios. See "INFORMATION CONCERNING FCFG -- Proposed Transactions."

         The four alternative scenarios represented in the pro forma financial statements are as follows:

         Alternative No. 1a:        The consideration paid to PSB shareholders
                                    consists of 45% cash and 55% stock and the targeted stock purchase does not occur.

         Alternative No. 1b:        The consideration paid to PSB shareholders
                                    consists of 45% cash and 55% stock and the targeted stock purchase occurs at the beginning of the period presented.

         Alternative No. 2a:        The consideration paid to PSB shareholders
                                    consists of 20% cash and 80% stock and the targeted stock purchase does not occur.

         Alternative No. 2b:        The consideration paid to PSB shareholders
                                    consists of 20% cash and 80% stock and the targeted stock purchase occurs at the beginning of the period presented.

                          PRO FORMA ALTERNATIVE NO. 1A
                            BALANCE SHEET (UNAUDITED)
                               September 30, 1996
                             (Dollars in Thousands)

---------------------------------------------------------------------------------------------------------------------
                                                                                      PRO FORMA          PRO FORMA
                                                      FCFG            PSB             ADJUSTMENTS        COMBINED
Assets
Cash and due from banks                               $   9,777       $   1,953       ($  4,226)(a)      $   7,504
Interest bearing deposits in banks                        6,836              29                              6,865
Federal funds sold                                        4,617               1                              4,618
Investment securities                                    11,384           4,661             (36)(b)         16,009
Loans                                                   132,033          40,398          92 (c)            172,523
Less allowance for possible credit losses                 1,402             408                              1,810
NET LOANS                                               130,631          39,990              92            170,713
Premises and equipment                                    7,696           2,074         200 (d)              9,970
Other Assets                                              5,690           1,434       4,593 (e)             11,717
TOTAL ASSETS                                          $ 176,631       $  50,142       $     623          $ 227,396
Liabilities
Deposits                                              $ 154,107       $  42,123          51 (f)          $ 196,281
Federal funds purchased                                      --           1,901                              1,901
Long term debt                                            1,337           1,000                              2,337
Other liabilities                                           773             444          82 (g)              1,299
TOTAL LIABILITIES                                       156,217          45,468         133                201,818
Stockholders' Equity
Common stock                                              4,241             196         342 (h)              4,779
Surplus                                                  13,719           3,782         844 (h)             18,345
Retained Earnings                                         2,783             717        (717)(h)              2,783
Unrealized loss on securities available for sale            (64)            (21)         21 (h)                (64)
Guaranteed KSOP obligation                                 (265)             --                               (265)
TOTAL STOCKHOLDERS' EQUITY                               20,414           4,674             490             25,578
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 176,631       $  50,142       $     623          $ 227,396
---------------------------------------------------------------------------------------------------------------------

                          PRO FORMA ALTERNATIVE NO. 1A
                    COMBINED STATEMENTS OF INCOME (UNAUDITED)
                      Nine Months ended September 30, 1996
                (Dollars in Thousands, Except Per Share Amounts)

---------------------------------------------------------------------------------------------------------------------
                                                                                                         PRO FORMA
                                                  FCFG             PSB              ADJUSTMENTS          COMBINED
Interest Income
    Interest and fees on loans                    $    10,560      $     2,884      ($       23)(c)      $    13,421
    Federal funds sold and deposits in banks              337               22                                   359
    Investment securities                                 550              245                9 (b)              804
    TOTAL INTEREST INCOME                              11,447            3,151              (14)              14,584
Interest Expense
    Deposits                                            4,124            1,099               (4)(f)            5,219
    Other                                                  85              126                                   211
    TOTAL INTEREST EXPENSE                              4,209            1,225               (4)               5,430
    NET INTEREST INCOME                                 7,238            1,926              (10)               9,154
Provision for Possible Credit Losses                      221               56                                   277
    NET INTEREST INCOME AFTER PROVISION
    FOR POSSIBLE CREDIT LOSSES                          7,017            1,870              (10)               8,877
Non-Interest Income
    Service charges on deposit accounts                   823              281                                 1,104
    Origination fees on mortgage loans sold               351              606                                   957
    Other income                                          296              327                                   623
    TOTAL NON-INTEREST INCOME                           1,470            1,214                                 2,684
Non-Interest Expense
    Salaries and employee benefits                      3,464            1,440                                 4,904
    Occupancy and equipment                             1,045              365                6 (d)            1,416
    Other expense                                       1,995              798              230 (e)            3,023
    TOTAL NON-INTEREST EXPENSE                          6,504            2,603              236                9,343
    OPERATING INCOME BEFORE INCOME TAXES                1,983              481             (246)               2,218
Income Taxes                                              535              149               (6)                 678
    NET INCOME                                    $     1,448      $       332      ($      240)         $     1,540
Weighted Average Common
    Shares Outstanding                              1,817,491          224,584                             2,062,159
EARNINGS PER COMMON SHARE                         $       .80      $      1.48                           $       .75
---------------------------------------------------------------------------------------------------------------------

                          PRO FORMA ALTERNATIVE NO. 1A
                    COMBINED STATEMENTS OF INCOME (UNAUDITED)
                          Year ended December 31, 1995
                (Dollars in Thousands, Except Per Share Amounts)

---------------------------------------------------------------------------------------------------------------------
                                                                                                      PRO FORMA
                                                  FCFG             PSB               ADJUSTMENTS      COMBINED
Interest Income
    Interest and fees on loans                    $    13,404      $     3,257       ($     31) (c)   $    16,630
    Federal funds sold and deposits in banks              969               20                                989
    Investment securities                                 858              438               12 (b)         1,308
    TOTAL INTEREST INCOME                              15,231            3,715              (19)           18,927
Interest Expense
    Deposits                                            5,459            1,283               (5)(f)         6,737
    Other                                                 126              143                                269
    TOTAL INTEREST EXPENSE                              5,585            1,426               (5)            7,006
    NET INTEREST INCOME                                 9,646            2,289              (14)           11,921
Provision for Possible Credit Losses                      236               90                                326
    NET INTEREST INCOME AFTER PROVISION
    FOR POSSIBLE CREDIT LOSSES                          9,410            2,199              (14)           11,595
Non-Interest Income
    Service charges on deposit accounts                   988              435                              1,423
    Origination fees on mortgage loans sold               310              780                              1,090
    Other income                                          425              276                                701
    TOTAL NON-INTEREST INCOME                           1,723            1,491                              3,214
Non-Interest Expense
    Salaries and employee benefits                      5,504            1,637                              7,141
    Occupancy and equipment                             1,280              463                8 (d)         1,751
    Other expense                                       3,105            1,193              306 (e)         4,604
    TOTAL NON-INTEREST EXPENSE                          9,889            3,293              314            13,496
    OPERATING INCOME BEFORE INCOME TAXES                1,244              397             (328)            1,313
Income Taxes                                              324              142               (8)              458
    NET INCOME                                    $       920      $       255      ($      320)      $       855
Weighted Average Common
    Shares Outstanding                              1,805,837          224,584                          2,049,435
EARNINGS PER COMMON SHARE
                                                  $       .51      $      1.14                        $       .42
---------------------------------------------------------------------------------------------------------------------

                          PRO FORMA ALTERNATIVE NO. 1B
                       COMBINED BALANCE SHEET (UNAUDITED)
                               September 30, 1996
                             (Dollars in Thousands)

---------------------------------------------------------------------------------------------------------------------
                                                                                         PRO FORMA      PRO FORMA
                                                           FCFG            PSB          ADJUSTMENTS     COMBINED

Assets
Cash and due from banks                                     $9,777         $1,953       ($6,481) (a)        $5,249
Interest bearing deposits in banks                           6,836             29                            6,865
Federal funds sold                                           4,617              1                            4,618
Investment securities                                       11,384          4,661           (36) (b)        16,009
Loans                                                      132,033         40,398            92  (c)       172,523
Less allowance for possible credit losses                    1,402            408                            1,810
NET LOANS                                                  130,631         39,990            92            170,713
Premises and equipment                                       7,696          2,074           200  (d)         9,970
Other Assets                                                 5,690          1,434         4,593  (e)        11,717
TOTAL ASSETS                                              $176,631        $50,142       ($1,632)          $225,141
Liabilities
Deposits                                                  $154,107        $42,123            51  (f)      $196,281
Federal funds purchased                                        - -          1,901                            1,901
Long term debt                                               1,337          1,000         1,127  (i)         3,464
Other liabilities                                              773            444            82  (g)         1,299
TOTAL LIABILITIES                                          156,217         45,468         1,260            202,945
Stockholders' Equity
Common stock                                                 4,241            196            67  (h)         4,504
Surplus                                                     13,719          3,782        (1,136) (h)        16,365
Retained Earnings                                            2,783            717          (717) (h)         2,783
Unrealized loss on securities available for sale               (64)           (21)           21  (h)           (64)
Guaranteed KSOP obligation                                    (265)           - -        (1,127) (i)        (1,392)
TOTAL STOCKHOLDERS' EQUITY                                  20,414          4,674        (2,892)            22,196
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $176,631        $50,142       ($1,632)          $225,141
---------------------------------------------------------------------------------------------------------------------

                          PRO FORMA ALTERNATIVE NO. 1B
                    COMBINED STATEMENTS OF INCOME (UNAUDITED)
                      Nine Months ended September 30, 1996
                (Dollars in Thousands, Except Per Share Amounts)

---------------------------------------------------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                       FCFG           PSB            ADJUSTMENTS        COMBINED
Interest Income
    Interest and fees on loans                         $10,560        $2,884          ($23)  (c)        $13,421
    Federal funds sold and deposits in banks               337            22                                359
    Investment securities                                  550           245             9   (b)            804
    TOTAL INTEREST INCOME                               11,447         3,151           (14)              14,584
Interest Expense
    Deposits                                             4,124         1,099            (4)  (f)          5,219
    Other                                                   85           126                                211
    TOTAL INTEREST EXPENSE                               4,209         1,225            (4)               5,430
    NET INTEREST INCOME                                  7,238         1,926           (10)               9,154
Provision for Possible Credit Losses                       221            56                                277
    NET INTEREST INCOME AFTER PROVISION
    FOR POSSIBLE CREDIT LOSSES                           7,017         1,870           (10)               8,877
Non-Interest Income
    Service charges on deposit accounts                    823           281                              1,104
    Origination fees on mortgage loans sold                351           606                                957
    Other income                                           296           327                                623
    TOTAL NON-INTEREST INCOME                            1,470         1,214                              2,684
Non-Interest Expense
    Salaries and employee benefits                       3,464         1,440                              4,904
    Occupancy and equipment                              1,045           365             6   (d)          1,416
    Other expense                                        1,995           798           230   (e)          3,023
    TOTAL NON-INTEREST EXPENSE                           6,504         2,603           236                9,343
    OPERATING INCOME BEFORE INCOME TAXES                 1,983           481          (246)               2,218
Income Taxes                                               535           149            (6)                 678
    NET INCOME                                         $ 1,448         $ 332         ($240)             $ 1,540
Weighted Average Common
    Shares Outstanding                               1,817,491       224,584                          1,952,159
EARNINGS PER COMMON SHARE                              $   .80        $ 1.48                              $ .79
---------------------------------------------------------------------------------------------------------------------

                          PRO FORMA ALTERNATIVE NO. 1B
                    COMBINED STATEMENTS OF INCOME (UNAUDITED)
                          Year ended December 31, 1995
                (Dollars in Thousands, Except Per Share Amounts)

---------------------------------------------------------------------------------------------------------------------
                                                                                                           PRO FORMA
                                                       FCFG           PSB                 ADJUSTMENTS      COMBINED
Interest Income
    Interest and fees on loans                         $13,404        $ 3,257             ($ 31) (c)       $16,630
    Federal funds sold and deposits in banks               969             20                                  989
    Investment securities                                  858            438                12  (b)         1,308
    TOTAL INTEREST INCOME                               15,231          3,715               (19)            18,927
Interest Expense
    Deposits                                             5,459          1,283                (5) (f)         6,737
    Other                                                  126            143                                  269
    TOTAL INTEREST EXPENSE                               5,585          1,426                (5)             7,006
    NET INTEREST INCOME                                  9,646          2,289               (14)            11,921
Provision for Possible Credit Losses                       236             90                                  326
    NET INTEREST INCOME AFTER PROVISION
    FOR POSSIBLE CREDIT LOSSES                           9,410          2,199               (14)            11,595
Non-Interest Income
    Service charges on deposit accounts                    988            435                                1,423
    Origination fees on mortgage loans sold                310            780                                1,090
    Other income                                           425            276                                  701
    TOTAL NON-INTEREST INCOME                            1,723          1,491                                3,214
Non-Interest Expense
    Salaries and employee benefits                       5,504          1,637                                7,141
    Occupancy and equipment                              1,280            463                 8  (d)         1,751
    Other expense                                        3,105          1,193               306  (e)         4,604
    TOTAL NON-INTEREST EXPENSE                           9,889          3,293               314             13,496
    OPERATING INCOME BEFORE INCOME TAXES                 1,244            397              (328)             1,313
Income Taxes                                               324            142                (8)               458
    NET INCOME                                         $   920        $   255             ($320)             $ 855
Weighted Average Common
    Shares Outstanding                               1,805,837        224,584                            1,939,435
EARNINGS PER COMMON SHARE                              $   .51          $1.14                                $ .44
---------------------------------------------------------------------------------------------------------------------

                          PRO FORMA ALTERNATIVE NO. 2A
                       COMBINED BALANCE SHEET (UNAUDITED)
                               September 30, 1996
                             (Dollars in Thousands)

---------------------------------------------------------------------------------------------------------------------
                                                                                             PRO FORMA    PRO FORMA
                                                      FCFG            PSB                    ADJUSTMENTS  COMBINED
Assets
Cash and due from banks                                 $9,777         $1,953           ($1,878) (a)      $  9,852
Interest bearing deposits in banks                       6,836             29                                6,865
Federal funds sold                                       4,617              1                                4,618
Investment securities                                   11,384          4,661               (36) (b)        16,009
Loans                                                  132,033         40,398                92  (c)       172,523
Less allowance for possible credit losses                1,402            408                                1,810
NET LOANS                                              130,631         39,990                92            170,713
Premises and equipment                                   7,696          2,074               200  (d)         9,970
Other Assets                                             5,690          1,434             4,593  (e)        11,717
TOTAL ASSETS                                          $176,631        $50,142            $2,971           $229,744
Liabilities
Deposits                                              $154,107        $42,123                51  (f)      $196,281
Federal funds purchased                                    - -          1,901                                1,901
Long term debt                                           1,337          1,000                                2,337
Other liabilities                                          773            444                82  (g)         1,299
TOTAL LIABILITIES                                      156,217         45,468               133            201,818
Stockholders' Equity
Common stock                                             4,241            196               587  (h)         5,024
Surplus                                                 13,719          3,782             2,947  (h)        20,448
Retained Earnings                                        2,783            717              (717) (h)         2,783
Unrealized loss on securities available for sale           (64)           (21)               21  (h)           (64)
Guaranteed KSOP obligation                                (265)           - -                                 (265)
TOTAL STOCKHOLDERS' EQUITY                              20,414          4,674             2,838             27,926
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $176,631        $50,142            $2,971           $229,744
---------------------------------------------------------------------------------------------------------------------

                          PRO FORMA ALTERNATIVE NO. 2A
                    COMBINED STATEMENTS OF INCOME (UNAUDITED)
                      Nine Months ended September 30, 1996
                (Dollars in Thousands, Except Per Share Amounts)

---------------------------------------------------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                       FCFG           PSB             ADJUSTMENTS       COMBINED
Interest Income
    Interest and fees on loans                         $10,560        $2,884          ($23)  (c)        $13,421
    Federal funds sold and deposits in banks               337            22                                359
    Investment securities                                  550           245             9   (b)            804
    TOTAL INTEREST INCOME                               11,447         3,151           (14)              14,584
Interest Expense
    Deposits                                             4,124         1,099            (4)  (f)          5,219
    Other                                                   85           126                                211
    TOTAL INTEREST EXPENSE                               4,209         1,225            (4)               5,430
    NET INTEREST INCOME                                  7,238         1,926           (10)               9,154
Provision for Possible Credit Losses                       221            56                                277
    NET INTEREST INCOME AFTER PROVISION
    FOR POSSIBLE CREDIT LOSSES                           7,017         1,870           (10)               8,877
Non-Interest Income
    Service charges on deposit accounts                    823           281                              1,104
    Origination fees on mortgage loans sold                351           606                                957
    Other income                                           296           327                                623
    TOTAL NON-INTEREST INCOME                            1,470         1,214                              2,684
Non-Interest Expense
    Salaries and employee benefits                       3,464         1,440                              4,904
    Occupancy and equipment                              1,045           365             6   (d)          1,416
    Other expense                                        1,995           798           230   (e)          3,023
    TOTAL NON-INTEREST EXPENSE                           6,504         2,603           236                9,343
    OPERATING INCOME BEFORE INCOME TAXES                 1,983           481          (246)               2,218
Income Taxes                                               535           149            (6)                 678
    NET INCOME                                         $ 1,448         $ 332         ($240)             $ 1,540
Weighted Average Common
    Shares Outstanding                               1,817,491       224,584                          2,147,935
EARNINGS PER COMMON SHARE                                $ .80        $ 1.48                              $ .71
---------------------------------------------------------------------------------------------------------------------

                          PRO FORMA ALTERNATIVE NO. 2A
                    COMBINED STATEMENTS OF INCOME (UNAUDITED)
                          Year ended December 31, 1995
                (Dollars in Thousands, Except Per Share Amounts)

---------------------------------------------------------------------------------------------------------------------
                                                                                                           PRO FORMA
                                                       FCFG           PSB                 ADJUSTMENTS      COMBINED
Interest Income
    Interest and fees on loans                         $13,404        $ 3,257             ($ 31) (c)       $16,630
    Federal funds sold and deposits in banks               969             20                                  989
    Investment securities                                  858            438                12  (b)         1,308
    TOTAL INTEREST INCOME                               15,231          3,715               (19)            18,927
Interest Expense
    Deposits                                             5,459          1,283                (5) (f)         6,737
    Other                                                  126            143                                  269
    TOTAL INTEREST EXPENSE                               5,585          1,426                (5)             7,006
    NET INTEREST INCOME                                  9,646          2,289               (14)            11,921
Provision for Possible Credit Losses                       236             90                                  326
    NET INTEREST INCOME AFTER PROVISION
    FOR POSSIBLE CREDIT LOSSES                           9,410          2,199               (14)            11,595
Non-Interest Income
    Service charges on deposit accounts                    988            435                                1,423
    Origination fees on mortgage loans sold                310            780                                1,090
    Other income                                           425            276                                  701
    TOTAL NON-INTEREST INCOME                            1,723          1,491                                3,214
Non-Interest Expense
    Salaries and employee benefits                       5,504          1,637                                7,141
    Occupancy and equipment                              1,280            463                 8  (d)         1,751
    Other expense                                        3,105          1,193               306  (e)         4,604
    TOTAL NON-INTEREST EXPENSE                           9,889          3,293               314             13,496
    OPERATING INCOME BEFORE INCOME TAXES                 1,244            397              (328)             1,313
Income Taxes                                               324            142                (8)               458
    NET INCOME                                         $   920        $   255             ($320)             $ 855
Weighted Average Common
    Shares Outstanding                               1,805,837        224,584                            2,119,308
EARNINGS PER COMMON SHARE                                $ .51          $1.14                                $ .40
---------------------------------------------------------------------------------------------------------------------

                          PRO FORMA ALTERNATIVE NO. 2B
                       COMBINED BALANCE SHEET (UNAUDITED)
                               September 30, 1996
                             (Dollars in Thousands)

---------------------------------------------------------------------------------------------------------------------
                                                                                        PRO FORMA         PRO FORMA
                                                        FCFG           PSB              ADJUSTMENTS       COMBINED
Assets
Cash and due from banks                                 $9,777         $1,953           ($4,133) (a)      $  7,597
Interest bearing deposits in banks                       6,836             29                                6,865
Federal funds sold                                       4,617              1                                4,618
Investment securities                                   11,384          4,661               (36) (b)        16,009
Loans                                                  132,033         40,398                92  (c)       172,523
Less allowance for possible credit losses                1,402            408                                1,810
NET LOANS                                              130,631         39,990                92            170,713
Premises and equipment                                   7,696          2,074               200  (d)         9,970
Other Assets                                             5,690          1,434             4,593  (e)        11,717
TOTAL ASSETS                                          $176,631        $50,142            $  716           $227,489
Liabilities
Deposits                                              $154,107        $42,123                51  (f)      $196,281
Federal funds purchased                                    - -          1,901                                1,901
Long term debt                                           1,337          1,000             1,127  (i)         3,464
Other liabilities                                          773            444                82  (g)         1,299
TOTAL LIABILITIES                                      156,217         45,468             1,260            202,945
Stockholders' Equity
Common stock                                             4,241            196               312  (h)         4,749
Surplus                                                 13,719          3,782               967  (h)        18,468
Retained Earnings                                        2,783            717              (717) (h)         2,783
Unrealized loss on securities available for sale           (64)           (21)               21  (h)           (64)
Guaranteed KSOP obligation                                (265)           - -            (1,127) (i)        (1,392)
TOTAL STOCKHOLDERS' EQUITY                              20,414          4,674              (544)            24,544
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $176,631        $50,142             $ 716           $227,489
---------------------------------------------------------------------------------------------------------------------

                          PRO FORMA ALTERNATIVE NO. 2B
                    COMBINED STATEMENTS OF INCOME (UNAUDITED)
                      Nine Months ended September 30, 1996
                (Dollars in Thousands, Except Per Share Amounts)

---------------------------------------------------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                       FCFG           PSB             ADJUSTMENTS       COMBINED
<>
Interest Income
    Interest and fees on loans                         $10,560        $2,884          ($23)  (c)        $13,421
    Federal funds sold and deposits in banks               337            22                                359
    Investment securities                                  550           245             9   (b)            804
    TOTAL INTEREST INCOME                               11,447         3,151           (14)              14,584
Interest Expense
    Deposits                                             4,124         1,099            (4)  (f)          5,219
    Other                                                   85           126                                211
    TOTAL INTEREST EXPENSE                               4,209         1,225            (4)               5,430
    NET INTEREST INCOME                                  7,238         1,926           (10)               9,154
Provision for Possible Credit Losses                       221            56                                277
    NET INTEREST INCOME AFTER PROVISION
    FOR POSSIBLE CREDIT LOSSES                           7,017         1,870           (10)               8,877
Non-Interest Income
    Service charges on deposit accounts                    823           281                              1,104
    Origination fees on mortgage loans sold                351           606                                957
    Other income                                           296           327                                623
    TOTAL NON-INTEREST INCOME                            1,470         1,214                              2,684
Non-Interest Expense
    Salaries and employee benefits                       3,464         1,440                              4,904
    Occupancy and equipment                              1,045           365             6   (d)          1,416
    Other expense                                        1,995           798           230   (e)          3,023
    TOTAL NON-INTEREST EXPENSE                           6,504         2,603           236                9,343
    OPERATING INCOME BEFORE INCOME TAXES                 1,983           481          (246)               2,218
Income Taxes                                               535           149            (6)                 678
    NET INCOME                                         $ 1,448         $ 332         ($240)             $ 1,540
Weighted Average Common
    Shares Outstanding                               1,817,491       224,584                          2,050,119
EARNINGS PER COMMON SHARE                                $ .80        $ 1.48                              $ .75
---------------------------------------------------------------------------------------------------------------------

                          PRO FORMA ALTERNATIVE NO. 2B
                    COMBINED STATEMENTS OF INCOME (UNAUDITED)
                          Year ended December 31, 1995
                (Dollars in Thousands, Except Per Share Amounts)

---------------------------------------------------------------------------------------------------------------------
                                                                                                           PRO FORMA
                                                       FCFG           PSB                 ADJUSTMENTS      COMBINED
Interest Income
    Interest and fees on loans                         $13,404        $ 3,257             ($ 31) (c)       $16,630
    Federal funds sold and deposits in banks               969             20                                  989
    Investment securities                                  858            438                12  (b)         1,308
    TOTAL INTEREST INCOME                               15,231          3,715               (19)            18,927
Interest Expense
    Deposits                                             5,459          1,283                (5) (f)         6,737
    Other                                                  126            143                                  269
    TOTAL INTEREST EXPENSE                               5,585          1,426                (5)             7,006
    NET INTEREST INCOME                                  9,646          2,289               (14)            11,921
Provision for Possible Credit Losses                       236             90                                  326
    NET INTEREST INCOME AFTER PROVISION
    FOR POSSIBLE CREDIT LOSSES                           9,410          2,199               (14)            11,595
Non-Interest Income
    Service charges on deposit accounts                    988            435                                1,423
    Origination fees on mortgage loans sold                310            780                                1,090
    Other income                                           425            276                                  701
    TOTAL NON-INTEREST INCOME                            1,723          1,491                                3,214
Non-Interest Expense
    Salaries and employee benefits                       5,504          1,637                                7,141
    Occupancy and equipment                              1,280            463                 8  (d)         1,751
    Other expense                                        3,105          1,193               306  (e)         4,604
    TOTAL NON-INTEREST EXPENSE                           9,889          3,293               314             13,496
    OPERATING INCOME BEFORE INCOME TAXES                 1,244            397              (328)             1,313
Income Taxes                                               324            142                (8)               458
    NET INCOME                                         $   920        $   255             ($320)             $ 855
Weighted Average Common
    Shares Outstanding                               1,805,837        224,584                            2,037,395
EARNINGS PER COMMON SHARE                                $ .53          $1.14                                $ .42
---------------------------------------------------------------------------------------------------------------------

                     NOTES TO UNAUDITED CONDENSED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION OF PRO FORMA FINANCIAL INFORMATION

The estimated fair value adjustments have been determined by FCFG based upon information provided by PSB and various assumptions deemed appropriate by FCFG. Certain fair value estimates may change as refinements are made and final appraisals are obtained. The fair values ultimately determined may be different from those values used in the pro forma adjustments included herein. For illustrative purposes in developing the pro forma financial information., FCFG has assumed that consideration will consist of 45 percent cash and 55 percent FCFG stock in Alternative No. 1, and that consideration will consist of 20 percent cash and 80 percent stock in Alternative No. 2. However, pursuant to the terms of the Merger Agreement, the percentage of consideration that may be paid in cash may fall anywhere between 20 percent and 45 percent.

2A. ALTERNATIVE NO. 1A AND 1B - PRO FORMA ADJUSTMENT OF THE FINANCIAL STATEMENTS ARE AS FOLLOWS:

     (a) Cash has been adjusted for 45 percent of the total transaction price that will be paid to PSB shareholders as provided in the Merger Agreement.

     (b) The held-to-maturity investment portfolio of PSB has been adjusted to the estimated fair value as of the balance sheet date. The adjustment is accreted over a period of three years, the estimated maturity of the securities.

     (c) The loan portfolio of PSB has been adjusted to the estimated fair value as of the balance sheet date. The adjustment is accreted over a period of 3 years, the estimated average maturity of the portfolio.

     (d) Premises and equipment has been adjusted to its estimated fair market value as of the balance sheet date. The increased value is amortized over a period of 25 years, its estimated remaining useful life.

     (e) Goodwill represents the excess of the transaction price over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed. Goodwill is amortized over an estimated life of 15 years.

     (f) The deposits of PSB have been adjusted to the estimated fair value as of the balance sheet date. The adjustment is amortized over an estimated life of 10 years.

     (g) Deferred income taxes represent the tax effect of differences between the estimated fair values of PSB's assets and liabilities and their tax bases, and are recognized as the temporary differences reverse.

     (h) Adjustments of the Common Stock, Surplus and Retained Earnings result from the issuance of 215,511 shares of FCFG Common Stock in exchange for 196,316 shares of PSB Common Stock.

     (i) Long term debt is increased and capital is decreased to reflect FCFG's guarantee of debt incurred by FCFG's KSOP to acquire FCFG shares.

2B. ALTERNATIVE NO. 2A AND 2B - PRO FORMA ADJUSTMENT OF THE FINANCIAL STATEMENTS ARE AS FOLLOWS:

     (a) Cash has been adjusted for 20 percent of the total transaction price that will be paid to PSB shareholders as provided in the Merger Agreement.

     (b) The held-to-maturity investment portfolio of PSB has been adjusted to the estimated fair value as of the balance sheet date. The adjustment is accreted over a period of three years, the estimated maturity of the securities.

     (c) The loan portfolio of PSB has been adjusted to the estimated fair value as of the balance sheet date. The adjustment is accreted over a period of three years, the estimated average maturity of the portfolio.

     (d) Premises and equipment has been adjusted to its estimated fair market value as of the balance sheet date. The increased value is amortized over a period of 25 years, its estimated remaining life.

     (e) Goodwill represents the excess of the transaction price over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed. Goodwill is amortized over an estimated life of 15 years.

     (f) The deposits of PSB have been adjusted to the estimated fair value as of the balance sheet date. The adjustment is amortized over an estimated life of 10 years.

     (g) Deferred income taxes represent the tax effect of differences between the estimated fair values of PSB's assets and liabilities and their tax bases, and are recognized as the temporary differences reverse.

     (h) Adjustments of the Common Stock, Surplus and Retained Earnings result from the issuance of 313,471 shares of FCFG Common Stock in exchange for 196,316 shares of PSB Common Stock.

     (i) Long term debt is increased and capital is decreased to reflect FCFG's guarantee of debt incurred by FCFG's KSOP to acquire FCFG shares.

No other pro forma adjustment to the historical balance sheets or statements of income were made to arrive at the unaudited pro forma combined balance sheets and statements of income. Total costs to be incurred by FCFG and PSB in connection with the Merger are estimated to be $200,000. These costs, relating to legal, accounting, printing and other expenses, will be charged to expenses of the respective banks in the periods incurred.

3. Pro forma weighted average shares outstanding for the nine months ended September 30, 1996 and for the year ended December 31, 1995 reflect the shares issued in exchange for PSB stock as though they were issued at the beginning of the respective periods, and are adjusted for the dilutive effect of PSB options.

                    PRO FORMA ANALYSIS OF PROJECTED AGGREGATE
                         PURCHASE ACCOUNTING ADJUSTMENTS

     The following analysis is provided to show the expected effects on future income of the projected accounting adjustments in the accompanying unaudited pro forma combined statements of FCFG and PSB assuming the acquisition will take place on January 1, 1997 under the assumptions set forth in the "Notes to Unaudited Condensed Pro Forma Combined Financial Statements."

--------------------------- ------------- --------- --------- --------- --------- -------- ----------- ----------------
(DOLLARS IN THOUSANDS)
                             FAIR VALUE                                                                     TOTAL
                             ADJUSTMENT                                                       2002        ACCRETION
Accretion (Amortization)     (PREMIUM)      1997      1998      1999      2000     2001      -2022     (AMORTIZATION)
of:                           DISCOUNT
--------------------------- ------------- --------- --------- --------- --------- -------- ----------- ----------------
Investment securities,
   discount accreted into
   income over 3 years        ($ 36)          $ 12      $ 12      $ 12                                        $ 36
--------------------------- ------------- --------- --------- --------- --------- -------- ----------- ----------------
Loans, premium amortized
   into income over 3             92          (31)      (31)      (30)                                        (92)
   years
--------------------------- ------------- --------- --------- --------- --------- -------- ----------- ----------------
Bank premises to be
   amortized over 25 years       200           (8)       (8)       (8)       (8)      (8)       (160)        (200)
--------------------------- ------------- --------- --------- --------- --------- -------- ----------- ----------------
Goodwill to be amortized
   over 15 years.              4,593         (306)     (306)     (306)     (306)    (306)     (3,063)      (4,593)
--------------------------- ------------- --------- --------- --------- --------- -------- ----------- ----------------
Deposits, premium accreted
   into income over 10          (51)             5         5         5         5        5          26           51
years
--------------------------- ------------- --------- --------- --------- --------- -------- ----------- ----------------
Deferred income tax
   effect of
   purchase accounting          (70)             8         8         8         1        1          44           70
   adjustments
--------------------------- ------------- --------- --------- --------- --------- -------- ----------- ----------------
Net impact of purchase
   accounting adjustments
   on future net income
   (loss)  without regard
   to potential
   recognition of
   prospective events       $ 4,728       ($ 320)   ($ 320)   ($ 319)   ($ 308)  ($ 308)   ($ 3,153)    ($ 4,728)
--------------------------- ------------- --------- --------- --------- --------- -------- ----------- ----------------

                         BANK SUPERVISION AND REGULATION
                                      FCFG

GENERAL

         As a bank holding company, FCFG is subject to the Bank Holding Company Act of 1956 ("BHCA"), as amended, which places FCFG under the supervision of the Board of Governors of the Federal Reserve System ("FRB"). In general, the BHCA limits the business of bank holding companies to owning or controlling banks and engaging in other activities related to banking. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking has been phased in and may expand opportunities for bank holding companies. For additional information, see below, "The Bank - Recent Federal Legislation - Interstate Banking and Branching". The impact of this legislation on FCFG is unclear at this time.

HOLDING COMPANY STRUCTURE

         FRB Regulation. FCFG must obtain the approval of the FRB: (1) prior to acquiring direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of such bank; (2) before merging or consolidating with another bank holding company; and (3) before acquiring substantially all of the assets of any additional banks. Until September, 1995, the BHCA also prohibited the acquisition by FCFG of any such interest in any bank or bank holding company located in a state other than Washington unless the laws of the state in which such bank was located expressly authorized such acquisition. Now, subject to certain state laws, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of an out-of-state bank without regard to whether such transaction is prohibited by the laws of any state.

         FCFG is required by the BHCA to file annual and quarterly reports and such other reports as may be required from time to time by the FRB. In addition, the FRB performs periodic examinations of FCFG and its subsidiary Bank.

         Holding Company Control of Nonbanks. With certain exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company which is not a bank or a bank holding company unless the FRB determines that the activities of such company are so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB considers whether the performance of such activities by a bank holding company would offer advantages to the public that would outweigh possible adverse effects. For example, the FRB has by regulation determined activities such as, among others, operating an industrial loan company, industrial bank, savings association, mortgage company, finance company, trust company, credit card company or factoring company, performing certain data processing operations, and providing investment and financial advice, are so closely related to banking as to be a proper incident thereto within the meaning of the BHCA. On the other hand, activities such as, among others, real estate brokerage and syndication, land development, property management, underwriting of life insurance not related to credit transactions, and with certain exceptions, securities underwriting and equity funding, are not so closely related to banking as to be a proper incident thereto within the meaning of the BHCA. In the future, the FRB may from time to time add to or delete from the list of activities permissible for bank holding companies.

         Transactions With Affiliates. FCFG and its subsidiary Bank will be deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions.

Covered transactions include, subject to specific exceptions, loans by bank subsidiaries to affiliates, investments by bank subsidiaries in securities issued by an affiliate, the taking of such securities as collateral, and the purchase of assets by a bank subsidiary from an affiliate. FCFG and its subsidiary Bank are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities.

         Tie-In Arrangements. FCFG and its subsidiary Bank are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, FCFG or its subsidiary Bank may not condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor.

         State Law Restrictions. As a corporation chartered under the laws of the State of Washington, FCFG is also be subject to certain limitations and restrictions as provided under applicable Washington corporate law.

         Securities Registration and Reporting. The common stock of FCFG is registered as a class with the SEC under the Exchange Act and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of the Exchange Act. The periodic reports, proxy statements, and other information filed by FCFG under the Exchange Act can be inspected and copied at or obtained from the Washington, D.C., office of the SEC. In addition, the securities issued by FCFG are subject to the registration requirements of the Securities Act and applicable state securities laws unless exemptions are available.

CONTROL TRANSACTIONS

         The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the FRB has been given 60 days' prior written notice of the proposed acquisition, and within that time period, the FRB has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of 10 percent or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

         In addition, any "company" would be required to obtain the approval of the FRB under the BHCA before acquiring 25 percent (5 percent if the company is a bank holding company) or more of the outstanding shares of FCFG, or otherwise obtain control over FCFG.

                                THE BANK AND PSB

GENERAL

         Despite some recent legislative initiatives to reduce regulatory burdens, banking remains a highly regulated industry. Legislation enacted from time to time may increase the cost of doing business, limit or expand permissible activities, or affect the competitive balance between banks and other financial and nonfinancial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the Washington State Legislature, and before various bank regulatory agencies. In addition, there continue to be proposals in Congress to restructure the banking system.

         Some of the significant areas of bank regulation, including significant federal legislation affecting state-chartered banks, are generally discussed below.

REGULATION OF STATE BANKS

         Washington State banks such as the Bank and PSB are subject to primary regulation and examination by the Director and by the FDIC. Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits (see below), certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends, establishment of branches, and dealings with affiliated persons. The FDIC also has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business. State banks are permitted by state law to invest, up to a specified amount of assets or net worth (as defined), in the equity securities of any business entity except an insurance or travel agency. This and certain other powers of state banks have been limited by federal legislation (for additional information see below, "Recent Federal Legislation - Interstate Banking and Branching").

         State banking law provides that the amount of funds which a bank may lend to a single borrower is generally limited to 20 percent of capital and surplus. For this purpose, capital includes (1) the amount of common stock outstanding and unimpaired, (2) the amount of preferred stock outstanding and unimpaired, and (3) capital notes or debentures issued pursuant to RCW 30.36. Surplus includes capital surplus, reflecting the amounts paid in excess of the par or stated value of capital stock, or amounts contributed to the bank other than for capital stock, and undivided profits. As of September 30, 1996, the Bank's lending limit was approximately $3,200,000.

REGULATION OF MANAGEMENT

         Federal law provides for the circumstances under which officers or directors of a bank may be removed by the institution's federal supervisory agency, places restraints on lending by a bank to its executive officers, directors, or principal shareholders, and prohibits management personnel of a bank from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

CONTROL OF FINANCIAL INSTITUTIONS

         No person may acquire "control" of a bank unless the appropriate federal agency has been given 60 days prior written notice and within that time the agency has not disapproved the acquisition. Substantial monetary penalties may be imposed for violation of the change in control or other provisions of banking laws. State banking laws further require that 30 days prior to the acquisition of control, defined as direct or indirect ownership, control or power to vote 25 percent or more of the outstanding stock of a bank, the acquiring party must file with the Director an application containing certain specified information. Acquisitions of control in violation of the statute are deemed void.

RECENT FEDERAL LEGISLATION

         Interstate Banking and Branching. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") permits nationwide interstate banking and branching. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Individual states have the authority to "opt out" of certain of these provisions. The Interstate Act currently allows states to enact "opting-in" legislation that (1) permits interstate mergers within their own borders before June 1, 1997, and (2) permits out-of-state banks to establish de novo branches within the state. As of September 29, 1995, subject to certain state restrictions such as age and contingency laws, bank holding companies may purchase banks in any state. Additionally, subject to such state restrictions, beginning June 1, 1997, banks will be permitted to merge with banks in other states as long as the home state of neither merging bank has opted out. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

         Since July of 1987, the State of Washington has generally permitted out-of-state bank holding companies to purchase more than five percent of the voting shares of a Washington-based bank, provided (1) such bank has been doing business for at least three years prior to the acquisition by the out-of-state bank holding company of such voting shares, and (2) the state in which the out-of-state bank holding company is based has reciprocal laws (i.e. permits Washington bank holding companies to purchase more than five percent of the voting shares of banks chartered under that state's laws). The Interstate Act broadened interstate banking authority by eliminating the reciprocity requirement for adequately capitalized bank holding companies, and Washington has amended its banking laws to accommodate the provisions of the Interstate Act.

         In 1996, Washington enacted "opting in" legislation authorizing interstate mergers pursuant to the Interstate Act. Accordingly, an out-of-state bank holding company may now acquire more than five percent of the voting shares of a Washington-based bank, regardless of reciprocity, provided such bank or its predecessor has been doing business for at least five years prior to the acquisition. Further, an out-of-state bank may engage in banking in Washington if requirements of Washington's interstate banking statute are met, and the bank either (1) was lawfully engaged in banking in Washington on June 6, 1996, (2) resulted from an interstate combination pursuant to Washington law, (3) resulted from a relocation of a head office of a state bank or a main office of a national bank pursuant to federal law, or (4) resulted from the establishment of a savings bank branch in compliance with applicable Washington law. The Director may approve interstate combinations if the basis for such approval does not discriminate against out-of-state banks, out-of-state holding companies, or their subsidiaries.

         Under its new interstate banking statute, the State of Washington permits out-of-state banks meeting the above requirements to maintain and operate the Washington branches of a Washington bank with which the out-of-state bank engaged in an interstate combination. The out-of state bank may also establish, acquire and operate additional branches in Washington to the same extent as any Washington bank may under applicable federal and state law. Unless prohibited by the out-of-state bank's home state law, the out-of-state bank may exercise any powers that are authorized under Washington law for Washington banks. If additional powers are authorized under the laws of its home state, the out-of-state bank may seek written authorization from the Director to exercise such powers, if the exercise of the additional powers (1) will not threaten the safety and soundness of banks in Washington, and (2) will serve the convenience and needs of Washington consumers.

         Washington laws applicable to Washington state banks regarding community reinvestment, consumer protection, fair lending, and the establishment of intrastate branches apply to any Washington branch of an out-of-state bank to the same extent as such laws apply to a Washington state bank.

         Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"). FDICIA requires federal banking regulators to adopt regulations in a number of areas to ensure bank safety and soundness. As such, numerous regulations have been adopted by federal bank regulatory agencies, including the following: (1) federal bank regulatory authorities have established five different capital levels for banks and, as a general matter, enable banks with higher capital levels to engage in a broader range of activities; (2) the FRB has issued regulations requiring standardized disclosures with respect to interest paid on deposits; (3) the FDIC has imposed restrictions on the acceptance of brokered deposits by weaker banks; (4) the FDIC has implemented risk-based deposit insurance premiums; and (5) the FDIC has issued regulations requiring state-chartered banks to comply with certain restrictions with respect to equity investments and activities in which the banks act as a principal.

         FDICIA recapitalized the Bank Insurance Fund ("BIF") and required the FDIC to maintain the BIF and Savings Association Insurance Fund ("SAIF") at 1.25 percent of insured deposits by increasing deposit insurance premiums as necessary to maintain such ratio. FDICIA also required federal bank regulatory authorities to prescribe, by December 1, 1993, (1) non-capital standards of safety and soundness; (2) operational and managerial standards for banks; (3) asset and earnings standards for banks and bank holding companies addressing such areas as classified assets, capital, and stock price; and (4) standards for compensation of executive officers and directors of banks. However, this provision was modified by recent legislation to allow federal regulatory agencies to implement these standards through either guidelines or regulations.

         The full effect FDICIA will have on financial institutions is not known at this time and cannot be predicted with certainty. However, FDICIA and similar legislation and regulatory requirements have historically increased the cost of doing business, and it is clear that this legislation places a premium on the maintenance of a strong capital position.

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). FIRREA became effective on August 9, 1989. Among other things, this far-reaching legislation (1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other to insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators' enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalties for violating statutes and regulations.

CAPITAL ADEQUACY REQUIREMENTS

         The FRB, the FDIC, and the OCC (collectively, the "Federal Banking Agencies") have established uniform capital requirements for all commercial banks. A bank that does not achieve and maintain required capital levels may be subject to supervisory action through the issuance of a capital directive to ensure the maintenance of adequate capital levels. In addition, banks are required to meet certain guidelines concerning the maintenance of an adequate allowance for loan and lease losses.

         The Federal Banking Agencies' "risk-based" capital guidelines establish a systematic, analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into several categories, with high levels of capital being required for the categories perceived as representing greater risk. The risk weights assigned to assets and credit equivalent amounts of off-balance sheet items are based primarily on credit risk. Other types of exposure, such as interest rate, liquidity and funding risks, as well as asset quality problems, are not factored into the risk-based ratio. Such risks, however, will be taken into account in determining a final assessment of an organization's capital adequacy. Under these


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

new regulations, banks were required to achieve a minimum total risk-based capital ratio of eight percent. On August 16, 1996, the Federal Banking Agencies published a joint notice of proposed rulemaking to amend their respective risk-based capital standards to make uniform their treatments for transactions supported by qualifying collateral. The effect of the proposal would be to allow banks, bank holding companies and savings associations to hold less capital for certain transactions collateralized by cash or qualifying securities.

         The Federal Banking Agencies also have adopted leverage ratio standards that require commercial banks to maintain a minimum ratio of core capital to total assets (the "Leverage Ratio") of 3 percent. Any institution operating at or near this level is expected to have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings, and in general, to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels (e.g., an additional cushion of at least 100 to 200 basis points, depending upon the particular circumstances and risk profile).

         Regulations adopted by the Federal Banking Agencies as required by FDICIA impose even more stringent capital requirements. The regulators require the FRB and other Federal Banking Agencies to take certain "prompt corrective action" when a bank fails to meet certain capital requirements. The regulations establish and define five capital levels at which an institution is deemed to be "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In order to be "well-capitalized," an institution must maintain, among other things, at least ten percent total risk-based capital and a five percent Leverage Ratio. Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of "adequately capitalized" (which requires at least eight percent risk-based capital and a four percent Leverage Ratio). Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the plan until it is adequately capitalized. As of December 31, 1995, the Bank was not subject to any regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

FDIC INSURANCE

         Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-related insurance assessment system. The risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized," and "undercapitalized." The three supervisory subgroups are Group "A" (for financially sound institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase risk to the deposit insurance fund), and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action).

         In August, 1995, the FDIC published a rule that revised the then current range to a new range of $.04 to $.31, thereby reducing premiums that some banks would pay for deposit insurance. The actual rate paid by each bank continued to depend on how much risk that bank posed to the Bank Insurance Fund ("BIF"). The new range did not apply to savings associations whose deposits are insured by the Savings Association Insurance Fund ("SAIF"). Although this rule was effective on September 15, 1995, the new rates took effect retroactive to June 1, 1995, the first day of the month following the month in which BIF's mandated reserve ratio of 1.25 percent was reached. The rule included a mechanism for refunding to banks any excess premiums that were paid after May 31, 1995.

         On November 14, 1995, the FDIC voted to reduce the assessment range even further to $.00 to $.27 for the semiannual assessment period that began on January 1, 1996. The reduction represents a downward adjustment of four basis points from the BIF assessment rate promulgated in August of 1995. One implication of the zero marginal assessment is that the largest institutions in the best capital group will pay the same dollar amount for deposit insurance as the smallest institutions. Another implication is that the best-rated new institutions will receive insurance protection essentially premium-free. In May of 1996, the FDIC resolved to continue this downward adjustment to the semiannual assessment period that began on July 1, 1996. Accordingly, the BIF assessment rates will continue to range from 0 to 27 basis points, resulting in an estimated average annual assessment rate of 0.29 basis points.

         On September 30, 1996, President Clinton signed into law a budget bill that, among other things, significantly impacts the BIF and SAIF. In this regard, a one-time assessment will be imposed on institutions holding SAIF deposits on March 31, 1995, in an amount necessary for SAIF to reach its 1.25 designated reserve ratio. This special assessment is expected to be approximately 66 basis points, to be paid before year end.

         In addition to the one-time SAIF assessment, for the three year period beginning in 1997, BIF-insured deposits will be subject to a Financing Corporation ("FICO") premium assessment on domestic deposits at one-fifth the premium rate (approximately 1.3 basis points) imposed on SAIF-insured deposits (approximately 6.5 basis points). In the year 2000, BIF-insured institutions will be required to share in the payment of the FICO obligations on a pro-rata basis with all thrift institutions, with annual assessments expected to equal approximately 2.4 basis points until the year 2017, and to be phased out completely by 2019.

         Banking regulators are now empowered, under the new bill, to prohibit insured institutions and their holding companies from facilitating or encouraging the shifting of deposits from the SAIF to the BIF for the purpose of evading thrift assessment rates under FICO and the risk-based premium structure. The new budget bill also provides for the merger of the BIF and SAIF on January 1, 1999, only if no thrift institutions exist on that date. It is expected that Congress will address comprehensive legislation on the merger of the funds and elimination of the thrift charter during its next session.

                        DESCRIPTION OF FCFG CAPITAL STOCK

         FCFG is authorized to issue 10,000,000 shares of Common Stock, $2.50 par value per share, and 200,000 shares of Preferred Stock, with no par value per share. As of September 30, 1996, 1,696,507 shares of FCFG Common Stock were issued and outstanding. Each share of FCFG Common Stock has the same relative rights and is identical in all respects with every other share of FCFG Common Stock. The following summary does not purport to be a complete description of the applicable provisions of the FCFG Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto.

VOTING RIGHTS

         The holders of FCFG Common Stock possess exclusive voting rights in FCFG. Each holder of FCFG Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of FCFG Common Stock. Holders of shares of FCFG Common Stock are not entitled to cumulate votes for the election of directors.

DIVIDENDS

         Holders of shares of FCFG Common Stock are entitled to dividends as and when declared by the FCFG Board out of funds legally available for the payment of dividends. The FCFG Board may issue preferred stock that is entitled to such dividend rights as the FCFG Board may determine, including priority over the common stock in the payment of dividends. The ability of FCFG to pay dividends depends on the amount of dividends paid to it by its subsidiaries. Accordingly, the dividend restrictions imposed on the subsidiaries by statute or regulation effectively may limit the amount of dividends FCFG can pay. Under the WBCA, the FCFG Board is barred from making any dividend payment if, after giving effect to such payment, either FCFG is unable to pay its debts as they become due in the usual course of business or FCFG's total assets is less than the sum of its total liabilities, as more fully provided in RCW 23B.06.400.

LIQUIDATION

         In the event of a liquidation of FCFG, the holders of FCFG Common Stock are entitled to share, on a pro rata basis, the assets of FCFG remaining after provision for liabilities. The FCFG Board is authorized to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of FCFG Common Stock.

OTHER CHARACTERISTICS

         Holders of FCFG Common Stock do not have preemptive, conversion or other subscription rights with respect to any additional shares of FCFG Common Stock which may be issued. Therefore, the FCFG Board may authorize the issuance and sale of shares of capital stock of FCFG without first offering them to existing shareholders of FCFG. FCFG Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of FCFG Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

         The FCFG Articles of Incorporation and Bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of FCFG Common Stock or delaying or preventing a change in control of FCFG. See "COMPARISON OF CERTAIN SHAREHOLDER RIGHTS."

                    COMPARISON OF CERTAIN SHAREHOLDER RIGHTS
                          OF PSB AND FCFG COMMON STOCK

         On the Effective Date, those shareholders of PSB who become shareholders of FCFG will have their rights as shareholders determined by the Washington Business Corporation Act ("WBCA") and by FCFG's Articles of Incorporation, as amended (the "FCFG Articles"), and Bylaws (the "FCFG Bylaws"). Shareholders of PSB presently have their rights as shareholders determined by Washington State banking law and by PSB's Articles of Incorporation (the "PSB Articles") and Bylaws (the "PSB Bylaws"). The following is a brief summary of certain differences in the respective rights of FCFG and PSB's shareholders. This summary does not purport to be complete and is qualified by reference to those documents cited above and by applicable law.

GENERAL

         The FCFG Articles authorize capital stock consisting of 10,000,000 shares of common stock with a par value of $2.50 per share and 200,000 shares of preferred stock with no par value.

         PSB's authorized capital stock consists of 500,000 shares of common stock with a par value of $1.00 per share and 10,000 shares of preferred stock with no par value.

         A more detailed description of the capital stock of each of FCFG and PSB follows.

COMMON STOCK

         As of September 30, 1996, there were outstanding 1,696,507 shares of FCFG Common Stock, in addition to options for the purchase of 373,100 shares of the FCFG Common Stock pursuant to FCFG's employee and director stock option plans.

         As of September 30, 1996, there were 196,316 shares of PSB Common Stock outstanding and 51,672 shares subject to stock options.

PREFERRED STOCK

         As of September 30, 1996, neither FCFG nor PSB had any shares of preferred stock issued. The FCFG Board is authorized, without further shareholder action, to issue preferred stock with such designations, preferences and rights as the FCFG Board may determine.

         The PSB Board is authorized, with the approval of the Director and without further shareholder action, to issue preferred stock with such designations, preferences and rights as the PSB Board may determine.

DIVIDEND RIGHTS

         Dividends may be paid on FCFG Common Stock as and when declared by the FCFG Board out of funds legally available for the payment of dividends. The FCFG Board may issue preferred stock that is entitled to such dividend rights as the FCFG Board may determine, including priority over the common stock in the payment of dividends. The ability of FCFG to pay dividends depends on the amount of dividends paid to it by its subsidiaries. Accordingly, the dividend restrictions imposed on the subsidiaries by statute or regulation effectively may limit the amount of dividends FCFG can pay. Under the WBCA, the FCFG Board is barred from making any dividend payment if, after giving effect to such payment, either FCFG is unable to pay its debts as they become due in the usual course of business or FCFG's total assets is less than the sum of its total liabilities, as more fully provided in RCW 23B.06.400.

         PSB's shareholders are entitled to such dividends, if any, as may be declared by the PSB Board out of funds legally available for the payment of dividends. The PSB Board may issue preferred stock that is entitled to such dividend rights as the PSB Board may determine, including priority over the common stock in the payment of dividends. The provisions of RCW 30.04.180 limit the right of a state bank to declare or pay dividends in an amount greater than the bank's retained earnings. The statute also grants to the Director the discretion to require any bank to suspend the payment of any and all dividends until all requirements that may have been made by the Director shall have been complied with. The statute provides that dividends may be payable in cash, property or capital stock.

VOTING RIGHTS

         All voting rights are presently vested in the holders of FCFG Common Stock and PSB Common Stock, respectively, each share being entitled to one vote.

         The FCFG Articles provide that shareholders do not have cumulative voting rights in the election of directors. The FCFG Board is authorized to determine the voting rights of any preferred stock that may be issued.

         The PSB Articles provide that shareholders do not have cumulative voting rights in the election of directors. The PSB Board is authorized to determine the voting rights of any preferred stock that may be issued, subject to the approval of the Director.

PREEMPTIVE RIGHTS

         Neither the holders of FCFG nor PSB Common Stock have preemptive rights to subscribe to any additional securities that may be issued.

LIQUIDATION RIGHTS

         In the event of a liquidation of FCFG, the holders of FCFG Common Stock are entitled to share, on a pro rata basis, the assets of FCFG remaining after provision for liabilities. The FCFG Board is authorized to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of FCFG Common Stock.

         Similarly, the holders of PSB Common Stock are entitled to share, pro rata, the assets of PSB remaining after provision for liabilities, upon a liquidation of PSB. The PSB Board is authorized, with the approval of the Director, to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of PSB Common Stock.

ASSESSMENTS

         All outstanding shares of FCFG Common Stock are fully paid and nonassessable.

         Pursuant to RCW 30.44.020, the Director may notify PSB to levy an assessment on its stock to make good on any impairment or otherwise. In such event, PSB's shareholders will share the levy obligation, pro rata, and may forfeit their stock if they fail to pay.

STOCK REPURCHASES

         Both the FCFG Articles and the WBCA permit FCFG to repurchase shares of its own capital stock.

         Under applicable Washington banking law, PSB may only repurchase shares with the prior approval of the Director, as well as the FDIC.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

         Under the WBCA, the FCFG Board is authorized to amend the FCFG Articles, without additional shareholder action, in order to make certain ministerial deletions that do not substantively effect shareholders' rights, to change the par value of outstanding stock or to effectuate a stock split or stock dividend (if only one class of stock is outstanding), and to change FCFG's corporate name. Generally, however, Washington law requires that the FCFG Articles may be amended upon an additional affirmative vote of the holders of a majority of FCFG's outstanding voting stock. The FCFG Bylaws may be amended upon the affirmative vote of the holders of a majority of FCFG's outstanding voting stock or by a majority of the FCFG Board.

         Under Washington banking law, the PSB Board is authorized to amend the PSB Articles, without additional shareholder action, in order to make certain ministerial deletions that do not substantively effect shareholders' rights, to change the par value of outstanding stock or to effectuate a stock split or stock dividend (if only one class of stock is outstanding), and to change PSB's corporate name. Generally, however, Washington law requires that the PSB Articles may be amended or repealed upon an additional affirmative vote of the holders of two-thirds of the shares entitled to vote on the matter. The PSB Bylaws may be amended either upon the affirmative vote of the holders of a majority of PSB's outstanding voting stock, or by a majority of the PSB Board.

SPECIAL MEETINGS; ACTIONS WITHOUT A MEETING

         The FCFG Bylaws provide that special meetings of FCFG's shareholders may be called at any time by FCFG's President, a majority of the FCFG Board, or by shareholders owning in the aggregate not less than fifty percent (50%) of the shares entitled to vote at the special meeting. Shareholders may also hold a special meeting at any time and place without notice or call upon receipt of waivers signed by all shareholders who are entitled to vote a shareholders' meeting. Written notice of the place, day and hour of the special shareholders' meeting must be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting.

         The FCFG Bylaws provide that special meetings of the FCFG Board may be called by the Chairman, or at the request of three (3) or more directors. Notice of a special FCFG Board meeting must be mailed at least two (2) days before the meeting, or by telephoning, telegraphing or personally advising each director at least one (1) day before the meeting. In accordance with Washington law, action may be taken without a special Board meeting if a written consent setting forth the action taken is signed by all members of FCFG's Board.

         The PSB Bylaws provide that special meetings of PSB's shareholders may be called at any time by either the PSB Board or by one or more shareholders holding one-third of the voting power of all shareholders. The PSB Bylaws prescribe a procedure under which one or more shareholders must submit a written request for a special meeting to PSB's Secretary, who is then obligated to arrange for the meeting to be held not less then ten (10) days nor more than thirty-five (35) days following receipt of the request. Written notice of the time, place and purpose of the special meeting must be delivered to PSB's shareholders at least ten (10) days prior to the date of the meeting. Action may be taken without a special shareholder meeting if a written consent setting forth the action taken is signed by all of PSB's shareholders.

         The PSB Bylaws also provide that special meetings of the PSB Board may be called at any time by PSB's President, Secretary, or any five (5) or more directors, or may be held at any time without notice by unanimous consent of the full Board. Otherwise, notice of a special PSB Board meeting must be delivered at least three (3) days prior to the date of the meeting. In accordance with Washington law, action may be taken without a special Board meeting if a written consent setting forth the action taken is signed by all members of the PSB Board.

BOARD OF DIRECTORS

         The FCFG Bylaws establish a Board consisting of not less than five (5) nor more than fifteen (15) members, the exact number to be set by resolution of the FCFG Board. The FCFG Articles divide the FCFG Board into three classes. FCFG directors are elected annually to serve for three-year terms, and a director may be removed before the expiration of his or her term with or without cause by the affirmative vote of the owners of a majority of FCFG Common Stock entitled to vote on the matter at a special meeting called expressly for that purpose. Currently, the FCFG Board is comprised of eight (8) directors.

         The PSB Articles divide the PSB Board into three classes, consisting of not less than five (5) nor more than fifteen (15) members. The exact number is set by resolution of the PSB Board. The current number of directors is ten (10). Directors of PSB are elected annually to serve for three-year terms, and until their successors have been elected and are qualified. A director or the entire PSB Board may be removed from office before the expiration of his or her term only for cause and by the affirmative vote of the outstanding shares entitled to vote. A vacancy created by removal of a director shall be filled by a vote of two-thirds (2/3) of the directors then in office, whether a quorum or not. If the entire PSB Board is removed, vacancies shall be filled by the shareholders at the next special meeting. The PSB Articles further require that the terms of the directors be staggered such that approximately one-third of the directors are elected each year.

INDEMNIFICATION AND LIMITATION OF LIABILITY

         The FCFG Articles provide for the indemnification, including advances of expenses, of any person made a party to any proceeding, including a proceeding by or in the right of FCFG, by reason of the fact that such person is or was a director, officer, trustee, employee, agent or partner of another corporation, partnership, joint venture, trust, employee benefit plan (including a voluntary employee's beneficiary association) or other enterprise, against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, actually incurred by such person in connection with such proceeding to the extent permitted by and in accordance with the WBCA. However, FCFG may not indemnify a person who is adjudged to be liable to FCFG, or such other enterprise, on the basis that the person seeking indemnification improperly received a personal benefit, unless a court of competent jurisdiction determines that it would be unfair, under the circumstances, to deny indemnification to such person.

         PSB's Articles provide for the indemnification, including advances of expenses, to any present or former director, officer, trustee, employee or agent of PSB, or any business entity acting on behalf of PSB, against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, actually incurred by such person in connection with a legal proceeding, including proceedings by or in the right of PSB. Such indemnification will not be provided, however, if the person claiming indemnification is adjudged liable to PSB, or a business entity of PSB, on the basis that personal benefit was improperly received by the person seeking indemnification, or acts or omissions of the person involved intentional misconduct or a knowing violation of law, unless a court of competent jurisdiction determines that it would be unfair to deny indemnification to the person. PSB's additionally require that PSB will indemnify a person who has brought an action against PSB if the indemnification is authorized by the PSB Board. A director or officer claiming indemnification will only be advanced expenses if he or she undertakes, in writing, to repay all advanced funds in the event that the action results in a final judgment that he or she was not entitled to indemnification.

         The PSB Articles additionally provide that PSB's directors shall not be personally liable to PSB or its shareholders for monetary damages for conduct as a director, except for liability arising from (i) a director's acts or omissions that involve intentional misconduct or a knowing violation of law, (ii) a director's approval of, or assent to, certain distributions that violate Washington law, (iii) any transaction from which the director personally received a benefit to which he or she is not legally entitled, or (iv) any transaction or violation of Washington banking law pertaining to knowing violations of law, regulation or directive from the Supervisor of Banking of the State of Washington.

SALES OF ASSETS, MERGER AND SHARE EXCHANGES; VOTING

         Under the WBCA, unless a corporation's articles of incorporation provide for a lesser vote (but not less than a majority), approval by at least two-thirds of the outstanding shares entitled to vote or two-thirds of each voting group is required for mergers, asset sales, and dissolutions. Separate voting by voting groups is required on (i) a plan of share exchange and (ii) a plan of merger if it contains provisions that would require separate voting if contained in an amendment to the articles of incorporation. The FCFG Articles contain certain anti-takeover provisions, however, as detailed below.

         Under RCW 30.49.050, pertaining to mergers, consolidations and conversions of banking corporations, to be effective, a merger which is to result in a state bank must be approved by the stockholders of each merging state bank by a vote of two-thirds of the outstanding voting stock of each class at a meeting called consider such action. In addition, the PSB Articles contain certain anti-takeover provisions, as detailed below.

DISSENTERS' RIGHTS

         The rights of FCFG's shareholders to dissent from various corporate transactions, including mergers, shares exchanges, sales of all or substantially all of FCFG's assets, and other transactions, are prescribed under Chapter 23B.13 of the Washington Business Corporation Act. Under those provisions, a shareholder is entitled to dissent from, and upon completion of various notice and demand requirements prescribed in RCW 23B.13.210 and 23B.13.230, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation.

         The rights of PSB's shareholders to dissent from various corporate transactions, including mergers and conversions, are prescribed under RCW
30.49.090. Under that section, a shareholder of a state bank is entitled to receive the shares' value if the owner voted against the state bank's merger or conversion, and if the owner made written demand upon the resulting bank at any time within thirty days after the effective date of the merger or conversion. The value of the dissenting shareholder's shares is to be determined by an appraisal of three appraisers. Other restrictions are set forth in RCW 30.49.090.

POTENTIAL ANTI-TAKEOVER PROVISIONS

         FCFG. The FCFG Articles include certain provisions that could make more difficult the acquisition of FCFG by means of a tender offer, a proxy contest, merger or otherwise. Such provisions include (i) limitations on changes in the composition, and classification, of the FCFG Board (discussed above under the heading "Board of Directors"), (ii) certain nonmonetary factors that the FCFG Board is required to consider in evaluating any takeover offer, and (iii) a requirement that all shareholders receive a "fair price" for their stock in any uninvited takeover transaction (which provisions are discussed in more detail below). Also, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defense against takeovers, has the potential to be used by management to make more difficult uninvited attempts to acquire control of FCFG (for example, by diluting the ownership interest of a substantial shareholder, increasing the amount of consideration necessary for a shareholder to obtain control, or selling authorized but unissued shares to friendly third parties).

         The FCFG Articles require the FCFG Board to consider nonmonetary factors in evaluating any takeover offer. More specifically, the FCFG Articles provide that, when evaluating any third party offers to make a tender or exchange offer of, purchase all or substantially all the assets of, or merge or consolidate with, FCFG, the FCFG Board must consider all relevant factors, including social and economic effects on its community, customers, employees, suppliers and other constituents.

         The FCFG Articles also seek to ensure that a "fair price" is paid to all shareholders for shares sold as a result of certain business combinations (as defined therein), by requiring that such combinations be approved by the holders of ninety percent (90%) of the shares entitled to be voted in an election of directors. This requirement does not apply if (i) the business combination is approved by at least two-thirds of the FCFG Board, or (ii) the consideration to be received per share by the shareholders is not less than the highest price per share paid by the offeror in acquiring any of its holdings of FCFG Common Stock and a proxy statement responsive to the requirements of the Exchange Act is mailed to all shareholders to solicit their approval of the business combination. Any amendment or repeal of this provision including a merger or consolidation, must be approved by ninety percent (90%) of the shares entitled to be voted in an election of directors, unless the acquiring company's articles of incorporation contain an article to the same effect as FCFG's fair price provision.

         The Articles of Incorporation of the Bank have been amended to adopt a "fair price" provision identical to the provision contained in the FCFG Articles.

         PSB. The PSB Articles include certain provisions that could make more difficult the acquisition of PSB by means of a tender offer, a proxy contest, merger or otherwise. Such provisions include (i) limitations on changes in the composition, and classification, of the PSB Board (discussed above under the heading "Board of Directors"), (ii) certain nonmonetary factors that the PSB Board is required to consider in evaluating any takeover offer, and (iii) a requirement that all shareholders receive a "fair price" for their stock in any uninvited takeover transaction (which provisions are discussed in more detail below). Also, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defense against takeovers, has the potential to be used by management to make more difficult uninvited attempts to acquire control of PSB (for example, by diluting the ownership interest of a substantial shareholder, increasing the amount of consideration necessary for a shareholder to obtain control, or selling authorized but unissued shares to friendly third parties).

         The PSB Articles require the PSB Board to consider nonmonetary factors in evaluating any takeover offer. More specifically, the PSB Articles provide that, when evaluating any third party offers to make a tender or exchange offer of, purchase all or substantially all the assets of, or merge or consolidate with, PSB, the PSB Board must consider all relevant factors, including social and economic effects on its community, customers, employees, and other constituents.

         The PSB Articles also seek to ensure that a "fair price" is paid to all shareholders for shares sold as a result of certain business combinations (as defined therein), by requiring that such combinations be approved by the holders of ninety percent (90%) of the shares entitled to be voted in an election of directors. This requirement does not apply if (i) the business combination is approved by at least two-thirds of the PSB Board, or (ii) the consideration to be received per share by the shareholders is not less than the highest price per share paid by the offeror in acquiring any of its holdings of PSB Common Stock and a proxy statement responsive to the requirements of the Exchange Act is mailed to all shareholders to solicit their approval of the business combination. Any amendment or repeal of this provision including a merger or consolidation, must be approved by ninety percent (90%) of the shares entitled to be voted in an election of directors, unless the acquiring company's articles of incorporation contain an article to the same effect as PSB's fair price provision.

         Washington Law. RCW 23B.19 contains the WBCA's anti-takeover provisions. In general, "target corporations" (Washington corporations, and foreign corporations which are qualified to do business in Washington which have a class of securities registered with the SEC pursuant to sections 12 or 15 of the Exchange Act) are subject, without any additional corporate action, to the anti-takeover provisions under the WBCA. Otherwise, a target corporation must amend its articles of incorporation with a provision which affirmatively subjects the corporation to RCW 23B.19. Neither FCFG's Articles nor PSB's Articles contain such a provision.

         In general, RCW 23B.19 prevents a target corporation from engaging in a merger, share exchange, consolidation, or a significant sale, lease, exchange, mortgage, or similar "significant business transaction" (as more fully described in RCW 23B.19.020) for a period of five years following an "acquiring person's" acquisition of ten percent or more of the target corporation's outstanding voting stock. A target corporation may engage in a significant business transaction at any time, however, if either the proposed significant business transaction or the acquiring person's acquisition of ten percent or more of the target corporation's outstanding voting stock is approved by the majority of the target corporation's board of directors prior to the date on which the acquiring person acquired ten percent or more of the stock. Additional provisions detailed in RCW 23B.19.040 establish the minimum consideration paid to the target corporation's shareholders by the acquiring person.

                              CERTAIN LEGAL MATTERS

         The validity of the FCFG Common Stock to be issued in the Merger will be passed upon for FCFG by its counsel, Graham & Dunn, a professional corporation, Seattle/Tacoma, Washington.

                                     EXPERTS

         The audited consolidated financial statements of FCFG as of December 31, 1994 and 1995, and for the years ended December 31, 1995 and 1994, included in this Prospectus/Proxy Statement and Registration Statement, have been audited by Knight, Vale & Gregory, independent public accountants, as indicated in their report appearing elsewhere in this Prospectus/Proxy Statement, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing. Knight, Vale & Gregory also will give an opinion upon certain tax matters related to the Merger.

         The audited consolidated financial statements of PSB as of December 31, 1995, and for the year ended December 31, 1995, included in this Prospectus/Proxy Statement and Registration Statement, have been audited by Knight, Vale & Gregory, independent public accountants, as indicated in their report appearing elsewhere in this Prospectus/Proxy Statement, and are included herein in reliance upon the authority of such firm as experts in auditing and accounting.

                                  OTHER MATTERS

         The PSB Board is not aware of any business to come before the PSB shareholder meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the shareholder meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                  PAGE
                                                                                  ----
FIRST COMMUNITY FINANCIAL GROUP, INC............................................   F-2

         1996 Interim Financial Statements (Unaudited)
         ---------------------------------------------
         Condensed Consolidated Balance Sheets..................................   F-2
         Condensed Consolidated Statements of Income............................   F-3
         Condensed Consolidated Statements of Changes in Shareholders' Equity...   F-4
         Condensed Consolidated Statements of Cash Flows........................   F-5
         Notes to Condensed Consolidated Financial Statements...................   F-6

         1995 and 1994 Year-End Financial Statements
         -------------------------------------------
         Report of Independent Public Accountants...............................   F-7
         Consolidated Balance Sheets............................................   F-8
         Consolidated Statements of Income......................................   F-9
         Consolidated Statements of Changes in Shareholders' Equity.............  F-10
         Consolidated Statements of Cash Flows..................................  F-11
         Notes to Consolidated Financial Statements.............................  F-12

PRAIRIE SECURITY BANK...........................................................  F-31

         1996 Interim (Unaudited) and 1995 Year-End Financial Statements
         ---------------------------------------------------------------
         Report of Independent Public Accountants...............................  F-31
         Consolidated Balance Sheets............................................  F-32
         Consolidated Statements of Income......................................  F-33
         Consolidated Statements of Changes in Shareholders' Equity.............  F-34
         Consolidated Statements of Cash Flows..................................  F-35
         Notes to Consolidated Financial Statements.............................  F-37

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

                                                             September 30  December 31
                                                                 1996          1995
ASSETS
Cash and due from banks                                       $   9,777     $  15,024
Interest bearing deposits in banks                                6,836        11,982
Federal funds sold                                                4,617         2,750
Securities available for sale                                     6,821         7,143
Securities held to maturity                                       4,563         7,262
Loans held for sale                                                 852         1,478

Loans                                                           131,181       126,154
Less allowance for possible credit losses                         1,402         1,376
     NET LOANS                                                  129,779       124,778

Premises and equipment                                            7,696         7,840
Other assets                                                      5,690         4,640

     TOTAL ASSETS                                             $ 176,631     $ 182,897

LIABILITIES
Deposits:
     Non-interest bearing                                     $  25,567     $  34,440
     Interest bearing                                           128,540       126,796
     TOTAL DEPOSITS                                             154,107       161,236


Long term debt                                                    1,337         1,237
Other liabilities                                                   773         1,184

     TOTAL LIABILITIES                                          156,217       163,657

SHAREHOLDERS' EQUITY
Common stock, par value $2.50 per share;                          4,241         4,031
     10,000,000 shares authorized, 1,696,507 shares issued
      in 1996, and 1,612,472 shares issued in 1995
Surplus                                                          13,729        12,311
Retained earnings                                                 2,773         2,940
Unrealized loss on securities available for sale                    (64)          (42)
Guaranteed KSOP Obligation                                         (265)         --
     TOTAL SHAREHOLDERS' EQUITY                                  20,414        19,240

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $ 176,631     $ 182,897

See notes to condensed consolidated financial statements

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share amounts)

                                                      Three months ended          Nine months ended
                                                         September 30               September 30
                                                     1996          1995          1996          1995
INTEREST INCOME
   Interest and fees on loans                     $    3,525    $    3,400    $   10,560    $    9,917
   Federal funds sold and deposits in banks              170           317           337           686
   Investments                                           173           234           550           642
   TOTAL INTEREST INCOME                               3,868         3,951        11,447        11,245

INTEREST EXPENSE
   Deposits                                            1,418         1,492         4,124         3,959
   Other                                                  25            29            85            93
   TOTAL INTEREST EXPENSE                              1,443         1,521         4,209         4,052

   NET INTEREST INCOME                                 2,425         2,430         7,238         7,193

PROVISION FOR POSSIBLE CREDIT LOSSES                      85            41           221           112

   NET INTEREST INCOME AFTER PROVISION
      FOR POSSIBLE CREDIT LOSSES                       2,340         2,389         7,017         7,081

NON-INTEREST INCOME
   Service charges on deposit accounts                   277           261           823           746
   Origination fees on mortgage loans sold                73            77           351           191
   Other income                                           47           116           296           255
   TOTAL NON-INTEREST INCOME                             397           454         1,470         1,192

NON-INTEREST EXPENSE
   Salaries and employee benefits                      1,129         1,372         3,464         3,887
   Occupancy and equipment                               323           314         1,045           945
   Other expense                                         666           603         1,995         1,919
   TOTAL NON-INTEREST EXPENSE                          2,118         2,289         6,504         6,751

OPERATING INCOME BEFORE INCOME TAXES                     619           554         1,983         1,522

Income Taxes                                             169           179           535           483

   NET INCOME                                     $      450    $      375    $    1,448    $    1,039

EARNINGS PER COMMON SHARE AND COMMON
   EQUIVALENT SHARE                               $      .24    $      .21    $      .80    $      .58

Average number of common
   and equivalent shares outstanding               1,837,230     1,815,758     1,817,491     1,814,597
EARNINGS PER COMMON SHARE
   ASSUMING FULL DILUTION                         $      .24    $      .21    $      .79    $      .57

Average number of common and equivalent
   shares outstanding - assuming full dilution     1,837,757     1,821,637     1,836,904     1,816,270

See notes to condensed consolidated financial statements

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Shareholders' Equity
(Unaudited)
(Dollars in thousands)

                                                                             Net Unrealized
                                                                            Depreciation on    Guaranteed
                                         Common                   Retained   Available-for-       KSOP
                                         Stock       Surplus      Earnings  Sale Securities    Obligation       Total
BALANCE, DECEMBER 31, 1994               $3,823      $10,170      $ 4,093       ($100)             --         $ 17,986

Net income                                 --           --            920        --                --              920

Common stock issued                           5           15         --          --                --               20

Stock options exercised                      80          181         --          --                --              261

5% stock dividend                           123          763         (891)       --                --               (5)

Transfer from retained earnings            --          1,182       (1,182)       --                --             --

Change in unrealized
    depreciation on available-
    for-sale securities, net of tax        --           --           --            58              --               58

BALANCE, DECEMBER 31, 1995               $4,031      $12,311      $ 2,940       ($ 42)             --         $ 19,240

Net income                                 --           --          1,448        --                --            1,448

Stock options exercised                       9           15         --          --                --               24

5% stock dividend                           201        1,393       (1,605)       --                --              (11)

Guarantee of KSOP obligation               --           --           --          --                (265)          (265)

Change in unrealized
    depreciation on available-
    for-sale securities, net of tax        --           --           --           (22)             --              (22)

BALANCE, SEPTEMBER 30, 1996              $4,241      $13,719      $ 2,783       ($ 64)            ($265)      $ 20,414


See notes to condensed consolidated financial statements

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

                                                                               Nine months ended
                                                                                  September 30
                                                                               1996         1995
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income                                                              $  1,448     $  1,039
     Adjustments to reconcile net income to net cash provided (used)
     by operating activities:
         Provision for possible credit losses                                     221          112
         Depreciation and amortization                                            584          409
         Gain on sale of loans                                                   --             50
         Other - net                                                           (1,524)         470
     Originations of loans held for sale                                      (16,478)      (7,256)
     Proceeds from sales of loans held for sale                                17,104        6,451
     NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                           1,355        1,275

CASH FLOWS FROM INVESTING ACTIVITIES
     Net decrease in interest bearing deposits in banks                         5,146       (9,635)
     Net (increase) decrease in Federal funds sold                             (1,867)       1,725
     Proceeds from sales of available-for-sale securities                       1,765          800
     Purchase of available-for-sale securities                                 (1,317)        (500)
     Proceeds from maturities of held-to-maturity securities                    2,670        1,200
     Purchase of held-to-maturity securities                                      (18)      (2,517)
     Net increase in loans                                                     (5,262)      (5,914)
     Additions to premises and equipment                                         (440)      (2,765)
     NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                             677      (17,606)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits                                       (7,129)      16,997
     Net (increase) decrease in short-term borrowings                            --           (500)
     Sale of common stock                                                          24          203
     Long term borrowing                                                         --            200
     Repayment of long-term borrowings                                           (165)         (62)
     Payment for fractional shares                                                 (9)          (5)
     NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                          (7,279)      16,833

     NET CHANGE IN CASH AND DUE FROM BANKS                                     (5,247)         502

CASH AND DUE FROM BANKS:
     Beginning of period                                                       15,024        7,059

     END OF PERIOD                                                           $  9,777     $  7,561

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     CASH PAYMENTS FOR:
         Interest                                                            $  4,328     $  4,042
         Taxes                                                                    665          474

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
     Other real estate acquired in settlement of loans                          1,625          919
     Increase (decrease) in depreciation of available for sale securities         (18)        (111)
     Increase (decrease) in guarantee of KSOP obligation                          265         --

See notes to consolidated financial statements

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)


1.       BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principals for interim financial information and with instructions to Form 10-KSB and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, adjustments considered necessary for a fair presentation have been included. Operating results for the three months and nine months ended September 30, 1996 are not necessarily indicative of the results anticipated for the year ended December 31, 1996.


2.       EARNINGS PER COMMON AND EQUIVALENT SHARE

Earnings per common and equivalent share is calculated by dividing net income by the weighted average number of common shares and common share equivalents outstanding during the periods presented. Fully diluted earnings per share assumes that all dilutive stock options outstanding are issued such their dilutive effect is maximized.

INDEPENDENT AUDITORS' REPORT



Board of Directors
FIRST COMMUNITY FINANCIAL GROUP, INC.
Lacey, Washington


We have audited the accompanying consolidated balance sheets of FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 financial statements of Northwest Community Bank, a bank which was pooled with First Community Financial Group, Inc. in 1995, as explained in Note 3 to the consolidated financial statements, which statements are included in the restated 1994 financial statements and reflect total assets and net interest income constituting 32% and 34%, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion for 1994, insofar as it relates to amounts included for Northwest Community Bank, is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES changed their method of accounting for impaired loans effective January 1, 1995, to conform with Statement of Financial Accounting Standards Nos. 114 and 118.


KNIGHT, VALE & GREGORY, INC., P.S.
February 6, 1996
Tacoma, Washington

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 1995 and 1994
(Dollars in thousands)


                                                                            1995          1994
ASSETS
Cash and due from banks (Note 4)                                         $  15,024     $   7,059
Interest bearing deposits in other banks                                    11,982         5,467
Federal funds sold                                                           2,750         8,655
Securities available for sale (Note 5)                                       7,143         4,616
Securities held to maturity (fair value
1995 - $7,345, 1994 - 10,940) (Note 5)                                       7,262        11,179
Loans held for sale                                                          1,478           172

Loans (Notes 6, 12 and 13)                                                 126,154       116,672
Allowance for possible credit losses (Note 6)                               (1,376)       (1,250)
LOANS - NET                                                                124,778       115,422

Premises and equipment (Note 7)                                              7,840         5,510
Foreclosed real estate                                                         385           408
Accrued interest receivable                                                    985           921
Other assets                                                                 3,270         2,764

TOTAL ASSETS                                                             $ 182,897     $ 162,173


LIABILITIES
Deposits:
Non-interest bearing demand                                              $  34,440     $  29,630
Savings and NOW                                                             64,704        60,005
Time deposits (Note 8)                                                      62,092        51,908
TOTAL DEPOSITS                                                             161,236       141,543

Short term borrowings (Note 9)                                                --             500
Long term debt (Note 10)                                                     1,237         1,113
Accrued interest payable                                                       341           296
Other liabilities                                                              843           735

TOTAL LIABILITIES                                                          163,657       144,187

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 12 and 13)                      --            --

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 200,000 shares authorized, none issued         --            --
Common stock, par value $2.50 per share; 2,000,000 shares
authorized, 1,612,472 shares issued in 1995 and 1,529,250 shares
issued in 1994 (Notes 14, 15, and 16)                                        4,031         3,823
Surplus                                                                     12,311        10,170
Retained earnings                                                            2,940         4,093
Net unrealized depreciation on available for sale securities,
net of tax of $22 in 1995 and $52 in 1994 (Note 5)                             (42)         (100)

TOTAL SHAREHOLDERS' EQUITY                                                  19,240        17,986

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $ 182,897     $ 162,173

See notes to consolidated financial statements

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
December 31, 1995 and 1994
(Dollars in thousands, except per share data)

                                                                             1995           1994
INTEREST INCOME
  Loans                                                                   $   13,404    $    11,696
  Federal funds sold and deposits in banks                                       969            696
  Investment securities:
    Taxable                                                                      694            672
    Non-taxable                                                                  164            107
  TOTAL INTEREST INCOME                                                       15,231         13,171

INTEREST EXPENSE
  Deposits                                                                     5,459          3,702
  Other                                                                          126             88
    TOTAL INTEREST EXPENSE                                                     5,585          3,790

  NET INTEREST INCOME                                                          9,646          9,381

PROVISION FOR POSSIBLE CREDIT LOSSES (Note 6)                                    236            224

  NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE CREDIT LOSSES               9,410          9,157

NON-INTEREST INCOME
  Service charges on deposit accounts                                            988            978
  Origination fees on mortgage loans sold                                        310            531
  Origination fees and gains on sales of loans                                    78            159
  Loss on sale of securities available for sale                                 --              (54)
  Other operating income                                                         347            399
  TOTAL NON-INTEREST INCOME                                                    1,723          2,013

NON-INTEREST EXPENSES
  Salaries                                                                     4,634          3,843
  Employee benefits (Note 14)                                                    870            972
  Occupancy                                                                      548            467
  Equipment                                                                      732            778
  Other (Note 20)                                                              3,105          2,712
  TOTAL NON-INTEREST EXPENSES                                                  9,889          8,772

  OPERATING INCOME BEFORE INCOME TAXES                                         1,244          2,398

INCOME TAXES (Note 11)                                                           324            601

  NET INCOME                                                              $      920    $     1,797


EARNINGS PER COMMON SHARE AND COMMON EQUIVALENT SHARE (Notes 1 and 15)    $      .51    $      1.08
Average number of common and equivalent shares outstanding                 1,805,837      1,666,754


EARNINGS PER COMMON SHARE - ASSUMING FULL DILUTION (Notes 1 and 15)       $      .51    $      1.07
Average number of common and equivalent
  shares outstanding - assuming full dilution                              1,810,443      1,685,511

See notes to consolidated financial statements

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS CHANGES IN SHAREHOLDERS' EQUITY
December 31, 1995 and 1994
(Dollars in thousands)


                                                                                    Net Unrealized
                                                                                   Depreciation on  Guaranteed
                                           Common                       Retained   Available-for-      KSOP
                                           Stock         Surplus        Earnings   Sale Securities  Obligation        Total
BALANCE, DECEMBER 31, 1993                 $3,361        $ 6,689        $ 3,131         $   7         ($159)        $ 13,029

Net income                                   --             --            1,797          --            --              1,797

Common stock issued                           461          2,648           --            --            --              3,109

Stock options exercised                         1              2           --            --            --                  3

Stock dividend - fractional
    shares (Note 15)                         --             --               (4)         --            --                 (4)

Transfer from retained earnings              --              831           (831)         --            --               --

Change in unrealized
    depreciation on available
    for sale securities, net of tax          --             --             --            (107)         --               (107)

Decrease in Guaranteed
    KSOP obligation (Note 14)                --             --             --            --             159              159

BALANCE, DECEMBER 31, 1994                 $3,823        $10,170        $ 4,093         ($100)         --           $ 17,986

Net income                                   --             --              920          --            --                920

Common stock issued                             5             15           --            --            --                 20

Stock options exercised                        80            181           --            --            --                261

5% Stock dividend (Note 15)                   123            763           (891)         --            --                 (5)

Transfer from retained earnings              --            1,182         (1,182)         --            --               --

Change in unrealized
    depreciation on available
    for sale securities, net of tax          --             --             --              58          --                 58

BALANCE, DECEMBER 31, 1995                 $4,031        $12,311        $ 2,940         ($ 42)         --           $ 19,240


See notes to consolidated financial statements

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 1995 and 1994
(Dollars in thousands)

                                                                           1995         1994
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                             $    920     $  1,797
  Adjustments to reconcile net income to net cash
    provided by operating activities:
       Provision for possible credit losses                                   236          224
       Depreciation and amortization                                          703          656
       Deferred income taxes                                                   62          112
       Loss on sale of securities available for sale                         --             54
       Gain on sale of loans                                                  (78)        (159)
       Origination of loans held for sale                                 (12,590)     (19,167)
       Proceeds from sales of loans held for sale                          11,366       21,129
       Other - net                                                           (106)      (1,595)
                                                                       ----------    ---------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                   513        3,051

CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in interest bearing deposits in other banks      (6,515)       4,419
  Net decrease in Federal funds sold                                        5,905        1,930
  Purchases of securities held to maturity                                 (2,133)      (3,250)
  Purchases of securities available for sale                               (2,472)      (1,615)
  Proceeds from maturities of securities held to maturity                   3,944        2,023
  Proceeds from sales and maturities of securities available for sale       2,028        2,064
  Net increase in loans                                                   (10,886)     (21,782)
  Proceeds from sales of foreclosed assets                                  1,034         --
  Additions to premises and equipment                                      (3,075)      (1,768)
  Other - net                                                                  29           15
                                                                       ----------   ----------
  NET CASH USED IN INVESTING ACTIVITIES                                   (12,141)     (17,964)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits, NOW and savings accounts                 9,509        3,343
  Net increase in time deposit accounts                                    10,184       10,338
  Net decrease in short-term borrowings                                      (500)      (2,500)
  Sale of common stock                                                        281        3,074
  Proceeds from issuance of long-term debt                                    200          750
  Repayment of long-term debt                                                 (76)         (70)
  Payment for fractional shares                                                (5)          (4)
  NET CASH PROVIDED BY FINANCING ACTIVITIES                                19,593       14,931
                                                                          -------      -------

  NET CHANGE IN CASH AND DUE FROM BANKS                                     7,965           18

CASH AND DUE FROM BANKS
  Beginning of year                                                         7,059        7,041

  END OF YEAR                                                            $ 15,024     $  7,059

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
    Interest                                                             $  5,540     $  3,503
    Income taxes                                                              439          966

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
  Other real estate acquired in settlement of loans                      $  1,062     $    176
  Change in depreciation of available for sale securities, net                 58         (107)
  Decrease in guarantee of KSOP obligation                                   --           (159)
  Reclassification of securities held to maturity to
    securities available for sale (Note 5)                                  2,059         --

See notes to consolidated financial statements

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The Company provides commercial banking services in Washington State through nine branches concentrated in and around Thurston, Grays Harbor and Pierce Counties. Additionally, the Company provides real estate mortgage lending services and the sale of non-deposit investment products through its branch network. The Company's primary source of revenue is providing loans to customers who are predominately small and middle-market businesses and middle-income individuals.

FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

Certain prior year amounts have been reclassified to conform to 1995 presentation.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of First Community Financial Group, Inc. (the Company) and its wholly owned subsidiaries, First Community Bank of Washington (FCB), Information Management Systems, Inc. (IMS), and Premises, Inc. FCB is referred to as "the Bank". Citizens First Bank, which was acquired by the Company in 1993 was merged into First Community Bank during 1995. The accounts of Citizens First Bank are also included in the consolidated financial statements. All significant intercompany transactions and balances have been eliminated.

As more fully described in Note 3, the Company acquired Northwest Community Bank
(NCB) during 1995. The transaction was accounted for as a pooling-of-interests. As a result, prior year financial statements have been restated to reflect the transaction.

SECURITIES HELD TO MATURITY

Securities classified as held to maturity are those debt securities the Company has the positive intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income over the period to maturity.

SECURITIES AVAILABLE FOR SALE

Securities classified as available for sale consist of debt and certain equity securities the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Securities available for sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on available-for-sale securities, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write downs of the individual securities to their fair value. Such write downs are included in earnings as realized losses.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

LOANS HELD FOR SALE

Mortgage and government guaranteed loans originated for sale in the secondary market are carried at the lower of cost or estimated market value. Net unrealized losses are recognized through a valuation allowance established by charges to income.

LOANS

Loans are stated at the amount of unpaid principal, reduced by an allowance for possible credit losses. Interest on loans is accrued daily based upon the principal amount outstanding.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. Interest income is subsequently recognized only to the extent cash payments are received.

It is the Company's policy to defer loan origination and commitment fees and certain direct loan origination costs to amortize the net amount as an adjustment of the related loan's yield over the contractual life of the loan.

ALLOWANCE FOR POSSIBLE CREDIT LOSSES

The allowance for possible credit losses is maintained at a level considered adequate to absorb any losses which may exist in the loan portfolio. The allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off, and is reduced by charge-offs. Management performs periodic credit reviews of the loan portfolio and considers past loan loss experience, current economic conditions, review of specific problem loans, and other factors in determining the adequacy of the allowance balance.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as a integral part of their examination process, periodically review the Bank's allowance for possible credit losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is less. Gains or losses on dispositions are reflected in earnings.

FORECLOSED REAL ESTATE

Real estate properties acquired through foreclosure or other proceedings are held for sale and are recorded at the lower of the recorded amount of the loan, or the fair value of the properties less estimated costs of disposal. Any write down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for possible credit losses. Properties are evaluated regularly to ensure the recorded amount is supported by their current fair value, and valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary. Additions to or reductions from valuation allowances are recorded in income.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Subsidiaries provide for tax on a separate company basis and remit to the Company amounts currently due.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

         CASH AND SHORT-TERM INSTRUMENTS

         The carrying amounts of cash and short-term instruments approximate their fair value.

         SECURITIES AVAILABLE-FOR-SALE AND HELD-TO-MATURITY

         Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

         LOANS HELD FOR SALE

         Fair values of loans held for sale are based on their estimated market prices.

         LOANS

         For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         DEPOSIT LIABILITIES

         The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificate of deposit are estimated using a discounted cash flow calculation based on interest rates currently being offered on similar certificates.

         SHORT-TERM BORROWINGS

         The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

LONG-TERM DEBT

The fair values of the Company's long-term debt are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

FAIR VALUES OF FINANCIAL INSTRUMENTS ACCRUED INTEREST

The carrying amounts of accrued interest approximate their fair values.

OFF-BALANCE-SHEET INSTRUMENTS

Fair values of off-balance-sheet financial instruments are immaterial.

CASH AND CASH EQUIVALENTS

The Company considers all cash and due from depository institutions to be cash equivalents. The Company maintains cash in depository institution accounts which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

EARNINGS PER COMMON SHARE

Earnings per common and equivalent share is calculated by dividing net income by the weighted average number of common shares and common share equivalents outstanding during the years presented. Fully diluted earnings per share assumes that all dilutive stock options outstanding are issued such that their dilutive effect is maximized.

NOTE 2 - ACCOUNTING CHANGES

Effective January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118. Under these standards, impairment occurs when it is probable a creditor will not be able to collect all amounts due under a loan agreement. Impaired loans are to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Changes in these values will be reflected as adjustments to the allowance for possible credit losses. The effect of adoption on the Company's 1995 financial position and results of operations was insignificant.

In March 1995, the Financial Accounting Standards Board issued Statement No 121 ("SFAS No. 121") on accounting for the impairment of long lived assets, certain identifiable intangibles, and goodwill related to assets to be held and used. SFAS No. 121 also establishes accounting standards for long-lived assets and certain identifiable intangibles to be disposed of. The Company is required to adopt SFAS No. 121 no later than fiscal 1996. The Company has not yet determined what the impact of adoption will be on the carrying value of its long-lived assets.

In November 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which established financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 specifies a fair value based method of accounting for stock-based compensation plans and encourages (but does not require) entities to adopt that method in place of the provisions of APB Opinion 25, Accounting for Stock Issued to Employees. The Company has not yet determined which method of accounting will be used or what impact the adoption of the accounting requirements of SFAS No. 123 might have on the Company's results of operations.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 3 - ACQUISITION OF NORTHWEST COMMUNITY BANK

On November 30, 1995 the Company acquired all of the outstanding shares of Northwest Community Bank in exchange for 550,762 shares of the Company's stock. The accompanying consolidated financial statements have been prepared following the pooling-of-interests method of accounting and reflect the combined financial position and operating results of the Company and Northwest Community Bank for all periods presented.

Separate results of operations of the combined entities for the year ended December 31, 1994 and the eleven months ended November 30, 1995 are as follows (dollars in thousands):

                                     NOVEMBER 30, 1995        DECEMBER 31, 1994
    NET INTEREST INCOME:
    FCFG                                  $5,721                    $6,177
    NCB                                    3,084                     3,204

    NET INCOME:
    FCFG                                    $922                      $914
    NCB                                       56                       883

Prior to the merger, Northwest Community Bank incurred costs approximating $875,000, representing satisfaction of NCB's prior obligations to their senior management. Additionally, other merger related costs were incurred by NCB and the Company totaling approximately $300,000.


NOTE 4 - RESTRICTED ASSETS

Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. The average amounts of such balances for the year ended December 31, 1995 and 1994 were approximately $1,150,000 and $800,000, respectively.


NOTE 5 - DEBT AND EQUITY SECURITIES

Debt and equity securities have been classified according to management's intent. The carrying amount of securities and the approximate fair values at December 31 were as follows (dollars in thousands):

                                                                   Gross          Gross       Estimated
                                               Amortized        Unrealized     Unrealized       Fair
                                                 Cost              Gains         Losses         Value
    AVAILABLE-FOR-SALE SECURITIES
    DECEMBER 31, 1995
    Equity securities                           $1,821            $ --         $   --           $1,821
    U.S. Government and agency securities        3,753               4             18            3,739
    Corporate securities                           297               1             --              298
    Mortgage backed securities                   1,012              --             58              954
    State and municipal securities                 324               7             --              331
                                                $7,207            $ 12            $76           $7,143

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 5 - DEBT AND EQUITY SECURITIES (continued)


                                                          Gross      Gross      Estimated
                                            Amortized  Unrealized  Unrealized      Fair
                                               Cost       Gains     Losses         Value
AVAILABLE-FOR-SALE SECURITIES
DECEMBER 31, 1994
  Equity securities                          $   603       --       $  --        $   603
  U.S. Government and agency securities        2,950       --           147        2,803
  Corporate securities                           454       --             5          449
  Other securities                               761       --          --            761
                                             $ 4,768       --       $   152      $ 4,616


HELD-TO-MATURITY SECURITIES
DECEMBER 31, 1995
  U.S. Government and agency securities      $ 4,214      $  6      $  --        $ 4,220
  Corporate securities                           822        21         --            843
  State and municipal securities               2,226        56         --          2,282
                                             $ 7,262      $ 83      $  --        $ 7,345

DECEMBER 31, 1994
  U.S. Government and agency securities      $ 7,089      $  1      $   208      $ 6,882
  Corporate securities                         1,237       --            49        1,188
  State and municipal securities               2,853        36           19        2,870
                                             $11,179      $ 37      $   276      $10,940

Gross realized losses on sales of available-for-sale securities were $54,000 in 1994. There were no realized losses on sales of available-for-sale securities in 1995. There were no gains or losses realized on held-to-maturity securities in 1995 or 1994.

Coincident with the merger of Northwest Community Bank into FCB, securities with an amortized cost of $2,056,000 and market value of $2,009,000 were reclassified from held-to-maturity on the books of NCB to available-for-sale on the books of FCB to conform to the Company's accounting for such securities. Unrealized depreciation on these securities totaled $47,000 at December 31, 1995.


(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 5 - DEBT AND EQUITY SECURITIES (concluded)

The scheduled maturities of held-to-maturity and available-for-sale debt securities at December 31, 1995 were as follows (dollars in thousands):


                                                 HELD-TO-MATURITY SECURITIES        AVAILABLE-FOR-SALE SECURITIES

                                                         Estimated   Weighted                Estimated   Weighted
                                             Amortized     Fair       Average     Amortized    Fair       Average
                                               Cost        Value       Yield        Cost       Value      Yield
Due in one year or less                       $2,877      $2,904      5.13%         $1,759     $1,736     4.72%
Due after one year through five years          3,711       3,753      5.45%          3,627      3,586     5.61%
Due after five years through ten years           279         293      5.57%             --         --       --
Due after ten years                              395         395      6.15%             --         --       --
                                              $7,262      $7,345                    $5,386     $5,322

Mortgage backed securities are allocated based on their anticipated principal repayment.

Securities with a carrying value of $2,059,000 and $2,171,000 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and certain short-term borrowings, and for other purposes as required by law.


NOTE 6 - LOANS

The composition of loans at December 31 was (dollars in thousands):

                                         1995         % OF         1994        % OF
                                       PORTFOLIO    PORTFOLIO    PORTFOLIO   PORTFOLIO
       Commercial                      $ 28,259      22.40%      $ 30,743     26.35%
       Real estate construction          15,701      12.45%        15,119     12.96%
       Real estate mortgage              75,128      59.55%        63,474     54.40%
       Consumer                           7,066       5.60%         7,336      6.29%
                                       $126,154     100.00%      $116,672    100.00%

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994

NOTE 6 - LOANS (concluded)

Transactions in the allowance for possible credit losses for the years ended December 31, were as follows (dollars in thousands):

                                                            1995         1994
    Balance at beginning of year                          $ 1,250      $ 1,149

    Provision charged to non-interest expense                 236          224
    Losses charged to allowance                              (176)        (143)
    Recoveries credited to allowance                           66           20
       NET CHARGE-OFFS                                       (110)        (123)

       BALANCE AT END OF YEAR                             $ 1,376      $ 1,250

Ratio of net charge-offs to Average Loans Outstanding         .09%         .12%

The recorded investments in impaired loans was $1,427,000 at December 31, 1995. A specific allocation of $164,000 of the allowance for possible credit losses was made for $814,000 of these impaired loans. For the remaining $734,000 of impaired loans, no allocation of the allowance for possible credit losses was considered necessary. The average recorded investment in impaired loans during the year ended December 31, 1995 was $1,541,000. Interest income recognized on impaired loans, which was collected in cash, totaled $11,000.

Loans on which the accrual of interest had been discontinued totaled $741,000 at December 31, 1994. The difference between the interest income which would have been accrued if such loans had performed in accordance with original terms and the interest income recognized on those loans was $145,000.

At December 31, 1995, there were no commitments to lend additional funds to borrowers whose loans were impaired. Loans over 90 days past due still accruing interest were $401,000 and $255,000 at December 31, 1995 and 1994, respectively.

Maturity and repricing information for the Company's loan portfolio at December 31, 1995 is as follows:

                                                                        Fixed Rate      Floating Rate
                                                                        Maturing in     Repricing in      Total

       0 - 90 days                                                         $13,972         $23,806      $ 37,778
       91 - 365 days                                                        20,139           3,558        23,697
       1 year - 5 years                                                     59,874           3,378        63,252

                                                                           $93,985         $30,742      $124,727
       Loans on which the accrual of interest has been discontinued                                        1,427
                                                                                                        $126,154

At December 31, 1995 and 1994, certain officers and directors, and companies in which they have 10% or more beneficial interest, were indebted to the Bank in the aggregate amount of $4,972,000 and $5,685,000, respectively. All such loans were made in the ordinary course of business. During 1995 $6,415,000 of new loans were made, and repayments totaled $4,338,000. During 1994, $5,970,000 of new loans were made, and repayments totaled $5,119,000.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 were (dollars in thousands):

                                                          1995        1994
     Land                                              $ 1,010      $  803
     Bank premises                                       6,052       3,656
     Equipment, furniture and fixtures                   4,194       3,966
         TOTAL COST                                     11,256       8,425
     Accumulated depreciation                            3,416       2,915

                                                       $ 7,840      $5,510

At December 31, 1995, the Company had various noncancellable lease agreements for office space and branch facilities requiring the following minimum payments for the years ending December 31: 1996 - $69,000; 1997 - $68,000; 1998 -
$52,000. The leases contain renewal options for between one and four additional terms of between five and ten years each. Because of possible future lease renewals, these payments are not necessarily a forecast of future rental expense.

Total rental expense aggregated $113,000 in 1995 and $114,000 in 1994.


NOTE 8 - INTEREST BEARING DEPOSITS

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $15,198,000 and $13,971,000 at December 31, 1995 and 1994, respectively. At December 31, 1995 scheduled to maturities of certificates of deposit are as follows (dollars in thousands):

                        1996                            $49,439
                        1997                             10,904
                        1998                              1,131
                        1999                                264
                  Thereafter                                354

                       TOTAL                            $62,092

NOTE 9 - SHORT TERM BORROWINGS

At December 31, 1995 the Bank had available various short-term credit facilities, which include Federal funds purchased lines of $2,000,000. The Bank also has a short-term borrowing line with the Federal Home Loan Bank which allows it to borrow up to 5% of the Bank's assets (approximately $9,000,000 at December 31, 1995) In 1995 and 1994 Federal funds purchased lines were unused. At December 31, 1994 $500,000 was outstanding under the Federal Home Loan Bank of Seattle borrowing line. No material borrowing occurred in 1995 under the Federal Home Loan Bank borrowing line.


(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994

NOTE 10 - LONG-TERM DEBT

Long-term debt at December 31 is as follows (dollars in thousands):

                                                                                 1995      1994
Note payable to a director of the Company
due in monthly installments of $8,000, including interest
at 0.75% over the Wall Street prime rate (9.5% at
December 31, 1995), collateralized by equipment.  Interest
paid in 1995 totaled $32,000                                                    $  291    $  363

Note payable due in monthly installments of $6,000 beginning June 1995, including interest at 2.5% over the 5 year constant maturity treasury index, adjusted every 5 years (9.375% at
December 31, 1995), collateralized by premises                                     746       750

Note payable due in annual installments of $100,000, including
interest at 6%, collateralized by premises                                         200      --

                                                                                $1,237    $1,113

Principal reductions due on the above indebtedness for the years ending December 31 are as follows: 1996 - $189,000; 1997 - $197,000; 1998 - $106,000; 1999 -
$37,000; 2000 - $37,000; thereafter - $671,000.

NOTE 11 - INCOME TAXES

The Company and its subsidiaries file a consolidated federal income tax return.

Income taxes are comprised of the following for the years ended December 31 (in thousands):

                                                          1995              1994
Current                                                   $262              $489
Deferred (benefit)                                          62               112
TOTAL INCOME TAXES                                        $324              $601

Deferred income taxes result from temporary differences in the recognition of income and expense which are reported in different periods for financial reporting and income tax purposes. The sources of the differences and the resulting deferred income tax provision are as follows (dollars in thousands):

                                                              1995         1994
Provision for possible credit losses                         $ (54)       $( 34)
Depreciation                                                   (10)          42
Use of cash basis reporting for tax purposes                   (30)          22
Deferred income                                                (59)         372
Low income housing tax credits                                (275)        (616)
Increase in valuation reserve                                  507          384
Other                                                          (17)         (58)

DEFERRED INCOME TAXES                                        $  62        $ 112

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 11 - INCOME TAXES (concluded)

Net deferred tax assets (liabilities) consist of the following components at December 31 (in thousands):

                                                                        1995      1994
DEFERRED TAX ASSETS

    Allowance for possible credit losses, in excess of tax reserves    $ 311     $ 257
    Low income housing tax credits                                      1007       732
    Valuation reserve                                                  (1007)     (500)
    Unrealized depreciation on available-for-sale securities              22        52
    Other deferred tax assets                                            116       114
    TOTAL DEFERRED TAX ASSETS                                            449       655

DEFERRED TAX LIABILITIES

    Tax depreciation taken in excess of book depreciation                216       226
    Deferred income                                                      412       471
    Other deferred tax liabilities                                        34        79
    TOTAL DEFERRED TAX LIABILITIES                                       662       776

    NET DEFERRED TAX LIABILITY                                         $ 213     $ 121

A reconciliation of the Company's effective income tax rate with the Federal statutory tax rate for the years ended December 31, follows (dollars in thousands):

                                              1995                1994
                                      Amount   Percent     Amount       Percent

Income tax based on statutory rate     $423     34.0%       $815         34.0%
Adjustments resulting from:
  Tax-exempt income                     (52)    (4.2)        (36)        (1.5)
  Tax credits                          (107)    (8.6)       (232)        (9.7)
  Other                                  60      4.8          54          2.3
  INCOME TAXES                         $324     26.0%       $601         25.1%

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES (concluded)

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments is as follows (dollars in thousands):

                                                                DECEMBER 31,
                                                             1995          1994
Commitments to extend credit:
     Real estate secured                                   $ 7,369       $ 8,058
     Credit card lines                                       2,102         1,769
     Other                                                   8,489         5,518

     TOTAL COMMITMENTS TO EXTENDED CREDIT                  $17,960       $15,345

Standby letters of credit                                  $   452       $   547

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 70% of loan commitments are drawn upon by customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Bank deems necessary.

CONTINGENCIES

Because of the nature of its activities, the Company is subject to various pending and threatened legal actions which arise in the ordinary course of business. In the opinion of management, liabilities arising from these claims, if any, will not have a material effect on the financial position of the Company.

The Company has entered into contracts with certain of its executives and others which provide for contingent payments subject to future events.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 13 - CONCENTRATION OF CREDIT RISK

The Bank has credit risk exposure including off-balance-sheet credit risk exposure related to real estate loans as disclosed in Notes 6 and 12. The ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in economic and market conditions in the region. The bank generally requires collateral on all real estate exposures and typically maintains loan-to-value ratios of no greater than 85%.

Investments in state and municipal securities generally involve governmental entities within Washington State. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of practice, generally does not extend credit to any single borrower or group of related borrowers in excess of $3,000,000.

The contractual amounts of credit-related financial instruments such as commitments to extend credit, credit-card arrangements, and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.


NOTE 14 - BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN

The Company has a combined employee stock ownership and profit sharing plan with 401(k) provisions (KSOP) which covers substantially all employees who have completed one year or more of service. Contributions by the Company to the Plan are based on one-half the employees' contributions with a maximum of 3% of the employees' compensation. Profit sharing contributions to the Plan are made at the discretion of the Board of Directors. Contributions for the combined 401(k) and Profit Sharing Plan made for the years ended December 31, 1995 and 1994 were $165,000 and $164,000, respectively.

In 1993 the Plan obtained a loan of $175,500, the proceeds of which were used to purchase previously issued Company stock. The note was collateralized by 13,000 shares of the Company's common stock. The debt was retired in 1994.

Total shares held by the KSOP at December 31, 1995 and 1994, were 63,742 and 60,090, respectively, which include unallocated shares of 9,705 and 1,013.

Cash payments to the Plan consisted of the following for the years ended December 31 (dollars in thousands):

                                          1995    1994
              Contributions               $165    $158
              Interest                     --        6
                                          $165    $164

When a participant terminates from the Plan, receiving a distribution of Company stock, the Company is required to issue put options to the terminated participant. This permits the terminated participant to sell the stock to the Company at fair value any time during the option periods, which can be as long as 18 months. At December 31, 1995, outstanding put options were not material.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 14 - BENEFIT PLANS (concluded)

401(k) / PROFIT SHARING PLAN

Northwest Community Bank maintained a 401(k) profit sharing plan ("Plan") for the benefit of its employees prior to the NCB's acquisition by the Company. NCB's obligations under the Plan consisted of matching eligible employee contributions, as well as additional contributions made at the discretion of NCB's Board of Directors. NCB matched 100% of the contributions of eligible employees, up to 5% of the employees compensation. Total matching and discretionary contributions made to the Plan for the eleven months ended November 30, 1995 and the year ended December 31, 1994 were $58,000 and $81,000, respectively. This plan was discontinued upon the Company's acquisition of NCB.

INCENTIVE COMPENSATION PLAN

Incentive compensation is awarded to officers and qualified employees based on the financial performance of the Company. Awards are payable if the Company and its subsidiaries meet earnings and other performance objectives and are determined as a percentage of their base salary. Fees paid to directors are also adjusted annually based on the financial performance of the Company. No awards were made under the plan in 1995. Awards under the plan for 1994 were $123,000.

Northwest Community Bank maintained an incentive compensation plan for certain officers. Awards under this plan totaled $300,000 in 1995 and $364,000 in 1994.

EXECUTIVE SUPPLEMENTAL INCOME PLAN

The Company provides an Employee Supplemental Income (ESI) plan covering a select group of management personnel. The post-retirement benefit provided by the ESI plan is designed to supplement a participating officer's retirement benefits from social security, in order to provide the officer with a certain percentage of final average income at retirement age. Expenses related to this plan totaled $70,000 and $48,000 in 1995 and 1994, respectively.

Benefits to employees may be funded by life insurance policies purchased by the Company, which had a cash surrender value of $1,545,000 at December 31, 1995. Liabilities to employees, which will be accrued over their expected time to retirement, were $64,000 and $21,000 at December 31, 1995 and 1994, respectively.

DIRECTOR DEFERRED INCOME PLAN

In 1992, the Board of Directors approved a plan similar to the ESI plan under which a director may elect to defer director fees until retirement and to provide a death benefit.

Benefits to directors may be funded by life insurance policies purchased by the Company, which had a cash surrender value of $105,000 at December 31, 1995. Accrued liabilities to directors at December 31, 1995 and 1994 totaled $70,000 and $48,000, respectively. Expenses associated with this plan were $22,000 and $24,000 in 1995 and 1994, respectively.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 15 - STOCK DIVIDENDS

In February 1995 the Board of Directors declared a 5% stock dividend to shareholders of record on February 28, 1995. The effect of the dividend was to increase the number of shares outstanding by 49,234. In January 1994 the Board of Directors declared a 10% stock dividend to shareholders of record on January 1, 1994, which was reflected in the consolidated financial statements as of December 31, 1993. The effect of the dividend was to increase the number of shares outstanding by 73,426. Accordingly, all references to number of common shares and per share data have been restated to reflect the stock dividends.

In March 1996, the Board of Directors declared a 5% stock dividend. The effect of the dividend was to increase the number of shares outstanding by 80,226. All reference to per share data have been restated to reflect the stock dividend. (Unaudited).

NOTE 16 - STOCK OPTION PLANS

The Company maintains stock option plans for non-employee members of the Board of Directors and incentive stock option plans for key employees. The exercise price of the stock options may not be less than the fair market value of the stock at the date of grant.

Stock option and per shares amounts for current and prior periods have been adjusted to reflect the effect of stock dividends, and are as follows:


                                               Employee       Director        Total       Range of Exercise
                                               Options        Options        Options       Price Per Share
Under option at December 31, 1993              137,511         70,784        208,295       $ 4.77 - $11.35
  Granted                                      113,400         35,280        148,680                $16.19
  Exercised                                       --             (594)          (594)               $11.35

Under option at December 31, 1994              250,911        105,470        356,381       $ 4.77 - $16.19
  Granted                                         --             --             --
  Exercised                                     (6,643)       (14,918)       (21,561)      $ 5.72 - $11.35
  Expired                                      (10,483)       (14,824)       (25,307)      $ 4.77 - $ 5.72

UNDER OPTION AT DECEMBER 31, 1995              233,785         75,728        309,513       $ 4.77 - $16.19
OPTIONS EXERCISABLE AT DECEMBER 31, 1995       126,172         39,890        166,062

Options becoming exercisable under both stock option plans in future years ending December 31 are as follows: 1996 - 47,703; 1997 - 33,426; 1998 - 31,161 and 1999 - 31,161.

Options for 120,884 shares remain available to be granted at December 31, 1995.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 17 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

CONDENSED BALANCE SHEETS - DECEMBER 31
(dollars in thousands)

                                                                             1995         1994
ASSETS

  Cash                                                                   $    461     $  2,090
  Investment in subsidiaries                                               16,110       14,991
  Buildings and equipment                                                      28           51
  Due from subsidiaries                                                     2,477          754
  Other assets                                                                182          186
  TOTAL ASSETS                                                           $ 19,258     $ 18,072

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES                                                              $     18     $     86
SHAREHOLDERS' EQUITY                                                       19,240       17,986

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $ 19,258     $ 18,072


CONDENSED STATEMENTS OF INCOME - YEARS ENDED DECEMBER 31
(dollars in thousands)

OPERATING INCOME
  Dividends received from subsidiaries                                   $     69     $    235
  Rental and other income                                                      61          504
  TOTAL OPERATING INCOME                                                      130          739

OPERATING EXPENSES                                                            277          795

  LOSS BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
  INCOME OF SUBSIDIARIES                                                     (147)         (56)

INCOME TAX BENEFIT                                                            (76)        (101)

  INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES         (71)          45

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES                                991        1,752

NET INCOME                                                               $    920     $  1,797

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 17 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (concluded)

CONDENSED STATEMENTS OF CASH FLOWS - YEARS ENDED DECEMBER 31
(dollars in thousands)

                                                                    1995        1994
CASH FLOWS FROM OPERATING ACTIVITIES
       Net income                                                $   920     $ 1,797
       Adjustments to reconcile net income to net cash
            provided by operating activities:
               Equity in undistributed income of subsidiaries       (991)     (1,752)
               Increase in due from subsidiaries                  (1,723)       (539)
               Depreciation                                           19          23
               Other - net                                           (64)       (108)
     NET CASH USED BY OPERATING ACTIVITIES                        (1,839)       (579)

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of equipment                                          --           (33)
     Investment in subsidiaries                                      (66)       (625)
     NET CASH USED IN INVESTING ACTIVITIES                           (66)       (658)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from sales of common stock                             281       3,071
     Payment for fractional shares                                    (5)         (4)
     NET CASH PROVIDED BY FINANCING ACTIVITIES                       276       3,067

     NET CHANGE IN CASH                                           (1,629)      1,830

CASH
     Beginning of year                                             2,090         260
     END OF YEAR                                                 $   461     $ 2,090

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
     Stock issued in acquisition of NCB                          $ 1,377     $  --
     Property invested in subsidiary                                --           436
     Property dividends received                                    --           436
     Net decrease in guaranteed KSOP obligation                     --          (159)
     Equipment transferred to Bank                                     4        --

NOTE 18 - REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines on the regulatory framework for prompt corrective action, the Company must meet specific capital adequacy guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 18 - REGULATORY MATTERS (concluded)

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

As of December 31, 1995, the most recent notification from the Bank's regulator categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's actual capital amounts and ratios are also presented in the table (dollars in thousands).

                                                                                      TO BE WELL CAPITALIZED
                                                                                           UNDER PROMPT
                                                                CAPITAL ADEQUACY        CORRECTIVE ACTION
                                             ACTUAL                  PURPOSES               PROVISIONS
                                       AMOUNT      RATIO       AMOUNT        RATIO      AMOUNT       RATIO
DECEMBER 31, 1995
     Tier 1 capital
       (to average assets)            $19,271      10.98%      $ 6,927       4.00%      $ 8,658       5.00%
     Tier 1 capital
       (to risk-weighted assets)       19,271      14.42%        5,345       4.00%        8,017       6.00%
     Total capital
       (to risk-weighted assets)       20,658      15.46%       10,690       8.00%       13,362      10.00%

DECEMBER 31, 1994
     Tier 1 capital
       (to average assets)            $18,086      11.77%      $ 6,145       4.00%      $ 7,681       5.00%
     Tier 1 capital
       (to risk-weighted assets)       18,086      15.06%        4,085       4.00%        7,208       6.00%
     Total capital
       (to risk-weighted assets)       19,336      16.10%        9,610       8.00%       12,013      10.00%

RESTRICTIONS ON RETAINED EARNINGS

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1995, all of the Bank's retained earnings were available for dividend declaration to its parent company without prior regulatory approval.

Management believes, as of December 31, 1995, that the Bank meets all capital requirements to which it is subject.

(continued)

FIRST COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995 and 1994


NOTE 19 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at December 31, 1995 were as follows (dollars in thousands):

                                                      CARRYING           FAIR
                                                       AMOUNT            VALUE
 FINANCIAL ASSETS
         Cash and due from banks,
           interest bearing deposits with
           banks, and federal funds sold              $ 29,756          $ 29,756
         Securities available for sale                   7,143             7,143
         Securities held to maturity                     7,262             7,345
         Loans held for sale                             1,478             1,502
         Loans receivable                              124,778           124,145
         Accrued interest receivable                       985               985


 FINANCIAL LIABILITIES
         Deposits                                     $161,236          $161,383
         Long-term debt                                  1,237             1,220
         Accrued interest payable                          341               341

NOTE 20 - OTHER OPERATING EXPENSES

Other operating expenses include the following amounts which are in excess of 1% of the total of interest income and non-interest income for the years ended December 31 (dollars in thousands):

                                                        1995              1994
Data processing                                         $204              $131
Office supplies and expense                              188               175
State taxes                                              244               219
Directors' fees                                          148               176
Regulatory expenses (FDIC/Washington State)              155               285
Legal                                                    283               119
Accounting and Auditing                                  187                87

INDEPENDENT AUDITORS' REPORT


Board of Directors
PRAIRIE SECURITY BANK
Tacoma, Washington


We have audited the accompanying consolidated balance sheet of PRAIRIE SECURITY BANK AND SUBSIDIARY as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PRAIRIE SECURITY BANK AND SUBSIDIARY as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the method of accounting for impaired loans was changed effective January 1, 1995, to conform with Statements of Financial Accounting Standards Nos. 114 and 118.


KNIGHT, VALE & GREGORY, INC., P.S.
March 1, 1996
Tacoma, Washington

PRAIRIE SECURITY BANK AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(Dollars in Thousands)

September 30, 1996 and December 31, 1995

                                                                             SEPTEMBER 30,  DECEMBER 31,
                                                                             1996           1995
                                                                             (Unaudited)
ASSETS
     Cash and due from banks (Note 3)                                           $  1,953       $  2,284
     Interest bearing deposits in banks                                               29            651
     Federal funds sold                                                                1           --
     Securities available for sale (Notes 4 and 8)                                 2,288          2,056
     Securities held to maturity (Notes 4 and 8)                                   2,373          2,764
     Loans held for sale                                                           2,688          2,220

     Loans (Note 5)                                                               37,710         31,414
     Allowance for possible credit losses (Notes 5 and 8)                           (408)          (353)
     NET LOANS                                                                    37,302         31,061

     Premises and equipment (Note 6)                                               2,074          2,247
     Foreclosed real estate (Note 9)                                                 190            230
     Accrued interest receivable                                                     255            267
     Cash surrender value of life insurance                                          782            894
     Other assets                                                                    207            651

     TOTAL ASSETS                                                               $ 50,142       $ 45,325


LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
     Deposits:
       Demand                                                                   $ 12,983       $ 11,061
       Savings, NOW and money market                                              11,548         11,949
       Time (Note 7)                                                              17,592         14,904
     TOTAL DEPOSITS                                                               42,123         37,914

     Accrued interest payable                                                        100             92
     Federal funds purchased and treasury, tax and loan account                    1,901            268
     Short-term borrowings (Note 8)                                                1,000          2,000
     Other debt (Note 9)                                                            --               62
     Other liabilities                                                               344            430
     TOTAL LIABILITIES                                                            45,468         40,766

COMMITMENTS AND CONTINGENCIES (Notes 6 and 12)                                      --             --

SHAREHOLDERS' EQUITY (Notes 14 and 15)
     Preferred stock (no par value), 10,000 shares authorized, none issued          --             --
     Common stock (par value:  $1), 500,000 shares authorized,
       196,316 shares issued and outstanding                                         196            196
     Surplus                                                                       3,782          3,782
     Retained earnings                                                               717            581
     Unrealized loss on securities available for sale - net of tax                   (21)          --
     TOTAL SHAREHOLDERS' EQUITY                                                    4,674          4,559

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $ 50,142       $ 45,325

See notes to consolidated financial statements.

PRAIRIE SECURITY BANK AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Amounts)



                                                                      NINE MONTHS ENDED           YEAR ENDED
                                                                      SEPTEMBER 30,               DECEMBER 31,
                                                                      1996          1995          1995
                                                                      (Unaudited)   (Unaudited)
INTEREST INCOME
     Loans, including fees                                               $  2,884      $  2,436      $  3,257
     Federal funds sold and deposits in banks                                  22            15            20
     Securities available for sale                                             38            46           127
     Securities held to maturity                                              207           234           311
     TOTAL INTEREST INCOME                                                  3,151         2,781         3,715

INTEREST EXPENSE
     Deposits                                                               1,099           939         1,283
     Federal funds purchased and treasury, tax and loan account                67            38            47
     Short-term borrowings                                                     52            58            88
     Other debt                                                                 7          --               8
     TOTAL INTEREST EXPENSE                                                 1,225         1,035         1,426

     NET INTEREST INCOME                                                    1,926         1,946         2,289

PROVISION FOR POSSIBLE CREDIT LOSSES (Note 5)                                  56            45            90

     NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE CREDIT LOSSES         1,870         1,701         2,199

NON-INTEREST INCOME
     Service charges on deposit accounts                                      281           297           435
     Loan fees on loans held for sale and gains on sale of loans              606           521           780
     Gain on sale of securities available for sale                           --            --              12
     Other operating income                                                   327            35           264
     TOTAL NON-INTEREST INCOME                                              1,214           903         1,491

NON-INTEREST EXPENSE
     Salaries                                                               1,111           938         1,362
     Employee benefits                                                        329           297           275
     Occupancy                                                                103            80           184
     Furniture and equipment                                                  262           251           279
     Other non-interest expense                                               798           901         1,193
     TOTAL NON-INTEREST EXPENSE                                             2,603         2,467         3,293

     INCOME BEFORE INCOME TAXES                                               481           137           397

INCOME TAXES (Note 11)                                                        149            32           142

     NET INCOME                                                          $    332      $    105      $    255


EARNINGS PER SHARE DATA
     Average number common shares and
       equivalents outstanding                                           $224,584      $224,584      $224,584

     NET INCOME PER SHARE                                                $   1.48      $    .47      $   1.14

See notes to consolidated financial statements.

PRAIRIE SECURITY BANK AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Dollars in Thousands)

                                                                                UNREALIZED GAIN
                                             COMMON                   RETAINED (LOSS) ON SECURITIES
                                             STOCK        SURPLUS     EARNINGS  AVAILABLE FOR SALE     TOTAL
Balance at January 1, 1995 (unaudited)       $ 196        $3,782       $ 326        ($36)             $ 4,268

Net income                                    --            --           255         --                   255

Change in unrealized gain (loss)
     on securities available for sale         --            --          --            36                   36

     BALANCE AT DECEMBER 31, 1995              196         3,782         581         --                 4,559

(UNAUDITED)

Net income                                    --            --           332         --                   332

Dividend ($1.00 per share)                    (196)         --          (196)

Change in unrealized loss on
     securities available for sale            --            --          --           (21)                 (21)

     BALANCE AT SEPTEMBER 30, 1996           $ 196        $3,782       $ 717        ($21)             $ 4,674

See notes to consolidated financial statements.

PRAIRIE SECURITY BANK AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

                                                                NINE MONTHS ENDED         YEAR ENDED
                                                                SEPTEMBER 30,             DECEMBER 31,
                                                                1996         1995         1995
                                                                (Unaudited)  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                 $   332      $   105      $   255
     Adjustments to reconcile net income to net cash
       used in operating activities:
          Provision for possible credit losses                       56           45           90
          Depreciation and amortization                             194          183          264
          Investment amortization - net of accretion               --             13           18
          Deferred income taxes (benefit)                          --           --             (4)
          Gain on securities available for sale                    --           --            (12)
          Loss on sale of fixed assets                             --              4           (4)
          Gain on sale of foreclosed real estate                    (32)        --            (51)
          Stock dividends received                                 --             (9)         (14)
          Increase in interest receivable                            12          (41)         (39)
          Increase in interest payable                                8          109           31
          Decrease in other assets                                  455          (84)          38
          Increase in other liabilities                             (86)          13          357
     NET CASH USED IN OPERATING ACTIVITIES                          939          338          929

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of and payments received
       from securities held to maturity                             127          246          818
     Proceeds from sale of securities available for sale           --            500        1,944
     Purchases of securities available for sale                    --           (321)        (381)
     Purchases of securities held to maturity                      --           (500)        (500)
     Net increase in interest bearing deposits in banks             621           96         (565)
     Increase in loans                                           (6,693)      (4,920)      (7,147)
     Purchases of premises and equipment                            (21)         (95)        (117)
     Proceeds from sale of premises and equipment                  --              3           32
     Cash surrender value of life insurance                         112          108         (281)
     Additions to foreclosed real estate                           --            (36)         (37)
     NET CASH USED IN INVESTING ACTIVITIES                       (5,854)      (4,919)      (6,234)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net decrease in deposit accounts                             4,209        2,495        2,964
     Net increase (decrease) in federal funds purchased and
       treasury, tax and loan account                             1,633          121          138
     Net increase (decrease) in short-time borrowings            (1,000)       2,000        2,000
     Payment of Debt                                                (62)        --           --
     Dividends on common stock                                     (196)        --           --
     NET CASH PROVIDED BY FINANCING ACTIVITIES                    4,584        4,616        5,102

     NET INCREASE/DECREASE IN CASH AND DUE FROM BANKS              (331)          35         (203)

CASH AND DUE FROM BANKS
     Beginning of year                                            2,284        2,487        2,487

     END OF YEAR                                                $ 1,953      $ 2,522      $ 2,284

(continued)


See notes to consolidated financial statements.

PRAIRIE SECURITY BANK AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(concluded)

                                                                        NINE MONTHS ENDED         YEAR ENDED
                                                                        SEPTEMBER 30,             DECEMBER 31,
                                                                        1996         1995         1995
                                                                        (Unaudited)  (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash payments for:
       Interest                                                          $ 1,217      $ 1,022      $ 1,395
       Income taxes                                                           95           10           10

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES
     Transfer from loans to foreclosed real estate                       $   510      $   457      $   457
     Transfer from securities held to maturity to available for sale        --           --          1,936
     Fair value adjustment to securities available for sale                  (32)         (55)         (55)
     Income tax effect related to fair value adjustment                       11           19           19
     Assumption of mortgage on foreclosed real estate,
       including accrued interest                                           --           --             81
     Loans made on sales of foreclosed real estate                           582           71           71

See notes to consolidated financial statements.

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The consolidated financial statements include the accounts of Prairie Security Bank (the Bank) and its wholly owned subsidiary, PSB Capital, Inc. (PSB). All significant intercompany transactions and balances have been eliminated.

The Bank operates three branches in suburban communities in the greater Puget Sound area. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and middle-income individuals. The Bank operates a mortgage lending center that offers both speculative construction and permanent financing of residential real estate.

PSB initiates and brokers construction and permanent first mortgage commercial real estate loans throughout Washington, Oregon and Idaho.

FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for possible credit losses, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

SECURITIES HELD TO MATURITY

Debt securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income over the period to maturity.

SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of debt and certain equity securities not classified as trading or as securities held to maturity. Securities available for sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.

Declines in the fair value of individual securities held to maturity and available for sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Such write-downs are included in earnings as realized losses.

LOANS HELD FOR SALE

Mortgage loans originated for sale in the secondary market are carried at the lower of cost or estimated market value. Net unrealized losses, if any, are recognized through a valuation allowance established by charges to income.

(continued)

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

LOANS

Loans are stated at the amount of unpaid principal, reduced by an allowance for possible credit losses. Interest on loans is accrued daily based on the principal amount outstanding.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income, unless the loan and accrued interest balances are adequately collateralized and in the process of collection. Interest income is subsequently recognized only to the extent cash payments are received.

ALLOWANCE FOR POSSIBLE CREDIT LOSSES

The provision for possible credit losses charged to operations is an amount sufficient to bring the allowance for possible credit losses to an estimated balance considered adequate to absorb losses inherent in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, historical loan loss experience and other risk factors. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible credit losses and valuation of foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowance or to write down foreclosed real estate based on the examiners' judgments about information available to them at the time of their examinations.

PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation, which is computed on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is less.

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and recorded at the lower of the recorded amount of the loan, or the fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for possible credit losses. Properties are evaluated regularly to ensure that the recorded amounts are supported by their current fair values, and that valuation allowances to reduce the carrying amounts to fair value less estimated costs to dispose are recorded as necessary. Additions to or reductions from valuation allowances are recorded in income.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

(continued)

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

         CASH AND SHORT-TERM INSTRUMENTS
         The carrying amounts of cash and short-term instruments approximate their fair value.

         SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
         Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

         LOANS
         For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of loans held for sale are based on their estimated market prices. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         DEPOSIT LIABILITIES
         The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation based on interest rates currently being offered on similar certificates.

         FEDERAL FUNDS PURCHASED

         The carrying amounts of federal funds purchased approximate their fair values.

         SHORT-TERM BORROWINGS
         Short-term borrowings reprice frequently and, therefore, the carrying amount is a reasonable estimate of fair value.

         OTHER DEBT
         The fair values of the Bank's other debt are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

         ACCRUED INTEREST
         The carrying amounts of accrued interest approximate their fair values.

         OFF-BALANCE-SHEET INSTRUMENTS
         Fair values of off-balance-sheet lending commitments approximate the recorded amounts of the related fees charged for similar agreements.

NET INCOME PER SHARE

Net income per share of common stock is based on the weighted average number of shares of common and common equivalent shares outstanding.

(continued)

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

RECENT ACCOUNTING PRONOUNCEMENTS

In November 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), which established financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 specifies a fair value based method of accounting for stock-based compensation plans and encourages (but does not require) entities to adopt that method in place of the provisions of APB Opinion 25, Accounting for Stock Issued to Employees. The Bank has not yet determined which method of accounting will be used or what impact the adoption of the accounting requirements of SFAS No. 123 might have on the Bank's results of operations.

CASH AND CASH EQUIVALENTS

The Bank considers all amounts included in the balance sheets caption "Cash and due from banks" to be cash equivalents.

INTERIM FINANCIAL STATEMENTS

The interim financial data as of and for the nine months ended September 30, 1996 and 1995 is unaudited; however, in the opinion of Bank management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for the interim periods. The 1996 interim period results of operations are not necessarily indicative of results for the entire year.


NOTE 2 - ACCOUNTING CHANGES

Effective January 1, 1995, the Bank adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118. Under these standards, impairment occurs when it is probable a creditor will not be able to collect all amounts due under a loan agreement. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Changes in these values are reflected in income and as adjustments to the allowance for possible credit losses. The effect of adoption on the Bank's 1995 financial position and results of operations was insignificant.


NOTE 3 - RESTRICTED ASSETS

Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. The amount of this balance for the year ended December 31, 1995 was approximately $233,000.

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - DEBT AND EQUITY SECURITIES

Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values at December 31 are as follows (dollars in thousands):

                                                                   GROSS       GROSS
                                                        AMORTIZED  UNREALIZED  UNREALIZED  FAIR
                                                        COST       GAINS       LOSSES      VALUES
SECURITIES AVAILABLE FOR SALE

     U.S. Government and agency securities              $1,750     $ --         $ --       $1,750
     Equity securities                                     306       --           --          306

     TOTAL                                              $2,056     $ --         $ --       $2,056

SECURITIES HELD TO MATURITY

     Mortgaged--backed securities                       $1,615     $  8         $  6       $1,617
     Pooled real--estate participation certificates      1,149       --           --        1,149

     TOTAL                                              $2,764     $  8         $  6       $2,766

In December 1995, the Bank transferred securities with an amortized cost of $1,936,000 from the "held to maturity" category to the "available for sale" category under one-time reassessment guidelines issued by the FASB. The related unrealized loss associated with this transfer was $10,000, which is included in the "unrealized gain (loss) on securities available for sale" component of shareholders' equity.

Gross realized gains and losses on sales of securities available for sale were (dollars in thousands):

     GROSS REALIZED GAINS
         U.S. Government and agency securities                          $11
         State and municipal securities                                   4
                                                                        $15

     GROSS REALIZED LOSSES
         State and municipal securities                                 $ 3

The scheduled maturities of debt securities held to maturity and available for sale at December 31, 1995 are as follows (dollars in thousands):

                                         HELD TO MATURITY      AVAILABLE FOR SALE

                                         AMORTIZED  FAIR       AMORTIZED  FAIR
                                         COST       VALUE      COST       VALUE

Due in one year or less                  $   --     $   --     $  250     $  252
Due from one year to five years           1,181      1,179      1,500      1,498
Due from five to ten years                  434        438         --         --
Due after ten years                          --         --         --         --
     TOTAL                               $1,615     $1,617     $1,750     $1,750

(continued)

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - DEBT AND EQUITY SECURITIES (concluded)

For purposes of the maturity table, mortgage backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted average contractual maturities of underlying collateral. The mortgage backed securities may mature earlier than their weighted average contractual maturities because of principal prepayments.

Securities carried at approximately $3,365,000 at December 31, 1995 were pledged to secure public deposits and for other purposes required or permitted by law.


NOTE 5 - LOANS

Loans at December 31, 1995 consist of the following (dollars in thousands):

         Commercial                                                  $ 3,812

         Real estate:
              Construction                                            11,138
              Commercial                                               8,030
              Residential                                              7,615

         Consumer                                                        821
                                                                      31,416
         Less unearned income and deferred fees                            2

              TOTAL LOANS                                            $31,414

Changes in the allowance for possible credit losses for the year ended December 31, 1995 are as follows (dollars in thousands):

         Balance at beginning of year                               $263
         Provision for possible credit losses                         90

              BALANCE AT END OF YEAR                                $353

The recorded investment in impaired loans was $646,000 at December 31, 1995. A specific allocation of $5,000 of the allowance for possible credit losses was made for $26,000 of these impaired loans. For the remaining $620,000 of impaired loans, no allocation of the allowance for possible credit losses was considered necessary. The average recorded investment in impaired loans during the year ended December 31, 1995 was $395,000. No interest income was recognized on impaired loans.

At December 31, 1995, there were no commitments to lend additional funds to borrowers whose loans have been modified. Loans 90 days and over past due still accruing interest were $148,000 at December 31, 1995.

(continued)

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LOANS (concluded)

Maturity and repricing for the Bank's portfolio at December 31, 1995 are as follows (dollars in thousands):

                                                             FIXED                 FLOATING
                                                             RATE                  RATE                TOTAL
         0 - 90 days                                      $ 4,645                $11,026             $15,671
         91 - 365 days                                      3,500                     20               3,520
         1 year or more                                     8,911                  2,668              11,579

                                                          $17,056                $13,714              30,770

         Loans on which the accrual of interest has been discontinued                                    646

                                                                                                     $31,416

Certain related parties of the Bank, principally Directors of the Bank and their associates, were loan customers of the Bank in the ordinary course of business during 1995 and 1994. Total loans outstanding at December 31, 1995 to key officers and directors were $569,000. New loans and draws in 1995 totaled $220,000, and principal payments totaled $265,000.


NOTE 6 - PREMISES AND EQUIPMENT

The components of premises and equipment at December 31, 1995 are as follows (dollars in thousands):

         Land                                                           $  504
         Buildings                                                         820
         Leasehold improvements                                            357
         Furniture and equipment                                         1,237
                                                                         2,918
         Less accumulated depreciation and amortization                   (671)

         TOTAL PREMISES AND EQUIPMENT                                   $2,247

The Bank leases certain land and buildings for branch locations under noncancellable operating lease agreements expiring through 1999. Certain agreements contain renewal options, and one land lease contains a purchase option at the fair market value of the property at the date of purchase. Rent expense totaled $67,000 in 1995.

The Bank's future minimum rental payments required under these agreements are as follows: 1996 - $58,000; 1997 - $37,000; 1998 - $17,000; and 1999 - $6,000.

(continued)

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - DEPOSITS

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $2,285,000 at December 31, 1995.

At December 31, 1995, the scheduled maturities of certificates of deposit are as follows (dollars in thousands):

         1996                                      $10,795
         1997                                        3,920
         1998                                          180
         1999                                            9

                                                   $14,904

NOTE 8 - SHORT-TERM BORROWINGS

At December 31, 1995 advances from the Federal Home Loan Bank were $2,000,000, with interest tied to the three-month LIBOR ($1,000,000 matures February 28, 1996, and $1,000,000 matures May 20, 1996). These advances are collateralized by certain securities and certain loans totaling $3,624,000 as of December 31, 1995.


NOTE 9 - OTHER DEBT

Other debt consists of a mortgage requiring monthly interest payments at prime plus 6.54% (15.29% at December 31, 1995), due December 2006, collateralized by foreclosed assets. Provisions of the mortgage agreement require a prepayment penalty of $6,000 if the mortgage is prepaid before December 1996.


NOTE 10 - BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN

The Bank sponsors an Employee Stock Ownership Plan containing Internal Revenue Code Section 401(k) provisions (KSOP). The purpose of the KSOP is to enable full-time employees who have been employed for at least six months to invest their retirement funds in stock of the Bank. Contributions to the KSOP include:
1) salary deferral of the employee's own wages; 2) discretionary match of the employee's contribution from the Bank based on 25% of the employee's contribution, up to a maximum of 4% of employee's compensation; 3) a basic contribution from the Bank for all non-highly compensated employees to satisfy nondiscrimination requirements; and 4) an optional contribution from the Bank. For the year ended December 31, 1995 the Bank made a cash contribution of $8,000 to the KSOP.

In the event a terminated KSOP participant desires to sell his or her shares of the Bank's stock, or for certain employees who elect to diversify their account balance, the Bank may be required to purchase the shares from the participant at their fair market value. At December 31, 1995 the KSOP held 2,434 shares, all of which have been allocated to KSOP participants. The fair market value of those shares totaled approximately $79,000 as of December 31, 1995.

(continued)

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - BENEFIT PLANS (concluded)

INCENTIVE COMPENSATION PLAN

Incentive compensation is awarded to officers and qualified employees based on the Bank's return on assets and individual performance standards. Cash bonuses are awarded pursuant to a prescribed formula based on the Bank's achievement of at least a 1.0% return on assets before bonus and KSOP contributions. No incentive compensation was paid in 1995.

EXECUTIVE SUPPLEMENTAL INCOME PLAN

In 1992, the Bank adopted an Employee Supplemental Income (ESI) plan covering a select group of management personnel. The post-retirement benefit provided by the ESI plan is designed to supplement a participating officer's retirement benefits from social security, in order to provide the officer with a certain percentage of final average income at retirement age. Expenses, including life insurance expenses, related to this plan totaled $47,000 in 1995.

Benefits to employees may be funded by life insurance policies purchased by the Bank, which had a cash surrender value of $662,000 at December 31, 1995. Liabilities to employees, which will be accrued over their expected time to retirement, were $46,000 at December 31, 1995.

DIRECTOR DEFERRED INCOME PLAN

In 1992, the Board of Directors approved a deferred income plan whereby Directors can elect to receive their Director fees in cash, or defer them for a specified period. In 1995 Plan expenses, including life insurance expense, totaled $26,000.

Benefits to Directors may be funded by life insurance policies purchased by the Bank, which had a cash surrender value of $233,000 at December 31, 1995. Liabilities to Directors, which will be accrued over their expected time to retirement, were $67,000 at December 31, 1995.


NOTE 11 - INCOME TAXES

Income taxes are comprised of the following for the year ended December 31, 1995 (dollars in thousands):

         Current                                     $146
         Deferred                                      (4)

         TOTAL INCOME TAXES                          $142

The following is a reconciliation between the statutory and the effective federal income tax rates for the year ended December 31, 1995 (dollars in thousands):

                                                                     PERCENT
                                                                     OF PRE-TAX
                                                      AMOUNT         INCOME
         Income tax at statutory rates                 $135           34.0%
         Increase (decrease) resulting from:
              Tax-exempt income                          (5)          (1.3)
              Life insurance                             12            3.0

         TOTAL INCOME TAX EXPENSE                      $142           35.7%

(continued)

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - INCOME TAXES (concluded)

The effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1995 are presented below (dollars in thousands):

         DEFERRED TAX ASSETS
              Allowance for possible credit losses                    $110
              Deferred compensation                                     38
              Other                                                      6
              TOTAL DEFERRED TAX ASSETS                                154

         DEFERRED TAX LIABILITIES
              Accumulated depreciation                                  93
              Other                                                     18
              Cash basis accounting                                     53
              Deferred income                                           63
              TOTAL DEFERRED TAX LIABILITIES                           227

              NET DEFERRED TAX LIABILITIES                            $ 73

NOTE 12 - COMMITMENTS AND CONTINGENCIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments is as follows (dollars in thousands):

         Commitments to extend credit:
              Real estate                                            $5,897
              Commercial                                              3,014

              TOTAL COMMITMENTS TO EXTENDED CREDIT                   $8,911

         Standby letters of credit                                   $  105

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 88% of loan commitments are drawn upon by customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.


(continued)

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - COMMITMENTS AND CONTINGENCIES (concluded)

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Bank deems necessary.

The Bank has agreements with commercial banks for Federal funds lines and lines of credit totaling $2,250,000, of which $225,000 was used at December 31, 1995.


NOTE 13 - CONCENTRATION OF CREDIT RISK

The Bank has credit risk exposure, including off-balance-sheet credit risk exposure, related to loans as disclosed in Notes 5 and 12. The ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in economic and market conditions in the region. The Bank generally requires collateral on all real estate exposures and typically maintains loan-to-value ratios of no greater than 90%.

Investments in state and municipal securities involve governmental entities within the Bank's market area. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of practice, generally does not extend credit to any single borrower or group of related borrowers in excess of $750,000.


NOTE 14 - STOCK OPTIONS

The Bank adopted a stock option plan which provides incentive and non-qualified stock options to certain key employees and nonemployee directors for up to 60,000 shares of common stock. At December 31, 1995 shares available for future grant under the plan were 8,328. Options are not exercisable for at least three years, then one-third of the options are exercisable each year thereafter. All options expire 10 years after date of grant. The Bank makes no recognition in the balance sheet of the options until such options are exercised and no amounts applicable thereto are reflected in net income. All options were granted at 100% of fair market.

As of December 31, 1995 options outstanding and the total exercisable were 51,672 and 14,500, respectively. No options were issued or exercised during 1995. Exercise price per share is: 43,527 options at $16.67; 5,645 options at $25.00; and 2,500 options at $27.78.

Outstanding stock options have been considered as common stock equivalents in the computation of earnings per share.


NOTE 15 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

(continued)

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - REGULATORY MATTERS (concluded)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

The Bank's actual and minimum capital amounts and ratios are presented in the table (dollars in thousands):


                                                                           CAPITAL ADEQUACY
                                                      ACTUAL               PURPOSES
                                                      AMOUNT     RATIO     AMOUNT            RATIO
     DECEMBER 31, 1995
         Tier 1 capital (to average assets)           $4,558     10.16%    $1,794            4.00%
         Tier 1 capital (to risk-weighted assets)      4,558      8.87      2,055            4.00
         Total capital (to risk-weighted assets)       4,572      9.48      4,111            8.00

Management believes, as of December 31, 1995, that the Bank meets all capital requirements to which it is subject.

RESTRICTIONS ON RETAINED EARNINGS

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1995, there were no restrictions on retained earnings for dividend declaration.


NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments at December 31, 1995 were as follows (dollars in thousands):

                                                         CARRYING        FAIR
                                                         AMOUNT          VALUE
     FINANCIAL ASSETS
         Cash and due from banks, and interest
              bearing deposits with banks                $ 2,935         $  2,935
         Securities available for sale                     2,056            2,056
         Securities held to maturity                       2,764            2,766
         Loans held for sale                               2,220            2,237
         Loans receivable                                 31,061           31,113
         Accrued interest receivable                         267              267


     FINANCIAL LIABILITIES
         Deposits                                        $37,978          $38,025
         Federal funds sold                                  225              225
         Short-term borrowings                             2,000            2,000
         Other debt                                           62               30
         Accrued interest payable                             92               92

(continued)

PRAIRIE SECURITY BANK AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT ACCOUNTANT'S
          REPORT

The Board of Directors of the Bank adopted a Plan of Merger and Merger Agreement dated September 11, 1996, pursuant to which, subject to shareholder approval, the Bank would be merged with and into First Community Bank, a subsidiary of First Community Financial Group, Inc. (FCFG), and the Bank shareholders would be entitled to receive, in exchange for each share of Bank common stock either cash, shares of FCFG common stock or a combination of cash and stock.

                                   APPENDIX A
                      TO REGISTRATION STATEMENT ON FORM S-4

================================================================================



                              AMENDED AND RESTATED

                 PLAN AND AGREEMENT OF REORGANIZATION AND MERGER

                                     BETWEEN

                     FIRST COMMUNITY FINANCIAL GROUP, INC.,

                              FIRST COMMUNITY BANK,

                                       AND

                              PRAIRIE SECURITY BANK


================================================================================

                         DATED AS OF SEPTEMBER 11, 1996
                   AMENDED AND RESTATED AS OF OCTOBER 18, 1996

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SECTION 1. DEFINITIONS                                                       4
1.1.  Defined Terms.......................................................   4
1.2.  General Interpretation..............................................  10

SECTION 2. TERMS OF TRANSACTION...........................................  10
2.1.  Transaction.........................................................  10
2.2.  Merger..............................................................  10
2.3.  Consideration.......................................................  12
2.4.  Alternative Structures..............................................  16
2.5.  Letter of Transmittal...............................................  16
2.6.  Undelivered Certificates............................................  16

SECTION 3. CLOSING OF THE TRANSACTION.....................................  17
3.1.  Closing.............................................................  17
3.2.  Events of Closing...................................................  17
3.3.  Place of Closing....................................................  17
SECTION 4. REPRESENTATIONS AND WARRANTIES.................................  17
4.1.  Representations and Warranties of PSB and FCFG......................  17
4.2.  Exceptions to Representations and Warranties........................  27

SECTION 5. CONDUCT AND TRANSACTIONS PRIOR TO CLOSING......................  28
5.1.  Conduct of PSB's Business Prior to Closing..........................  28
5.2.  Registration Statement..............................................  32
5.3.  Submission to Regulatory Authorities................................  32
5.4.  Announcements.......................................................  33
5.5.  Consents............................................................  33
5.6.  Further Actions.....................................................  33
5.7.  Notice..............................................................  33
5.8.  Confidentiality.....................................................  33
5.9.  Affiliate Letters...................................................  33
5.10.  Update of Financial Statements.....................................  34
5.11.  Availability of FCFG's Books, Records and Properties...............  34
5.12.  Conduct Regarding Representations and Warranties...................  34

SECTION 6. APPROVALS AND CONDITIONS.......................................  34
6.1.  Required Approvals..................................................  34
6.2.  Conditions to Obligations of FCFG and the Bank......................  34
6.3.  Conditions to Obligations of PSB....................................  37

SECTION 7. DIRECTORS, OFFICERS AND EMPLOYEES..............................  38
7.1.  Directors...........................................................  38

7.2.  Key Employees.......................................................  38
7.3.  Employee Benefit Issues.............................................  38

SECTION 8. TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION........  39
8.1.  Termination.........................................................  39
8.2.  Cost Allocation Upon Termination....................................  39

SECTION 9. MISCELLANEOUS..................................................  40
9.1.  Notices.............................................................  40
9.2.  Waivers and Extensions..............................................  40
9.3.  Construction and Execution in Counterparts..........................  41
9.4.  Survival of Representations, Warranties, and Covenants..............  41
9.5.  Attorneys' Fees and Costs...........................................  41
9.6.  Governing Law.......................................................  41

SECTION 10. AMENDMENTS....................................................  42

SCHEDULES:

SCHEDULE 1   Offices of Bank and PSB
SCHEDULE 2   Names and Addresses of Initial Directors and Officers
SCHEDULE 3   General Exceptions to Representations and Warranties
SCHEDULE 4   Subsidiaries
SCHEDULE 5   Stock Option Plans of FCFG and PSB
SCHEDULE 6   Third Party Consents
SCHEDULE 7   Classified Assets
SCHEDULE 8   Encumbrances
SCHEDULE 9   Compliance With Laws and Litigation
SCHEDULE 10  Insurance
SCHEDULE 11  Employee Benefit Plans
SCHEDULE 12  Material Contracts
SCHEDULE 13  Key Employees


EXHIBITS:

EXHIBIT A    Form of Opinion of Counsel for PSB
EXHIBIT B    Form of Non-Competition Agreement for PSB Directors
EXHIBIT C    Form of Employment Agreement for Michael D. Edwards

                              AMENDED AND RESTATED
                 PLAN AND AGREEMENT OF REORGANIZATION AND MERGER
                                     BETWEEN
                     FIRST COMMUNITY FINANCIAL GROUP, INC.,
                              FIRST COMMUNITY BANK,
                                       AND
                              PRAIRIE SECURITY BANK


         This Plan and Agreement of Reorganization and Merger (the "Agreement") was first made and entered into as of September 11, 1996, between FIRST COMMUNITY FINANCIAL GROUP, INC., a Washington corporation ("FCFG"), FIRST COMMUNITY BANK, a banking corporation chartered under the laws of the State of Washington (the "Bank"), and PRAIRIE SECURITY BANK, a banking corporation chartered under the laws of the State of Washington ("PSB"), and then amended and restated by the parties as of October 18, 1996.

                                    PREAMBLE

         The management of FCFG and PSB believe that the merger of PSB with and into the Bank, on the terms and conditions set forth in this Agreement, is in the best interests of the stockholders of FCFG and PSB.

                                    AGREEMENT

         In consideration of the mutual agreements set forth in this Agreement, FCFG, the Bank, and PSB agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

         1.1. DEFINED TERMS. Capitalized terms used in this Agreement have the following meanings:

         "AGREEMENT" means this Plan and Agreement of Reorganization and Merger.

         "ASSET CLASSIFICATION" has the meaning assigned to such term in Section 4.1.7.

         "BANK" has the meaning assigned to such term in the introductory paragraph of this Agreement.

         "BANK STOCK" means the capital stock of the Bank.

         "BOOK VALUE" means stockholder common stock, surplus and retained earnings, computed according to GAAP.

         "BUSINESS DAY" means any day other than a Saturday, Sunday, or a legal holiday in the State of Washington.

         "CAPITAL" means capital stock, surplus and retained earnings (undivided profits) determined in accordance with GAAP, applied on a consistent basis.

         "CLOSING" means the closing of the transactions contemplated by this Agreement, as specified in Section 3.1.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMBINED BANK" has the meaning assigned to such term in Section 2.2.

         "COMPENSATION PLANS" has the meaning assigned to such term in Section 4.1.15(a).

         "CONTINUING EMPLOYEES" has the meaning assigned to such term in Section 7.3.1.

         "CONTRACTS" has the meaning assigned to such term in Section 4.1.5(b).

         "DIRECTOR" means the Director of the Department of Financial Institutions of the State of Washington.

         "DISSENTING SHARES" means those shares of PSB Common Stock as to which shareholders have perfected their dissenters' rights pursuant to RCW 30.49.090.

         "EFFECTIVE DATE" means the date on which all conditions to Closing have occurred and on which the Merger takes place, as more fully specified in Section 3.1.

         "ELIGIBLE HOLDERS" means holders of shares of PSB Common Stock other than Mandatory Cash Recipients.

         "EMPLOYEES" has the meaning assigned to such term in Section 4.1.15(a).

         "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, regulation, agency policy, order, decree, judgment, judicial opinion, or any agreement with any Governmental Entity, presently in effect or subsequently adopted relating to (a) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (b) the preservation, restoration or protection of the environment, natural resources or human health.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" has the meaning assigned to such term in Section 4.1.15(c).

         "ESOP" means the Employee Stock Ownership Plan (with 401(k) provisions) for employees of PSB, effective as of January 1, 1992, as amended.

         "EXCESS AMOUNT" has the meaning assigned to such term in Section 2.3.6(b).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and related rules and regulations.

         "EXCHANGE AGENT" means the agent described in Section 2.3.9.

         "EXECUTIVE OFFICERS" means the Chief Executive Officer and Chief Financial Officer.

         "FCFG" has the meaning assigned to such term in the introductory paragraph of this Agreement.

         "FCFG COMMON STOCK" has the meaning assigned to such term in Section 4.1.3(a).

         "FCFG EMPLOYEE STOCK OPTION PLAN" means the Employee Stock Option and Restricted Stock Award Plan dated April 19, 1989, as amended.

         "FCFG-KSOP" means the Employee Stock Ownership Plan effective as of January 1, 1992, as amended.

         "FCFG FINANCIAL STATEMENTS" means FCFG's audited consolidated statements of financial condition as of December 31,1995, 1994, and 1993, and the related audited statements of income, changes in cash flows and stockholders' equity for each of the years ended December 31, 1995 and 1994.

         "FCFG OPTIONS" means options issued to employees of FCFG and its subsidiaries pursuant to the FCFG Employee Stock Option Plan.

         "FCFG PREFERRED STOCK" has the meaning assigned to such term in Section 4.1.3(a).

         "FCFG STOCK PLANS" has the meaning assigned to such term in Section 4.1.3(a).

         "FDIA" has the meaning assigned to such term in Section 4.1.2.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FAULT" means (i) in the case of PSB, any agreement by PSB to merge or consolidate with, or sell substantially all of its assets to, any entity other than FCFG or the Bank, and (ii) intentional acts or omissions by, or lack of good faith efforts of, PSB, FCFG or the Bank that result in the failure to perform or fulfill any covenant, representation or warranty in this Agreement. Good faith unilateral termination of the Agreement in accordance with Section
8.1 will not constitute Fault on the part of the party terminating.

         "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System, or the Federal Reserve Bank of San Francisco acting under authority delegated to it by the Board of Governors of the Federal Reserve System.

         "FINANCIAL STATEMENTS" means (a) in the case of FCFG, the FCFG Financial Statements or, for periods following December 31, 1995, the Subsequent FCFG Financial Statements, and (b) in the case of PSB, the PSB Financial Statements or, for periods following December 31, 1995, the Subsequent PSB Financial Statements.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "GOVERNMENTAL ENTITY" has the meaning assigned to such term in Section 4.1.5(a).

         "HAZARDOUS SUBSTANCES" means any hazardous or toxic substance, material or waste that is regulated by any local governmental authority, any state government or the United States Government, including any material or substance that is (a) defined as a "hazardous substance" in 42 USC Section 9601(14), (b) defined as a "pollutant or contaminant" in 42 USC Section 9604(a)(2), or (c) defined as a "hazardous waste" in 42 USC Section 6903(5).

         "INITIAL DIRECTORS" has the meaning assigned to such term in Section 2.2.3.

         "INITIAL OFFICERS" has the meaning assigned to such term in Section 2.2.3.

         "LIENS" has the meaning assigned to such term in Section 4.1.3(a).

         "LIQUIDATED DAMAGES" means liquidated damages in the amount of $400,000.

         "MANDATORY CASH RECIPIENTS" means (a) Non-Residents, (b) holders of fewer than 200 shares of PSB Common Stock, (c) holders of Dissenting Shares, and
(d) holders of PSB Common Stock who would be entitled to receive fractional shares of FCFG Common Stock but for the provisions of Section 2.3.7.

         "MATERIAL ADVERSE EFFECT" with respect to any corporation means an effect that (a) is materially adverse to the business, financial condition, results of operations or prospects of the corporation and its subsidiaries taken as a whole, (b) significantly and adversely affects the ability of the corporation to consummate the transactions contemplated by this Agreement by the Termination Date or to perform its material obligations under this Agreement, or
(c) enables any person to prevent the consummation by the Termination Date of the transactions contemplated by this Agreement; provided, however, that no Material Adverse Effect shall be deemed to have occurred on the basis of any effect resulting from (1) actions or omissions of the corporation taken with the prior consent of the other parties to this Agreement or in contemplation of the transactions provided for in this Agreement, or (2) circumstances affecting the banking industry in the State of Washington generally.

         "MERGER" has the meaning assigned to such term in Section 2.1.

         "NET CASH AMOUNT" means the absolute amount by which the aggregate amount of cash payable to all Mandatory Cash Recipients pursuant to Section 2.3 is less than the Total Available Cash.

         "NON-RESIDENTS" means (a) an individual whose principal residence is not within the State of Washington, and (b) a corporation, partnership, trust, or other form of business organization whose principal office is not within the State of Washington; in each case determined on the record date for the PSB shareholder meeting held to consider the Merger; provided, however, that when shares are held by a nominee (e.g., in "street name"), the beneficial owner shall be deemed to be the shareholder for the purpose of determining residency if the beneficial owner has power to control the investment or, otherwise, the entity having such power shall be deemed to be the shareholder for such purpose.

         "PSB" has the meaning assigned to such term in the introductory paragraph of this Agreement.

         "PSB BOARD DUTY" means exercise of the fiduciary duty of the PSB board of directors to PSB shareholders, exercised in good faith with reasonable care, in a manner believed to be in the best interest of PSB, in accordance with written advice from Rothgerber, Appel, Powers & Johnson LLP, or other counsel acceptable to FCFG.

         "PSB COMMON STOCK" has the meaning assigned to such term in Section 4.1.3(b).

         "PSB FINAL CAPITAL" means PSB's Capital as of the Effective Date.

         "PSB FINANCIAL STATEMENTS" means PSB's audited statements of financial condition as of December 31, 1995 (and 1994 and 1993 if required by Section 5.1.9), and the related audited statements of income, changes in cash flows and stockholders' equity.

         "PSB OPTIONS" means options issued to employees of PSB pursuant to the PSB Stock Option Plan.

         "PSB STOCK OPTION PLAN" means PSB's Incentive Stock Option and Nonstatutory Stock Option Plan , effective as of November 3, 1992.

         "PSB STOCK PLANS" means the ESOP and the PSB Stock Option Plan.

         "PSB TARGET CAPITAL" means $4,500,000.

         "PENSION PLAN" has the meaning assigned to such term in Section 4.1.15(b).

         "PLAN" or "PLANS" individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by FCFG or PSB, as the case may be.

         "PRICING DATE" has the meaning assigned to such term in Section 2.3.1.

         "PROPERTY" means any real or personal property owned or leased by PSB, or in which PSB holds any security interest, mortgage, other lien or interest.

         "PROSPECTUS/PROXY STATEMENT" has the meaning assigned to such term in
Section 5.2.1.

         "REGISTRATION STATEMENT" has the meaning assigned to such term in
Section 5.2.1.

         "REGULATORY APPROVALS" means the required regulatory approvals of the Transaction by the Director, FDIC, and Federal Reserve.

         "REPORTS" has the meaning assigned to such term in Section 4.1.6(b).

         "RESIDENTIAL MORTGAGE LOAN" means a loan up to $240,000 in principal amount, originated by PSB for sale into the secondary market, secured by a first deed of trust on owner occupied single family residential property, and in a principal amount not exceeding 90% of the appraised value of the residence.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and related rules and regulations.

         "SECURITIES LAWS" has the meaning assigned to such term in Section 4.1.6(b).

         "SHORTFALL AMOUNT" has the meaning assigned to such term in Section 2.3.6(c).

         "SUBJECT PROPERTY" with respect to any corporation means (a) all real property at which the businesses of the corporation or any of its subsidiaries have been conducted, all property in which it or any of its subsidiaries holds a security or other interest (including a fiduciary interest), and any such property where under any Environmental Law it or any of its subsidiaries is deemed to be the owner or operator of such property, (b) any facility in which the corporation or any of its subsidiaries participates in the management, including participating in the management of the owner or operator of such property, and (c) all other real property that, for purposes of any Environmental Law, the corporation or any of its subsidiaries otherwise could be deemed to be an owner or operator or otherwise control.

         "SUBSEQUENT FCFG FINANCIAL STATEMENTS" means a consolidated balance sheet and related statements of income and stockholders' equity for each of FCFG's fiscal quarters ending after December 31, 1995 and prior to Closing.

         "SUBSEQUENT PSB FINANCIAL STATEMENTS" means a balance sheet and related statements of income and stockholders' equity for each of PSB's fiscal quarters ending after December 31, 1995 and prior to Closing.

         "TAX" includes any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

         "TERMINATION DATE" has the meaning assigned to such term in Section
3.1.

         "TOTAL AVAILABLE CASH" has the meaning assigned to such term in Section 2.3.4.

         "TRANSACTION" means the Merger, subject to any modification effected pursuant to Section 2.4.

         1.2. GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise, the terms defined in this Section include the plural as well as the singular; the words "hereof," "herein", "hereunder", "in this Agreement" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and references in this Agreement to Sections, Schedules, and Exhibits refer to Sections of and Schedules and Exhibits to this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

                                   SECTION 2.
                              TERMS OF TRANSACTION

         2.1. TRANSACTION. Subject to the terms and conditions set forth in this Agreement, PSB will merge with and into the Bank (the "Merger").

         2.2. MERGER. Upon Closing of the Merger, pursuant to RCW 30.49 and 12 USC Section 1828(c) and the related rules and regulations, all shares of PSB Common Stock issued and outstanding immediately prior to Closing, except for Dissenting Shares, will, by virtue of the Merger and without any action on the part of the holder, be converted into the right to receive the consideration described in Section 2.3. In the Merger, PSB will be merged into the Bank, and the Bank will be the surviving banking corporation (the "Combined Bank"). The shares of Bank Stock issued and outstanding

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on the Effective Date will continue to be issued and outstanding shares of the
Combined Bank. The name of the Combined Bank will be "First Community Bank of Washington", and the Merger will not effect any change in the articles of incorporation or bylaws of the Bank. The principal office of the Bank before the Merger will be the principal office of the Combined Bank, and all other offices of the Bank and PSB that are set forth in Schedule 1 will become offices of the Combined Bank.

         2.2.1. TRANSFER OF INTERESTS. Upon consummation of the Merger, the Combined Bank will be deemed to be the same corporation as PSB and the Bank. All rights, franchises and interests of PSB and the Bank in and to every type of property (real, personal and mixed) and choses in action will be transferred to and vested in the Combined Bank by virtue of such Merger without any deed or other transfer, and the Combined Bank, without any order or other action on the part of any court or otherwise, will hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of incompetents, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by PSB and the Bank immediately before consummation of the Merger.

         2.2.2. LIABILITIES. Upon consummation of the Merger, the Combined Bank will be liable for all liabilities of PSB and the Bank; all deposits, debts, liabilities, obligations and contracts of PSB and the Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of PSB or the Bank, as the case may be, will be those of the Combined Bank, and will not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property of either PSB or the Bank will be preserved unimpaired.

         2.2.3. DIRECTORS AND OFFICERS OF COMBINED BANK. Upon consummation of the Merger, (i) the board of directors of the Combined Bank will consist of all persons who are directors of the Bank immediately before the Effective Date plus three additional PSB directors designated by PSB and considered satisfactory by FCFG, including Michael D. Edwards, the President and Chief Executive Officer of PSB (collectively, the "Initial Directors"), and (ii) the officers of the Combined Bank will consist of all persons who are officers of the Bank immediately prior to the Effective Date, except that PSB's President and Chief Executive Officer will serve as President of the Bank and the PSB employees identified in Schedule 2 will hold the offices indicated opposite their name (the "Initial Officers"); provided, however, that nothing in this Agreement will be deemed to restrict in any way the rights of the shareholders and directors of the Combined Bank at any time after the Effective Date to nominate, elect, select or remove, as the case may be, such directors and officers of the Combined Bank as they shall see fit, subject (i) to the rights of any employees pursuant to employment agreements, if any, between such employees and the Combined Bank, and (ii) as provided by Section 7.2. The Initial Directors will serve on the board of directors of the Combined Bank until the next annual meeting of the

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     stockholders of the Combined Bank or until such time as their successors have been elected and qualified. The names and mailing addresses of the Initial Directors and Initial Officers are set forth in Schedule 2.

         2.3. CONSIDERATION. The aggregate consideration payable by FCFG to PSB's stockholders in connection with the Merger shall be calculated and paid pursuant to this Section 2.3.

              2.3.1. EXCHANGE VALUE OF PSB COMMON STOCK. For all purposes of this Agreement, each share of PSB Common Stock outstanding as of the Effective Date shall have an exchange value equal to 200% of the Book Value of such share as of the end of the calendar month immediately preceding the Effective Date (the "Pricing Date"), determined in accordance with GAAP.

              2.3.2. EXCHANGE VALUE OF FCFG COMMON STOCK. For all purposes of this Agreement, each share of FCFG Common Stock outstanding as of the Effective Date shall have an exchange value equal to 196% of the Book Value of such share as of the Pricing Date, determined in accordance with GAAP.

              2.3.3. ADJUSTMENT OF BOOK VALUE OF COMMON STOCK. If either PSB or FCFG experiences a net loss (as determined in accordance with GAAP) during the period commencing on the Pricing Date and ending on the Effective Date, the Book Value of PSB or FCFG Common Stock, as applicable, used to calculate the exchange value pursuant to Section
         2.3.1 or 2.3.2 shall be reduced by the amount of such net loss and the exchange value shall be recalculated after giving effect to such Book Value reduction.

              2.3.4. CONSIDERATION TO BE PAID. Subject to the terms and conditions set forth in this Agreement, upon consummation of the Merger and the surrender of his or her certificate or certificates in accordance with Section 2.3.9(a), each holder of shares of PSB Common Stock outstanding as of the Effective Date shall receive, in accordance with the election procedures set forth in Section 2.3.5 and the allocation procedures set forth in Section 2.3.6, (a) cash equal to the exchange value of such shares, (b) shares of FCFG Common Stock with an exchange value equal to the exchange value of such holder's shares of PSB Common Stock, or (c) a combination of cash and shares of FCFG Common Stock; provided, however, that (i) holders of fewer than 200 shares of PSB Common Stock and holders of PSB Common Stock who are Non-Residents shall receive only cash equal to the exchange value of their shares of PSB Common Stock, and (ii) the aggregate cash consideration paid to all holders shall be limited to the percentage of the aggregate exchange value of all such holders' shares of PSB Common Stock that FCFG, at its discretion, determines at or before Closing to be appropriate, which amount will be at least twenty percent (20%) but no greater than forty five percent (45%) of the aggregate exchange value of all such holders' shares of PSB Common Stock ("Total Available Cash"). For illustrative purposes only (and disregarding the treatment of fractional shares of FCFG Common Stock), a holder of 1,000 shares of PSB Common Stock who has elected to receive 45% of the exchange value of such shares in the form of cash and 55% of the exchange value of

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         such shares in the form of FCFG Common Stock would receive $20,700 plus
         1,100 shares of FCFG Common Stock, assuming for purposes of this illustration only that (1) PSB's per share Book Value determined in accordance with Section 2.3.1 is $23.00, (2) FCFG's per share Book
         Value determined in accordance with Section 2.3.2 is $11.74, and (3) neither PSB nor FCFG experiences a net loss as specified in Section
         2.3.3 [i.e., cash of $20,700 because 450 times 200% of $23.00 equals
         $20,700; and 1,100 shares of FCFG Common Stock because 550 times 200% of $23.00 results in an aggregate exchange value of $25,300, and such aggregate exchange value divided by 196% of $11.74 equals 1,100 shares]. The amount of cash to be received in this illustration may be subject to adjustment, however, depending on the Total Available Cash.

              2.3.5. ELECTION PROCEDURES. Each holder of shares of PSB Common Stock as of the record dated fixed for the meeting of shareholders to consider and vote upon this Agreement (except Mandatory Cash Recipients) will be entitled to make an election to receive (a) cash,
         (b) FCFG Common Stock, or (c) a combination of cash and FCFG Common Stock. Such election will be made in writing on an election form provided by PSB and satisfactory to FCFG, will be hand delivered or promptly addressed and mailed to FCFG at its main office, U.S. mail, postage prepaid, will bear a postmark on or before five Business Days after the PSB shareholder meeting called for the purpose of approving this Agreement. In the event that a holder of PSB Common Stock fails to make a timely election, such holder will be deemed to have made an election to receive cash except as otherwise provided in Section 2.3.6(b)(i). An election form may be revoked or changed by the person submitting such form by substitution with another properly executed election form before the deadline for making an election; provided, however, that the board of directors of PSB, or its designee, will have reasonable discretion to determine when any election, modification or revocation has been properly made. In all other cases, an election will be irrevocable unless changed in writing with the consent of the board of directors of PSB and with the concurrence of the board of directors of FCFG.

              2.3.6. ALLOCATION OF CONSIDERATION TO BE PAID. Cash payable to holders of shares of Common Stock will be allocated as follows:

              (a) Insufficient Cash for Mandatory Cash Recipients. In the event that the total amount of cash payable to all Mandatory Cash Recipients pursuant to this Section 2.3 exceeds the Total Available Cash, the Total Available Cash will be allocated among the Mandatory Cash Recipients in the following order of priority: first, to holders who vote against the Merger (but only with respect to shares so voted); second, to pay for fractional shares of FCFG Common Stock to which holders of PSB Common Stock would otherwise be entitled; third, to holders who are Non-Residents; and fourth, to each other holder who owns fewer than 200 shares of PSB Common Stock.

              (b) Insufficient Cash for Eligible Holders. If Eligible Holders elect (or are deemed to have elected in accordance with Section 2.3.5) to receive cash in an aggregate amount that exceeds the Net Cash Amount (such excess to be referred to as the "Excess Amount"), then the following will occur:

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
                    (i) Those holders of shares of PSB Common Stock who failed to make an election in a timely manner in accordance with Section
              2.3.5 will be deemed to have elected only to receive FCFG Common Stock for their shares of PSB Common Stock;

                    (ii) The cash payable to Eligible Holders (other than those holders referenced in Section 2.3.6(b)(i)) will be reduced by the Excess Amount, and the reduction will be effected pro rata among such Eligible Holders based upon the respective number of shares of PSB Common Stock with respect to which such Eligible Holders elected to receive cash; and

                    (iii) The number of shares of FCFG Common Stock to be
              received by Eligible Holders (other than those holders referenced in Section 2.3.6 (b)(i)) will be increased until the aggregate exchange value of such shares is increased by the Excess Amount, and the increase will be effected pro rata among such Eligible Holders based upon the respective number of shares of PSB Common Stock with respect to which such Eligible Holders elected to receive cash.

              (c) Excess Cash for Eligible Holders. If Eligible Holders elect (or are deemed to have elected in accordance with Section 2.3.5) to receive cash in an aggregate amount that is less than the Net Cash Amount (the difference between such amounts to be referred to as the "Shortfall Amount"), then the following will occur:

                    (i) The cash payable to such Eligible Holders will be increased by the Shortfall Amount, and the increase will be effected pro rata among such Eligible Holders based upon the respective number of shares of PSB Common Stock with respect to which such Eligible Holders elected to receive cash; and

                    (ii) The number of shares to be received by such Eligible Holders will be reduced until the aggregate exchange value of such shares is reduced by the Shortfall Amount, and the reduction will be effected pro rata among such Eligible Holders based upon the respective number of shares of PSB Common Stock with respect to which such Eligible Holders elected to receive cash.

              2.3.7. FRACTIONAL SHARES. No fractional shares of FCFG Common Stock will be issued to any holder of PSB Common Stock, but any holder of PSB Common Stock otherwise entitled to receive such a fractional share will receive payment in cash for such fractional share in an amount equal to the product determined by multiplying such fraction by the per share exchange value of FCFG Common Stock determined in accordance with Section 2.3.2.

              2.3.8. OPTIONS. All PSB Options outstanding as of the Effective Date shall terminate at Closing, except that all PSB Options held by an individual who will be an Initial Officer or Initial Director will vest at Closing, and each such individual shall be

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         entitled to receive, in exchange for all of his or her PSB Options,
         FCFG Options to purchase that number of FCFG Common Stock shares to which such individual would have been entitled pursuant to this Section 2 if such individual had exercised such PSB Options immediately prior to Closing and elected to receive FCFG Common Stock in connection with the Merger. All such FCFG Options received by Initial Officers or Initial Directors shall have expiration dates that are the same as the expiration dates of the PSB Options exchanged pursuant to this Section.

              2.3.9. CERTIFICATES.

              (a) Surrender of Certificates. Until surrendered to an agent designated by FCFG and PSB to effect the exchange of PSB Common Stock for FCFG Common Stock or cash (the "Exchange Agent"), together with a properly completed and executed form of transmittal letter, each certificate evidencing PSB Common Stock (other than Dissenting Shares) will, on and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive FCFG Common Stock or cash in accordance with the provisions of this Section
         2.3. Until any such certificate evidencing PSB Common Stock is so surrendered, the holder of such PSB Common Stock will not have any right to receive any certificates evidencing FCFG Common Stock or cash in lieu of fractional shares.

              (b) Issuance of Certificates in Other Names. If any certificate evidencing FCFG Common Stock is to be issued in a name other than that in which the certificate(s) for PSB Common Stock surrendered in exchange is registered, it will be a condition of such exchange that the person requesting the exchange will establish the right to receive such certificate evidencing FCFG Common Stock and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate in a name other than registered holder of the certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

              (c) Lost, Stolen, and Destroyed Certificates. The Exchange Agent will be authorized to issue FCFG Common Stock for any PSB Common Stock certificate that has been lost, stolen or destroyed, upon the Exchange Agent's receipt of satisfactory evidence of ownership of the PSB Common Stock represented by the missing certificate, and after appropriate indemnification.

              (d) Rights to Dividends and Distributions. After the Effective Date, no holder of a certificate evidencing shares of PSB Common Stock will be entitled to receive any dividends or other distributions otherwise payable to holders of record of FCFG Common Stock on any date subsequent to the Effective Date unless such holder is entitled to receive FCFG Common Stock and unless such holder has surrendered such holder's certificates evidencing shares of PSB Common Stock in exchange for FCFG Common Stock; provided, however, that such surrender will not deprive such holder of any dividends or distributions to which such holder is entitled as a record holder of PSB Common Stock as of a date prior to such surrender. Upon surrender of such certificates,

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         there will be paid to the holder so surrendering such certificates the amount, without interest, of any cash dividends and any other distributions that have been distributed subsequent to the Effective Date on the whole number of shares of FCFG Common Stock into which such PSB Common Stock was converted at the Effective Date.

              (e) Checks in Other Names. If any check for cash in lieu of fractional shares is to be issued in a name other than that in which the certificate(s) for PSB Common Stock surrendered in exchange is registered, it will be a condition of such exchange that the person requesting the exchange will establish the right to receive such cash and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such check in a name other than registered holder of the certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

              2.3.10. PAYMENT TO DISSENTING SHAREHOLDERS. Each outstanding Dissenting Share shall be converted into the rights provided by RCW 30.49.090.

         2.4. ALTERNATIVE STRUCTURES. In its sole discretion, within 30 days of the execution of this Agreement and subject to the conditions set forth below, FCFG may elect to consummate the transactions contemplated by this Agreement by means other than the Merger and the related provisions of Section 2.3; provided, however, that the type and aggregate amount of consideration set forth in
Section 2.3 will not be modified, and the tax consequences to PSB and its shareholders will not be adversely affected, except by amendment of this Agreement consistent with Section 10. If FCFG elects a structural alternative pursuant to this Section, PSB will cooperate with and assist FCFG with any necessary amendment to this Agreement, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for FCFG, to obtain the necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

         2.5. LETTER OF TRANSMITTAL. FCFG will prepare a form of transmittal letter reasonably acceptable to PSB for use by shareholders holding PSB Common Stock. Certificates representing shares of PSB Common Stock must be delivered for payment in the manner provided in the form of transmittal letter. The form of transmittal letter will be mailed to shareholders on or about the Effective Date.

         2.6. UNDELIVERED CERTIFICATES. If outstanding certificates for PSB Common stock are not surrendered or the payment for them is not claimed prior to a date when such payments would otherwise escheat or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property or any other applicable law, become the property of FCFG (and to the extent not in its possession shall be paid over to FCFG), free and clear of all claims or interests of any person previously entitled to such items. Notwithstanding the foregoing, neither FCFG nor any party to this Agreement will be liable to any holder of PSB Common Stock for any amount paid to any governmental unit or agency having jurisdiction over any such unclaimed items pursuant to the abandoned property or other

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applicable law of such jurisdiction, and no interest will be borne on amounts owed to shareholders for shares of PSB Common Stock.

                                   SECTION 3.
                           CLOSING OF THE TRANSACTION

         3.1. CLOSING. The Closing will occur on the Effective Date. Unless FCFG and PSB agree upon another date, the Effective Date will be the date five Business Days after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Section 6 of this Agreement; provided, however, that in no event shall the Effective Date occur earlier than (a) January 22, 1997, or (b) five Business Days following the end of any calendar month after January 22, 1997. If Closing does not occur on or prior to April 30, 1997 (the "Termination Date"), FCFG or PSB may terminate this Agreement in accordance with Section 8.

         3.2. EVENTS OF CLOSING. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party, in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or prior to the Effective Date, then no Transaction will occur unless the adversely affected party (i) waives the default, or (ii) elects to proceed while reserving rights arising due to the default.

         3.3. PLACE OF CLOSING. Unless FCFG and PSB agree otherwise, the Closing will occur at the Lacey offices of FCFG at 10:00 a.m. on the Effective Date, or such other time during normal business hours as FCFG and PSB may fix.

                                   SECTION 4.
                         REPRESENTATIONS AND WARRANTIES

         4.1. REPRESENTATIONS AND WARRANTIES OF PSB AND FCFG. Subject to Section
4.2 and except as expressly set forth in Schedule 3, FCFG and the Bank each represent and warrant to PSB, and PSB represents and warrants to FCFG and the Bank, that:

              4.1.1. CORPORATE ORGANIZATION AND QUALIFICATION. It is a corporation (or, in the case of the Bank and PSB, a banking corporation) duly organized and validly existing under the laws of the State of Washington, and its activities do not require it to be qualified in any foreign jurisdiction; it has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted; the locations of each of its offices are set forth in Schedule 1; and it has made available to the other parties to this Agreement a complete and correct copy of its articles of incorporation and bylaws, each as amended to date and currently in full force and effect.

              4.1.2. SUBSIDIARIES. Schedule 4 lists all of its subsidiaries as of the date of this Agreement and the percent of its stock-ownership of such subsidiaries; each of its

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         subsidiaries that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act ("FDIA"), and applicable regulations under the FDIA, having its deposits insured by the FDIC, subject to applicable FDIC coverage limitations; each of its subsidiaries is either a commercial bank or a corporation duly organized and validly existing under the laws of the State of Washington, and is duly qualified to do business and in good standing in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification; and each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

              4.1.3. CAPITAL STOCK.

              (a) FCFG. In the case of the representations and warranties made by FCFG: The authorized capital stock of FCFG consists of ten million two hundred thousand (10,200,000) shares divided into two classes: ten million (10,000,000) shares of common stock, par value $2.50 per share (the "FCFG Common Stock"), 1,696,507 shares of which are issued and outstanding; and two hundred thousand (200,000) shares of blank-check preferred stock, no par value, none of which is outstanding (the "FCFG Preferred Stock"); there are outstanding under the stock option plans identified in Schedule 5 (the "FCFG Stock Plans") options or rights to acquire not more than an aggregate of 374,159 shares of FCFG Common Stock (subject to adjustment on the terms set forth in the FCFG Stock Plans); FCFG has no shares of FCFG Common Stock reserved for issuance other than the shares reserved for issuance under the FCFG Stock Plans, and has no shares of FCFG Preferred Stock reserved for issuance; all of the outstanding shares of FCFG Common Stock have been duly authorized and validly issued and are fully paid and nonassessable; all of the outstanding shares of capital stock of each of FCFG's subsidiaries owned by FCFG or a subsidiary of FCFG have been duly authorized and validly issued and are fully paid and nonassessable except to the extent provided by RCW 30.12.180, and are owned by FCFG or a subsidiary of FCFG free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Liens"); and except as set forth in this Agreement or in the FCFG Stock Plans, there are no shares of capital stock of FCFG authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of FCFG or any of its subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of FCFG or any of its subsidiaries (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, voting or transfer of such stock or securities).

              (b) PSB. In the case of the representations and warranties made by PSB: The authorized capital stock of PSB consists of Five Hundred Thousand (500,000) shares of common stock, par value $1.00 per share (the "PSB Common Stock"), [196,316] shares of which are issued and outstanding; there were outstanding under the PSB Stock Plans; options or rights to acquire not more than an aggregate of 51,672 shares of PSB Common

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         Stock (subject to adjustment on the terms set forth in the PSB Stock
         Plans); PSB has no shares of PSB Common Stock reserved for issuance other than the shares reserved for issuance under the PSB Stock Plans; all of the outstanding shares of PSB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable except to the extent provided by RCW 30.12.180; all of the outstanding shares of capital stock of each of PSB's subsidiaries owned by PSB or a subsidiary of PSB have been duly authorized and validly issued and are fully paid and nonassessable, and are owned by PSB or a subsidiary of PSB free and clear of all Liens; and except as set forth in this Agreement or in the PSB Stock Plans, there are no shares of capital stock of PSB authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of PSB or any of its subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of PSB or any of its subsidiaries (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities).

              4.1.4. CORPORATE AUTHORITY. It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, in the case of PSB and the Bank, subject only to the approval by its shareholders of the plan of merger contained in this Agreement to the extent required by RCW 30.49 to consummate the transactions contemplated by this Agreement; and this Agreement is a valid and legally binding agreement of it, enforceable in accordance with the terms of this Agreement.

              4.1.5. GOVERNMENTAL FILINGS; NO VIOLATIONS.

              (a) Filings. Other than the Regulatory Approvals, and other than as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Exchange Act, the Securities Act, state securities and "Blue Sky" laws, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated by this Agreement.

              (b) Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of any of the transactions contemplated by this Agreement will not, constitute or result in (i) a material breach or violation of, or a default under, its articles of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a material breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order,

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         award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts. Schedule 6 contains a list of all consents of third parties required under any Contracts to be obtained by it or its subsidiaries prior to consummation of the Merger.

              4.1.6 REPORTS AND FINANCIAL STATEMENTS.

              (a) Filing of Reports. With respect to periods since January 1, 1992, each of it and its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect to such reports and statements, that it was required to file with (i) the SEC, (ii) the Federal Reserve, (iii) the FDIC, (iv) the Department, and (v) any other applicable federal or state banking, insurance, securities, or other regulatory authorities, and, as of their respective dates (and, in the case of reports or statements filed prior to the date of this Agreement, without giving effect to any amendments or modifications filed after the date of this Agreement), each such report or statement, including the related financial statements and exhibits, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all material respects with all applicable statutes, rules and regulations.

              (b) Delivery to Other Parties of Reports. It has delivered to the other parties to this Agreement, a copy of each registration statement, offering circular, report, definitive proxy statement or information statement under the Securities Act, the Exchange Act, and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by it with respect to periods since January 1, 1992 through the date of this Agreement, and will promptly deliver to such other parties each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date of this Agreement (collectively, its "Reports"), each in the form (including related exhibits and amendments) filed with the SEC (or if not so filed, in the form used or circulated).

              (c) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated prior to the date of this Agreement complied (and each of the Reports filed after the date of this Agreement will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

              (d) Financial Statements. Each of its balance sheets included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated financial

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         position of it and its subsidiaries as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and stockholders' equity included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth in such statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, except as may be noted in such statements.

              (e) Loan and Lease Losses. Its Executive Officers know of no reason why the provision for loan and lease losses shown in the consolidated balance sheet included in the Subsequent PSB Financial Statements for the quarter ended June 30, 1996 was not adequate as of such date to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio.

              4.1.7. ASSET CLASSIFICATION. Schedule 7 sets forth a list, accurate and complete in all material respects except as otherwise expressly noted in such Schedule, of the aggregate amounts of loans, extensions of credit and other assets of it and its subsidiaries that have been criticized or classified as of the Pricing Date by it, separated by category of classification or criticism (the "Asset Classification"); and, except as shown on Schedule 7, no amounts of loans, extensions of credit or other assets that have been classified or criticized as of such date by any representative of any Governmental Entity as "Other Loans Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it or its subsidiaries prior to the date of this Agreement.

              4.1.8. ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in its Financial Statements, since December 31, 1995, it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses, and there has not been any change or development or combination of changes or developments that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it.

              4.1.9. PROPERTIES. Except as disclosed or reserved against in its Financial Statements or in Schedule 8, it and its subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits) to all of the material properties and assets, tangible or intangible, reflected in its Reports as being owned by it or its subsidiaries as of the date of this Agreement; to the knowledge of its Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis and are held under leases or subleases by it or its subsidiaries are held under valid leases or subleases, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles); and Schedule 1

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         lists all existing branches and offices of the respective parties to this Agreement, and all new branches or offices for which application has been made.

              4.1.10. COMPLIANCE WITH LAWS. Except as disclosed in Schedule 9, it and each of its subsidiaries:

              (a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination;

              (b) has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies (including the Federal Reserve) that are required in order to permit it or such subsidiary to carry on its business as it is presently conducted;

              (c) has received since January 1, 1992 no notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or its staff (i) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Entity enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the knowledge of its Executive Officers, do any grounds for any of the foregoing exist); and

              (d) is not required to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive.

              4.1.11. LITIGATION. Except as disclosed in its Financial Statements or in Schedule 9, there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any person (including any Governmental Entity) pending or, to the knowledge of its Executive Officers, threatened, against it or any of its subsidiaries (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination); and neither it nor any of its subsidiaries (nor any officer, director, controlling person or property of it or any of its subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it or of its subsidiaries, and neither it nor any of its

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         subsidiaries has been advised by any such Governmental Entity that such
         Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

              4.1.12. TAXES. All federal, state and local Tax returns, including all information returns, required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed, and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. Except as disclosed in its Financial Statements, all taxes attributable to it or any of its subsidiaries that are or were due or payable (without regard to whether such taxes have been assessed) have been paid in full or have been adequately provided for in its Financial Statements in accordance with GAAP; adequate provision in accordance with GAAP has been made in its Financial Statements relating to all Taxes for the periods covered by such Financial Statements that were not yet due and payable as of the dates of this Agreement, regardless of whether the liability for such Taxes is disputed; as of the date of this Agreement and except as disclosed in its Financial Statements, there is no outstanding audit examination, deficiency, refund litigation or outstanding waiver or agreement extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its subsidiaries; all Taxes with respect to completed and settled examinations or concluded litigation relating to it or any of its subsidiaries have been paid in full or have been recorded on its Financial Statements (in accordance with GAAP); neither it nor any of its subsidiaries is a party to a Tax sharing or similar agreement or any agreement pursuant to which it or any of its subsidiaries has indemnified any party (other than it or one of its subsidiaries) with respect to Taxes; and the proper and accurate amounts have been withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for such purposes) for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

              4.1.13. INSURANCE. Each of it and its subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters (other than matters arising in connection with, and the transactions contemplated by, this Agreement) that are known to it. Schedule 10 to this Agreement contains a list of all directors' and officers' liability insurance policies and other material insurance policies maintained by it or its subsidiaries.

              4.1.14. LABOR MATTERS. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any material proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain

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         with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its subsidiaries pending or, to the knowledge of its Executive Officers, threatened, nor are its Executive Officers aware of any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

              4.1.15. EMPLOYEE BENEFITS.

              (a) Schedule 11 sets forth a list, as of the date of this Agreement, of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all material employment or severance contracts and all other material employee benefit plans that cover employees or former employees of it and its subsidiaries (its "Compensation Plans"); and true and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering current or former employees or directors of it or its subsidiaries (its "Employees"), including Plans and related amendments, have been made available to the other parties to this Agreement.

              (b) All of its Plans covering Employees (other than "multi-employer plans" within the meaning of Section 3(37) or 4001(a)(3) of ERISA), to the extent subject to ERISA, are in substantial compliance with ERISA; each of its Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and that is intended to be qualified under
         Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter; there is no pending or, to the knowledge of its Executive Officers, threatened litigation relating to its Plans; and neither it nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject it or any of its subsidiaries to a Tax or penalty imposed by either
         Section 4975 of the Code or Section 502(i) of ERISA.

              (c) No liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with it under Section 4001 of ERISA or
         Section 414 of the Code (an "ERISA Affiliate"); it and its subsidiaries and ERISA Affiliates have not incurred and do not expect to incur any material withdrawal liability with respect to a multi-employer plan under Subtitle I of Title IV of ERISA (regardless of whether based on contributions of ERISA Affiliates), nor has it or any of its subsidiaries or ERISA Affiliates been notified by any multi-employer plan to which it or any of its subsidiaries or ERISA Affiliates is contributing, or may be obligated to contribute, that such multi-employer plan is currently

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         in reorganization or insolvency under and within the meaning of Section
         4241 or 4245 of ERISA or that such multi-employer plan intends to terminate or has been terminated under Section 401(k) of ERISA; no notice of a "reportable event" within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date of this Agreement; and neither it, its subsidiaries nor any of their respective ERISA Affiliates has incurred or is aware of any facts that are reasonably likely to result in any liability pursuant to Sections 4069 or 4204 of ERISA.

              (d) All material contributions required to be made by it and its subsidiaries under the terms of any of its Plans have been timely made or have been reflected in its Financial Statements; neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA; and none of it, its subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single- employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code, Section 412(f)(3) of the Code or Sections 306, 307 or 4204 of ERISA.

              (e) Under each of its and its ERISA Affiliates' Pension Plans that is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then-current value of the assets of such Pension Plan, and to the knowledge of its Executive Officers, there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year that reasonably could be expected to change such conclusion; and there would be no withdrawal liability of it and its subsidiaries under each Plan that is a multi-employer plan to which it, its subsidiaries or it ERISA Affiliates has contributed during the preceding 12 months, if such withdrawal liability were determined as if a "complete withdrawal," within the meaning of Section 4203 of ERISA, had occurred as of the date of this Agreement.

              (f) Except as disclosed in its Financial Statements, neither it nor any of its subsidiaries has any obligations for retiree health and life benefits.

              (g) There are no restrictions on the rights of it or its subsidiaries to amend or terminate any Plan without incurring any liability under such Plan in addition to normal liabilities for benefits.

              (h) Except as disclosed in its Financial Statements or as provided in this Agreement, the transactions contemplated by this Agreement and the Stock Plans will not result in the vesting or acceleration of any amounts under any Compensation Plan, any

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         material increase in benefits under any Compensation Plan or payment of any severance or similar compensation under any Compensation Plan.

              4.1.16. ENVIRONMENTAL MATTERS.

              (a) To the knowledge of its Executive Officers, it and each of its subsidiaries and the Subject Property are, and have been, in compliance with all Environmental Laws and there are no circumstances that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

              (b) To the knowledge of its Executive Officers, there are no pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any of its subsidiaries or any Subject Property relating to:

                      (i) an asserted liability of it or any of its subsidiaries or any prior owner, occupier or user of Subject Property under any Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any Environmental Law;

                      (ii) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

                      (iii) the actual or threatened discharge, release or
              emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                      (iv) personal injuries or damage to property related to or arising out of exposure to Hazardous Substances;

         and, to the knowledge of its Executive Officers, there is no reasonable basis for any of the foregoing.

              (c) To the knowledge of its Executive Officers: there are no storage tanks underground or otherwise present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all Environmental Laws; with respect to any Subject Property, it and its subsidiaries do not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, or any asbestos or asbestos-containing material; and no Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except for those types and quantities of Hazardous Substances typically used in an office environment and that have not created conditions requiring remediation under any Environmental Law.

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
              (d) To the knowledge of its Executive Officers and except for the investigation or monitoring by the Environmental Protection Agency or similar state agencies in the ordinary course, no part of the Subject Property has been or is scheduled for investigation or monitoring pursuant to any Environmental Law.

              4.1.17. MATERIAL AGREEMENTS.

              (a)     Without giving effect to the second proviso of Section
         4.2.1 and to Section 4.2.2, except for the Stock Plans and arrangements made after the date and in accordance with the terms of this Agreement, it and its subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that is to be performed after the date of this Agreement and has not been filed with or incorporated by reference in its Reports or set forth in Schedule 12.

              (b) Neither it nor any of its subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument.

              4.1.18. KNOWLEDGE AS TO CONDITIONS. Its Executive Officers know of no reason why the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction that is reasonably likely to have a Material Adverse Effect with respect to it or the Combined Bank, or the opinion of the tax experts referred to in Section 6.2.10.

              4.1.19. BROKERS AND FINDERS. Neither it, its subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated in this Agreement.

         4.2. EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES.

              4.2.1. DISCLOSURE OF EXCEPTIONS. Each exception set forth in a Schedule shall only be deemed disclosed for purposes of the representations and warranties referenced in such exception; provided, however, that (a) no such exception is required to be set forth in a
         Schedule if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 6.2.1, and (b) the mere inclusion of an exception in a Schedule shall not be deemed an admission by a party that such exception represents a material fact, event or circumstance or would result in a Material Adverse Effect with respect to that party.

              4.2.2. NATURE OF EXCEPTIONS. No representation or warranty contained in Section 4.1 shall be deemed untrue or incorrect, and no party to this Agreement shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all similar facts, circumstances or events, would not, or, in the case of

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         Section 4.1.11, is not reasonably likely to, have a Material Adverse
         Effect with respect to such party.

                                   SECTION 5.
                            CONDUCT AND TRANSACTIONS
                                PRIOR TO CLOSING

         5.1. CONDUCT OF PSB'S BUSINESS PRIOR TO CLOSING. PSB covenants that, prior to Closing:

              5.1.1. AVAILABILITY OF PSB'S BOOKS, RECORDS AND PROPERTIES.

              (a) The books, records, properties, contracts and documents of PSB will be available at all reasonable times to FCFG and its counsel, accountants and other representatives; such items will be open for inspection, audit and direct verification of loan or deposit balances, collateral receipts and such other transactions or documentation as FCFG deems reasonably relevant to the Transaction; and PSB will cooperate fully in such inspection and audit, and will make available all information required by or on behalf of FCFG.

              (b) Upon request by FCFG, PSB will request that any third parties involved in the preparation or review of the PSB Financial Statements or Subsequent PSB Financial Statements disclose to FCFG the work papers or any similar materials related to such financial statements.

              5.1.2. ORDINARY AND USUAL COURSE. Without the prior written consent of FCFG, PSB will conduct its business only in the ordinary and usual course and will not do any of the following:

              (a) Effect any stock split or other recapitalization with respect to PSB Common Stock; issue, pledge or encumber in any way any shares of such capital stock; or grant any option or other right to shares of such capital stock.

              (b) Declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to PSB Common Stock.

              (c) Encumber or dispose of assets or make any commitment with respect to assets other than in the ordinary and usual course of business.

              (d) Solicit or accept deposit accounts of a different type from accounts previously accepted by PSB or at rates materially in excess of rates previously paid by PSB, except to reflect changes in prevailing interest rates, or incur any indebtedness greater than $5,000.

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
              (e) Acquire an ownership interest or a leasehold interest in any real property, whether by foreclosure or otherwise, without making an appropriate environmental evaluation in advance of obtaining such interest and without providing to FCFG such evaluation and at least 30 days' advance written notice of the acquisition.

              (f) Except as otherwise required by the PSB Board Duty, enter into or recommend the adoption by PSB's shareholders of any agreement involving a possible merger or other business combination or asset sale by PSB not involving the Transaction.

              (h) Enter into or terminate any contracts (including real property leases) with a term of one-year or more, except for PSB's contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (i) entered into in the ordinary and usual course of business, (ii) consistent with past practices, and
         (iii) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest.

              (i) Enter into or amend any contract (other than contracts for deposits at the Bank or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by it of more than $25,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less.

              (j) Sell any securities, whether held for investment or sale, other than in the ordinary course of business, or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain realized from all sales after the date of this Agreement would be more than $50,000, or transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity.

              (k) Amend its articles or bylaws or convert its charter or form of entity.

              (l) Implement or adopt any material changes in its operations policies and procedures, unless the changes are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, and regulatory policies.

              (m) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required (i) by GAAP, or
         (ii) to take advantage of any beneficial tax or accounting methods.

              (n) Enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business, except for expenses reasonably related to completion of the Transaction contemplated by this Agreement, which expenses shall not exceed $50,000.

              5.1.3. CONDUCT REGARDING REPRESENTATIONS AND WARRANTIES. PSB will not do or cause to be done anything that would cause any representation or warranty in Section

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
         4.1 to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by FCFG.

              5.1.4. MAINTENANCE OF PROPERTIES. PSB will maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

              5.1.5. PRESERVATION OF BUSINESS ORGANIZATION. PSB will use all reasonable effort to:

              (a)    Preserve its business organization.

              (b)    Retain the services of present management.

              (c) Preserve the goodwill of suppliers, customers and others with whom PSB has business relationships.

              (d) Obtain for FCFG, within 30 days after execution of this Agreement, the agreements required by Section 7.

              5.1.6. SENIOR MANAGEMENT. Without the prior written consent of FCFG, PSB will not make any change with respect to present management personnel having the rank of vice-president or higher.

              5.1.7. COMPENSATION. PSB will not permit any increase in the current or deferred compensation payable or to become payable by PSB to any of its directors, officers, employees, agents or consultants other than normal increments in compensation in accordance with PSB's established policies with respect to the timing and amounts of such increments. Without the prior written approval of FCFG, PSB will not execute or deliver (or commit to execute or deliver) any employment agreement with any party not terminable upon two weeks' notice and without expense.

              5.1.8. UPDATE OF FINANCIAL STATEMENTS. PSB will deliver Subsequent PSB Financial Statements to FCFG, as soon as possible and not later than thirty (30) days following the end of each relevant period. The Subsequent PSB Financial Statements:

              (a)    will be prepared from the books and records of PSB.

              (b) will present fairly the financial position and operating results of PSB at the times indicated and for the periods covered.

              (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments.

              (d) will reflect all liabilities, contingent or otherwise, of PSB on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

              5.1.9. AUDIT OF FINANCIAL STATEMENTS. To the extent necessary to satisfy regulatory requirements in connection with the solicitation of proxies from its stockholders, PSB will furnish audited statements of financial condition and related statements of income changes in cash flows and stockholder equity for the years ended December 31, 1993 and 1994.

              5.1.10. NO SOLICITATION. Neither PSB nor any of its officers or directors, directly or indirectly, will solicit, encourage, entertain, or facilitate any other proposals or inquiries for an acquisition of the shares or assets of PSB or enter into discussions concerning any such acquisition, except as otherwise required by the PSB Board Duty. No such party will make available to any person not affiliated with PSB any information about its business or organization that is not either routinely made available to the public generally or required by the PSB Board Duty.

              5.1.11. STATUS OF TITLE/LEASEHOLD INTERESTS. PSB will provide FCFG with title reports issued by a title insurance company reasonably satisfactory to FCFG, showing unencumbered fee simple title or vendee's interest to all real Property owned by PSB, other than other real estate owned, and unencumbered leasehold interests in all real Property leased by PSB, and containing only such exceptions, reservations and encumbrances as may be consented to in writing by FCFG or may be consistent with Section 4.1.9 (without reference to any exceptions that may be set forth in Schedule 8). PSB will also provide to FCFG copies of existing title policies held in its files, unless PSB has reason to know of subsequent changes affecting such policies or unless FCFG expressly requests an updated policy for any specific piece of property.

              5.1.12. REVIEW OF LOANS. Immediately after the signing of this Agreement, PSB will permit FCFG to update its examination of PSB's loans to determine credit quality and the adequacy of PSB's allowance for loan losses. A designated representative of FCFG will review proposed investments or sale of investments and proposed loans or loan renewals, other than loans less than $50,000 and Residential Mortgage Loans. Loans made by PSB following disapproval by the review representative of FCFG will be, if requested by FCFG, purchased from PSB by the directors of PSB at or prior to Closing. Investments made after disapproval by the representative of FCFG will at FCFG's request be purchased from PSB by the directors of PSB at or prior to Closing. Disapprovals by FCFG's designated representative will be in writing within 48 hours of presentation of proposed loans, loan renewals, sale or purchase of investments. Purchase of loans and investments by the directors of PSB at or prior to Closing will be at par with appropriate accruals, collateral and other elements of the loans or investments.

         5.2. REGISTRATION STATEMENT.

              5.2.1. PREPARATION OF REGISTRATION STATEMENT. FCFG and PSB contemplate that a Registration Statement on Form S-4 (the "Registration Statement") will be filed by FCFG with the SEC under the Securities Act for registration of the FCFG Common Stock to be issued in connection with the Transaction and that the parties will prepare a related prospectus/proxy statement to be mailed to the shareholders of PSB (together with any amendments and supplements to such prospectus/proxy statement, the "Prospectus/Proxy Statement"). The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their best efforts to (a) file the Registration Statement with the SEC within 45 days following the date on which this Agreement is executed, and (b) obtain the clearance of the SEC, any appropriate state securities regulators, and any other required regulatory approvals, to issue such Prospectus/Proxy Statement. Without limiting the generality of the foregoing, nothing will be contained in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by such party, which approval will not be unreasonably withheld.

              5.2.2. SUBMISSION TO SHAREHOLDERS.

              (a) PSB will submit the Prospectus/Proxy Statement to, and will use its best efforts in good faith to obtain the prompt approval of the Prospectus/Proxy Statement by, all applicable regulatory authorities. PSB will provide copies of such submissions for review by FCFG.

              (b) PSB will promptly take the action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a shareholders meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement, such date to be the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to PSB shareholders without objection by the SEC or other Governmental Entities having jurisdiction with respect to proxy solicitation or other aspects of the Transaction, provided that PSB will have at least 30 days to solicit proxies. Except as otherwise required by law, the board of directors and officers of PSB will recommend to the shareholders of PSB that such shareholders approve the Transaction.

         5.3. SUBMISSION TO REGULATORY AUTHORITIES. Representatives of FCFG and the Bank will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions deemed necessary or desirable, in the opinion of their counsel, in order to consummate the Transaction. FCFG will provide copies of such applications for review by PSB. These are expected to include:

              (a) An application to or request for waiver from the Federal Reserve.

              (b) An application to the FDIC and related filings regarding the Merger.

              (c) An application to the Director and related filings regarding the Merger.

         5.4. ANNOUNCEMENTS. Without prior consultation with the other parties to this Agreement, neither PSB, FCFG nor the Bank will hold any press interview or conference or make any written announcements or statements to the public or to PSB's employees concerning the Transaction.

         5.5. CONSENTS. PSB, FCFG and the Bank each will use their best efforts to obtain the consent or approval of any person, organization or other entity whose consent or approval is required in order to permit FCFG, the Bank, and PSB to consummate the Transaction.

         5.6. FURTHER ACTIONS. The proper officers of FCFG, the Bank, and PSB, in the name and on behalf of those respective parties, will use their best efforts in good faith to make all such arrangements (including requesting accounting waivers), do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction promptly.

         5.7. NOTICE. PSB will provide FCFG and the Bank with prompt written notice of:

              (a) Any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to PSB.

              (b) The commencement of any proceeding against PSB by or before any court or governmental agency, individually or in the aggregate, that might have a Material Adverse Effect with respect to PSB.

              (c) Acquisition of an ownership or leasehold interest in any real property or, if other than in the ordinary and usual course of its business, any personal property.

         5.8. CONFIDENTIALITY. FCFG, the Bank, and PSB each will hold in confidence all nonpublic information obtained from the other in connection with the Transaction, other than information that is required by law to be disclosed, otherwise is available on a nonconfidential basis, or has become public without fault of the receiving party. If the Transaction is not completed, FCFG, the Bank and PSB each will return to the others all confidential documents obtained from them, and each agrees that it will not use any nonpublic information obtained pursuant to this Agreement or in connection with the Transaction.

         5.9. AFFILIATE LETTERS. No later than thirty (30) days following the execution and delivery of this Agreement, PSB will deliver to FCFG, after consultation with legal counsel, a list of names and addresses of those persons deemed to be "affiliates" of PSB with respect to the Merger within the meaning of SEC Rule 145. PSB will deliver, or cause to be delivered, to FCFG not later than the Effective Date, from each of the "affiliates" of PSB so identified, a letter dated as of the date of its delivery, in form satisfactory to FCFG.

         5.10. UPDATE OF FINANCIAL STATEMENTS. FCFG will deliver Subsequent FCFG Financial Statements to PSB, as soon as possible and not later than thirty (30) days following the end of each relevant period. The Subsequent FCFG Financial
Statements:

               (a) will be prepared from the books and records of FCFG.

               (b) will present fairly the financial position and operating results of FCFG at the times indicated and for the periods covered.

               (c) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments.

               (d) will reflect all liabilities, contingent or otherwise, of FCFG on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

         5.11. AVAILABILITY OF FCFG'S BOOKS, RECORDS AND PROPERTIES. FCFG will provide PSB with access to board and committee minutes and regulatory reports and correspondence of FCFG and the Bank.

         5.12. CONDUCT REGARDING REPRESENTATIONS AND WARRANTIES. FCFG will not do or cause to be done anything that would cause any representation or warranty in Section 4.1 to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by PSB.

                                   SECTION 6.
                            APPROVALS AND CONDITIONS

         6.1. REQUIRED APPROVALS. The obligations of the parties to this Agreement are subject to the approval of the Agreement and Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction.

         6.2. CONDITIONS TO OBLIGATIONS OF FCFG AND THE BANK. All obligations of FCFG and the Bank pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

               6.2.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of PSB contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true in all material respects as of such earlier date). PSB will have delivered to FCFG and the Bank its certificate to that effect, executed by an Executive Officer of PSB and dated as of Closing.

               6.2.2. COMPLIANCE. PSB will have performed and complied with all terms, covenants and conditions of this Agreement on or before Closing. PSB will have delivered to FCFG and the Bank its certificate to that effect, executed by an Executive Officer of PSB and dated as of Closing.

               6.2.3. NO MATERIAL ADVERSE EFFECT. There will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, having or potentially having a Material Adverse effect with respect to PSB, and the certificate of PSB referred to in Section 6.2.2 will so state.

               6.2.4. FINANCIAL CONDITION. The following will be true as of Closing, and the certificate of PSB referred to in Section 6.2.2 will so state:

               (a)    PSB Final Capital will not be less than the PSB Target
         Capital.

               (b) PSB's allowance for possible loan and lease losses will be adequate to absorb PSB's anticipated loan and lease losses and, in any case, will not be less than the greater of (i) $400,000 or (ii) an amount determined by Knight, Vale & Gregory by applying to each of PSB's loans FCFG's standard reserve factors.

               (c) The reserves set aside for the contingent liabilities reflected in the Subsequent PSB Financial Statements will be adequate to absorb all reasonably anticipated losses.

               6.2.5. NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

               6.2.6. EXECUTION OF ADDITIONAL AGREEMENTS. The agreements described in Section 7 will have been executed and delivered to FCFG and the Bank.

               6.2.7. APPROVAL BY COUNSEL. All actions, proceedings, instruments and documents required in connection with this Agreement, the Transaction, and all other related legal matters will have been approved by counsel for FCFG and the Bank.

               6.2.8. SCHEDULES AND EXHIBITS. The contracts, proceedings and other information that are set forth in summary form in the Schedules and the Exhibits will have been reviewed in detail and expressly accepted or otherwise acted upon by FCFG within 45 days after the date of this Agreement.

               6.2.9. CORPORATE AND SHAREHOLDER ACTION. The board of directors and shareholders of PSB will each have approved the Transaction.

               6.2.10. TAX OPINION. FCFG and the Bank will have obtained from Knight, Vale & Gregory, and delivered to PSB, an opinion addressed to PSB and in form and substance reasonably satisfactory to PSB and its counsel, to the effect that consummation of the Transaction in accordance with this Agreement will not result in a taxable event for PSB or FCFG, and otherwise will have each of the effects specified below:

               (a) The Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

               (b) Pursuant to the provisions of Section 354(a)(1) of the Code, no gain or loss will be recognized with respect to each stockholder of PSB who, pursuant to the provisions of Section 2, exchanges his or her shares of PSB Common Stock solely for shares of FCFG Common Stock.

               (c) The payment of cash to a PSB shareholder in lieu of a fractional share of FCFG Common Stock will be treated as a distribution in redemption of the fractional share interest, subject to the limitations of Section 302 of the Code.

               6.2.11. LEGAL OPINION. FCFG and the Bank will have obtained from Rothgerber, Appel, Powers & Johnson LLP, counsel for PSB, a legal opinion in the form of Exhibit A.

               6.2.12. AFFILIATE LETTERS. FCFG and the Bank will have received the affiliate list and letters specified in Section 5.9.

               6.2.13. REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of FCFG Common Stock to be issued to PSB shareholders pursuant to Section 2 will have become effective, and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall and remain in effect.

               6.2.14. CONSENTS. PSB will have obtained the consents listed in
         Schedule 6.

               6.2.15. PSB DIRECTORS TO SERVE ON COMBINED BANK BOARD. PSB will have identified two PSB directors who are satisfactory to FCFG and willing to serve on the Combined Bank's board of directors.

               6.2.16. SOLICITATION OF EMPLOYEES. Neither any member of the board of directors of PSB nor any entity with which any such director is affiliated will have solicited any employee of PSB, FCFG or the Bank with the intention of causing such employee to terminate his or her employment with PSB, FCFG or the Bank, as the case may be.

               6.2.17. PSB OPTIONS. The board of directors of PSB or any committee administering the PSB Stock Option Plan will have caused each PSB Option that is not exercised prior to the Effective Date or held by an individual who is entitled to receive FCFG Options pursuant to
         Section 2.3.8 to terminate as of the Effective Date.

               6.2.18. TERMINATION OF BENEFIT PLANS. The board of directors of PSB shall have taken all necessary action to terminate, as of the Effective Date, all Plans and other employee benefit arrangements (whether in written form or not) maintained by PSB solely for the benefit of its executive employees, except the Executive Supplemental Income Agreements with Messrs. Edwards, Johansen, Arthur, and Ms. Colleen Dorian.

               6.2.19. OTHER MATTERS. FCFG will have received such other opinions, certificates, and documents as FCFG may reasonably request in connection with this Agreement and the Transaction.

         6.3. CONDITIONS TO OBLIGATIONS OF PSB. All obligations of PSB pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

              6.3.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of FCFG and the Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true in all material respects as of such earlier date). FCFG and the Bank will have delivered to PSB their respective certificates to that effect, executed by duly authorized officers of FCFG and the Bank and dated as of Closing.

              6.3.2. COMPLIANCE. FCFG and the Bank each will have performed and complied with all terms, covenants and conditions of this Agreement on or before Closing. FCFG and the Bank will have delivered to PSB their respective certificates to that effect, executed by duly authorized officers of FCFG and the Bank and dated as of Closing.

              6.3.3. NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

              6.3.4. CORPORATE AND SHAREHOLDER ACTION. The board of directors of FCFG and the Bank, and the shareholder of the Bank, will each have approved the Transaction.

              6.3.5. TAX OPINION. The tax opinion specified in Section 6.2.10 will have been delivered to PSB.

              6.3.6. MATERIAL ADVERSE CHANGE. There will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, having or potentially having a Material Adverse effect with respect to FCFG, and the certificate of FCFG referred to in Section 6.3.2 will so state.

              6.3.7. REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of FCFG Common Stock to be issued to Shareholders pursuant to Section 2.2 and as described in Section 2.3 will have become effective, and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall remain in effect.

                                   SECTION 7.
                        DIRECTORS, OFFICERS AND EMPLOYEES

         7.1. DIRECTORS. Each of the directors of PSB who are appointed to the board of directors of the Combined Bank pursuant to Section 2.2.3 will enter into written agreements, in the form attached as Exhibit B, providing that for a period of three years after Closing, no such person will become involved, directly or indirectly, as a principal shareholder, director or officer of any financial institution that competes with FCFG, the Bank, PSB or any of their affiliates.

         7.2. KEY EMPLOYEES. Michael D. Edwards and the Bank will enter into an employment agreement in the form of Exhibit C. Each of the other PSB employees who are listed in Schedule 13 will be retained by the Bank in substantially the same position held at PSB prior to closing for one year following the Closing and shall be paid salaries that are generally comparable to the salaries received by such employees in connection with their employment by PSB, except that any such employee may be terminated at any time, with or without cause, by Michael D. Edwards or, if Edwards terminates his employment with the Bank without good reason or his employment is terminated by the Bank for cause, by the Bank.

         7.3. EMPLOYEE BENEFIT ISSUES.

              7.3.1 BENEFITS. FCFG and the Bank presently intend to allow current employees of PSB who are employed with the Combined Bank following consummation of the Transaction ("Continuing Employees") to participate in certain employee benefit plans and stock purchase plans in which employees of FCFG and the Bank currently participate. In connection with such participation, Continuing Employees will receive credit for prior service with PSB for purposes of determining eligibility and vesting. Subject to the foregoing, FCFG confirms to PSB its present intention to provide Continuing Employees with employee benefit programs in the aggregate generally not less favorable to such employees than those being provided to employees of FCFG.

              7.3.2. TRANSFER OR MERGER OF GROUP PLAN. Unless prior to Closing participants in the ESOP have elected to terminate the ESOP, the ESOP shall be merged into the FCFG-KSOP at Closing.

              7.3.3. NO CONTRACT CREATED. Nothing in this Agreement will give any employee of PSB a right to continuing employment, except as provided in Exhibit C.

                                   SECTION 8.
             TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION

         8.1. TERMINATION. This Agreement and the Transaction may be terminated at any time before Closing, whether before or after applicable approval of this Agreement by the shareholders of PSB, as follows:


              8.1.1. MUTUAL CONSENT. By mutual consent of the parties to this Agreement, provided that the board of directors of each such party so determines by a vote of a majority of the members of the entire Board.

              8.1.2. CONDITIONS TO OBLIGATIONS OF FCFG/BANK NOT MET. By the board of directors of FCFG and the Bank if, by April 30, 1997, any of the conditions set forth in Sections 6.1 and 6.2 has not been satisfied.

              8.1.3. CONDITIONS TO OBLIGATIONS OF PSB NOT MET. By the board of directors of PSB, if, by April 30, 1997, any of the conditions set forth in Sections 6.1 and 6.3 has not been satisfied.

              8.1.4. BOOK VALUE OF FCFG COMMON STOCK. By the board of directors of PSB if the per share Book Value of FCFG Common Stock as of the Pricing Date, determined in accordance with GAAP, is less than $11.38.

              8.1.5. BOOK VALUE OF PSB COMMON STOCK. By the board of directors of FCFG if the per-share Book Value of PSB Common Stock as of the Pricing Date, determined in accordance with GAAP, is less than $22.60.

              8.1.6. ADJUSTMENTS TO ALLOWANCE. By the board of directors of PSB if (i) the amount computed in accordance with Section 6.2.4(b)(ii) is greater than the amount that Knight, Vale & Gregory have determined (based upon the application of PSB's standard reserve factor) to be adequate to absorb PSB's anticipated loan and lease losses and (ii) FCFG has not waived compliance with Section 6.2.4(b)(ii).

         8.2. COST ALLOCATION UPON TERMINATION. In connection with the termination of this Agreement pursuant to Section 8.1, PSB, FCFG and the Bank each will pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to any other party; provided, however, that upon unilateral termination of this Agreement as a result of the Fault of any party to this Agreement, the party at fault will be liable to the other unaffiliated party or parties to this Agreement for Liquidated Damages.

                                   SECTION 9.
                                  MISCELLANEOUS

         9.1. NOTICES. Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                                      PRAIRIE SECURITY BANK
                                      608 Yelm Avenue East
                                      P.O. Box 5060
                                      Yelm, WA 98597-5060
                                      Attn: Michael D. Edwards

         with a copy to:              William P. Johnson
                                      Rothgerber, Appel, Powers & Johnson LLP
                                      1200 17th Street, Suite 3000
                                      Denver, Colorado 80202

                                      FCFG AND THE BANK
                                      721 College Avenue
                                      P.O. Box 3800 (98509-3800)
                                      Lacey, Washington (98503)
                                      Attn: Ken F. Parsons

         with a copy to:              Mark C. Lewington
                                      Graham & Dunn
                                      1420 Fifth Avenue, 33rd Floor
                                      Seattle, WA 98101-2390

or to such other address or person as any party may designate by written notice to the other.

         9.2. WAIVERS AND EXTENSIONS. PSB, FCFG or the Bank may, by written instrument, extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

              (a) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

              (b) compliance with any of the covenants of any other party; and

              (c) any other party's performance of any obligations pursuant to this Agreement and any other condition precedent set out in Section 6.

Any waiver or extension pursuant to this Agreement will be executed by the Chief Executive Officer of the party granting such waiver or extension.

         9.3. CONSTRUCTION AND EXECUTION IN COUNTERPARTS. Except as otherwise expressly provided in this Agreement, this Agreement: (a) contains the entire understanding of the parties, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties, or their respective duly authorized agents; (b) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (c) is deemed to include all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (d) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

         9.4. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Except for the covenants set forth in Section 5.8 (as to confidentiality), the representations, warranties and covenants set forth in this Agreement will not survive Closing or the termination of this Agreement.

         9.5. ATTORNEYS' FEES AND COSTS. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to receipt of its costs and expenses, including reasonable attorneys' fees.

         9.6. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Washington, except to the extent that certain matters may be governed by federal law.

                            [Continued on next page]

                                   SECTION 10.
                                   AMENDMENTS

         Subject to applicable law, this Agreement and the form of any attached Exhibit or Schedule may be amended upon authorization of the Boards of Directors of PSB, FCFG and the Bank, whether before or after the meeting of shareholders referred to in Section 5.2.2.

         TO WITNESS THE FOREGOING, the parties have executed this Agreement as of the dates first above written.


                                            FIRST COMMUNITY FINANCIAL
                                            GROUP, INC.



                                            By /s/ Ken F. Parsons
                                               ---------------------------------
                                            Name:  Ken F. Parsons
                                            Title: President and CEO



                                            FIRST COMMUNITY BANK



                                            By /s/ Ken F. Parsons
                                               ---------------------------------
                                            Name:  Ken F. Parsons
                                            Title: Chairman and CEO



                                            PRAIRIE SECURITY BANK



                                            By /s/ Michael D. Edwards
                                               ---------------------------------
                                            Name:  Michael D. Edwards
                                            Title: CEO

STATE OF WASHINGTON  )
                     ) ss.
COUNTY OF THURSTON   )

         On this 11th day of September, 1996, before me personally appeared Ken
F. Parsons, to me known to be the President and Chief Executive Officer of FIRST COMMUNITY FINANCIAL GROUP, INC., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                        /s/ Lori L. Fobes
                                        ----------------------------------------
                                        Print Name Lori L. Fobes
                                                   -----------------------------
                                        NOTARY PUBLIC in and for the State
                                        of Washington, residing at Puyallup    .
                                                                   ------------
                                        My commission expires                  .
                                                              -----------------

STATE OF WASHINGTON  )
                     ) ss.
COUNTY OF THURSTON   )

         On this 11th day of September, 1996, before me personally appeared Ken
F. Parsons to me known to be the Chief Executive Officer of FIRST COMMUNITY BANK, the banking corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said banking corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said banking corporation.


         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                        /s/ Lori L. Fobes
                                        ----------------------------------------
                                        Print Name Lori L. Fobes
                                                   -----------------------------
                                        NOTARY PUBLIC in and for the State
                                        of Washington, residing at Puyallup    .
                                                                   ------------
                                        My commission expires                  .
                                                              -----------------

STATE OF WASHINGTON  )
                     ) ss.
COUNTY OF PIERCE     )

         On this 11th day of September, 1996, before me personally appeared Michael D. Edwards, to me known to be the Chief Executive Officer of PRAIRIE SECURITY BANK, the banking corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said banking corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said banking corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                        /s/ Lori L. Fobes
                                        ----------------------------------------
                                        Print Name Lori L. Fobes
                                                   -----------------------------
                                        NOTARY PUBLIC in and for the State
                                        of Washington, residing at Puyallup    .
                                                                   ------------
                                        My commission expires                  .
                                                              -----------------

                ------------------------------------------------

AMENDMENT NO. 1 executed as of October 18, 1996 as follows:

                                             FIRST COMMUNITY FINANCIAL
                                             GROUP, INC.

                                             By /s/ Ken F. Parsons
                                                --------------------------------
                                             Name:  Ken F. Parsons
                                             Title: President and CEO


                                             FIRST COMMUNITY BANK

                                             By /s/ Ken F. Parsons
                                                --------------------------------
                                             Name:  Ken F. Parsons
                                             Title: Chairman and CEO



                                             PRAIRIE SECURITY BANK

                                             By /s/ Michael D. Edwards
                                                --------------------------------
                                             Name:  Michael D. Edwards
                                             Title: CEO

STATE OF WASHINGTON  )
                     ) ss.
COUNTY OF THURSTON   )

         On this 18th day of October, 1996, before me personally appeared Ken F. Parsons, to me known to be the President and Chief Executive Officer of FIRST COMMUNITY FINANCIAL GROUP, INC., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                                        /s/ Lori L. Fobes
                                        ----------------------------------------
                                        Print Name Lori L. Fobes
                                                   -----------------------------
                                        NOTARY PUBLIC in and for the State
                                        of Washington, residing at Puyallup    .
                                                                   ------------
                                        My commission expires                  .
                                                              -----------------


STATE OF WASHINGTON  )
                     ) ss.
COUNTY OF THURSTON   )

         On this 18th day of October, 1996, before me personally appeared Ken F. Parsons to me known to be the Chief Executive Officer of FIRST COMMUNITY BANK, the banking corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said banking corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said banking corporation.


         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                        /s/ Lori L. Fobes
                                        ----------------------------------------
                                        Print Name Lori L. Fobes
                                                   -----------------------------
                                        NOTARY PUBLIC in and for the State
                                        of Washington, residing at Puyallup    .
                                                                   ------------
                                        My commission expires                  .
                                                              -----------------

STATE OF WASHINGTON   )
                      ) ss.
COUNTY OF PIERCE      )

         On this 18th day of October, 1996, before me personally appeared Michael D. Edwards, to me known to be the Chief Executive Officer of PRAIRIE SECURITY BANK, the banking corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said banking corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said banking corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                        /s/ Lori L. Fobes
                                        ----------------------------------------
                                        Print Name Lori L. Fobes
                                                   -----------------------------
                                        NOTARY PUBLIC in and for the State
                                        of Washington, residing at Puyallup    .
                                                                   ------------
                                        My commission expires                  .
                                                              -----------------

                                   APPENDIX B
                      TO REGISTRATION STATEMENT ON FORM S-4

                                  RCW 30.49.090

        RIGHTS OF DISSENTING SHAREHOLDER - APPRAISAL - AMOUNT DUE AS DEBT

         The owner of shares of a state bank which were voted against a merger to result in a state bank, or against the conversion of a state bank into a national bank, shall be entitled to receive their value in cash, if and when the merger or conversion becomes effective, upon written demand made to the resulting state or national bank at any time within thirty days after the effective date of the merger or conversion, accompanied by the surrender of the stock certificates. The value of such shares shall be determined, as of the date of the shareholders' meeting approving the merger or conversion, by three appraisers, one to be selected by the owners of two-thirds of the dissenting shares, one by the board of directors of the resulting state or national bank, and the third by the two so chosen. The valuation agreed upon by any two appraisers shall govern. If the appraisal is not completed within ninety days after the merger or conversion becomes effective, the director shall cause an appraisal to be made.

         The dissenting shareholders shall bear, on a pro rata basis based on the number of dissenting shares owned, the cost of their appraisal and one-half of the cost of a third appraisal, and the resulting bank shall bear the cost of its appraisal and one-half of the cost of the third appraisal. If the director causes an appraisal to be made, the cost of that appraisal shall be borne equally by the dissenting shareholders and the resulting bank, with the dissenting shareholders sharing their half of the cost on a pro rata basis based on the number of dissenting shares owned.

         The resulting state or national bank may fix an amount which it considers to be not more than the fair market value of the shares of a merging or the converting bank at the time of the stockholders' meeting approving the merger or conversion, which it will pay dissenting shareholders of the bank entitled to payment in cash. The amount due under such accepted offer or under the appraisal shall constitute debt of the resulting state or national bank.

                                   APPENDIX C
                      TO REGISTRATION STATEMENT ON FORM S-4

                          Hoefer & Arnett, Incorporated
                               Investment Bankers
                         101 W. Sixth Street, Suite 416
                               Austin, Texas 78701
                                 (612) 495-9890

October 14, 1996

Members of the Board of Directors
Prairie Security Bank
608 Yelm Avenue East
Yelm, Washington  98597

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Prairie Security Bank, Yelm, Washington ("PSB") of the terms of the proposed merger of PSB with and into First Community Bank, Lacey, Washington ("Bank"), a wholly-owned subsidiary of First Community Financial Group ("FCFG"). Pursuant to the Plan and Agreement of Reorganization and Merger (the "Agreement"), dated September 11, 1996, and subject to the terms and conditions therein, each holder of shares of PSB Common Stock outstanding as of the Effective Date shall receive (a) cash equal to the exchange value of such shares, (b) shares of FCFG Common Stock with an exchange value equal to the exchange value of such holder's shares of PSB Common Stock, or (c) a combination of cash and shares of FCFG Common Stock; provided, however, that (i) holders of fewer than 200 shares of PSB Common Stock, entitled to receive holders of fractional shares of FCFG Common Stock, and holders of PSB Common Stock who are Non-Residents shall receive only cash equal to the exchange value of their shares of PSB Common Stock, and (ii) in no event shall the aggregate consideration paid to all holders consist of cash equal to more than forty-five percent (45%) or less than twenty percent (20%) of the aggregate exchange value of all such holders' shares of PSB Common Stock ("Total Available Cash"). For all purposes of the Agreement, each share of PSB Common Stock outstanding as of the Effective Date shall have an exchange value equal to 200 percent of the Book Value of such share as of the end of the calendar month immediately preceding the Effective Date, as determined in the Agreement. For all purposes of the Agreement, each share of FCFG Common Stock outstanding as of the Effective Date shall have an exchange value equal to 196 percent of the Book Value of such share as of the Effective Date, as determined in the Agreement.

As part of its investment banking business, Hoefer & Arnett, Incorporated is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. PSB and FCFG each executed an identical engagement letter retaining Hoefer & Arnett, Incorporated to act as an independent financial analyst in connection with the Merger. Both parties agreed to utilize the services of Hoefer & Arnett, Incorporated as their financial analyst based upon its reputation in the industry, certain cost savings to be attained, and the desire to have a single arbiter for the exchange ratio. The fees for our services are insignificant when compared to the firm's total gross revenues.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders of PSB and FCFG for the years ended December 31, 1994 and December 31, 1995; (iii) Quarterly FDIC Call reports for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996; (iv) certain other publicly available financial and other information concerning PSB, FCFG and Bank; and (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. We have held discussions with senior management of PSB, FCFG, and Bank concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

We have reviewed with senior management of PSB earnings projections for 1996 through 2000 for PSB as a stand-alone entity, assuming the merger does not occur, prepared by PSB. We reviewed with senior management of Bank earnings projections for 1996 through 2000 as a stand-alone entity, assuming the merger does not occur, as well as projected operating cost savings expected to be achieved in each such years resulting from the merger. Such projections were prepared by Bank senior management. Certain pro forma financial projections for the years 1996 through 2000 for the combined entity were derived by us based partially upon the projections discussed above, as well as our own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings derived by us partially based upon the projections discussed above to be realizable in the merger.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of PSB, FCFG, and Bank as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable management. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for PSB and Bank are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of PSB or Bank, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Common Shares of PSB of the terms of the proposed merger of PSB with and into Bank and does not address PSB's underlying business decision to proceed with the merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of PSB and Bank, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for PSB, FCFG, and Bank; (ii) the assets and liabilities of PSB and Bank, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of proposed merger of PSB with and into Bank are fair, from a financial point of view, to the holders of the Common Shares of PSB.

It is understood that this letter is for the information of the Board of Directors of PSB and does not constitute a recommendation to the Board of Directors or to any shareholder of PSB with respect to any approval of the merger. We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

Very truly yours,

/s/ Hoefer & Arnett

Hoefer & Arnett, Incorporated

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         FCFG's Articles of Incorporation provide for indemnification, including advances of expenses, to any person made a party to any proceeding, including a proceeding by or in the right of FCFG, by reason of the fact that such person is or was a director, officer, trustee, employee, agent or partner of another corporation, partnership, joint venture, trust, employee benefit plan (including a voluntary employee's beneficiary association) or other enterprise, against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, actually incurred by such person in connection with such proceeding to the extent permitted by and in accordance with the WBCA; provided, that FCFG shall not indemnify such person if the person shall have been adjudged to be liable to FCFG, or such other enterprise, on the basis that personal benefit was improperly received by the person seeking indemnification, unless a court of competent jurisdiction shall determine that it would be unfair, under the circumstances, to deny indemnification to such person.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The exhibits are listed on the accompanying "Exhibit Index."

         (b) Financial Statement Schedules. None.

         (c) The opinions of the financial advisor is set forth as Appendix C to this Prospectus/Proxy Statement.

ITEM 22.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to;

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed information on the plan of distribution;

              (2) For determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

              (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) To advise all directors and officers that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this pre-effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lacey, State of Washington on November 25, 1996.

                      FIRST COMMUNITY FINANCIAL GROUP, INC.



                                      By: /s/ Ken F. Parsons
                                          ---------------------------
                                          Ken F. Parsons
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Amendment No.1 to the Registration Statement has been signed by the following persons in the capacities indicated below on November 25, 1996.

SIGNATURE                        CAPACITIES
---------                        ----------

/s/ Ken F. Parsons               President and Chief Executive Officer and
----------------------           Director (Principal Executive Officer)
Ken F. Parsons

/s/ James F. Arneson             Executive Vice President, Treasurer and Chief
----------------------           Financial Officer
James F. Arneson                 (Principal Accounting Officer)




A MAJORITY OF THE BOARD OF DIRECTORS:

E. Paul DeTray*

John D. Durney*

Patrick L. Martin*

Michael N. Murphy*

A. Richard Panowicz*

Kenneth M. Wilcox*

By       /s/ Ken F. Parsons
  ----------------------------------
         Ken F. Parsons
         Attorney-in-fact


                                  EXHIBIT INDEX

EXHIBIT NUMBER               DESCRIPTION OF EXHIBITS
--------------               -----------------------

2.1*                         Amended and Restated Plan and Agreement of
                             Reorganization and Merger, by and between FCFG, the Bank and PSB, dated as of September 11, 1996, and as amended by Amendment No. 1, dated October 18,
                             1996. (Contained in Appendix A to the
                             Prospectus/Proxy Statement, included in this
                             Registration Statement, and incorporated herein by reference.)

3.1*                         Amended and Restated Articles of Incorporation of
                             Registrant.

3.2                          Bylaws of Registrant.(1)

5.1* Opinion of Graham & Dunn as to the legality of the securities to be issued.

8.1* Opinion of Knight, Vale & Gregory, tax counsel to FCFG and PSB, as to Federal income tax matters.

10.1                         Employment Agreement between FCFG and Ken F.
                             Parsons, effective as of September 1, 1996.(2)

10.2 Option Agreement between FCFG and Ken F. Parsons, pertaining to grant of option to acquire 60,000 shares of FCFG common stock, effective March 1, 1996.(2)

10.3 Option Agreement between FCFG and Ken F. Parsons, pertaining to grant of option to acquire 40,000 shares of FCFG common stock, effective March 1, 1996.(2)

10.4*                        Employment Agreement between the Bank and Michael
                             D. Edwards, dated September 11, 1996.

10.5 Form of Stock Purchase and Sale Agreement, by and among Registrant and certain selling shareholders.

10.6 Form of Noncompetition Agreement by and between the Bank and Michael D. Edwards, Lawrence J. Schorno, and Thomas P. Gorman. (Included as Exhibit A to the
                             Merger Agreement which is contained as Appendix A to the Prospectus/Proxy Statement, included in this Registration Statement, and incorporated herein by reference.)

10.7                         Registrant's 1992 Stock Option Plan for
                             Non-employee Directors.(4)

10.8                         Registrant's Second Amended Non-employee Directors
                             Stock Option Plan.(4)

10.9                         Registrant's Employee Stock Option and Restricted
                             Stock Award Plan.(4)

10.10                        Registrant's Executive Supplemental Income Plan.(4)

10.11                        Registrant's 1994 Stock Option Plan for
                             Non-employee Directors.(3)

21.1*                        Subsidiaries of Registrant.

23.1* Consent of Graham & Dunn (contained in its opinion filed as Exhibit 5.1).


EXHIBIT NUMBER               DESCRIPTION OF EXHIBITS
--------------               -----------------------
23.2*                        Consent of Knight, Vale & Gregory, FCFG's tax
                             counsel.

23.3* Consent of Knight, Vale & Gregory, PSB's independent auditor.

23.4* Consent of Knight, Vale & Gregory, FCFG's independent auditor.

23.5                         Consent of Hoefer & Arnett, financial advisors
                             (included in Fairness Opinion of Hoefer & Arnett,
                             Appendix C to the Prospectus/Proxy Statement, included in this Registration Statement, and incorporated herein by reference).

24.1 Power of attorney (included in signature page to Registration Statement) and certified resolutions of the Board of Directors of Registrant.

99.1 Opinion of Hoefer & Arnett (included as Appendix C to the Prospectus/Proxy Statement.)

99.2*                        Form of proxy to be mailed to shareholders of PSB.

99.3* Form of election to be mailed to shareholders of PSB.

99.4*                        Rule 438 Consent of  Michael D. Edwards.

-----------------------
*          Previously filed.

(1) Incorporated by reference to Exhibit 3(b) of Registrant's Registration Statement on Form S-4 declared effective November 20, 1992, File No. 33-52556.

(2) Incorporated by reference to Exhibits 10(a), 10(b) and 10(c) of Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

(3) Incorporated by reference to Exhibit 10 of the Registrant's Form 10-KSB for the year ending December 31, 1994, as filed March 30, 1995 under Commission File Number 0-24024.

(4) Incorporated by reference to Exhibits 10(e), 10(f), 10(g), 10(h) and 22, respectively, of Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1992.